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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 4)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Liberty Media Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
        Liberty Media Corporation Series A common stock, par value $.01 per share
        Liberty Media Corporation Series B common stock, par value $.01 per share

(2)	Aggregate number of securities to which transaction applies:
        2,737,156,091 shares of Liberty Media Corporation Series A common stock
        150,818,180 shares of Liberty Media Corporation Series B common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        The filing fee is based upon the aggregate transaction value of $22,699,588,435.30, which is based upon the averages of the high and low prices reported for the Liberty Media
        Corporation Series A common stock and Liberty Media Corporation Series B common stock, respectively, on the New York Stock Exchange on the applicable determination dates.

	(4)	Proposed maximum aggregate value of transaction: $22,699,588,435.30
(5)	Total fee paid:
        $2,428,855.96, estimated pursuant to Section 14(g) of the Securities Exchange Act of
        1934, as amended, and the rules and regulations promulgated thereunder, on the basis of $107.00 per million of the estimated maximum aggregate value of the transaction.
        Fee in the amount of $2,354,418.35 was previously paid on December 16, 2005, with
        Liberty Media Corporation's preliminary proxy statement/prospectus on
        Schedule 14A (Commission File No. 001-16615). Fee in the amount of $72,832.23 was previously paid on March 15, 2006 in connection with the filing of the Registration Statement on Form S-4 of Liberty Media Holding Corporation (Commission File No. 333-132452).
        Fee in the amount of $1,605.38 was previously paid on April 6, 2006 in connection with the filing of Amendment No. 1 to the Registration Statement on Form S-4 of Liberty Media Holding
        Corporation, of which this proxy statement/prospectus forms a part.

☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

April 7, 2006

Dear Stockholder:

        The 2006 annual meeting of stockholders of Liberty Media Corporation will be held at 9:00 a.m., local time, on May 9, 2006, at the Denver Marriott South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone (303) 925-0004. At the annual meeting you will be asked to consider and vote on the following:

  •
  the "merger proposal," a proposal to adopt a merger agreement pursuant to which our company would become a wholly-owned subsidiary of a newly formed holding company, which would become our publicly-traded parent company;

  •
  the "charter proposals," related proposals to amend and restate the certificate of incorporation of the new parent holding company to create two new tracking stocks, Liberty Interactive common stock and Liberty Capital common stock, and provide the board of directors with discretion to take actions regarding the conversion or redemption of one or more of such tracking stocks and the disposition of all or substantially all of the assets of either group to which such stocks are attributable without a further stockholder vote;

  •
  the "election of directors proposal," a proposal to elect Donne F. Fisher, Gregory B. Maffei and M. LaVoy Robison to serve as Class II directors of our board of directors until the 2009 annual meeting of stockholders;

  •
  the "auditors ratification proposal," a proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006; and

  •
  such other business as may properly come before the annual meeting.

        We refer to the merger proposal and the charter proposals collectively as the restructuring proposals and to the election of directors proposal and the auditors ratification proposal as the annual business matter proposals. We refer to the proposed holding company as New Liberty, to New Liberty's certificate of incorporation, as amended and restated in the manner contemplated by the charter proposals, as New Liberty's amended charter and to the transactions contemplated by the restructuring proposals as the restructuring. If the restructuring proposals are approved and implemented, then as a result of the restructuring, all of the outstanding common stock of Liberty Media Corporation, which we refer to as Old Liberty, will be exchanged in the merger for Liberty Interactive common stock and Liberty Capital common stock.

        Each tracking stock is intended to track and reflect the separate economic performance of one of two newly designated groups, the Interactive Group in the case of the Liberty Interactive common stock and the Capital Group in the case of the Liberty Capital common stock. All of the businesses, assets and liabilities of New Liberty would be attributed to one of these two groups. The Interactive Group would initially have attributed to it our interests in our subsidiaries QVC, Inc. and Provide Commerce, Inc., our interest in our equity affiliate Expedia, Inc., our interest in IAC/InterActiveCorp and approximately $4.48 billion principal amount of existing parent company debt (as of December 31, 2005). The Capital Group would have attributed to it all of our businesses, assets and liabilities that are not part of the Interactive Group and the principal amount of our remaining parent company debt, totaling approximately $4.58 billion (as of December 31, 2005). An investment in Liberty Interactive common stock, however, would not represent an ownership interest in the Interactive Group, and an investment in Liberty Capital common stock would not represent an ownership interest in the Capital Group. Rather, an investment in either of these tracking stocks would represent an ownership interest in one consolidated company, New Liberty.

        The restructuring would be effected by means of a merger, in which:

  •
  each holder of Old Liberty Series A common stock would receive 0.25 of a share of Liberty Interactive Series A common stock and 0.05 of a share of Liberty Capital Series A common stock, for each share of Old Liberty Series A common stock held; and

  •
  each holder of Old Liberty Series B common stock would receive 0.25 of a share of Liberty Interactive Series B common stock and 0.05 of a share of Liberty Capital Series B common stock, for each share of Old Liberty Series B common stock held.

Also, in the merger, holders of Old Liberty Series A common stock and holders of Old Liberty Series B common stock would receive cash in lieu of any fractional shares of New Liberty common stock. As a result of the foregoing exchange ratios:

  •
  a holder must own 4 shares of Old Liberty common stock to receive one share of Liberty Interactive common stock in the merger; and

  •
  a holder must own 20 shares of Old Liberty common stock to receive one share of Liberty Capital common stock in the merger.

        New Liberty's restated certificate of incorporation would also authorize the issuance of Liberty Interactive Series C common stock and Liberty Capital Series C common stock, none of which would be issued at the time the restructuring is completed.

        As a result of the merger, Old Liberty would become a wholly-owned subsidiary of New Liberty, New Liberty would change its name to "Liberty Media Corporation" and would become our new publicly-traded parent company, and all persons who were stockholders of Old Liberty immediately prior to the merger would become stockholders of New Liberty (and not stockholders of only part of New Liberty). Immediately following the merger Old Liberty would convert to a limited liability company and change its name to "Liberty Media LLC." The management and board of directors of New Liberty following the merger would be identical to the management and board of directors of Old Liberty immediately prior to the merger.

        We have applied to list Liberty Interactive Series A common stock and Liberty Interactive Series B common stock on the Nasdaq National Market under the symbols "LINTA" and "LINTB," respectively. We have applied to list Liberty Capital Series A common stock and Liberty Capital Series B common stock on the Nasdaq National Market under the symbols "LCAPA" and "LCAPB," respectively.

        This document describes the annual meeting, the restructuring proposals, the annual business matter proposals and related matters. Our board has approved all of the restructuring proposals and the annual business matter proposals and recommends that you vote "FOR" each of them.

        Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please vote as soon as possible to make sure that your shares are represented.

        Thank you for your cooperation and continued support and interest in Liberty Media Corporation.

Very truly yours,

John C. Malone Chairman of the Board	Gregory B. Maffei President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the restructuring proposals or the securities being offered in the restructuring or has passed upon the adequacy or accuracy of the disclosure in this booklet. Any representation to the contrary is a criminal offense.

        Investing in our securities involves risks. See Risk Factors beginning on page 17.

        The accompanying proxy statement/prospectus is dated April 7, 2006 and is first being mailed on or about April 11, 2006 to our stockholders of record as of 5:00 p.m., New York City time, on April 6, 2006.

HOW YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, we file periodic reports and other information with the Securities and Exchange Commission. In addition, this proxy statement/prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of documents filed by us with the Securities and Exchange Commission, including the documents incorporated by reference in this proxy statement/prospectus, through the Securities and Exchange Commission website at http://www.sec.gov or by contacting us by writing or telephoning the office of Investor Relations:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (877) 772-1518

        If you would like to request any documents from us please do so by May 1, 2006 in order to receive them before the annual meeting. If you request any documents, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

        See "Additional Information—Where You Can Find More Information" beginning on page 119.

LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on May 9, 2006

        NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Liberty Media Corporation to be held at 9:00 a.m., local time, on May 9, 2006, at the Denver Marriott South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone (303) 925-0004, to consider and vote on the following:

  •
  a proposal (which we refer to as the "merger proposal") to adopt a merger agreement pursuant to which Liberty Media Corporation would become a wholly-owned subsidiary of a newly formed holding company, which we refer to as New Liberty, and New Liberty would become our publicly-traded parent company;

  •
  a proposal (which we refer to as the "tracking stock proposal") to amend and restate New Liberty's certificate of incorporation to provide for the creation of two new tracking stocks, the Liberty Interactive common stock and the Liberty Capital common stock, intended to track and reflect the separate economic performance of a new Interactive Group and a new Capital Group, respectively, each of which tracking stocks will be divided into three series with different voting rights;

  •
  a proposal (which we refer to as the "optional conversion proposal") to amend and restate New Liberty's certificate of incorporation, in connection with the creation of the new tracking stocks, to provide the board of directors with discretion to convert shares of Liberty Interactive common stock into shares of Liberty Capital common stock (except during the first year after the issuance of the Liberty Interactive common stock, subject to an earlier "tax event");

  •
  a proposal (which we refer to as the "optional redemption proposal") to amend and restate New Liberty's certificate of incorporation, in connection with the creation of the new tracking stocks, to provide the board of directors with discretion to redeem shares of Liberty Interactive common stock or Liberty Capital common stock for shares of a company whose assets consist entirely of assets which were previously attributed to the group to which the redeemed shares relate;

  •
  a proposal (which we refer to as the "group disposition proposal") to amend and restate New Liberty's certificate of incorporation, in connection with the creation of the new tracking stocks, to provide the board of directors with discretion to permit the sale of all or substantially all of the assets of a group without a vote of the holders of the stock of that group, if the net proceeds of such sale are distributed to holders of that stock by means of a dividend or redemption, that stock is converted into stock of the other group or a combination of the foregoing is effected;

  •
  a proposal (which we refer to as the "election of directors proposal") to elect Donne F. Fisher, Gregory B. Maffei and M. LaVoy Robison to serve as Class II directors of our board of directors until the 2009 annual meeting of stockholders;

  •
  a proposal (which we refer to as the "auditors ratification proposal") to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006; and

  •
  such other business as may properly come before the annual meeting.

        We refer to the merger proposal, the tracking stock proposal, the optional conversion proposal, the optional redemption proposal and the group disposition proposal collectively as the "restructuring proposals," and to the election of directors proposal and the auditors ratification proposal as the "annual business matter proposals." Each of the merger proposal, the tracking stock proposal, the optional conversion proposal, the optional redemption proposal and the group disposition proposal is dependent on the others, and none of them will be implemented unless they are all approved at the annual meeting.

        We encourage you to read the accompanying proxy statement/prospectus in its entirety before voting. The form of New Liberty's proposed amended certificate of incorporation is included as Annex C to this proxy statement/prospectus. The merger agreement is included as Annex D to this proxy statement/prospectus.

        Holders of Liberty Media Corporation Series A common stock, par value $.01 per share, and Liberty Media Corporation Series B common stock, par value $.01 per share, outstanding as of 5:00 p.m., New York City time, on April 6, 2006, the record date for the annual meeting, may vote at the annual meeting or at any adjournment or postponement thereof. Holders of record of Series A common stock and Series B common stock on the record date will vote together as a single class.

        Our board of directors has carefully considered and approved all of the restructuring proposals and the annual business matter proposals and recommends that you vote "FOR" each of them.

        YOUR VOTE IS IMPORTANT.    We urge you to vote as soon as possible by telephone, Internet or mail.

        By order of the board of directors,

Charles Y. Tanabe Senior Vice President, General Counsel and Secretary
Englewood, Colorado April 7, 2006

        Please execute and return the enclosed proxy promptly, whether or not you intend to be present at the annual meeting.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS
SUMMARY
General
Liberty Media Corporation
Recent Developments
The Restructuring Proposals
Matters Relating to the Restructuring Proposals
No Material Refinancing, Equity Repurchase or Further Restructuring Presently Contemplated
Recommendations Regarding the Annual Business Matter Proposals
Summary Attributed Historical Financial Data
RISK FACTORS
Factors Relating to the Restructuring Proposals and Ownership of "Tracking Stock"
Factors Relating to New Liberty, the Interactive Group and the Capital Group
Factors Relating to QVC
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE ANNUAL MEETING
Time, Place and Date
Purpose
Quorum
Who May Vote
Votes You Have
Recommendation of Our Board of Directors
Votes Required
Shares Outstanding
Number of Holders
Voting Procedures for Record Holders
Voting Procedures for Shares Held in Street Name
Revoking a Proxy
Solicitation of Proxies
Exchange of Shares
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
Security Ownership of Management
Change of Control
THE RESTRUCTURING PROPOSALS
General
The Merger Agreement and the Related Restructuring
The Interactive Group and the Capital Group
Recommendation of our Board of Directors
Background and Reasons for the Restructuring Proposals
Management and Allocation Policies
Share Repurchase Program
Comparison of Old Liberty Common Stock with Liberty Interactive Common Stock and Liberty Capital Common Stock
Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock
Description of Other Provisions of New Liberty's Amended Charter
Material U.S. Federal Income Tax Consequences

i

No Appraisal Rights
Stock Exchange Listings
Stock Transfer Agent and Registrar
Accounting Treatment
THE ANNUAL BUSINESS MATTER PROPOSALS
Election of Directors Proposal
The Auditors Ratification Proposal
CONCERNING MANAGEMENT
Executive Officers
Section 16(a) Beneficial Ownership and Reporting Compliance
Code of Ethics
Director Independence
Committees of the Board of Directors
CEO Certifications
Board Meetings
Director Attendance at Annual Meetings
Stockholder Communications with Directors
Executive Sessions
Executive Compensation
Compensation of Directors
Employment Contracts and Termination of Employment and Change in Control Arrangements
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Report of the Compensation Committee on Executive Compensation
Securities Authorized for Issuance under Equity Compensation Plans
Certain Relationships and Related Transactions
ADDITIONAL INFORMATION
Legal Matters
Experts
Stockholder Proposals
Where You Can Find More Information
ANNEX A: Description of Business
ANNEX B: Financial Information
Part 1: Historical Consolidated Financial Statements
Part 2: Historical Attributed Financial Statements
Part 3: Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk
ANNEX C: Form of Amended Charter
ANNEX D: Agreement and Plan of Merger

ii

EXPLANATORY NOTE

        In this proxy statement/prospectus, we refer to Liberty Media Corporation as Old Liberty and to Liberty Media Holding Corporation as New Liberty. If the restructuring proposals are approved and the restructuring is completed, Old Liberty will become a wholly-owned subsidiary of New Liberty, and New Liberty will become our new parent holding company. Unless the context clearly indicates otherwise, all references to "we," "us,""our" and "our company" refer to Old Liberty before the restructuring is completed and New Liberty after the restructuring is completed.

QUESTIONS AND ANSWERS

        The questions and answers below highlight only selected information about the annual meeting and how to vote your shares. You should read carefully the entire proxy statement/prospectus, including the appendices included herein, and the additional documents incorporated by reference in this proxy statement/prospectus to fully understand the restructuring proposals and the annual business matter proposals.

Q:
When and where is the annual meeting?

A:
The annual meeting will be held at 9:00 a.m., local time, on May 9, 2006 at the Denver Marriott South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone (303) 925-0004.

Q:
What is the record date for the annual meeting?

A:
The record date for the annual meeting is 5:00 p.m., New York City time, on April 6, 2006.

Q:
What is the purpose of the annual meeting?

A:
To consider and vote on the following:

•
the "merger proposal", which is a proposal to adopt a merger agreement pursuant to which Old Liberty would become a wholly-owned subsidiary of New Liberty, and New Liberty would become our publicly-traded parent company;

•
the "charter proposals", which are related proposals to amend and restate the certificate of incorporation of New Liberty to create two new tracking stocks and provide the board of directors with discretion to take actions regarding the conversion or redemption of one or more of such tracking stocks and the disposition of all or substantially all of the assets of either group to which such stocks are attributable without a further stockholder vote;

•
the "election of directors proposal", which is a proposal to elect Donne F. Fisher, Gregory B. Maffei and M. LaVoy Robison to serve as Class II directors of our board of directors until the 2009 annual meeting of stockholders;

•
the "auditors ratification proposal", which is a proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006; and

•
such other business as may properly come before the annual meeting.

        We refer to the merger proposal and the charter proposals together as the "restructuring proposals" and to the election of directors proposal and the auditors ratification proposal as the "annual business matter proposals." We refer to New Liberty's certificate of incorporation, as amended and restated in the manner contemplated by the charter proposals, as New Liberty's "amended charter" and to the transactions contemplated by the restructuring proposals collectively as the "restructuring."

Q:
What stockholder vote is required to approve each of the restructuring proposals?

A:
Each of the restructuring proposals requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our Series A common stock and our Series B common stock outstanding on the record date that are present at the annual meeting in person or by proxy, voting together as a class.

Q:
What stockholder vote is required to approve the election of directors proposal?

A:
A plurality of the affirmative votes of the shares of our Series A common stock and our Series B common stock outstanding on the record date, voting together as a single class, that are voted in person or by proxy at the annual meeting is required to elect Messrs. Fisher, Maffei and Robison as Class II members of our board of directors. This means that the three nominees will be elected if they receive more affirmative votes than any other person.

Q:
What stockholder vote is required to approve the auditors ratification proposal?

A:
Approval of the auditors ratification proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our Series A common stock and our Series B common stock outstanding on the record date that are present, in person or by proxy, at the annual meeting, voting together as a single class.

Q:
How many votes do stockholders have?

A:
Each share of our Series A common stock is entitled to one vote, and each share of our Series B common stock is entitled to ten votes on each of the restructuring proposals and each of the annual business matter proposals.

As of February 28, 2006, our directors and executive officers beneficially owned approximately 33.4% of the total voting power of our outstanding common stock.

Q:
What if some of the restructuring proposals are approved, but not all of them?

A:
If the merger proposal or any of the charter proposals is not approved by our stockholders at the annual meeting, then none of the restructuring proposals will be implemented, New Liberty will not become our parent holding company and the tracking stocks will not be issued.

Q:
What do stockholders need to do to vote on the restructuring proposals and the annual business matter proposals?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, stockholders should complete, sign and date their proxy cards and mail them in the enclosed return envelope, or vote by the telephone or through the Internet, in each case as soon as possible so that their shares are represented and voted at the annual meeting. Stockholders who have shares registered in the name of a broker, bank or other nominee should follow the voting instruction card provided by their broker, bank or other nominee in instructing them how to vote their shares.

Q:
If shares are held in "street name" by a broker, bank or other nominee, will the broker, bank or other nominee vote those shares for the beneficial owner on the restructuring proposals and the annual business matter proposals?

A:
If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on the restructuring proposals or the annual business matter proposals. Accordingly, your broker, bank or other nominee will vote your shares held in "street name" only if you provide instructions on how to vote. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares.

Q:
May stockholders change their vote on the restructuring proposals and the annual business matter proposals after returning a proxy card or voting by telephone or over the Internet?

A:
Yes. Before the start of the annual meeting, stockholders who want to change their vote on the restructuring proposals and/or the annual business matter proposals may do so by telephone or over the Internet (if they originally voted by telephone or over the Internet), by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Media Corporation, c/o Computershare Trust Company, N.A., P.O. Box 8078, Edison, NJ 08818.

Any signed proxy revocation or new signed proxy must be received before the start of the annual meeting. Your attendance at the annual meeting will not, by itself, revoke your proxy. If your shares are held in an account by a broker, bank or other nominee who you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote.

Q:
Should stockholders send their shares of Old Liberty common stock with their proxy cards?

A:
No. If the restructuring proposals are all approved, you will receive written instructions from the stock transfer agent after the restructuring is completed on how to exchange your shares of Old Liberty common stock for shares of Liberty Interactive common stock and Liberty Capital common stock and cash in lieu of any fractional share interests. Please do NOT send your shares of Old Liberty common stock with your proxy card.

Q:
When will the restructuring proposals be implemented?

A:
We currently expect that if each of the restructuring proposals is approved, we will complete the restructuring as soon as practicable after the annual meeting and the receipt by us and New Liberty of an opinion from Baker Botts L.L.P. with respect to certain tax matters. However, the board of directors has the right to abandon the restructuring at any time, even after the restructuring proposals have been approved by our stockholders.

Q:
If the restructuring proposals are implemented, will the annual business matter proposals also be implemented?

A:
If both the restructuring proposals and the annual business matters proposals are approved, then the annual business matter proposals will be applied to New Liberty.

Q:
What do I do if I have additional questions?

A:
If you have any questions prior to the annual meeting or if you would like copies of any document we refer to or that we incorporate by reference in this document, please call Investor Relations at (877) 722-1518.

SUMMARY

        The following summary includes information contained elsewhere in this proxy statement/prospectus. This summary does not contain all of the important information that you should consider before voting on the restructuring proposals and the annual business matter proposals. You should read the entire proxy statement/prospectus carefully.

General

        At the annual meeting you will be asked to vote on the annual business matter proposals and on five related proposals which will allow us to restructure our company and capitalization. If all of the restructuring proposals are approved, then, as a result of the restructuring, all of our outstanding common stock will be exchanged for two new tracking stocks, Liberty Interactive common stock and Liberty Capital common stock issued by New Liberty, a newly formed holding company. Each tracking stock to be issued in the proposed restructuring is intended to track and reflect the economic performance of one of two newly designated groups, the Interactive Group and the Capital Group, respectively. The Interactive Group will initially have attributed to it our interests in our subsidiaries QVC, Inc. and Provide Commerce, Inc., our interest in Expedia, Inc., which we currently account for as an equity affiliate, and our interest in IAC/InterActiveCorp. In addition, we will attribute $4.48 billion principal amount (as of December 31, 2005) of our existing parent company debt to the Interactive Group. The Capital Group will have attributed to it all of our businesses, assets and liabilities that are not part of the Interactive Group and our remaining existing parent company debt totaling approximately $4.58 billion (as of December 31, 2005).

        Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Interactive Group and the Capital Group will have separate collections of businesses, assets and liabilities attributed to them, neither group will be a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's stock or assets and are not represented by a separate board of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

        The restructuring would be effected by means of a merger, in which:

  •
  each holder of Old Liberty Series A common stock would receive (i) 0.25 of a share of Liberty Interactive Series A common stock and (ii) 0.05 of a share of Liberty Capital Series A common stock, for each share of Old Liberty Series A common stock held; and

  •
  each holder of Old Liberty Series B common stock would receive (i) 0.25 of a share of Liberty Interactive Series B common stock and (ii) 0.05 of a share of Liberty Capital Series B common stock, for each share of Old Liberty Series B common stock held;

with, in each case, cash in an amount equal to the value of any fractional share interests, determined as described under "The Restructuring Proposals—The Merger Agreement and the Related Restructuring—Conversion of Outstanding Shares of Old Liberty Common Stock."

        New Liberty's amended charter would also authorize the issuance of Liberty Interactive Series C common stock and Liberty Capital Series C common stock, none of which would be issued at the time the restructuring is completed.

        As a result of the merger, Old Liberty would become a wholly-owned subsidiary of New Liberty, New Liberty would be our new publicly-traded parent company and would be renamed "Liberty Media Corporation," and all persons who were stockholders of Old Liberty immediately prior to the merger would be stockholders of New Liberty immediately after the merger. Immediately following the merger, Old Liberty would convert to a limited liability company and change its name to "Liberty Media LLC." The management and board of directors of New Liberty following the merger would be identical to the management and board of directors of Old Liberty immediately prior to the merger. In the case of the board, those directors who are elected at the annual meeting would become members of the board of directors of New Liberty. If the auditors ratification proposal is approved, KPMG LLP would become the auditors of New Liberty for its 2006 fiscal year.

Liberty Media Corporation

        We are a holding company which, through our ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries. Through our subsidiaries, we operate in the United States, Europe and Asia. Our principal assets include our subsidiaries QVC, Inc. and Starz Entertainment Group LLC, our 50% interests in Court Television Network and GSN, and our strategic equity interests in IAC/InterActiveCorp, News Corporation and Expedia.

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400, and our company website is located at www.libertymedia.com. The information contained on our website is not a part of this proxy statement/prospectus.

Interactive Group

        The term "Interactive Group" does not represent a separate legal entity, rather it represents those businesses, assets and liabilities which we attribute to it. If the restructuring is completed, our assets and businesses will be attributed to either the Interactive Group or the Capital Group. The assets and businesses we attribute to the Interactive Group will be those engaged in video and on-line commerce, and will initially include our interests in QVC, Inc., Provide Commerce, Inc., Expedia, Inc. and IAC/InterActiveCorp, and thereafter will include such other businesses that our board of directors may in the future determine to attribute to the Interactive Group, including such other businesses as we may acquire for the Interactive Group. In addition, we will attribute $4.48 billion principal amount (as of December 31, 2005) of our existing parent company debt to the Interactive Group.

Capital Group

        The term "Capital Group" also does not represent a separate legal entity, rather it represents all of our businesses, assets and liabilities other than those which will be attributed to the Interactive Group. If the restructuring is completed, the assets and businesses we attribute to the Capital Group will initially include our subsidiaries Starz Entertainment Group LLC, On Command Corporation, OpenTV Corp. and TruePosition, Inc., our equity affiliates Courtroom Television Network LLC, GSN, LLC and WildBlue Communications, Inc. and our interests in News Corporation, Time Warner, Inc., Sprint Nextel Corporation and Motorola, Inc., and thereafter will include such other businesses that our board of directors may in the future determine to attribute to the Capital Group, including such other businesses as we may acquire for the Capital Group. In addition, we will attribute $4.58 billion principal amount (as of December 31, 2005) of our existing parent company debt to the Capital Group.

Recent Developments

        On March 10, 2006, we acquired a 51% ownership interest (on a fully diluted basis) in FUN Technologies Inc. (FUN), which is the new parent company of FUN Technologies plc (Old FUN), for aggregate cash consideration of $50 million and £83.7 million ($145.4 million at the transaction date). In the transaction, the former stockholders of Old FUN received in the aggregate £83.7 million (which was funded from our subscription proceeds) and a 49% ownership interest (on a fully diluted basis) in FUN. FUN is one of the market leaders in the provision of online gaming services. FUN's common stock is quoted on the London Stock Exchange's Alternative Investment Market and listed on the Toronto Stock Exchange under the symbol "FUN." Upon completion of the restructuring, we will attribute our interest in FUN to the Capital Group.

The Restructuring Proposals

        The restructuring proposals are a group of related proposals that consist of the merger proposal, the tracking stock proposal, the optional conversion proposal, the optional redemption proposal and the group disposition proposal. If all five of these proposals are adopted and the restructuring is completed, you will become a stockholder of New Liberty pursuant to a merger transaction in which Old Liberty will become a wholly-owned subsidiary of New Liberty and New Liberty's certificate of incorporation will be amended and restated to provide for two tracking stocks, the Liberty Interactive common stock and the Liberty Capital common stock, the terms of which are described in detail under "The Restructuring Proposals—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock." If any of the five restructuring proposals is not approved at the annual meeting, then New Liberty will not become our parent company and the tracking stocks will not be issued.

        Each of the restructuring proposals is described below. While each proposal is conditioned on approval of the other four proposals, we have "unbundled" them so that you may communicate your view to the board of directors as to each proposal being voted on.

The Merger Proposal	Under this proposal, you are being asked to adopt a merger agreement pursuant to which Liberty Media Corporation would become a wholly-owned subsidiary of New Liberty, which would become our new publicly-traded parent company.
The Tracking Stock Proposal
Under this proposal, you are being asked to approve an amendment and restatement to New Liberty's certificate of incorporation which would create two new tracking stocks, the Liberty Interactive common stock and the Liberty Capital common stock. In the merger, those tracking stocks would be exchanged for the shares of Old Liberty Series A common stock and Old Liberty Series B common stock which are currently outstanding. The tracking stocks are intended to track and reflect the separate economic performance of a new Interactive Group and a new Capital Group, respectively. Each tracking stock will be divided into three series with different voting rights.

The Optional Conversion Proposal
Under this proposal, you are being asked to approve, as part of the amendment and restatement to New Liberty's certificate of incorporation and in connection with the creation of the new tracking stocks, the creation of a right in favor of the board of directors to convert, in their sole discretion, shares of Liberty Interactive common stock into shares of Liberty Capital common stock (except during the first year after the issuance of the Liberty Interactive common stock, subject to an earlier "tax event"). See "The Restructuring Proposals—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Conversion and Exchange."
The Optional Redemption Proposal
Under this proposal, you are being asked to approve, as part of the amendment and restatement to New Liberty's certificate of incorporation and in connection with the creation of the new tracking stocks, the creation of a right in favor of the board of directors to redeem (in whole or in part) in their sole discretion, shares of Liberty Interactive common stock or Liberty Capital common stock for stock of a company whose assets consist entirely of assets which were previously attributed to the group to which the redeemed shares relate. See "The Restructuring Proposals—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Optional Redemption for Stock of a Subsidiary."
The Group Disposition Proposal
Under this proposal, you are being asked to approve, as part of the amendment and restatement to New Liberty's certificate of incorporation and in connection with the creation of the new tracking stocks, the creation of a right in favor of the board of directors to sell all or substantially all of the assets of a group without a vote of the holders of the stock of that group, if the net proceeds of the sale are distributed to holders of that stock by means of a dividend or redemption, that stock is converted into stock of the other group or a combination of the foregoing is effected. See "The Restructuring Proposals—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Mandatory Dividend, Redemption or Conversion on Disposition of All or Substantially All of the Assets of a Group."

Matters Relating to the Restructuring Proposals

The Merger and the Charter Amendment	If the restructuring proposals are approved at the annual meeting and the restructuring is completed, Old Liberty will become a wholly-owned subsidiary of New Liberty, and New Liberty's amended and restated certificate of incorporation (which we refer to as New Liberty's "amended charter") will provide for two separate tracking stocks, the Liberty Interactive common stock and the Liberty Capital common stock. Each of the Liberty Interactive common stock and the Liberty Capital common stock will be further divided into three series: the Series A common stock, the Series B common stock and the Series C common stock. The Series B common stock of each group will entitle the holder to 10 votes per share, the Series A common stock of each group will entitle the holder to 1 vote per share and the Series C common stock of each group will not entitle the holder to any votes, except to the extent required under Delaware law. Other differences between the common stocks of the two groups, and among the series of each group's common stock, are described under "The Restructuring Proposals—Comparison of Old Liberty Common Stock with Liberty Interactive Common Stock and Liberty Capital Common Stock" and "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock."
Management and Allocation Policies
We have established policies designed to accomplish the fundamental objective of the restructuring, which is to separately present the businesses and operations of the Interactive Group and the Capital Group. These policies establish guidelines to help New Liberty attribute debt, corporate overhead, interest, taxes and other shared activities to either of the two groups.

Exchange of Old Liberty Common Stock
If the restructuring proposals are approved and the restructuring is completed, each share of outstanding Old Liberty Series A common stock will be exchanged for 0.25 shares of Liberty Interactive Series A common stock and 0.05 shares of Liberty Capital Series A common stock, and each share of outstanding Old Liberty Series B common stock will be exchanged for 0.25 shares of Liberty Interactive Series B common stock and 0.05 shares of Liberty Capital Series B common stock. No shares of Liberty Interactive Series C common stock or Liberty Capital Series C common stock will be issued at the time the restructuring is effected.

No fractional shares will be issued in the restructuring. Instead, holders will be entitled to receive cash in an amount equal to the value of any fractional share interests, determined as described under "The Restructuring Proposals—The Merger Agreement and the Related Restructuring—Conversion of Outstanding Shares of Old Liberty Common Stock."
Reasons for the Restructuring Proposals	We expect the implementation of the restructuring proposals to:
•
enable investors and analysts to focus more attention on the Interactive Group and the Capital Group, in an effort to encourage greater market recognition of the value of the businesses, assets and liabilities comprising the Interactive Group and the Capital Group and therefore New Liberty as a whole;
•
provide us with greater flexibility to raise capital and respond to strategic opportunities, including acquisitions, because it will allow New Liberty to issue a series and type of common stock that is appropriate under the circumstances; for example, there may be times when, because of industry-wide trends or other factors, one group's stock is valued more favorably than the other's, which would permit us to raise capital for that group on better terms than would be the case if there were no tracking stocks. We also believe that shares of a group for which an acquisition is being made is a preferable acquisition currency for sellers as they will have a greater opportunity to participate in any gains enjoyed by the acquired company after the acquisition; and
	•	allow investors to invest in a series and type of New Liberty common stock that meets their particular investment objectives.

Not a Spin Off
Approval of the restructuring proposals will not result in a spin off of the assets attributed to either group. All of the businesses, assets and liabilities attributed to the Interactive Group and the Capital Group will remain part of New Liberty.

The board of directors believes that stockholder value may be enhanced by creating separate series of stock intended to track and reflect the economic performance of the businesses, assets and liabilities attributed to each of the Interactive Group and the Capital Group. The Interactive Group and the Capital Group, however, each currently benefit from the synergies of being part of the same company, such as an enhanced "consolidated" credit rating, possible tax benefits and shared treasury, finance and other functions. In the event the businesses of the Interactive Group and the Capital Group were divided into separate companies, through a spin off or similar transaction, these synergies and benefits would no longer be available. Under the restructuring proposals, the Interactive Group and the Capital Group will remain part of the same company and continue to benefit from the financial and other available synergies, while the creation of the two tracking stocks is expected to permit the public markets to focus on the separate performance of each group. It is possible, however, that the benefits of both groups being in the same company will not exceed the potential value that could be realized if the groups were separate companies.

Although we are not spinning off assets in the restructuring, New Liberty's amended charter will enable the board of directors, without seeking stockholder approval, but subject to certain other restrictions, to subsequently:
• spin off some or all of the assets attributed to the Interactive Group by redeeming shares of Liberty Interactive common stock for stock of a subsidiary holding those assets; and/or
• spin off some or all of the assets attributed to the Capital Group by redeeming shares of Liberty Capital common stock for stock of a subsidiary holding those assets.

Comparison of Old Liberty Common Stock with Liberty Interactive Common Stock and Liberty Capital Common Stock
If the restructuring proposals are approved and the restructuring is completed, holders of Liberty Interactive common stock and Liberty Capital common stock will have rights that differ significantly from those of holders of Old Liberty Series A common stock and Old Liberty Series B common stock. Please see "The Restructuring Proposals—Comparison of Old Liberty Common Stock with Liberty Interactive Common Stock and Liberty Capital Common Stock" for a summary of these differences.
Effect on Management
No changes in management are currently planned as a result of the transactions contemplated by the restructuring proposals. If the restructuring proposals are approved, the directors elected at the annual meeting, together with the other members of Old Liberty's board, will comprise the board of directors of New Liberty.
Effect on Future Financial Statements
For purposes of preparing the financial information of the Interactive Group and the Capital Group included in this proxy statement/prospectus, we have attributed all of our consolidated assets, liabilities, revenue, expenses and cash flows to either the Interactive Group or the Capital Group. Following the restructuring, New Liberty will present consolidated financial statements and consolidating financial statement information that will show the attribution of New Liberty's assets, liabilities, revenue, expenses and cash flow to either the Interactive Group or the Capital Group. In addition, New Liberty will present earnings per share for each of the Liberty Interactive common stock and the Liberty Capital common stock. New Liberty will, however, retain all beneficial ownership and control of the assets and operations of both the Interactive Group and the Capital Group and you will be subject to the risks associated with an investment in New Liberty as a whole.
U.S. Federal Income Tax Considerations
It is a nonwaivable condition to the completion of the restructuring that we and New Liberty receive the opinion of Baker Botts L.L.P. to the effect that, under presently applicable U.S. federal income tax law:
•
the merger, together with the conversion of Old Liberty into a Delaware limited liability company, will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
• the Liberty Interactive common stock and the Liberty Capital common stock issued in the restructuring will be treated as stock of New Liberty for U.S. federal income tax purposes;

•
except with respect to cash received instead of fractional shares, holders of Old Liberty common stock will not recognize income, gain or loss as a result of the exchange of their shares of Old Liberty common stock for shares of Liberty Interactive common stock and Liberty Capital common stock in the restructuring; and
•
the Liberty Interactive common stock and the Liberty Capital common stock issued in the restructuring will not constitute Section 306 stock within the meaning of Section 306(c) of the Internal Revenue Code.

However, there are no court decisions or other authorities bearing directly on transactions similar to the restructuring, and the IRS has announced that it will not issue rulings on the characterization of stock with terms similar to the Liberty Interactive common stock and the Liberty Capital common stock. Because an opinion of counsel is not equivalent to a ruling from the IRS, and there can be no assurance that the IRS would not challenge the conclusions expressed in such opinion, there exists some uncertainty about the tax treatment of the restructuring.

We have submitted a request for a private letter ruling from the IRS to the effect that the restructuring will not result in a "significant modification," and therefore a deemed exchange, of our outstanding publicly-traded debt for U.S. federal income tax purposes; however, the restructuring is not conditioned upon the receipt by us of the private letter ruling. Please see "Risk Factors—Factors Relating to the Restructuring Proposals and Ownership of "Tracking Stock"—If the restructuring was considered to result in a "significant modification" of our outstanding publicly-traded debt for U.S. federal income tax purposes, we would incur significant tax liabilities."

The tax consequences of the restructuring to you will depend on the facts of your own situation. We urge you to consult your tax advisors for a full description of the tax consequences of the restructuring to you.
No Appraisal Rights	Under Delaware General Corporation Law, you will not have appraisal rights in connection with the restructuring.
No Regulatory Approvals	No material state or federal regulatory approvals are required for the restructuring.
Recommendation of our Board of Directors	Our board of directors has approved all of the restructuring proposals and recommends that you vote "FOR" each of them.
Risk Factors	Please see "Risk Factors" starting on page 17 for a discussion of risks that should be considered in connection with the restructuring proposals and an investment in New Liberty stock.

No Material Refinancing or Further Restructuring Presently Contemplated

        After the restructuring New Liberty may purchase common stock from time to time, subject to market conditions, up to a maximum aggregate purchase price of $1 billion for shares of Liberty Capital common stock and a maximum aggregate purchase price of $1 billion for shares of Liberty Interactive common stock. We have no plans at the present time to effect any other material repurchase of outstanding shares of Liberty Capital common stock or Liberty Interactive common stock or to effect any material refinancing of our outstanding parent company debt after the consummation of the restructuring. Consummation of the restructuring will not trigger any changes to, or accelerate any obligations under, our outstanding debt. None of our contracts with vendors, customers or others with whom we have a material business relationship will change as a result of the restructuring.

        In March 2006, we increased the maximum borrowings allowed under QVC's bank credit facility from $2 billion to $3.5 billion. It is anticipated that any funds drawn under the increased facility will be used to fund QVC's capital and operating requirements and, after the consummation of the restructuring, other requirements of the Interactive Group including possible acquisitions and the repayment of parent company debt attributed to the Interactive Group as that debt becomes due.

Recommendations Regarding the Annual Business Matter Proposals

        Our board of directors has approved both of the annual business matter proposals and recommends that you vote "FOR" the election of Messrs. Fisher, Maffei and Robison as Class II directors pursuant to the election of directors proposal and "FOR" the auditors ratification proposal. Prior to our board of directors approving the auditors ratification proposal, KPMG LLP was selected by the audit committee of our board of directors to serve as our independent auditors for the year ending December 31, 2006. If the restructuring proposals are adopted and implemented, the directors elected as Class II directors at the annual meeting will become Class II directors of New Liberty and KPMG LLP, if ratified as Old Liberty's auditors at the annual meeting, will be selected by the audit committee of the board of directors of New Liberty as New Liberty's auditors for its 2006 fiscal year.

Summary Attributed Historical Financial Data

Liberty Media Corporation

        The following table sets forth our historical financial data for each of the three years in the period ended December 31, 2005, and for each period presented pro forma earnings (loss) from continuing operations attributable to the Interactive Group and the Capital Group, and the earnings (loss) per common share attributable to the Liberty Interactive common stock and the Liberty Capital common stock. Such information is derived from, and should be read in conjunction with, our audited financial statements and the notes thereto for the years ended December 31, 2005, 2004 and 2003 included in Part I of Annex B to this proxy statement/prospectus.

	December 31,
	2005	2004	2003
	amounts in millions
Summary Balance Sheet Data:
Current assets	$5,160	4,604	5,854
Cost investments	$18,497	21,847	19,566
Equity investments	$1,908	784	745
Total assets	$41,952	50,209	54,225
Long-term debt, including current portion	$7,750	8,576	9,432
Deferred income tax liabilities	$8,728	9,701	9,729
Equity	$19,120	24,586	28,842

	Years ended December 31,
	2005	2004	2003(1)(2)
	amounts in millions, except per share amounts
Summary Operations Data:
Revenue	$7,960	7,051	3,230
Operating income (loss)	$897	725	(940)
Interest expense	$(623)	(615)	(508)
Earnings (loss) from continuing operations	$(64)	100	(1,229)
Earnings (loss) from continuing operations per common share	$(.02)	.04	(.44)
Pro forma earnings from continuing operations attributable to the Interactive Group	$298	187	62
Pro forma earnings (loss) from continuing operations attributable to the Capital Group	$(362)	(87)	(1,291)
Pro forma earnings (loss) from continuing operations per common share(3):
Attributable to the Liberty Interactive common stock	$.43
Attributable to the Liberty Capital common stock	$(2.58)

(1)
We acquired a controlling interest in QVC in September 2003. We have consolidated QVC's results of operations and financial position since that date. Prior to such date, we accounted for QVC as an equity affiliate.

(2)
Operating loss and loss from continuing operations include an impairment charge of long-lived assets of $1,362 million.

(3)
Pro forma earnings (loss) per common share attributable to the Interactive Group and the Capital Group for all periods presented has been calculated based on 700.7 million shares of Liberty Interactive common stock and 140.1 million shares of Liberty Capital common stock, which are the number of shares that would have been issued if the restructuring had been completed on December 31, 2005.

Interactive Group

        The following table supplementally sets forth selected historical attributed financial data for the Interactive Group for each of the three years in the period ended December 31, 2005. Such attribution does not correspond to our historic classification of businesses for purposes of our operating segment presentation. For example, our Interactive Group Segment for the year ended December 31, 2004 included the results of operations and financial condition of certain subsidiaries, including On Command Corporation and OpenTV Corp., which are being attributed to the Capital Group in connection with the restructuring. Accordingly, the attributed financial information of the Capital Group presented below includes On Command Corporation and OpenTV Corp. for all periods presented. The following information is qualified in its entirety by, and should be read in conjunction with our audited financial statements and the notes thereto for the years ended December 31, 2005, 2004 and 2003 included in Part I of Annex B to this proxy statement/prospectus as well as the attributed financial information included in Parts 2 and 3 of Annex B to this proxy statement/prospectus.

	December 31,
	2005	2004	2003
	amounts in millions
Summary Balance Sheet Data:
Current assets	$2,716	2,423	2,225
Cost investments	$2,084	3,844	4,697
Equity investments	$1,229	78	77
Total assets	$18,338	18,977	19,726
Long-term debt, including current portion	$5,327	6,253	7,173
Deferred income tax liabilities	$3,104	3,465	3,847
Attributed net assts	$8,231	7,782	7,394
	Years ended December 31,
	2005	2004	2003(1)
	amounts in millions
Summary Operations Data:
Revenue	$6,501	5,687	1,973
Operating income	$916	748	291
Interest expense	$(371)	(381)	(289)
Earnings from continuing operations	$298	187	62

Capital Group

        The following table supplementally sets forth selected historical attributed financial data for the Capital Group for each of the three years in the period ended December 31, 2005. Such attribution does not correspond to our historic classification of businesses for purposes of our operating segment presentation. For example, our Interactive Group Segment for the year ended December 31, 2004 included the results of operations and financial condition of certain subsidiaries, including On Command Corporation and OpenTV Corp., which are being attributed to the Capital Group in connection with the restructuring. Accordingly, the attributed financial information of the Capital Group presented below includes On Command Corporation and OpenTV Corp. for all periods presented. The following information is qualified in its entirety by, and should be read in conjunction with, our audited financial statements and the notes thereto for the years ended December 31, 2005, 2004 and 2003 included in Part 1 of Annex B to this proxy statement/prospectus as well as the attributed financial information included in Parts 2 and 3 of Annex B to this proxy statement/prospectus.

	December 31,
	2005	2004	2003
	amounts in millions
Summary Balance Sheet Data:
Current assets	$2,580	2,269	3,629
Cost investments	$16,413	18,003	14,869
Equity investments	$679	706	668
Total assets	$23,750	31,320	34,499
Long-term debt, including current portion	$2,423	2,323	2,259
Deferred income tax liabilities	$5,624	6,324	5,882
Attributed net assets	$10,889	16,804	21,448

	Years ended December 31,
	2005	2004	2003(2)
	amounts in millions
Summary Operations Data:
Revenue	$1,459	1,364	1,257
Operating loss	$(19)	(23)	(1,231)
Interest expense	$(252)	(234)	(219)
Loss from continuing operations	$(362)	(87)	(1,291)

        For more detailed financial information regarding the Interactive Group and the Capital Group, see the attributed financial information included in Parts 2 and 3 of Annex B to this proxy statement/prospectus, which includes managements' discussion and analysis of financial condition and results of operations for Old Liberty and each group for the periods presented above.

RISK FACTORS

        In addition to the other information contained in, incorporated by reference in or included as an annex to this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote to approve the restructuring proposals.

        The risk factors described in this section have been separated into three groups:

  •
  risks that relate to the restructuring proposals and the ownership of tracking stock;

  •
  risks that relate to New Liberty and the businesses to be attributed to the Interactive Group and the Capital Group; and

  •
  those unique risks that relate to our subsidiary QVC, Inc.

        The risks described below and elsewhere in this proxy statement/prospectus are not the only ones that relate to the restructuring proposals, our businesses or the proposed capitalization of New Liberty. The risks described below are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our company or the businesses attributed to either or both of the Interactive Group and the Capital Group in the future. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

        If any of the events described below were to occur, the businesses, prospects, financial condition, results of operations and/or cash flows of our company and either or both groups could be materially adversely affected. In any such case, the price of either or both the Liberty Interactive common stock and the Liberty Capital common stock could decline, perhaps significantly.

        For the purposes of these risk factors, unless the context otherwise indicates, we have assumed that each of the restructuring proposals is approved and the existing Old Liberty common stock is exchanged for the Liberty Interactive common stock and the Liberty Capital common stock in the restructuring.

Factors Relating to the Restructuring Proposals and Ownership of "Tracking Stock"

        If New Liberty's board of directors causes a separation of either group from New Liberty by redeeming stock of that group for stock of a "qualifying" subsidiary, New Liberty's stockholders may suffer a loss in value.    New Liberty's board of directors may, without stockholder approval, redeem all or a portion of the shares of Liberty Interactive common stock or Liberty Capital common stock for shares of one or more of New Liberty's "qualifying" subsidiaries that own only assets and liabilities attributed to the Interactive Group or the Capital Group, as the case may be, provided that New Liberty's board of directors has determined that the redemption is expected to qualify for nonrecognition of gain or loss (in whole or in part) for U.S. federal income tax purposes to the holders of the common stock being redeemed. Such a redemption would result in the subsidiary or subsidiaries becoming independent of New Liberty. If New Liberty's board of directors chooses to redeem shares of common stock of a group:

  •
  the value of the subsidiary shares received in the redemption could be or become less than the value of the common stock redeemed; and/or

  •
  the market value of any remaining shares of Liberty Interactive common stock or Liberty Capital common stock could decrease from their market value immediately before the redemption.

        The value of the subsidiary shares and/or the market value of the remaining shares of Liberty Interactive common stock and/or Liberty Capital common stock may decrease in part because the subsidiary and/or New Liberty's remaining businesses may no longer benefit from the advantages of doing business under common ownership.

        Holders of Liberty Interactive common stock and Liberty Capital common stock will be common stockholders of New Liberty and will, therefore, be subject to risks associated with an investment in New Liberty as a whole, even if a holder owns shares of only the common stock of one of New Liberty's groups.    Even though we have attributed, for financial reporting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flows to each of the Interactive Group and the Capital Group in order to prepare the separate financial statement schedules included in this proxy statement/prospectus for each of those groups, New Liberty will retain legal title to all of its assets and its capitalization will not limit its legal responsibility, or that of its subsidiaries, for the liabilities included in either set of financial statement schedules. Holders of Liberty Interactive common stock and Liberty Capital common stock will not have any legal rights related to specific assets attributed to either of the Interactive Group or the Capital Group and, in any liquidation, holders of Liberty Interactive common stock and holders of Liberty Capital common stock will be entitled to receive a pro rata share of New Liberty's available net assets based on the number of liquidation units that are attributed to each group. See "The Restructuring Proposals—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Liquidation and Dissolution."

        New Liberty could be required to use assets attributed to one group to pay liabilities attributed to another group.    The assets attributed to one group are potentially subject to the liabilities attributed to the other group, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to such other group. No provision of New Liberty's amended charter prevents New Liberty from satisfying liabilities of one group with assets of the other group, and New Liberty's creditors will not in any way be limited by New Liberty's tracking stock capitalization from proceeding against any assets they could have proceeded against prior to the approval of the restructuring proposals.

        The market price of Liberty Interactive common stock and Liberty Capital common stock may not reflect the performance of the Interactive Group and the Capital Group, respectively, as we intend.    We cannot assure you that the market price of the common stock of a group will, in fact, reflect the performance of the group of businesses, assets and liabilities attributed to that group. Holders of Liberty Interactive common stock and Liberty Capital common stock will be common stockholders of New Liberty as a whole and, as such, will be subject to all risks associated with an investment in New Liberty and all of its businesses, assets and liabilities. As a result, the market price of each series of stock of a group may simply reflect the performance of New Liberty as a whole or may more independently reflect the performance of some or all of the group of assets attributed to such group. In addition, investors may discount the value of the stock of a group because it is part of a common enterprise rather than a stand-alone entity.

        The market price of the Liberty Interactive common stock and the Liberty Capital common stock may be volatile, could fluctuate substantially and could be affected by factors that do not affect traditional common stock.    The market reaction to the establishment of the Liberty Interactive common stock and the Liberty Capital common stock is unpredictable. To the extent the market price of the Liberty Interactive common stock or the Liberty Capital common stock track the performance of more focused groups of businesses, assets and liabilities than those of New Liberty as a whole, the market prices of these stocks may be more volatile than the market price of existing common stock has historically been. The market prices of the Liberty Interactive common stock and the Liberty Capital common stock may be materially affected by, among other things:

  •
  actual or anticipated fluctuations in either group's operating results or in the operating results of particular companies attributable to either group;

  •
  potential acquisition activity by New Liberty or the companies in which New Liberty invests;

  •
  issuances of debt or equity securities to raise capital by New Liberty or the companies in which New Liberty invests and the manner in which that debt or the proceeds of an equity issuance are attributed to each of the groups;

  •
  changes in financial estimates by securities analysts regarding the Liberty Interactive common stock or the Liberty Capital common stock or the companies attributable to either group;

  •
  the complex nature and the potential difficulties investors may have in understanding the terms of the Liberty Interactive common stock and the Liberty Capital common stock, as well as concerns regarding the possible effect of certain of those terms on an investment in the stock relating to either group; or

  •
  general market conditions.

        We cannot assure you that the combined market value of the Liberty Interactive common stock and the Liberty Capital common stock after the completion of the restructuring will equal or exceed the current combined market value of Old Liberty Series A common stock and Old Liberty Series B common stock. In addition, until an orderly trading market develops for the Liberty Interactive common stock and the Liberty Capital common stock following completion of the restructuring, the trading prices of the Liberty Capital common stock and Liberty Interactive common stock may fluctuate significantly.

        The market value of both the Liberty Interactive common stock and the Liberty Capital common stock could be adversely affected by events involving the assets and businesses attributed to only one of such groups.    Events relating to one of New Liberty's groups, such as earnings announcements or announcements of new products or services, acquisitions or dispositions that the market does not view favorably, may adversely affect the market value of the common stock of both of New Liberty's groups. Because New Liberty will be the issuer of both the Liberty Interactive common stock and the Liberty Capital common stock, an adverse market reaction to events relating to the assets and businesses attributed to one of New Liberty's groups may, by association, cause an adverse reaction to the common stock of the other group. This could occur even if the triggering event is not material to New Liberty as a whole. In addition, the incurrence of significant indebtedness by New Liberty or any of its subsidiaries on behalf of one group, including indebtedness incurred or assumed in connection with acquisitions of or investments in businesses, would continue to affect New Liberty's credit rating, and that of its subsidiaries, and therefore could increase the borrowing costs of businesses attributable to the other group or the borrowing costs of New Liberty as a whole.

        New Liberty may not pay dividends equally or at all on Liberty Interactive common stock or Liberty Capital common stock.    New Liberty does not presently intend to pay cash dividends on either the Liberty Interactive common stock or the Liberty Capital common stock for the foreseeable future. However, New Liberty has the right to pay dividends on the shares of each group of its common stock in equal or unequal amounts. In addition, any dividends or distributions on, or repurchases of, shares relating to either group will reduce New Liberty's assets legally available to be paid as dividends on the shares relating to the other group.

        The adoption of a tracking stock capital structure could create conflicts of interest, and New Liberty's board of directors may make decisions that could adversely affect only some holders of New Liberty's common stock.    The adoption of a tracking stock capital structure could give rise to occasions when the interests of holders of stock of one group might diverge or appear to diverge from the interests of holders of stock of the other group. In addition, given the nature of their businesses, there may be inherent conflicts of interests between the Interactive Group and the Capital Group. New Liberty's officers and directors owe fiduciary duties to all of its stockholders. The fiduciary duties owed by such officers and directors are to New Liberty as a whole, and decisions deemed to be in the best interest of

New Liberty may not be in the best interest of a particular group when considered independently. Examples include:

  •
  decisions as to the terms of any business relationships that may be created between the Interactive Group and the Capital Group or the terms of any transfer of assets between the groups;

  •
  decisions as to the allocation of consideration between the holders of the Liberty Interactive common stock and the Liberty Capital common stock, or between the stocks relating to either group, to be received in connection with a merger involving New Liberty;

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  decisions as to the allocation of corporate opportunities between the two groups, especially where the opportunities might meet the strategic business objectives of both groups;

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  decisions as to operational and financial matters that could be considered detrimental to one group but beneficial to the other;

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  decisions as to the conversion of shares of Liberty Interactive common stock into shares of Liberty Capital common stock;

  •
  decisions regarding the creation of, and, if created, the subsequent increase or decrease of any inter-group interest that one group may own in the other;

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  decisions as to the internal or external financing attributable to business or assets attributed to either group;

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  decisions as to the dispositions of assets of either group; and

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  decisions as to the payment of dividends on the stock relating to either group.

        In addition, if directors own disproportionate interests (in percentage or value terms) in the Liberty Interactive common stock or the Liberty Capital common stock, that disparity could create or appear to create conflicts of interest when they are faced with decisions that could have different implications for the holders of the Liberty Interactive common stock and the Liberty Capital common stock.

        Other than pursuant to the management and allocation policies described in this proxy statement/prospectus, we have not adopted any specific procedures for consideration of matters involving a divergence of interests among holders of shares of stock relating to the two different groups, or among holders of different series of stock relating to a specific group. See "The Restructuring Proposals—Management and Allocation Policies." Rather than develop additional specific procedures in advance, New Liberty's board of directors intends to exercise its judgment from time to time, depending on the circumstances, as to how best to:

  •
  obtain information regarding the divergence (or potential divergence) of interests;

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  determine under what circumstances to seek the assistance of outside advisers;

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  determine whether a committee of its board of directors should be appointed to address a specific matter and the appropriate members of that committee; and

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  assess what is in its best interests and the best interests of all of its stockholders.

        Our board of directors believes the advantage of retaining flexibility in determining how to fulfill its responsibilities in any such circumstances as they may arise outweighs any perceived advantages of adopting additional specific procedures in advance.

        Holders of shares of stock relating to a particular group may not have any remedies if any action by New Liberty's directors or officers has an adverse effect on only that stock, or on a particular series of that stock.    Principles of Delaware law and the provisions of New Liberty's amended charter may protect decisions of New Liberty's board of directors that have a disparate impact upon holders of shares of stock relating to a particular group, or upon holders of any series of stock relating to a particular group. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of New Liberty's stockholders, regardless of the stock, or series, they hold. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that a board of directors owes an equal duty to all common stockholders and does not have separate or additional duties to any subset of stockholders. Recent judicial opinions in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of holders of tracking stocks may be judged under the business judgment rule. The business judgment rule generally provides that a director or officer of New Liberty may be deemed to have satisfied his or her fiduciary duties to New Liberty if that person acts in a manner he or she believes in good faith to be in the best interests of New Liberty as a whole, and not of any single group of New Liberty's stockholders. As a result, in some circumstances, New Liberty's directors or officers may be required to make a decision that is viewed as adverse to the holders of shares relating to a particular group or to the holders of a particular series of that stock. Therefore, under the principles of Delaware law referred to above and the business judgment rule, you may not be able to challenge decisions that you believe have a disparate impact upon the stockholders of the two groups if New Liberty's board of directors is disinterested, adequately informed with respect to its decisions and acts in good faith, on behalf of all its stockholders.

        New Liberty's board of directors may change the management and allocation policies to the detriment of either group without stockholder approval.    Our board of directors has adopted certain management and allocation policies to serve as guidelines in making decisions regarding the relationships between the Interactive Group and the Capital Group with respect to matters such as tax liabilities and benefits, inter-group loans, attribution of assets acquired after the restructuring to either group, financing alternatives, corporate opportunities and similar items. See "The Restructuring Proposals—Management and Allocation Policies." New Liberty's board of directors may at any time change, or make exceptions to these policies. Because these policies relate to matters concerning the day to day management of New Liberty as opposed to significant corporate actions, such as a merger involving New Liberty or a sale of substantially all of its assets, no stockholder approval is required with respect to their adoption or amendment. A decision to change, or make exceptions to, these policies or adopt additional policies could disadvantage one group while advantaging the other group.

        Stockholders will not vote on how to attribute consideration received in connection with a merger involving New Liberty among holders of Liberty Interactive common stock and Liberty Capital common stock.    New Liberty's amended charter does not contain any provisions governing how consideration received in connection with a merger or consolidation involving New Liberty is to be attributed to the holders of Liberty Interactive common stock and holders of Liberty Capital common stock or to the holders of different series of stock, and neither the holders of Liberty Interactive common stock nor the holders of Liberty Capital common stock will have a separate class vote in the event of such a merger or consolidation. Consistent with applicable principles of Delaware law, New Liberty's board of directors will seek to divide the type and amount of consideration received in a merger or consolidation involving New Liberty between holders of Liberty Interactive common stock and Liberty Capital common stock in a fair manner. As the different ways the board of directors may divide the consideration between holders of stock relating to the different groups, and among holders of different series of stock, might have materially different results, the consideration to be received by holders of Liberty Interactive common stock and Liberty Capital common stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if they had a separate class vote on such merger or consolidation.

        New Liberty may dispose of assets of either the Interactive Group or the Capital Group without your approval.    Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of New Liberty taken as a whole, and New Liberty's amended charter does not require a separate class vote in the case of a sale of a significant amount of assets of either group. As long as the assets attributed to either the Interactive Group or the Capital Group represent less than substantially all of New Liberty's assets, New Liberty may approve sales and other dispositions of any amount of the assets of that group without any stockholder approval. Based on the initial composition of the groups, we believe that a sale of all or substantially all of the assets of either group, on a stand alone basis, would not be considered a sale of substantially all of the assets of New Liberty requiring stockholder approval.

        If New Liberty disposes of all or substantially all of the assets of either group (which means, for this purpose, assets representing 80% of the fair market value of the total assets of the disposing group, as determined by New Liberty's board of directors), New Liberty would be required, if the disposition is not an exempt disposition under the terms of New Liberty's amended charter, to choose one or more of the following three alternatives:

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  declare and pay a dividend on the disposing group's common stock;

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  redeem shares of the disposing group's common stock according to ratios set out in New Liberty's amended charter and described in this document under "—Description of Liberty Interactive Common Stock and Liberty Capital Common Stock—Mandatory Dividend, Redemption or Conversion on Disposition of All or Substantially All of the Assets of a Group;" and/or

  •
  convert all of the disposing group's outstanding common stock into common stock of the other group.

        In this type of a transaction, holders of the disposing group's common stock may receive less value than the value that a third-party buyer might pay for all or substantially all of the assets of the disposing group.

        New Liberty's board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of either group of New Liberty's common stock.

        Holders of Liberty Interactive common stock or Liberty Capital common stock may receive less consideration upon a sale of the assets attributed to that group than if that group were a separate company.    If the Interactive Group or the Capital Group were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company might receive a greater amount of proceeds than the holders of Liberty Interactive common stock or the Liberty Capital common stock would receive upon a sale of all or substantially all of the assets of the group to which their shares relate. In addition, we cannot assure you that in the event of such a sale the per share consideration to be paid to holders of Liberty Interactive common stock or Liberty Capital common stock, as the case may be, will be equal to or more than the per share value of that share of stock prior to or after the announcement of a sale of all or substantially all of the assets of the applicable group.

        If New Liberty sells all or substantially all of the assets attributed to the Interactive Group or the Capital Group, New Liberty's board of directors may take actions with respect to the shares of common stock of that group which could result in a loss of value for stockholders.    New Liberty has the right to dispose of the assets of the Interactive Group or the Capital Group, in whole or in part. If New Liberty disposes of all or substantially all of the assets of either group, then New Liberty's board of directors can decide to: (i) dividend an amount equal to the net proceeds to holders of that group's common stock, on a pro rata basis; (ii) convert the shares of that group's common stock into shares of the other group's common stock at a 110% premium to market; (iii) redeem shares of that group's common stock for cash, securities or other assets with a fair value equal to such net proceeds; or (iv) do a combination of the foregoing. There is no requirement that the action taken by the board of directors be tax-free to the holders of the shares of common stock of that group. In any of the foregoing cases, stockholders could suffer a loss in the value of their investment in New Liberty.

        Following the first anniversary of the restructuring (absent an earlier triggering event), New Liberty's board of directors may in its sole discretion elect to convert Liberty Interactive common stock into Liberty Capital common stock, thereby changing the nature of your investment and possibly diluting your economic interest in New Liberty, which could result in a loss in value to you.    New Liberty's amended charter will permit New Liberty's board of directors, in its sole discretion, to convert all of the outstanding shares of Liberty Interactive common stock into shares of Liberty Capital common stock on the terms described under "The Restructuring Proposals—Description of Liberty Interactive Common Stock and Liberty Capital Common Stock—Conversion and Exchange." A conversion would preclude the holders of stock in both groups from retaining their investment in a security that is intended to reflect separately the performance of the relevant group. We cannot predict the impact on the market value of New Liberty's stock of (1) New Liberty's board of directors' ability to effect any such conversion or (2) the exercise of this conversion right by New Liberty. In addition, New Liberty's board of directors may effect such a conversion at a time when the market value of its stock could cause the stockholders of one group to be disadvantaged.

        Holders of Liberty Interactive common stock and holders of Liberty Capital common stock will vote together and will have limited separate voting rights.    Holders of Liberty Interactive common stock and Liberty Capital common stock will vote together as a single class, except in certain limited circumstances prescribed by New Liberty's amended charter and under Delaware law. Each share of Series B common stock of each group will have ten votes per share, and each share of Series A common stock of each group will have one vote per share. Holders of Series C common stock of either group will have no voting rights, other than those required under Delaware law. When holders of Liberty Interactive common stock and Liberty Capital common stock vote together as a single class, holders having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest among New Liberty's stockholders or has a greater impact on one group than the other.

        New Liberty's capital structure as well as the fact that the Interactive Group and the Capital Group are not independent companies may inhibit or prevent acquisition bids for the Interactive Group or the Capital Group.    If the Interactive Group and the Capital Group were separate independent companies, any person interested in acquiring either the Interactive Group or the Capital Group without negotiating with management could seek control of that group by obtaining control of its outstanding voting stock, by means of a tender offer, or by means of a proxy contest. Although we intend Liberty Interactive common stock and Liberty Capital common stock to reflect the separate economic performance of the Interactive Group and the Capital Group, respectively, those groups are not separate entities and a person interested in acquiring only one group without negotiation with New Liberty's management could obtain control of that group only by obtaining control of a majority in voting power of all of the outstanding shares of common stock of New Liberty. The existence of shares of common stock, and different series of shares, relating to different groups could present complexities and in certain circumstances pose obstacles, financial and otherwise, to an acquiring person that are not present in companies which do not have capital structures similar to New Liberty's.

        If either the Liberty Interactive common stock or the Liberty Capital common stock or both, were not treated as stock of New Liberty for tax purposes, several adverse tax consequences would result to you and to us.    While we believe that no income, gain or loss will be recognized by you or us for U.S. federal income tax purposes as a result of the restructuring, except for any cash received by you instead of fractional shares of Liberty Interactive common stock or Liberty Capital common stock, there are no court decisions or other authorities bearing directly on the effect of issuing stock with features similar to the Liberty Interactive common stock and the Liberty Capital common stock. In addition, the IRS has announced that it will not issue rulings on the classification of an instrument with terms similar to the Liberty Interactive common stock or the Liberty Capital common stock. Therefore, the tax treatment of the restructuring is subject to some uncertainty. It is possible, therefore, that the IRS could successfully assert that the issuance of Liberty Interactive common stock or Liberty Capital common stock or both in the restructuring in exchange for Old Liberty common stock is taxable to you and/or to us.

        If Liberty Interactive common stock or Liberty Capital common stock or both represent property other than stock of New Liberty (which we refer to as Other Property), the receipt of Liberty Interactive common stock or Liberty Capital common stock by you might be treated as a fully taxable dividend in an amount equal to the fair market value of such stock constituting Other Property (subject in the case of stockholders that are corporations, to any applicable dividends received deduction) or might be treated as a distribution in complete liquidation of our company, in which case you would recognize gain or loss with respect to your shares of outstanding Old Liberty common stock held immediately prior to the restructuring. Furthermore, we or our subsidiaries would recognize a significant taxable gain as a result of the restructuring in an amount equal to the excess of the fair market value of such stock constituting Other Property over its federal income tax basis to us or our subsidiaries allocable to such Other Property. Pursuant to the management and allocation policies (described elsewhere in this proxy statement/prospectus), the cash for the payment of these taxes would be drawn from funds attributed to the Capital Group. In addition, we may no longer be able to file a consolidated U.S. federal income tax return which includes eligible entities attributed to both the Interactive Group and the Capital Group. These tax liabilities, if they arise, would be likely to have a material adverse effect on us and each group.

        Changes in the tax law or in the interpretation of current tax law may result in the cessation of the issuance of shares of Liberty Interactive common stock and/or Liberty Capital common stock or the conversion of Liberty Interactive common stock into Liberty Capital common stock.    If, due to a change in tax law or a change in the interpretation of current tax law, there are adverse tax consequences resulting from the issuance of Liberty Interactive common stock and/or Liberty Capital common stock, it is possible that New Liberty would not issue additional shares of Liberty Interactive common stock and/or Liberty Capital common stock even if New Liberty would otherwise choose to do so. This possibility could affect the value of Liberty Interactive common stock and Liberty Capital common stock then outstanding. In addition, New Liberty may elect to convert Liberty Interactive common stock into Liberty Capital common stock, thereby diluting the interests of holders of Liberty Capital common stock and changing the nature of your investment, which could result in a loss in value.

        If the restructuring was considered to result in a "significant modification" of our outstanding publicly-traded debt for U.S. federal income tax purposes, we would incur significant tax liabilities.    We have submitted a request for a private letter ruling from the IRS to the effect that the restructuring will not result in a "significant modification" of our outstanding publicly-traded debt under certain Treasury Regulations. However, the restructuring is not conditioned upon the receipt by us of the private letter ruling, and we could determine to proceed with the restructuring even though we have not obtained the requested ruling. Further, although any private letter ruling that is obtained would generally be binding on the IRS, the validity of such ruling will be subject to the accuracy of factual statements and representations made by us. If any of these statements or representations, or any assumptions made by the IRS in granting such ruling, were incorrect or untrue in any material respect, or the facts upon which any ruling is based are different from the facts at the effective time of either the merger or the conversion of Old Liberty to a Delaware limited liability company, any ruling that is obtained could be invalidated.

        There is some uncertainty as to whether the restructuring will result in a "significant modification" of our outstanding publicly-traded debt for U.S. federal income tax purposes, and no opinion of counsel has been obtained by us on this issue as of the date of this proxy statement/prospectus. If the restructuring was considered to result in a "significant modification" of our outstanding publicly-traded debt, it is expected that we would incur significant tax liabilities as a result of the deemed exchange of our outstanding publicly-traded debt for U.S. federal income tax purposes. Based upon bid prices of our outstanding publicly-traded debt as of March 31, 2006, we estimate that such tax liabilities (determined without regard to any tax benefits that we may otherwise have available) could be approximately $900 million. These tax liabilities, if they were to arise, would be likely to have a material adverse effect on us and each group. Pursuant to the management and allocation policies (described elsewhere in this proxy statement/prospectus), the cash for the payment of these taxes would be drawn from the group to which the underlying series of our outstanding publicly-traded debt is attributed. We expect that most of these tax liabilities, if they were to arise, would result from a deemed exchange of our exchangeable debentures, and accordingly, that most of these tax liabilities would be attributed to the Capital Group.

        It may be difficult for a third party to acquire New Liberty, even if doing so may be beneficial to New Liberty's stockholders.    Certain provisions of New Liberty's amended charter and bylaws may discourage, delay or prevent a change in control of New Liberty that a stockholder may consider favorable. These provisions include:

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  authorizing a capital structure with multiple series of common stock, a Series B common stock of each group that entitles the holders to ten votes per share, a Series A common stock of each group that entitles the holder to one vote per share, and a Series C common stock of each group that except as otherwise required by applicable law, entitles the holder to no voting rights;

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  authorizing the issuance of "blank check" preferred stock that could be issued by New Liberty's board of directors to increase the number of outstanding shares and thwart a takeover attempt;

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  classifying New Liberty's board of directors with staggered three-year terms, which may lengthen the time required to gain control of New Liberty's board of directors;

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  limiting who may call special meetings of stockholders;

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  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

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  establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        New Liberty's chairman, John C. Malone, will have the power to direct the vote of approximately 30% of New Liberty's outstanding voting power and approximately 89% of New Liberty's outstanding Series B shares.

        Immediately following the restructuring, each holder of existing Old Liberty common stock will receive New Liberty common stock representing the same aggregate percentage voting power as that holder held in Old Liberty immediately prior to the restructuring. However, as a result of the conversion ratios applied in the restructuring, immediately after the issuance of the tracking stocks, holders of Liberty Interactive common stock, in the aggregate, will hold approximately 83% of the total voting power of New Liberty's common stock.

Factors Relating to New Liberty, the Interactive Group and the Capital Group

        The risks described below apply to New Liberty and to the businesses, assets and liabilities attributable to both the Interactive Group and the Capital Group.

        The historical financial information of the Interactive Group and the Capital Group included in this proxy statement/prospectus may not necessarily reflect their results as separate companies.    One of the reasons for the creation of a tracking stock is to permit equity investors to apply more specific criteria in valuing the shares of a particular group, such as comparisons of earnings multiples with those of other companies in the same business sector. In valuing shares of Liberty Interactive common stock and Liberty Capital common stock, investors should recognize that the historical financial information of the Interactive Group and the Capital Group included in this proxy statement/prospectus has been extracted from our consolidated financial statements and may not necessarily reflect what the Interactive Group's and the Capital Group's results of operations, financial condition and cash flows would have been had the Interactive Group and the Capital Group been separate, stand-alone entities pursuing independent strategies during the periods presented.

        New Liberty will not have the right to manage its business affiliates, which means it is not able to cause those affiliates to operate in a manner that is favorable to New Liberty.    New Liberty will not have the right to manage the businesses or affairs of any of its business affiliates (generally those companies in which it has less than a majority stake) attributed to either the Interactive Group or the Capital Group. Rather, New Liberty's rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of New Liberty's veto rights vary from agreement to agreement. Although New Liberty's board representation and veto rights may enable it to exercise influence over the management or policies of a business affiliate, enable it to prevent the sale of material assets by a business affiliate in which it owns less than a majority voting interest or prevent it from paying dividends or making distributions to its stockholders or partners, they will not enable New Liberty to cause these actions to be taken.

        If New Liberty fails to meet required capital calls to a business affiliate, it could be forced to sell its interest in that company, its interest in that company could be diluted or it could forfeit important rights.    New Liberty is a party to stockholder and partnership agreements relating to its equity interest in business affiliates that provide for possible capital calls on stockholders and partners. New Liberty's failure to meet a capital call, or other commitment to provide capital or loans to a particular business affiliate, may have adverse consequences to New Liberty and the group to which that business affiliate is attributed. These consequences may include, among others, the dilution of New Liberty's equity interest in that company, the forfeiture of its right to vote or exercise other rights, the right of the other stockholders or partners to force New Liberty to sell its interest at less than fair value, the forced dissolution of the company to which New Liberty has made the commitment or, in some instances, a breach of contract action for damages against New Liberty. New Liberty's ability to meet capital calls or other capital or loan commitments is subject to its ability to access cash. See "—A substantial portion of the consolidated debt attributed to each group is held at the parent company level, and New Liberty could be unable in the future to obtain cash in amounts sufficient to service that debt and its other financial obligations." below.

        The liquidity and value of New Liberty's interests in its business affiliates may be affected by market conditions beyond its control that could cause New Liberty to take significant impairment charges due to other than temporary declines in the market value of its available for sale securities.    Included among the assets attributable to each group are equity interests in one or more publicly-traded companies which are or will be accounted for as available for sale securities. The value of these interests may be affected by economic and market conditions that are beyond New Liberty's control. New Liberty is required by accounting principles generally accepted in the United States to determine, from time to time, whether a decline in the market value of any of those investments below the cost for that investment is other than temporary. If New Liberty determines that the decline is other than temporary, New Liberty is required to write down its cost to a new cost basis, with the amount of the write-down accounted for as a realized loss in the determination of net income for the period in which the write-down occurs. We have at times realized significant losses due to other than temporary declines in the fair value of certain of our available for sale securities, and New Liberty and either group may be required to realize further losses of this nature in future periods. A number of factors are used in determining the fair value of an investment and whether any decline in an investment is other than temporary. As the assessment of fair value and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, the actual amount New Liberty may eventually realize for an investment could differ materially from our or their assessment of the value of that investment made in an earlier period. In addition, New Liberty's ability to liquidate these interests without adversely affecting their value may be limited.

        A substantial portion of the consolidated debt attributed to each group is held at the parent company level, and New Liberty could be unable in the future to obtain cash in amounts sufficient to service that debt and its other financial obligations.    As of December 31, 2005, we had $9.06 billion of debt outstanding at the parent company level. While portions of this debt will be attributed to each group, the issuer of this debt (Old Liberty) will not change. New Liberty's ability to meet its financial obligations will depend upon its ability to access cash. New Liberty's sources of cash include its available cash balances, net cash from operating activities, dividends and interest from its investments, availability under credit facilities, monetization of its public investment portfolio and proceeds from asset sales. There are no assurances that New Liberty will maintain the amounts of cash, cash equivalents or marketable securities that we maintained over the past few years.

        The ability of New Liberty's operating subsidiaries to pay dividends or to make other payments or advances to New Liberty depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of New Liberty's subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to stockholders and partners.

        New Liberty generally will not receive cash, in the form of dividends, loans, advances or otherwise, from its business affiliates. In this regard, New Liberty will not have sufficient voting control over most of its business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or stockholders, including New Liberty.

        Both the Interactive Group and the Capital Group depend on a limited number of potential customers for carriage of their programming.    The cable television and direct-to-home satellite industries have been undergoing a period of consolidation. As a result, the number of potential buyers of the programming services attributable to these groups is decreasing. In this more concentrated market, there can be no assurance that the owned and affiliated program suppliers attributed to either group will be able to obtain or maintain carriage of their programming services by distributors on commercially reasonable terms or at all.

        Rapid technological advances could render the products and services offered by both group's subsidiaries and business affiliates obsolete or non-competitive.    The subsidiaries and business affiliates attributed to each group must stay abreast of rapidly evolving technological developments and offerings to remain competitive and increase the utility of their services. These subsidiaries and business affiliates must be able to incorporate new technologies into their products in order to address the needs of their customers. There can be no assurances that they will be able to compete with advancing technology, and any failure to do so may adversely affect the group to which they are attributed.

        Certain of our subsidiaries and business affiliates depend on their relationships with third party distribution channels, suppliers and advertisers and any adverse changes in these relationships could adversely affect New Liberty's results of operations and those attributed to either group.    An important component of the success of our subsidiaries and business affiliates is their ability to maintain their existing, as well as build new, relationships with third party distribution channels, suppliers and advertisers, among other parties. Adverse changes in existing relationships or the inability to enter into new arrangements with these parties on favorable terms, if at all, could have a significant adverse effect on New Liberty's results of operations and those attributed to either group.

        Adverse events or trends in the industries in which the subsidiaries and business affiliates attributed to either group operate could harm that group.    In general, the subsidiaries and business affiliates in both groups are sensitive to trends and events that are outside their control. For example, adverse trends or events, such as general downturns, decreases in consumer spending and natural or other disasters, among other adverse events and trends, could have a significantly negative impact on both groups.

        The subsidiaries and business affiliates attributable to each group are subject to risks of adverse government regulation.    Programming services, cable television systems, the Internet, telephony services and satellite carriers are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities and in foreign countries by similar entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. The application of various sales and use tax provisions under state, local and foreign law to certain of the Interactive Group's subsidiaries' and business affiliates' products and services sold via the Internet, television and telephone is subject to interpretation by the applicable taxing authorities, and no assurance can be given that such authorities will not take a contrary position to that taken by those subsidiaries and business affiliates, which could have a material adverse effect on their business. In addition, there have been numerous attempts at the federal, state and local levels to impose additional taxes on online commerce transactions. Moreover, substantially every foreign country in which our subsidiaries or business affiliates have, or may in the future make, an investment regulates, in varying degrees, the distribution, content and ownership of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services and the Internet. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that the business and the business of the affiliates attributed to each group will not be adversely affected by future legislation, new regulation or deregulation.

        The success of certain of the groups' subsidiaries and business affiliates whose businesses involve the Internet depends on maintaining the integrity of their systems and infrastructure.    A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. If the security measures of any of our subsidiaries or business affiliates engaged in online commerce were to be compromised, it could have a detrimental effect on their reputation and adversely affect their ability to attract customers.

        Computer viruses transmitted over the Internet have significantly increased in recent years, thereby increasing the possibility of disabling attacks on and damage to websites of our subsidiaries and business affiliates whose businesses are dependent on the Internet. In addition, certain of the subsidiaries and business affiliates attributed to each group rely on third-party computer systems and service providers to facilitate and process a portion of their transactions. Any interruptions, outages or delays in these services, or a deterioration in their performance, could impair the ability of these subsidiaries and business affiliates to process transactions for their customers and the quality of service they can offer to them.

        Certain of the subsidiaries and business affiliates attributed to both groups have significant operations outside of the United States that are subject to numerous operational and financial risks.    Certain of the subsidiaries and business affiliates attributed to both groups have significant operations in countries other than the United States and are subject to the following risks inherent in international operations:

  •
  fluctuations in currency exchange rates;

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  longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

  •
  recessionary conditions and economic instability affecting overseas markets;

  •
  potentially adverse tax consequences;

  •
  export and import restrictions, tariffs and other trade barriers;

  •
  increases in taxes and governmental royalties and fees;

  •
  involuntary renegotiation of contracts with foreign governments;

  •
  changes in foreign and domestic laws and policies that govern operations of foreign-based companies;

  •
  difficulties in staffing and managing international operations; and

  •
  political unrest that may result in disruptions of services that are critical to their international businesses.

        The success of certain of the subsidiaries and business affiliates attributed to each group is dependent upon audience acceptance of its programs and programming services which is difficult to predict.    Entertainment content production and premium subscription television program services are inherently risky businesses because the revenue derived from the production and distribution of a cable program and the exhibition of theatrical feature films and other programming depend primarily upon their acceptance by the public, which is difficult to predict. The commercial success of a cable program or premium subscription television service depends upon the quality and acceptance of other competing programs and films released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, many of which are difficult to predict. Audience sizes for cable programming and premium subscription television program services are important factors when cable television and DTH satellite providers negotiate affiliation agreements and, in the case of cable programming, when advertising rates are negotiated. Consequently, low public acceptance of cable programs and premium subscription television program services will have an adverse effect on the results of operations of the Interactive Group and the Capital Group.

        Increased programming and content costs may adversely affect profits.    Subsidiaries and business affiliates attributable to each group produce programming and incur costs for all types of creative talent including actors, writers and producers. These subsidiaries and business affiliates also acquire programming, such as movies and television series, from television production companies and movie studios. An increase in the costs of programming may lead to decreased profitability.

Factors Relating to QVC

        The risks described below are unique to QVC, which will initially constitute the primary business attributed to the Interactive Group.

        QVC conducts its merchandising businesses under highly competitive conditions.    Although QVC is the nation's largest home shopping network, it has numerous and varied competitors at the national and local levels, including conventional and specialty department stores, other specialty stores, mass merchants, value retailers, discounters, and Internet and mail-order retailers. Competition is characterized by many factors, including assortment, advertising, price, quality, service, location, reputation and credit availability. If QVC does not compete effectively with regard to these factors, its results of operations could be materially and adversely affected.

        QVC's sales and operating results depend on its ability to predict or respond to consumer preferences.    QVC's sales and operating results depend in part on its ability to predict or respond to changes in consumer preferences and fashion trends in a timely manner. QVC develops new retail concepts and continuously adjusts its product mix in an effort to satisfy customer demands. Any sustained failure to identify and respond to emerging trends in lifestyle and consumer preferences could have a material adverse affect on QVC's business. Consumer spending may be affected by many factors outside of QVC's control, including competition from store-based retailers, mail-order and Internet companies, consumer confidence and preferences, and general economic conditions.

        QVC's success depends in large part on its ability to recruit and retain key employees capable of executing its unique business model.    QVC has a business model that requires it to recruit and retain key employees with the skills necessary for a unique business that demands knowledge of the general retail industry, television production, direct to consumer marketing and fulfillment and the Internet. In April 2005, we announced that two senior officers of QVC, including its long-time CEO, had decided to retire at different points in time over the next eighteen months. We also recently announced the hiring of a new president for QVC who will assume the role of chief executive officer after a brief transition period. Although we are implementing transition plans at QVC, there is no assurance that the new management team will be able to execute QVC's business model in a manner that will allow QVC to sustain growth and continued success. In addition, we also can not assure you that if QVC experiences additional turnover of its key employees, they will be able to recruit and retain acceptable replacements because the market for such employees is very competitive and limited.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This document contains certain forward-looking statements which, by definition, involve risks and uncertainties. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential," "intend" and other terms of similar substance used in this document. In particular, statements under "Summary," "Risk Factors," "The Restructuring Proposals—Background and Reasons for the Restructuring Proposals," "—The Interactive Group and the Capital Group," "—Material U.S. Federal Income Tax Consequences," "Annex A: Description of Business" and "Annex B: Financial Information" contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

  •
  general economic and business conditions and industry trends;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

  •
  continued consolidation of the broadband distribution and movie studio industries;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand and IP television and their impact on home shopping networks;

  •
  increased digital TV penetration and the impact on channel positioning of our networks;

  •
  rapid technological changes;

  •
  capital spending for the acquisition and/or development of telecommunications networks and services;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

  •
  future financial performance, including availability, terms and deployment of capital;

  •
  fluctuations in foreign currency exchange rates and political unrest in international markets;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  the outcome of any pending or threatened litigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

  •
  changes in the nature of key strategic relationships with partners and joint venturers;

  •
  competitor responses to our products and services, and the products and services of the entities in which we have interests; and

  •
  threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world.

        These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this document, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

THE ANNUAL MEETING

Time, Place and Date

        The 2006 annual meeting of our stockholders is to be held at 9:00 a.m., local time, on May 9, 2006, at the Denver Marriott South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone (303) 925-0004.

Purpose

        At the annual meeting, you will be asked to consider and vote on each of the restructuring proposals, which are described in greater detail under "The Restructuring Proposals—General," and each of the annual business matter proposals, which are described in greater detail under "Annual Business Matter Proposals." Each of the restructuring proposals is dependent on the others, and none of them will be implemented unless they are all approved at the annual meeting.

Quorum

        In order to carry on the business of the annual meeting, a quorum of stockholders must be present. This means that at least a majority of the aggregate voting power represented by the outstanding shares of our common stock must be represented at the annual meeting, either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. In addition, if a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on the restructuring proposals or the annual business matter proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld with respect to the restructuring proposals or the annual business matter proposals, these shares (which we refer to as "broker non-votes") will be treated as present for purposes of determining the presence of a quorum. See "—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes" below.

Who May Vote

        Holders of our Series A common stock and Series B common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on April 6, 2006 (which is the record date for the annual meeting), may vote at the annual meeting or at any adjournment or postponement thereof.

Votes You Have

        At the annual meeting, holders of our Series A common stock will have one vote and holders of Series B common stock will have 10 votes, in each case, for each share that our records show they owned as of 5:00 p.m., New York City time, on April 6, 2006, which is the record date for the annual meeting. Holders of our Series A common stock and our Series B common stock will vote together as a single class.

Recommendation of Our Board of Directors

        Our board of directors has approved all of the restructuring proposals and both of the annual business matter proposals and recommends that you vote "FOR" each of them.

Votes Required

        Approval of each of the restructuring proposals and of the auditors ratification proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our Series A common stock and our Series B common stock outstanding on the record date for the annual meeting that are present, in person or by proxy, at the annual meeting, voting together as a single class.

        Approval of the election of directors proposal requires a plurality of the affirmative votes of the shares of our Series A common stock and Series B common stock outstanding on the record date, voting together as a single class, that are voted in person or by proxy at the annual meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other person.

Shares Outstanding

        As of February 28, 2006, an aggregate of 2,682,435,330 shares of our Series A common stock and 121,062,825 shares of our Series B common stock were outstanding and would have been entitled to vote at the annual meeting if February 28, 2006 had been the record date for the annual meeting.

Number of Holders

        We expect there to be, as of the record date for the annual meeting, approximately 4,320 record holders of our Series A common stock and approximately 180 record holders of our Series B common stock (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

Voting Procedures for Record Holders

        Holders of record of our common stock as of the record date for the annual meeting may vote in person thereat. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card that is being included with the mailing of this proxy statement/prospectus, or by voting by telephone or over the Internet. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described below and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.

        YOUR VOTE IS IMPORTANT.    It is recommended that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting. To submit a written proxy by mail, you should complete, sign, date and mail the proxy in accordance with its instructions.

        If any other matters are properly presented before the annual meeting, the persons you choose as proxies will have discretion to vote or to act on these matters according to their best judgment, unless you indicate otherwise on your proxy.

        If a proxy is signed and returned by a record holder without indicating any voting instructions, the shares of our common stock represented by the proxy will be voted "FOR" the approval of each of the restructuring proposals and each of the annual business matter proposals.

        If you submit a proxy card on which you indicate that you abstain from voting, it will have no effect on the election of directors proposal and will have the same effect as a vote "AGAINST" the restructuring proposals and the auditors ratification proposal.

Voting Procedures for Shares Held in Street Name

        General.    If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares of our common stock or when granting or revoking a proxy.

        Effect of Broker Non-Votes.    Shares represented by "broker non-votes" will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on the restructuring proposals and the annual business matter proposals. Broker non-votes will have no effect on any of the restructuring proposals or annual meeting proposals.

Revoking a Proxy

        Before your proxy is voted, you may change your vote by telephone or over the Internet (if you originally voted by telephone or over the Internet), by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Media Corporation, c/o Computershare Trust Company, N.A., P.O. Box 8078, Edison New Jersey 08818. Any signed proxy revocation or new signed proxy must be received before the start of the annual meeting.

        Your attendance at the annual meeting will not, by itself, revoke your proxy.

        If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote.

Solicitation of Proxies

        The accompanying proxy for the annual meeting is being solicited on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Exchange of Shares

        If the restructuring proposals are approved and the restructuring is completed, you will receive written instructions from the stock transfer agent on how to exchange your Old Liberty common stock for shares of Liberty Interactive common stock and Liberty Capital common stock. You are urged NOT to send your shares of Old Liberty common stock with your proxy card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning shares of our common stock beneficially owned by each person or entity (excluding any of our directors and executive officers) known by us to own more than five percent of the outstanding shares of our common stock.

        The percentage ownership information is based upon 2,682,435,330 shares of our Series A common stock and 121,062,825 shares of our Series B common stock outstanding as of February 28, 2006.

Name and Address of Beneficial Owner	Series of Stock	Number of Shares		Percent of Class	Voting Power
		(in thousands)
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	Series A	143,483	(1)	5.3%	3.7%
Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	Series A	149,615	(2)	5.6%	3.8%

(1)
The number of shares of common stock is based upon the Schedule 13G dated December 30, 2005, filed by Capital Research and Management Company with respect to our Series A common stock. Capital Research, an investment adviser, is deemed to be the beneficial owner of 143,482,900 shares of our Series A common stock, as a result of acting as investment adviser to various investment companies, but disclaims beneficial ownership pursuant to Rule 13d-4. The Schedule 13G reflects that Capital Research has sole voting power over 44,827,900 shares of our Series A common stock.

(2)
The number of shares of common stock is based upon the Schedule 13G dated February 6, 2006, filed by Southeastern Asset Management, Inc., an investment adviser, and O. Mason Hawkins, Chairman of the Board and CEO of Southeastern, with respect to our Series A common stock. All of the 149,614,548 shares of our Series A common stock covered by the Schedule 13G are owned by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. Mr. Hawkins could be deemed to be a controlling person of Southeastern but disclaims the existence of such control. Mr. Hawkins does not own directly or indirectly any securities covered by the Schedule 13G. Southeastern and Mr. Hawkins disclaim beneficial ownership of the shares covered by the Schedule 13G pursuant to Rule 13d-4. The Schedule 13G reflects that Southeastern has sole voting power over 81,534,100 shares of our Series A common stock and shared voting power over 53,369,448 shares of our Series A common stock.

Security Ownership of Management

        The following table sets forth information with respect to the ownership by each of our directors and each of our named executive officers and by all of our directors and executive officers as a group of shares of our Series A and our Series B common stock. None of our directors or named executive officers own any equity securities of FUN Technologies plc or OpenTV Corp., each of which is currently a publicly-traded subsidiary of ours.

        The security ownership information is given as of February 28, 2006 and, in the case of percentage ownership information, is based on 2,682,435,330 shares of our Series A common stock and 121,062,825 shares of our Series B common stock.

        Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after February 28, 2006, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into shares of our Series A common stock, is reported as beneficial ownership of our Series B common stock only, and not as beneficial ownership of our Series A common stock. So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

        The number of shares indicated as owned by the following persons includes interests in shares held by our defined contribution 401(k) plan (the Liberty 401(k) Savings Plan), in each case as of February 28, 2006. The shares held by the trustee of the 401(k) plan for the benefit of these persons are voted as directed by such persons.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class		Voting Power
		(in thousands)
John C. Malone	Liberty Series A Liberty Series B	15,813 118,680	(1)(2)(3)(4) (1)(4)(5)	* 89.5%		30.0%
Robert R. Bennett	Liberty Series A Liberty Series B	5,810 16,680	(6)(7)(8) (7)(8)	* 12.1%		4.3%
Donne F. Fisher	Liberty Series A Liberty Series B	311 597	(9)	* *		*
Paul A. Gould	Liberty Series A Liberty Series B	1,513 600	(10)	* *		*
Gregory B. Maffei	Liberty Series A Liberty Series B	344 0	(11)	*		*
David E. Rapley	Liberty Series A Liberty Series B	30 0	(9)	*		*
M. LaVoy Robison	Liberty Series A Liberty Series B	28 0	(9)	*		*
Larry E. Romrell	Liberty Series A Liberty Series B	265 3	(12)	* *		*
David J.A. Flowers	Liberty Series A Liberty Series B	2,068 0	(13)(14)(15)	*		*
Albert E. Rosenthaler	Liberty Series A Liberty Series B	579 0	(16)(17)	*		*
Christopher W. Shean	Liberty Series A Liberty Series B	588 0	(18)(19)(20)	*		*
Charles Y. Tanabe	Liberty Series A Liberty Series B	2,496 0	(19)(21)(22)(23)	*		*
All directors and executive officers as a group (12 persons)	Liberty Series A Liberty Series B	29,846 136,561	(3)(8)(15)(24)(25)(26)(27) (5)(8)(25)(27)	1.1 91.5	% %	33.4%

*
Less than one percent

(1)
Includes 1,505,043 shares of our Series A common stock and 3,409,436 shares of our Series B common stock held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes 765,324 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(3)
Includes 3,300 shares of our Series A common stock held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust.

(4)
Includes beneficial ownership of 1,375 shares of our Series A common stock and 11,485,402 shares of our Series B common stock which may be acquired upon exercise of stock options exercisable within 60 days after February 28, 2006. Mr. Malone has the right to convert the options to purchase shares of our Series B common stock into options to purchase shares of our Series A common stock.

(5)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of our former parent company, TCI, TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife and a call agreement with the Magness Group. In connection with AT&T's acquisition of TCI, TCI assigned to us its rights under these call agreements. As a result, we have the right, under certain circumstances, to acquire shares of our Series B common stock owned by the Malones. The call agreement also prohibits the Malones from disposing of their shares of our Series B common stock, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their shares of our Series B common stock after conversion to shares of our Series A common stock) and except for a transfer made in compliance with our call rights.

(6)
Includes 32,655 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(7)
Includes beneficial ownership of 2,025,640 shares of our Series A common stock and 16,679,853 shares of our Series B common stock which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after February 28, 2006. Mr. Bennett has the right to convert the options to purchase shares of our Series B common stock into options to purchase shares of our Series A common stock.

(8)
Includes 1,246,596 shares of our Series A common stock and 400 shares of our Series B common stock owned by Hilltop Investments, Inc. which is jointly owned by Mr. Bennett and his wife, Mrs. Deborah Bennett.

(9)
Includes beneficial ownership of 22,000 shares of our Series A common stock which may be acquired upon exercise of, or which relate to, stock appreciation rights exercisable within 60 days after February 28, 2006.

(10)
Includes beneficial ownership of 30,750 shares of our Series A common stock which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after February 28, 2006.

(11)
Includes beneficial ownership of 343,750 shares of our Series A common stock which may be acquired upon exercise of stock options exercisable within 60 days after February 28, 2006.

(12)
Includes beneficial ownership of 40,263 shares of our Series A common stock which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after February 28, 2006.

(13)
Includes 14,470 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(14)
Includes beneficial ownership of 1,644,364 shares of our Series A common stock which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after February 28, 2006.

(15)
Includes 27,000 shares of our Series A common stock owned by AIKD Investment, Inc. which is solely owned by Mr. Flowers.

(16)
Includes 7,309 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(17)
Includes beneficial ownership of 572,100 shares of our Series A common stock which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after February 28, 2006.

(18)
Includes 15,847 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(19)
Includes 45,000 restricted shares of our Series A common stock, none of which was vested as of February 28, 2006.

(20)
Includes beneficial ownership of 520,948 shares of our Series A common stock which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after February 28, 2006.

(21)
Includes 8,771 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(22)
Includes 3,068 shares of our Series A common stock held by Mr. Tanabe's wife, Arlene Bobrow, as to which shares Mr. Tanabe has disclaimed beneficial ownership.

(23)
Includes beneficial ownership of 2,149,152 shares of our Series A common stock which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after February 28, 2006.

(24)
Includes 844,376 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(25)
Includes 1,508,111 shares of our Series A common stock and 3,409,436 shares of our Series B common stock held by relatives of certain directors and executive officers, as to which shares beneficial ownership by such directors and executive officers has been disclaimed.

(26)
Includes 90,000 restricted shares of our Series A common stock, none of which was vested as of February 28, 2006.

(27)
Includes beneficial ownership of 7,394,342 shares of our Series A common stock and 28,165,255 shares of our Series B common stock which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after February 28, 2006. The options to purchase shares of our Series B common stock may be converted into options to purchase shares of our Series A common stock.

        TruePosition, Inc.    As of February 28, 2006, Mr. Gould beneficially owned 78,910 shares of common stock of TruePosition Inc. representing less than a 1% ownership interest in TruePosition. These shares include 74,421 shares of common stock owned by Allen & Company LLC, of which Mr. Gould is a Managing Director and Executive Vice President.

Change of Control

        We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

THE RESTRUCTURING PROPOSALS

        The description of the material terms of the restructuring proposals set forth below is not complete. In addition, we qualify the applicable portions of this description by reference to the form of New Liberty's amended charter and the merger agreement included as Annexes C and D, respectively. We urge all stockholders to read New Liberty's amended charter and the merger agreement in their entirety.

General

        At the annual meeting you will be asked to vote on a group of five related proposals: the merger proposal, the tracking stock proposal, the optional conversion proposal, the optional redemption proposal and the group disposition proposal. We refer to all five proposals together as the "restructuring proposals." If all five proposals are approved at the annual meeting, New Liberty will become our publicly-traded parent company and New Liberty's certificate of incorporation will be amended and restated to provide for two new tracking stocks, the terms of which are described in detail under "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock." Each of the proposals is described below. While each proposal is related and therefore conditioned on approval of the other four proposals, we have "unbundled" them so that you may communicate your view to the board of directors as to each proposal being voted on.

        The merger proposal.    Under this proposal, you are being asked to adopt a merger agreement pursuant to which Liberty Media Corporation would become a wholly-owned subsidiary of New Liberty, which would become our publicly-traded parent company, on the terms set forth in this proxy statement/prospectus. The merger agreement is described below under "—The Merger Agreement and the Related Restructuring."

        The tracking stock proposal.    Under this proposal, you are being asked to approve an amendment and restatement to New Liberty's certificate of incorporation which would create two new tracking stocks, the Liberty Interactive common stock and the Liberty Capital common stock. In the merger, those tracking stocks would be exchanged for the shares of Old Liberty Series A common stock and Old Liberty Series B common stock which are currently outstanding. The tracking stocks are intended to track and reflect the separate economic performance of a new Interactive Group and a new Capital Group, respectively. Each tracking stock will be divided into three series with different voting rights. See "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—General."

        The Interactive Group will initially consist of our interests in QVC, Inc., Provide Commerce, Inc., Expedia, Inc. and IAC/InterActiveCorp. In addition, we will attribute $4.48 billion principal amount (as of December 31, 2005) of our existing parent company debt to the Interactive Group. The Capital Group will consist of all of our business that is not part of the Interactive Group. In addition, we will attribute the portion of our existing parent company debt that is not attributed to the Interactive Group (which is $4.58 billion principal amount (as of December 31, 2005)) to the Capital Group.

        An investment in Liberty Interactive common stock will not represent an ownership interest in the Interactive Group, and an investment in Liberty Capital common stock will not represent an ownership interest in the Capital Group. Rather, an investment in either of these tracking stocks will represent an ownership interest in New Liberty.

        The optional conversion proposal.    Under this proposal, you are being asked to approve, as part of the amendment and restatement to New Liberty's certificate of incorporation and in connection with the creation of the new tracking stocks, the creation of a right in favor of New Liberty's board of directors to convert, in their sole discretion, shares of Liberty Interactive common stock into shares of Liberty Capital common stock (except during the first year after the issuance of the Liberty Interactive common stock, subject to an earlier "tax event"). See "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Conversion and Exchange."

        The optional redemption proposal.    Under this proposal, you are being asked to approve, as part of the amendment and restatement to New Liberty's certificate of incorporation and in connection with the creation of the new tracking stocks, the creation of a right in favor of New Liberty's board of directors to redeem (in whole or in part), in their sole discretion, shares of Liberty Interactive common stock or Liberty Capital common stock for stock of a company whose assets consist entirely of assets which were previously attributed to the group to which the redeemed shares relate. See "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Optional Redemption for Stock of a Subsidiary."

        The group disposition proposal.    Under this proposal, you are being asked to approve, as part of the amendment and restatement to New Liberty's certificate of incorporation and in connection with the creation of the new tracking stocks, the creation of a right in favor of New Liberty's board of directors to sell all or substantially all of the assets of a group without a vote of the holders of the stock of that group, if the net proceeds of the sale are distributed to holders of that stock by means of a dividend or redemption, that stock is converted into stock of the other group or a combination of the foregoing is effected. See "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Mandatory Dividend, Redemption or Conversion on Disposition of All or Substantially All of the Assets of a Group."

The Merger Agreement and the Related Restructuring

        The following is a summary of the material terms of the merger agreement. This summary may not contain all of the information that is important to you. It is qualified in its entirety by reference to the merger agreement, a copy of which is included as Annex D and is incorporated herein by reference. You should read the merger agreement because it, and not this document, is the legal document that governs the terms of the merger and will give you a more complete understanding of the restructuring, including the merger.

  Structure of the Merger

        To effect the merger and the related restructuring, Old Liberty has formed two new, wholly-owned subsidiaries. One subsidiary is Liberty Media Holding Corporation or New Liberty, and the other is a wholly-owned transitory merger subsidiary of New Liberty. In the restructuring, the transitory merger subsidiary will merge with and into Old Liberty with Old Liberty as the surviving corporation.

        As a result of the merger described above and the conversion and exchange of securities described below, Old Liberty will become a wholly-owned subsidiary of New Liberty, New Liberty will become our new publicly-traded parent company, and all persons who were stockholders of Old Liberty immediately prior to the merger will be stockholders of New Liberty (and not stockholders of only part of New Liberty) immediately after the merger. In the merger New Liberty will change its name to "Liberty Media Corporation," and immediately thereafter Old Liberty will convert to a limited liability company and change its name to "Liberty Media LLC." The management and board of directors of New Liberty following the merger will be identical to the management and board of directors of Old Liberty immediately prior to the merger.

  Effective Time of the Merger

        If the restructuring proposals are approved, we intend to effect the restructuring by filing a certificate of merger with the Delaware Secretary of State as soon as practicable after the annual meeting. The merger will become effective at the time and on the date on which the certificate of merger is filed, or later if a later date and time is specified in the certificate of merger. Our board of directors, however, may abandon the restructuring in whole, but not in part, at any time (before or after the annual meeting) before the filing of the certificate of merger and without further action by our stockholders.

  Conditions to the Merger

        The completion of the merger is subject to the fulfillment of the following conditions:

  •
  the restructuring proposals must be approved at the annual meeting by a majority of the aggregate voting power of the shares of our Series A common stock and our Series B common stock outstanding on the record date that are present at the annual meeting, in person or by proxy, voting together as a class;

  •
  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective and be effective at the time of the merger, with no stop order suspending effectiveness having been issued, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the registration statement pending before or threatened by the SEC;

  •
  New Liberty must have received all state securities laws or blue sky permits and authorizations necessary, if any, with respect to the issuance of New Liberty common stock in the merger;

  •
  the shares of New Liberty common stock to be issued in the merger must be approved for listing on The Nasdaq National Market, subject only to official notice of issuance; and

  •
  Old Liberty and New Liberty must have received the opinion of Baker Botts L.L.P. described under "The Restructuring Proposals—Material U.S. Federal Income Tax Consequences—Tax Implications of the Restructuring" below.

        The conditions described in the first, fourth and fifth bullet points above are non-waivable.

  Conversion of Outstanding Shares of Old Liberty Common Stock

        In the merger:

  •
  each holder of Old Liberty Series A common stock will receive (i) 0.25 of a share of Liberty Interactive Series A common stock and (ii) 0.05 of a share of Liberty Capital Series A common stock for each share of our outstanding Series A common stock held; and

  •
  each holder of Old Liberty Series B common stock will receive (i) 0.25 of a share of Liberty Interactive Series B common stock and (ii) 0.05 of a share of Liberty Capital Series B common stock for each share of our outstanding Series B common stock held.

Therefore, to receive one share of Liberty Interactive common stock in the restructuring, a stockholder must own 4 shares of the same series of Old Liberty common stock immediately prior to the merger, and to receive one share of Liberty Capital common stock in the restructuring, a stockholder must own 20 shares of the same series of Old Liberty common stock immediately prior to the merger.

        If you otherwise would receive a fraction of a share of Liberty Interactive common stock or Liberty Capital common stock, you will receive cash in an amount equal to the value of any fractional share interest. The cash amount deliverable in lieu of a fractional share interest will equal the product of the applicable fraction multiplied by the closing price of a share of Liberty Interactive Series A common stock, Liberty Capital Series A common stock, Liberty Interactive Series B common stock or Liberty Capital Series B common stock, as applicable, as reported on the first trading day on which shares of Liberty Interactive common stock and Liberty Capital common stock trade in the regular way market.

  Treatment of Stock Options and Other Awards

        Options to purchase shares of Old Liberty common stock, stock appreciation rights with respect to shares of Old Liberty common stock and shares of Old Liberty restricted stock have been granted to various directors, officers, employees and consultants of our company and certain of our subsidiaries pursuant to the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective

April 19, 2004) and various other stock incentive plans administered by the incentive plan committee of our board of directors. The merger agreement provides for the treatment of options, SARs and restricted stock as set forth below.

        Option Awards.    Under the merger agreement, at the effective time of the merger each outstanding option to purchase shares of Old Liberty common stock (which we refer to as an outstanding Old Liberty option) will be divided into two options as follows:

  •
  an option (which we refer to as an Interactive Group option) to purchase a whole number of shares of the same series of Liberty Interactive common stock as the series of Old Liberty common stock for which the outstanding Old Liberty option is exercisable equal to the product obtained by multiplying the number of shares of Old Liberty common stock for which the outstanding Old Liberty option is exercisable by 0.25; and

  •
  an option (which we refer to as a Capital Group option) to purchase a whole number of shares of the same series of Liberty Capital common stock as the series of Old Liberty common stock for which the outstanding Old Liberty option is exercisable equal to the product obtained by multiplying the number of shares of Old Liberty common stock for which the outstanding Old Liberty option is exercisable by 0.05.

        The aggregate exercise price of each outstanding Old Liberty option will be allocated between the Interactive Group option and the Capital Group option, pro rata, based upon the ratio of the volume weighted average price of the tracking stock for which the option is exercisable over the first 20 trading days of regular way trading after the completion of the restructuring to the volume weighted average prices of the tracking stocks of both groups over the same 20 trading day period. This ratio is intended to result in an allocation which will reflect the relative fair market values of each group's stock immediately following the restructuring.

        By way of example, an Old Liberty option to acquire 1,000 shares of Old Liberty Series A common stock at an exercise price of $10 would be divided, as a result of the restructuring, into:

  •
  an Interactive Group option to acquire 250 shares of Liberty Interactive Series A common stock at an exercise price of $28.57; and

  •
  a Capital Group option to acquire 50 shares of Liberty Capital Series A common stock at an exercise price of $57.14.

The foregoing exercise price allocation assumes that the volume weighted average price of the Liberty Interactive common stock over the first 20 trading days of regular way trading was $25, and the volume weighted average price of the Liberty Capital common stock over such 20-trading day period was $50.

        Except as described above, all other terms of the Interactive Group option and the Capital Group option (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding outstanding Old Liberty option.

        SAR Awards.    Under the merger agreement, at the effective time of the merger each outstanding stock appreciation right related to Old Liberty common stock (which we refer to as an outstanding Old Liberty SAR) will be divided into two stock appreciation rights related to New Liberty common stock as follows:

  •
  a stock appreciation right (which we refer to as an Interactive Group SAR) related to a whole number of shares of the same series of Liberty Interactive common stock as the series of Old Liberty common stock to which the outstanding Old Liberty SAR relates equal to the product obtained by multiplying the number of shares of Old Liberty common stock to which the outstanding Old Liberty SAR relates by 0.25; and

  •
  a stock appreciation right (which we refer to as a Capital Group SAR) related to a whole number of shares of the same series of Liberty Capital common stock as the series of Old

    Liberty common stock to which the outstanding Old Liberty SAR relates equal to the product obtained by multiplying the number of shares of Old Liberty common stock to which the outstanding Old Liberty SAR relates by 0.05.

        The base price of each outstanding Old Liberty SAR will be allocated between the Interactive Group SAR and the Capital Group SAR, pro rata, based upon the ratio of the volume weighted average price of the tracking stock to which the SAR relates over the first 20 trading days of regular way trading after the consummation of the restructuring to the volume weighted average prices of the tracking stocks of both groups over the same 20 trading day period. This ratio is intended to result in an allocation which will reflect the relative fair market values of each group's stock immediately following the restructuring.

        By way of example, an outstanding Old Liberty SAR relating to 1,000 shares of Old Liberty Series A common stock with a base price of $10 would be divided, as a result of the restructuring, into:

  •
  an Interactive Group SAR relating to 250 shares of Liberty Interactive Series A common stock with a base price of $28.57; and

  •
  a Capital Group SAR relating to 50 shares of Liberty Capital Series A common stock with a base price of $57.14.

The foregoing base price allocation assumes that the volume weighted average price of the Liberty Interactive common stock over the first 20 trading days of regular way trading was $25, and the volume weighted average price of the Liberty Capital common stock over such 20-trading day period was $50.

        Except as described above, all other terms of the Interactive Group SAR and the Capital Group SAR (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding outstanding Old Liberty SAR.

        Restricted Stock Awards.    Under the merger agreement, at the effective time of the merger each holder of an outstanding Old Liberty restricted stock award will be entitled to receive, for each share of restricted Old Liberty common stock held, (i) an award of 0.25 of a share of the same series of Liberty Interactive common stock as the shares of Old Liberty common stock to which such Old Liberty restricted stock award relates and (ii) an award of 0.05 of a share of the same series of Liberty Capital common stock as the shares of Old Liberty common stock to which such Old Liberty restricted stock award relates (with cash in lieu of any fractional share interests). Except as described above, all of the Interactive Group restricted stock awards and the Capital Group restricted stock awards (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Old Liberty restricted stock award.

The Interactive Group and the Capital Group

        New Liberty's amended charter, which would be filed at the effective time of the merger referred to above, will authorize and designate two tracking stocks: the Liberty Interactive common stock, intended to reflect the separate economic performance of the Interactive Group, and Liberty Capital common stock, intended to reflect the separate economic performance of the Capital Group. A description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock is provided below under the heading "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock."

        One of our principal reasons for creating the Interactive Group and the Capital Group is to assist the capital markets in better understanding and valuing our businesses. Although we have always sought to conduct our businesses in a manner which increases stockholder value, over the years our capital structure has become increasingly complex. We believe this complexity has caused confusion among investors, which we believe is a major reason why our stock has traded for some time at a discount to our estimate of our net asset value. Through the creation of the Interactive Group and the Capital Group, we are seeking to reduce that confusion.

        The Interactive Group will focus on video and on-line commerce businesses and will be largely free of the financial complexity (such as derivative security positions) associated with many of our cost investments in companies which are no longer central to our business strategies and as to which we do not expect to increase our interest. (Those assets, which we refer to as non-strategic assets, will be attributed to the Capital Group.) The Interactive Group will be anchored by our consolidated subsidiary QVC, in which we have a 98% interest. By highlighting QVC, we anticipate that the market will value the Interactive Group based largely on QVC's performance, at least initially, and in line with other specialty and on-line retailers. Our strategy with the Interactive Group will be to continue QVC's organic growth in its existing markets while exploring opportunities for expansion in additional international markets. We will also seek to leverage the strength of QVC as a video and web-based retailer by acquiring complementary businesses. For example, we recently acquired Provide Commerce, Inc., which is an on-line retailer of perishable products such as cut flowers and meats. This on-line commerce retailer will be attributed to the Interactive Group.

        The Interactive Group will also initially include our approximate 20% interest in Expedia, Inc. and our approximate 22% interest in IAC/InteractiveCorp. Expedia and IAC complement the business of QVC in that they offer products and services to customers through branded websites and, in the case of IAC, video and telephone sales, as well as through membership programs.

        We will attribute to the Interactive Group the following debt obligations:

Obligation	Outstanding Principal at December 31, 2005
3.5% Senior Notes due 2006	$121,501,000
Floating Rate Senior Notes due 2006	$1,247,164,000
7.875% Senior Notes due 2009	$669,695,000
7.75% Senior Notes due 2009	$233,626,344
5.7% Senior Notes due 2013	$802,500,000
8.5% Senior Debentures due 2029	$500,000,000
8.25% Senior Debentures due 2030	$901,620,000

        We attributed the foregoing debt obligations to the Interactive Group after consultation with our financial and legal advisors. The debt was attributed to Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations we have attributed to the Interactive Group constitute all of our senior notes and non-exchangeable debentures. As indicated below, all of our exchangeable debentures will be attributed to the Capital Group because the stock into which such debt is exchangeable has been attributed to the Capital Group.

        A more complete description of the Interactive Group is provided under "Description of Business—The Interactive Group," in Annex A to this proxy statement/prospectus.

        The Capital Group will consist of all of our businesses not included in the Interactive Group. Initially, the more significant businesses, business affiliates and holdings attributed to the Capital Group will be the following:

Entity	Ownership Interest as of December 31, 2005
Starz Entertainment Group LLC	100%
On Command Corporation	100%
OpenTV Corp. (NASDAQ: OPTV)	31%(1)
Courtroom Television Network LLC	50%
GSN, LLC	50%
TruePosition, Inc.	89% (common equity) 100% (preferred stock)
WildBlue Communications, Inc.	32%
News Corporation (NYSE: NWS)	16%
Time Warner Inc. (NYSE: TWX)	4%
Sprint Nextel Corporation (NYSE: S)	3%
Motorola, Inc. (NYSE: MOT)	3%

(1)
We have a 78% voting interest in OpenTV.

        We have owned many of the businesses and assets being attributed to the Capital Group for many years, and in a number of cases they were acquired at a time when we were the programming arm of the cable operator Tele-Communications, Inc. The businesses attributed to the Capital Group are primarily engaged in the video programming, media and interactive technology services businesses.

        Following TCI's acquisition by AT&T in 1999, several of our assets were no longer viewed as central to our business strategy. These assets, including our minority interests in Motorola, Inc., Sprint Nextel and Time Warner, Inc., were effectively monetized with derivatives and/or exchangeable debentures to raise liquidity for us and to pursue acquisitions. While these financial instruments have proven beneficial to us over the years, they have complicated our capital structure and created a good deal of investor confusion. All of our non-strategic assets and related derivatives, will be attributed to the Capital Group. Over time, we expect to convert many of our non-strategic assets into operating assets or into cash that we would use to pursue opportunities that are complementary to the assets of the Capital Group and that further its business strategy.

        The Capital Group will focus primarily on video programming and communications technology and services involving cable, satellite, the Internet and other distribution media as they evolve. We expect to grow the businesses attributed to the Capital Group by creating new opportunities for our existing businesses and by acquiring companies that leverage and complement those businesses. We also may explore other financial transactions and investments with attractive risk and return characteristics.

        As an example of our investment strategy for this group, we recently acquired a majority interest in FUN Technologies, Inc., the new parent company of FUN Technologies plc, which would be attributed to the Capital Group. FUN's business includes the development and hosting of online games and online fantasy sports platforms, which complements the content on GSN, Inc.'s game show network and website.

        The following debt obligations will be attributed to the Capital Group:

Obligation	Outstanding Principal at December 31, 2005
0.75% Senior Exchangeable Debentures due 2023	$1,750,000,000
4% Senior Exchangeable Debentures due 2029	$868,782,000
3.75% Senior Exchangeable Debentures due 2030	$809,999,000
3.5% Senior Exchangeable Debentures due 2031	$600,000,000
3.25% Senior Exchangeable Debentures due 2031	$551,333,000

        The foregoing debt obligations constitute all of our exchangeable debentures. We believe that the attribution of these debentures to the Capital Group is appropriate based on the ability of the Capital Group to pay the debt service on those obligations and because the shares of other publicly-traded companies for which those debentures are exchangeable have been attributed to the Capital Group.

        A more complete description of the Capital Group is provided under "Description of Business—The Capital Group" in Annex A to this proxy statement/prospectus.

        Each group will include in the future other businesses, assets and liabilities that are complementary or related to the businesses attributed to that group as New Liberty's board of directors may determine. There are no present plans or proposals to attribute to either group any businesses, assets or liabilities which are indicated herein as initially being attributed to the other group. In addition, we may acquire and attribute to either group other businesses, assets and liabilities which are consistent with the focus or strategy of that group. In cases where a business may fit into either group, New Liberty's board will have discretion to determine to which group that business should be attributed. We expect that in making such a decision, the board will consider not only whether the business is principally related to those in a particular group but also which group has the financing capability and managerial expertise to best capitalize on the opportunities presented by the acquisition. New Liberty's board may change the strategy of either group, in its sole discretion, at any time. We expect that the board will do so if it is determined that such a change would be in the best interests of New Liberty and all of New Liberty's stockholders.

Recommendation of our Board of Directors

        Our board of directors has carefully considered and approved all of the restructuring proposals and recommends that you vote "FOR" each of the restructuring proposals.

Background and Reasons for the Restructuring Proposals

        We continually review each of our businesses and our company as a whole as we seek to execute our business strategies and increase stockholder value. As a result of this review process, we concluded that the implementation of a "tracking stock" structure would provide us with greater operational and financial flexibility in executing our business strategies and would permit the markets to make a more informed valuation of our various businesses. In reaching this conclusion, the board determined that the creation of the Interactive Group and Capital Group would permit us to bring greater clarity to our assets and our business strategies for those assets, as well as allow us to create two acquisition currencies which we believe will be preferable to sellers of companies because they will have a greater opportunity to participate in any gains enjoyed by the acquired company after the acquisition. We also anticipate that the stock of each group will trade more in line with the fundamentals of the businesses attributed to that group.

        Our board of directors also considered a spin off of certain of the businesses to be attributed to the Interactive Group, but determined that a tracking stock structure, unlike a spin off, is expected to preserve certain favorable financial, tax and other benefits that we will continue to realize as a single consolidated entity.

        Upon management's recommendation and after extensive consultation with our financial and legal advisors, our board of directors determined that the restructuring would be in the best interests of our company and our stockholders.

Determination of Terms of the Tracking Stocks

        In determining the terms of the tracking stocks, our management and counsel reviewed precedent tracking stock charters of other issuers, including the tracking stock charters of predecessors of Old Liberty, in preparing the terms of New Liberty's amended charter. Our board of directors approved the terms of New Liberty's amended charter based on its determination that such terms best achieve the purpose of the proposed tracking stock charter: that the Liberty Interactive common stock and the Liberty Capital common stock track the performance of the businesses and assets attributed to each group, and that the New Liberty board retain operational and financial flexibility in executing New Liberty's business strategies. The board also determined that it is in the best interests of our stockholders that the tracking stocks include terms that require specific actions be taken by the board in the event of certain extraordinary transactions involving the assets of either group.

        New Liberty's amended charter includes terms which, among others, provide for discretionary authority in favor of New Liberty's board to convert all of the outstanding shares of Liberty Interactive common stock into Liberty Capital common stock, redeem outstanding shares of Liberty Interactive common stock or Liberty Capital common stock for shares of a subsidiary whose assets consist solely of assets previously attributed to the Interactive Group or the Capital Group, respectively, or sell all or substantially all of the assets of a group and distribute the net proceeds of the sale to holders of stock of that group by means of a dividend or redemption, convert that stock into stock of the other group, or effect a combination of the foregoing. Each of those discretionary actions is covered by one of the related restructuring proposals that stockholders are being asked to consider and vote upon at the annual meeting.

        In the case of the right of the New Liberty board of directors to convert all of the outstanding shares of Liberty Interactive common stock into Liberty Capital common stock, which is the topic of the optional conversion proposal, our board determined that New Liberty's board needed the conversion right to maintain sufficient flexibility to unwind the tracking stock structure if it determines that such an action is in the best interest of all stockholders in the future. New Liberty's board is prohibited from taking this action during the first year after the restructuring, unless certain adverse tax consequences occur. In the case of the right to redeem outstanding shares of Liberty Interactive common stock or Liberty Capital common stock for shares of a subsidiary whose assets consist solely of assets previously attributed to the Interactive Group or the Capital Group, respectively, which is the topic of the optional redemption proposal, our board determined that since investors will likely invest in the stock of a particular group due to the assets attributed to that group, those stockholders should have the ability to receive any assets attributed to that group if the New Liberty board of directors determines to split off or spin off those assets. New Liberty's amended charter limits any such redemption to that portion of the outstanding shares of a group which is equal to the portion of the assets of the group represented by the assets being split off or spun off. New Liberty's amended charter provides the New Liberty board with broad discretion in the event of a sale of all or substantially all of the assets of a group, which is the topic of the group disposition proposal, in order for the New Liberty board of directors to have maximum flexibility in determining what is in the best interests of all of its stockholders while also recognizing the interests of holders of the stock of the group whose assets have been sold. The board of directors determined that in those instances where the net proceeds of such a sale are not reinvested in a business that is similar or complementary to the businesses of the group whose assets are sold and the sale is not otherwise considered an "exempt disposition", then holders of stock of that group should have the ability to either receive the net proceeds of that sale through a dividend or redemption of their shares, become a stockholder of the other group at a premium to the market value of the shares of the other group, or receive a combination of the foregoing. In addition, any determination of the New Liberty board of directors will be subject to the requirements of Delaware law, including the requirement that prior stockholder approval (with both groups voting as a single class) be obtained for the sale of all or substantially all of the assets of a group which also constitutes all or substantially all of the total assets of New Liberty.

Positive Aspects of the Restructuring Proposals

        In arriving at its determination and recommendation, our board of directors, with the assistance of its financial and legal advisors, considered, among other things, the following:

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  Increased stockholder choice.    The adoption of a tracking stock capitalization will allow our stockholders and future investors to own either or both of the Liberty Interactive common stock and the Liberty Capital common stock, depending on their particular investment objectives.

  •
  Greater financial flexibility.    The creation of the Liberty Interactive common stock and the Liberty Capital common stock will provide greater flexibility to raise capital and respond to strategic opportunities (including acquisitions) because it will allow us to issue either Liberty Interactive common stock or Liberty Capital common stock as appropriate under the circumstances. For example, it would allow stockholders of an entity that is acquired for the Interactive Group the opportunity to participate more directly in the success of the business in which that entity engages rather than participating in our much larger and more diversified businesses as is the case with our current capitalization.

  •
  Advantages of doing business under common ownership.    In contrast to a spin off, the restructuring proposals will allow us to retain the advantages of doing business as a single company and allow the businesses attributed to each group to capitalize on relationships with the businesses attributed to the other group. As part of a single company, the businesses within each group will continue to take advantage of the strategic, financial and other benefits of shared managerial expertise, synergies relating to technology and purchasing arrangements, consolidated tax benefits, lower borrowing costs in some instances and cost savings in corporate overhead and other expenses.

  •
  Management incentives.    The creation of the Liberty Interactive common stock and the Liberty Capital common stock will permit the creation of more effective management incentive and retention programs. In particular, it will allow us to issue stock-based compensation and other incentive awards to employees of the businesses within each group that are tied more directly to the performance of their group and indirectly to the performance of the company.

  •
  Preserves capital structure flexibility.    The terms of New Liberty's amended charter preserve the ability of New Liberty's board of directors to unwind the tracking stock capitalization, subject to certain restrictions on timing. The restructuring proposals also retain future restructuring flexibility by preserving our ability to undertake future asset segmentation and capital restructurings, such as spin offs and split offs.

  •
  Implementation of the restructuring will not be taxable.    We expect that the implementation of the restructuring will not be taxable for U.S. federal income tax purposes to us or to our stockholders (except with respect to cash received in lieu of fractional shares).

  •
  Anticipated greater market recognition and more accurate valuation.    The creation of the Liberty Interactive common stock and the Liberty Capital common stock is intended to permit the market to review separate information about the businesses, assets and liabilities attributed to the Interactive Group and the Capital Group, and hence separately value the Liberty Interactive common stock and the Liberty Capital common stock. This should encourage investors and analysts to focus on the businesses, assets and liabilities attributed to each of the Interactive Group and the Capital Group which, to date, have been relatively hidden within our current corporate structure. In addition, having separate common stocks relating to the Interactive Group and the Capital Group should allow equity investors to apply different and more specific criteria in selecting in which of our securities to invest.

Potential Negative Aspects of the Restructuring Proposals

        Our board of directors also evaluated the potential negative aspects of the restructuring proposals, including the following:

  •
  Uncertainty of market valuation.    There can be no assurance as to the degree to which the market price of the Liberty Interactive common stock and the Liberty Capital common stock will reflect the separate performances of those groups. In addition, we cannot predict the impact of the restructuring proposals on the market price of our existing common stock prior to the annual meeting or whether the issuance of the Liberty Interactive common stock and the Liberty Capital common stock will increase our aggregate market capitalization.

  •
  Expansion of the board of directors' responsibilities.    New Liberty's amended charter may expand New Liberty's board of directors' responsibilities due to the need for the New Liberty board to review any matter involving the allocation of a business or corporate opportunity to the Interactive Group or the Capital Group, a potential conflict of interest between the holders of the Liberty Interactive common stock and the Liberty Capital common stock, or the movement of assets and creation of inter-group interests between the groups.

  •
  Creation of potential diverging or conflicting interests.    New Liberty's amended charter may create potential diverging or conflicting interests between the holders of Liberty Interactive common stock and the holders of Liberty Capital common stock, and complex issues may arise in resolving such conflicts that effectively require New Liberty's board of directors to benefit one group more than the other group.

  •
  Uncertainty of market reaction to tracking stock decisions.    The market values of Liberty Interactive common stock and Liberty Capital common stock could be affected by the market reaction to decisions by New Liberty's board of directors and management that investors perceive as affecting differently one series of common stock compared to the other. These decisions could include decisions regarding business transactions between the groups or the allocation of assets, expenses, debt or other financial liabilities between the groups.

  •
  Complex capital structure.    The recapitalization which would be effected if the restructuring proposals are approved will result in a complex capital structure due to the intricate terms of New Liberty's amended charter. For instance, New Liberty's amended charter provides that:

  •
  New Liberty may redeem, in one or more transactions, stock relating to a particular group in exchange for stock of one or more subsidiaries holding assets attributed to that group, provided that New Liberty's board of directors has determined that such redemption is expected to qualify for nonrecognition of gain or loss (in whole or in part) for U.S. federal income tax purposes to holders of the stock of that group; and

  •
  following the sale of all or substantially all of the assets attributed to a group, New Liberty must take certain specified actions, including declaring a dividend on or redeeming the stock relating to that group or converting the stock relating to that group into stock relating to the other group, in each case, unless the sale qualifies for one of the exemptions listed in New Liberty's amended charter.

    Our existing charter does not include any optional or mandatory redemption provisions nor does it include any mandatory dividend or conversion provisions. For a discussion of additional differences between these charters, please see "—Comparison of Old Liberty Common Stock with Liberty Interactive Common Stock and Liberty Capital Common Stock" below. The provisions of New Liberty's amended charter, as well as the manner in which New Liberty will present in its reports the assets, liabilities and cash flows of New Liberty and each of the groups, could cause confusion among some investors.

  •
  Potential adverse tax consequences.    The tax treatment of the restructuring is subject to some uncertainty, and the board considered the possibility that the IRS could successfully assert that the receipt of the Liberty Interactive common stock or the Liberty Capital common stock or both in the restructuring is taxable to you and/or to us. The board considered the fact that if the IRS were successful in such a claim, material adverse tax consequences could result to you and us.

  •
  Dual Public Filings. The implementation of the restructuring proposal would result in both New Liberty and Old Liberty being reporting companies under the Exchange Act. Old Liberty would be required to continue to make periodic filings under the Exchange Act due to its having outstanding a significant amount of notes and debentures. Preparing filings for two reporting companies will result in additional administrative, legal and accounting costs and diversion of management time.

        Our board of directors determined that the positive aspects of the restructuring proposals outweighed the negative aspects and concluded that the restructuring proposals are in the best interests of Liberty Media Corporation and its stockholders. In light of the number and variety of factors that our board of directors considered, our board of directors believes it is not practicable to assign relative weights to the factors discussed above, and accordingly, our board of directors did not do so.

Management and Allocation Policies

        One of the fundamental objectives of the restructuring proposals is to attribute all of our businesses and operations to either of the Interactive Group or the Capital Group and present separate consolidating financial information for each group. In order to accomplish this objective in a fair and equitable manner in the future, we have established management and allocation policies to help us allocate certain items (such as debt, corporate overhead, taxes, corporate opportunities and other charges and obligations) between the Interactive Group and the Capital Group in a reasonable manner after taking into account all material factors.

        As a general principle, we expect that all material matters in which holders of Liberty Interactive common stock and Liberty Capital common stock may have divergent interests will be generally resolved in a manner that is in New Liberty's best interests and the best interests of all of New Liberty's stockholders after giving fair consideration to the interests of the holders of each tracking stock, as well as such other or different factors considered relevant by the board (or any committee of the board authorized for this purpose, which will include the executive committee of the board).

Policies Subject to Change Without Stockholder Approval

        We have set forth below the management and allocation policies as we expect them to be effective upon completion of the restructuring. We are not requesting stockholder approval of these policies.

        Our board of directors may, without stockholder approval, modify, change, rescind or create exceptions to these policies, or adopt additional policies. Such actions could have different effects upon holders of Liberty Interactive common stock and Liberty Capital common stock. Our board of directors would make any such decision in accordance with its good faith business judgment that such decision is in New Liberty's best interests and the best interests of all of New Liberty's stockholders as a whole.

Any such modifications, changes, exceptions or additional policies will be binding and conclusive unless otherwise determined by the board.

Attribution of Assets

        In establishing the Interactive Group, our board has attributed to it our interests in QVC, Provide, Expedia and IAC, and related assets and liabilities. The Interactive Group will be primarily focused on video and on-line commerce. All other businesses, assets and liabilities have been attributed to the Capital Group, which will be primarily focused on video programming, and communications technology and services involving cable, satellite, the Internet and evolving distribution media. The board currently contemplates that businesses, assets and liabilities acquired after the restructuring would be attributed to one of the two groups principally based upon how strongly they complement or relate to the focus or strategy of that group.

Fiduciary and Management Responsibilities

        Because the Interactive Group and the Capital Group will continue to be a part of a single company, New Liberty's directors and officers will have the same fiduciary duties to holders of Liberty Interactive common stock and Liberty Capital common stock that our board of directors currently has to the holders of our existing common stock. Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to us and our stockholders if that person is disinterested and acts in accordance with his or her good faith business judgment in our interests and the interests of all of our stockholders as a whole. New Liberty's board of directors and chief executive officer, in establishing and applying policies with regard to intra-company matters such as business transactions between the Interactive Group and the Capital Group and allocation of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information which could benefit or cause relative detriment to the stockholders of the respective groups and will seek to make determinations which are in New Liberty's best interests and the best interests of New Liberty's stockholders as a whole. If and when there are conflicting interests between the Interactive Group and the Capital Group, New Liberty's directors will use good faith business judgment to resolve such conflicts.

Dividend Policy

        We have not paid cash dividends on our existing common stock and do not anticipate that New Liberty will pay cash dividends on the Liberty Interactive common stock or the Liberty Capital common stock in the foreseeable future. For a description of the provisions of the charter amendment relating to the payment of dividends in respect of the Liberty Interactive common stock and the Liberty Capital common stock, see below under the heading "—Description of Liberty Interactive Common Stock and Liberty Capital Common Stock—Dividends."

Financing Activities

        General.    New Liberty will manage most of its financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repurchase of any preferred stock.

        If New Liberty transfers cash or other property attributed to one group to the other group, New Liberty will account for such transfer as a short term loan unless the board of directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, an inter-group interest or as a reduction of an inter-group interest. See "—Inter-Group Loans" and "—Inter-Group Interests" below.

        New Liberty's board of directors will make these determinations, either in specific instances or by setting applicable policies generally, in the exercise of its informed business judgment. Factors New Liberty's board of directors may consider in making this determination include:

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  the financing needs and objectives of the receiving group;

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  the investment objectives of the transferring group;

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  the current and projected capital structure of each group;

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  the relative levels of internally generated funds of each group; and

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  the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

        New Liberty's board of directors will make all transfers of material assets from one group to the other on a fair value basis for the foregoing purposes, as determined by the board. For accounting purposes, all such assets will be deemed transferred at their carryover basis. To the extent that this amount is different than the fair value of the inter-group loan or inter-group interest created in the transaction, this difference will be recorded as an adjustment to the group equity. No gain or loss will be recognized in the statement of operations information for the groups due to the related party nature of such transactions.

        Inter-Group Loans.    If one group makes a loan to another group, New Liberty's board of directors will determine the terms of the loan, including the rate at which it will bear interest. New Liberty's board of directors will determine the terms of any inter-group loans, either in specific instances or by setting applicable policies generally, in the exercise of its informed business judgment. Factors New Liberty's board of directors may consider in making this determination include:

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  New Liberty's needs;

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  the use of proceeds and creditworthiness of the recipient group,

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  the capital expenditure plans of and the investment opportunities available to each group; and

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  the availability, cost and time associated with alternative financing sources.

        If an inter-group loan is made, New Liberty intends to account for the loan based on its stated terms, and the resulting activity, such as interest amounts, will be recorded in the separate group financial results to be included in New Liberty's consolidated financial statements but will be eliminated in preparing New Liberty's consolidated financial statement balances.

        Inter-Group Interests.    An inter-group interest is a quasi-equity interest that one group is deemed to hold in the other group. Inter-group interests are not represented by outstanding shares of common stock, rather they have an attributed value which is generally stated in terms of a number of shares of Liberty Interactive common stock issuable with respect to an inter-group interest in the Interactive Group and a number of shares of Liberty Capital common stock issuable with respect to an inter-group interest in the Capital Group.

        An inter-group interest in a group will be created when cash or property is transferred from one group to the other group and the board of directors determines that the transfer will not be treated as an inter-group loan. Inter-group interests may also be created in the discretion of the board of directors for certain other transactions, such as when funds of one group are used to effect an acquisition made on behalf of the other group. Additionally, inter-group interests once created are subject to adjustment for subsequent events. For instance, if the Interactive Group holds an inter-group interest in the Capital Group at the time of a transfer by the Capital Group to the Interactive Group, the board of directors may choose to reduce the Interactive Group's inter-group interest in the Capital Group rather than create an inter-group interest in the Interactive Group in favor of the Capital Group. Certain extraordinary actions that may be taken under New Liberty's amended charter may also cause an increase or decrease in one group's inter-group interest in the other group. For more information regarding inter-group interests, see "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock."

        If an inter-group interest is created, we intend to account for this interest in a manner similar to the equity method of accounting whereby the group holding the inter-group interest would record its proportionate share of the other group's net income or loss. Appropriate eliminating entries would be made in preparing our consolidated financial statement balances.

        Equity Issuance and Repurchases and Dividends.    New Liberty will reflect all financial effects of issuances and repurchases of shares relating to either group in its own consolidated financial statements. New Liberty will reflect financial effects of dividends or other distributions on, and purchases of, shares relating to either group in its own consolidated financial statements.

Inter-Group Contracts

        The terms of all current and future material transactions, relationships and other matters between the groups, including those as to which the groups may have potentially divergent interests, will be determined in a manner considered by New Liberty's board of directors to be in New Liberty's best interests and the best interests of New Liberty's stockholders as a whole.

Review of Corporate Opportunities

        In cases where a material corporate opportunity may appropriately be viewed as one that could be pursued by either group, New Liberty's board of directors may, independently or at the request of management, review the allocation of that corporate opportunity to either the Interactive Group or the Capital Group or in part to the Interactive Group and in part to the Capital Group. In accordance with Delaware law, New Liberty's board of directors will make its determination with regard to the allocation of any such opportunity and the benefit of such opportunity in accordance with their good faith business judgment of New Liberty's best interests and the best interests of New Liberty's stockholders as a whole. Among the factors that New Liberty's board of directors may consider in making this allocation is:

  •
  whether a particular corporate opportunity is principally related or complementary to the business focus or strategy of the Interactive Group or the Capital Group;

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  whether one group, because of operational expertise, will be better positioned to undertake the corporate opportunity; and

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  existing contractual agreements and restrictions.

Financial Statements; Allocation Matters

        New Liberty will present consolidated financial statements in accordance with generally accepted accounting principles in the U.S., consistently applied. New Liberty's consolidated financial statements will include consolidating financial statement information that will show the attribution of its assets, liabilities, revenue, expenses and cash flows to each of the Interactive Group and the Capital Group.

        Consolidating financial statement information will also include attributed portions of its debt, interest, corporate overhead and costs of administrative shared services and taxes. New Liberty will make these allocations for the purpose of preparing such information; however, holders of Liberty Interactive common stock and Liberty Capital common stock will continue to be subject to all of the risks associated with an investment in New Liberty and all of its businesses, assets and liabilities.

        In addition to allocating debt and interest as described above, New Liberty has adopted certain expense allocation policies, each of which is reflected in the attributed financial information of the Interactive Group and the Capital Group. In general, corporate overhead will be allocated to each group based upon the use of services by that group where practicable. Corporate overhead includes costs of personnel and employee benefits, legal, accounting and auditing, insurance, investor relations and stockholder services and services related to New Liberty's board of directors. New Liberty will allocate in a similar manner a portion of costs of administrative shared services, such as information technology services. Where determinations based on use alone are not practical, New Liberty will use other methods and criteria that New Liberty believes are equitable and that provide a reasonable estimate of the cost attributable to each group.

Taxes

        From and after the closing date of the merger, taxes and tax benefits will be shared between the Capital Group and the Interactive Group in accordance with the following tax sharing policies regardless of whether or not the applicable taxes or tax benefits relate to a taxable period (or portion thereof) ending prior to the closing date of the merger (a "Pre-Issue Date Period"). These tax sharing policies may differ from the manner in which taxes and tax benefits of each group are reflected in the financial statements. For financial statement purposes, taxes and tax benefits allocable to each group generally have been, and will be, accounted for in a manner similar to a stand-alone company basis in accordance with generally accepted accounting principles. Any differences between the tax sharing policies described below and the taxes and tax benefits of each group reported in the financial statements will be reflected in the attributed net assets of the groups for financial statement purposes.

        To the extent that federal, state, local or foreign income taxes are determined on a basis that includes the operations, assets, liabilities or other tax items of both the Capital Group and the Interactive Group, income taxes and income tax benefits will be shared between the groups based principally on the taxable income (or loss), tax credits and other tax items directly related to the activities of such group for taxable periods (or portions thereof) beginning on or after the closing date of the merger (a "Post-Issue Date Period"). Such allocations will reflect each group's contribution, whether positive or negative, to our consolidated taxable income (or loss), income tax liabilities and tax credit position. Income tax benefits that cannot be used by a group generating such benefits, but can be used to reduce the taxable income of the other group, will be credited to the group that generated such benefits. As a result, under this tax sharing policy, the amount of income taxes allocated to a group or the amount credited to a group for income tax benefits may not necessarily be the same as that which would have been payable or received by the group had that group filed separate income tax returns.

        To the extent that federal, state, local or foreign income taxes are determined on a basis that includes the operations, assets, liabilities or other tax items of both the Capital Group and the Interactive Group in any Pre-Issue Date Period, income taxes and income tax benefits that are attributable to QVC, Inc., Provide Commerce, Inc. and their respective subsidiaries will be the responsibility of, or for the benefit of, the Interactive Group, and except as described below, all other income taxes and all other income tax benefits (including benefits received by carrying forward a tax item to a Post-Issue Date Period) arising from the tax items of each group that are attributable to any Pre-Issue Date Period will be the responsibility of, or for the benefit of, the Capital Group. However, any income tax benefit arising from tax credits or losses generated by the Interactive Group that are carried back from any Post-Issue Date Period to any Pre-Issue Date Period will be for the benefit of the Interactive Group, and any tax obligations or tax benefits of any entity acquired for the Interactive Group, which relate to any Pre-Issue Date Period, will be allocated to the Interactive Group.

        If any non-income taxes are determined on a basis that includes the operations, assets, liabilities or other tax items of both the Capital Group and the Interactive Group in any taxable period, then each group will be responsible for non-income taxes, and will be entitled to any non-income tax benefits, based upon their contribution to the consolidated non-income tax liability (or benefit). Any income or non-income taxes or tax benefits that are determined on a basis that includes only the operations, assets, liabilities or other tax items of one group will be for the account of that group.

        In general, for purposes of these tax sharing policies, any tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest tracked by the Liberty Interactive common stock will be allocated to the Interactive Group, and any tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest tracked by the Liberty Capital common stock will be allocated to the Capital Group. Tax items arising from employee or director compensation or employee benefits will be allocated to the group responsible for the underlying obligation (either through the allocation of the related expenses or through the issuance of stock of that group).

        As described further in this proxy statement/prospectus under the heading "Risk Factors—Factors Relating to the Restructuring Proposals and Ownership of "Tracking Stock"—If either the Liberty Interactive common stock or the Liberty Capital common stock or both, were not treated as stock of New Liberty for tax purposes, several adverse tax consequences would result to you and to us," no ruling has been obtained from the IRS with respect to the restructuring, and it is possible that the IRS could assert that the Liberty Interactive common stock, the Liberty Capital common stock, or both are not stock of New Liberty for tax purposes. Although we think it is unlikely that the IRS would prevail on that view, if the IRS were successful in such a challenge, we and our subsidiaries would recognize a significant taxable gain as a result of the restructuring, and members of the Interactive Group and the Capital Group may not be able to file, where otherwise permitted, consolidated, combined or unitary tax returns as members of the same affiliated group. The Capital Group will be responsible for any taxes or tax items resulting from the treatment of the Liberty Interactive common stock, the Liberty Capital common stock, or both as other than stock of New Liberty, or the actual or deemed disposition of either group or any entity included in either group caused by the issuance of the Liberty Interactive common stock or the Liberty Capital common stock.

        As described further in this proxy statement/prospectus under the heading "Risk Factors—Factors Relating to the Restructuring Proposals and Ownership of "Tracking Stock"—If the restructuring was considered to result in a "significant modification" of our outstanding publicly-traded debt for U.S. federal income tax purposes, we would incur significant tax liabilities," we have submitted a request for a private letter ruling from the IRS to the effect that the restructuring will not result in a "significant modification," and therefore a deemed exchange, of our outstanding publicly-traded debt for U.S. federal income tax purposes. However, the restructuring is not conditioned upon the receipt by us of the private letter ruling. If the restructuring was considered to result in a "significant modification" of our outstanding publicly-traded debt, it is expected that we would incur significant tax liabilities as a result of the restructuring. The cash for the payment of such taxes would be drawn from the group to which the underlying series of our outstanding publicly-traded debt is attributed. We expect that most of these tax liabilities, if they were to arise, would result from a deemed exchange of our exchangeable debentures, and, accordingly, that most of these tax liabilities would be attributed to the Capital Group.

        Notwithstanding these tax sharing policies, under U.S. treasury regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, each member of the New Liberty affiliated group for U.S. federal income tax purposes (whether or not such member is part of the Capital Group or the Interactive Group) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of the New Liberty affiliated group.

Share Repurchase Program

        In connection with the restructuring, our board of directors (which will be New Liberty's board of directors) has authorized a share repurchase program pursuant to which New Liberty, if the restructuring proposals are approved and implemented, may repurchase outstanding shares of Liberty Interactive common stock and Liberty Capital common stock in the open market or in privately negotiated transactions, from time to time, subject to market conditions. Under the program, New Liberty may purchase shares of Liberty Capital common stock for an aggregate purchase price of up to $1 billion and shares of Liberty Interactive common stock for an aggregate purchase price of up to $1 billion. New Liberty may alter or terminate its stock repurchase program at any time.

Comparison of Old Liberty Common Stock with Liberty Interactive Common Stock and Liberty Capital Common Stock

        The following summary comparison should be read together with the description of New Liberty's amended charter included under the heading "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock" below.

Old Liberty Common Stock	Liberty Capital Common Stock	Liberty Interactive Common Stock
Basic Investment
Our existing common stock reflects the performance of all of our businesses.	We intend the Liberty Capital common stock to reflect the separate economic performance of the assets to be included in the Capital Group. The Capital Group will initially include all of our businesses, assets and liabilities that are not attributed to the Interactive Group, including our subsidiaries Starz Entertainment Group LLC, On Command Corporation, OpenTV Corp. and TruePosition, Inc. and our equity affiliates Courtroom Television Network LLC, GSN, LLC, and WildBlue Communications, Inc. and our interests in News Corporation, Time Warner, Inc., Sprint Nextel Corporation and Motorola, Inc. and thereafter will include such other of our assets and businesses that New Liberty's board of directors may in the future determine to attribute to the Capital Group or may be acquired in the future for the Capital Group. In addition, we will attribute the portion of our existing parent company debt that is not attributed to the Interactive Group (which is $4.58 billion principal amount, as of December 31, 2005) to the Capital Group.

We cannot assure you that the market value of the Liberty Capital common stock will reflect the performance of the Capital Group as we intend. Holders of Liberty Capital common stock will be holders of New Liberty common stock and, as such will be subject to all	We intend the Liberty Interactive common stock to reflect the separate economic performance of the assets to be included in the Interactive Group. The Interactive Group will initially include our interests in (i) our subsidiaries QVC, Inc. and Provide Commerce, Inc., (ii) Expedia, Inc. and (iii) IAC/InterActiveCorp, and thereafter will include such other of our businesses, assets and liabilities that New Liberty's board of directors may in the future determine to attribute to the Interactive Group or may be acquired in the future for the Interactive Group. In addition, we will attribute $4.48 billion principal amount (as of December 31, 2005) of our existing parent company debt to the Interactive Group.

We cannot assure you that the market value of the Liberty Interactive common stock will in fact reflect the performance of the Interactive Group as we intend. Holders of Liberty Interactive common stock will be holders of New Liberty common stock and, as such, will be subject to all risks associated with an investment in New Liberty and all of its businesses, assets and liabilities. In addition, New Liberty could determine to pursue future business opportunities through one group instead of the other group, or jointly through both groups.

risks associated with an investment in New Liberty and all of its businesses, assets and liabilities. In addition, New Liberty could determine to pursue future business opportunities through one group instead of the other group, or jointly through both groups.
Authorized Capital Stock

We are currently authorized to issue up to 4,450,000,000 shares of capital stock, consisting of 4,400,000,000 shares of common stock, of which 4,000,000,000 shares are designated as Series A common stock and 400,000,000 billion shares of our common stock are designated as Series B common stock, and 50,000,000 shares of preferred stock. Our preferred stock may be issued in one or more series as stated in a resolution adopted by our board of directors.
Under New Liberty's amended charter, New Liberty will be authorized to issue up to 4,400,000,000 shares of capital stock, of which 400,000,000 will be designated Liberty Capital Series A common stock, 25,000,000 will be designated Liberty Capital Series B common stock, and 300,000,000 will be designated Liberty Capital Series C common stock.
Under New Liberty's amended charter, New Liberty will be authorized to issue up to 4,400,000,000 shares of capital stock, of which 2,000,000,000 will be designated Liberty Interactive Series A common stock, 125,000,000 will be designated Liberty Interactive Series B common stock, and 1,500,000,000 will be designated Liberty Interactive Series C common stock.
Under New Liberty's amended charter, New Liberty will be authorized to issue 50,000,000 shares of preferred stock.
Dividend and Securities Distributions

We have never paid cash dividends on our common stock and if the restructuring is not completed we do not expect to pay any dividends on common stock in the foreseeable future.

We are permitted to pay dividends when and as declared by our board. Dividends will only be paid out of assets legally available to us for the payment of dividends. Whenever a dividend is paid to holders of our Series A common stock, the holders of our Series B common stock are entitled to receive an equal dividend per share and whenever a dividend is paid to the holders of our Series B common stock the holders of
We do not expect New Liberty to pay cash dividends on any series of Liberty Capital common stock in the foreseeable future because we expect New Liberty to retain future earnings for use in the operation and expansion of its business.

New Liberty will be permitted to pay dividends on Liberty Capital common stock, out of the lesser of its assets legally available for the payment of dividends under Delaware law and the Capital Group Available Dividend Amount (as defined under "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Dividends—Available Amounts"). If dividends are
We do not expect New Liberty to pay cash dividends on any series of Liberty Interactive common stock in the foreseeable future because we expect New Liberty to retain future earnings for use in the operation and expansion of its business.

New Liberty will be permitted to pay dividends on Liberty Interactive common stock, out of the lesser of its assets legally available for the payment of dividends under Delaware law and the Interactive Group Available Dividend Amount (as defined under "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Dividends—Available Amounts"). If

our Series A common stock are entitled to receive an equal dividend per share.

We are permitted to make share distributions of Series A common stock to holders of Series A common stock and Series B common stock on an equal per share basis; to make distributions of Series B common stock to holders of Series A common stock and Series B common stock on an equal per share basis; or to make distributions of Series A common stock to holders of Series A common stock and, on an equal per share basis, distributions of Series B common stock to holders of Series B common stock. We may also make a distribution of shares of any other class or series of our securities or the securities of any other person on an equal per share basis, to holders of Series A common stock and Series B common stock, subject to certain limitations.	paid on any series of Liberty Capital common stock, an equal per share dividend will be concurrently paid on the other series of Liberty Capital common stock.

If the Interactive Group has an inter-group interest in the Capital Group at the time a dividend is to be paid on Liberty Capital common stock, the Interactive Group will participate in the dividend. See "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Dividends—Inter-Group Dividend Amounts" below.

New Liberty will also be permitted to make share distributions of Liberty Capital Series A, Series B or Series C common stock, respectively, to holders of all series of Liberty Capital common stock, on an equal per share basis (except that Liberty Capital Series B common stock may not be distributed to holders of Liberty Capital Series A common stock or Liberty Capital Series C common stock); share distributions of Liberty Capital Series A common stock to holders of Liberty Capital Series A common stock and, on an equal per share basis, shares of Liberty Capital Series B common stock to holders of Liberty Capital Series B common stock and, on an equal per share basis, shares of Liberty Capital Series C common stock to holders of Liberty Capital Series C common stock; share distributions of Liberty Interactive Series A, Series B or	dividends are paid on any series of Liberty Interactive common stock, an equal per share dividend will be concurrently paid on the other series of Liberty Interactive common stock.

If the Capital Group has an inter-group interest in the Interactive Group at the time a dividend is to be paid on Liberty Interactive common stock, the Capital Group will participate in the dividend. See "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Dividends—Inter-Group Dividend Amounts" below.

New Liberty will also be permitted to make share distributions of Liberty Interactive Series A, Series B or Series C common stock, respectively, to holders of all series of Liberty Interactive common stock, on an equal per share basis (except that Liberty Interactive Series B common stock may not be distributed to holders of Liberty Interactive Series A common stock or Liberty Interactive Series C common stock); share distributions of Liberty Interactive Series A common stock to holders of Liberty Interactive Series A common stock and, on an equal per share basis, shares of Liberty Interactive Series B common stock to holders of Liberty Interactive Series B common stock and, on an equal per share basis, shares of Liberty Interactive Series C common stock to holders of Liberty Interactive Series C common

	Series C common stock, respectively to holders of all series of Liberty Capital common stock, on an equal per share basis, subject to certain limitations (and except that Liberty Interactive Series B common stock may not be distributed to holders of Liberty Capital Series A common stock or Liberty Capital Series C common stock); share distributions of Liberty Interactive Series A common stock to holders of Liberty Capital Series A common stock and, on an equal per share basis, shares of Liberty Interactive Series B common stock to holders of Liberty Capital Series B common stock and, on an equal per share basis, shares of Liberty Interactive Series C common stock to holders of Liberty Capital Series C common stock, subject to certain limitations; and share distributions of any other class or series of its securities or the securities of any other person to holders of all series of Liberty Capital common stock, on an equal per share basis, subject to certain limitations.	stock; share distributions of Liberty Capital Series A, Series B or Series C common stock, respectively, to holders of all series of Liberty Interactive common stock, on an equal per share basis, subject to certain limitations (and except that Liberty Capital Series B common stock may not be distributed to holders of Liberty Interactive Series A common stock or Liberty Interactive Series C common stock); share distributions of Liberty Capital Series A common stock to holders of Liberty Interactive Series A common stock and, on an equal per share basis, shares of Liberty Capital Series B common stock to holders of Liberty Interactive Series B common stock and, on an equal per share basis, shares of Liberty Capital Series C common stock to holders of Liberty Interactive Series C common stock, subject to certain limitations; and share distributions of any other class or series of its securities or the securities of any other person to holders of all series of Liberty Interactive common stock, on an equal per share basis, subject to certain limitations.
Conversion at Option of Holder

Each share of our Series B common stock is convertible, at the option of the holder, into one share of Series A common stock. Shares of Series A common stock are not convertible into shares of Series B common stock.
Each share of Liberty Capital Series B common stock will be convertible, at the option of the holder, into one share of Liberty Capital Series A common stock. Shares of Liberty Capital Series A common stock and shares of Liberty Capital Series C common stock are not convertible.
Each share of Liberty Interactive Series B common stock will be convertible, at the option of the holder, into one share of Liberty Interactive Series A common stock. Shares of Liberty Interactive Series A common stock and shares of Liberty Interactive Series C common stock are not convertible.

Conversion at Option of Issuer
None.	None.
Following the first anniversary of the effective date of the restructuring (absent an earlier "tax event"), New Liberty will be able to convert each share of Liberty Interactive Series A, Series B and Series C common stock into a number of shares of the corresponding series of Liberty Capital common stock at a ratio based on the relative trading prices of the Liberty Interactive Series A common stock (or another series of Liberty Interactive common stock subject to certain limitations) and the Liberty Capital Series A common stock (or another series of Liberty Capital common stock subject to certain limitations) over a specified 60-trading day period. For a description of the "tax event" referred to above, see "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Conversion and Exchange—Conversion of Liberty Interactive Common Stock at Liberty's Option."

Optional Redemption for Stock of a Subsidiary
None.
If at any time a "Qualifying Subsidiary" holds assets and liabilities attributed to the Capital Group and no other assets or liabilities, New Liberty may redeem outstanding shares of Liberty Capital common stock for shares of common stock of such Qualifying Subsidiary owned by New Liberty provided that New Liberty's board of directors has determined that such redemption is expected to qualify for nonrecognition of gain or loss (in whole or in part) under Section 355 of the Internal Revenue Code to holders of Liberty Capital common stock. For the definition of "Qualifying Subsidiary" and additional information regarding such redemptions, see "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Optional Redemption for Stock of a Subsidiary—Redemption of Liberty Capital Common Stock."
If at any time a Qualifying Subsidiary holds assets and liabilities attributed to the Interactive Group and no other assets or liabilities, New Liberty may redeem outstanding shares of Liberty Interactive common stock for shares of common stock of such Qualifying Subsidiary owned by New Liberty provided that New Liberty's board of directors has determined that such redemption is expected to qualify for nonrecognition of gain or loss (in whole or in part) under Section 355 of the Internal Revenue Code to holders of Liberty Interactive common stock. For additional information regarding such redemptions, see "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Optional Redemption for Stock of a Subsidiary—Redemption of Liberty Interactive Common Stock."

Mandatory Dividend, Redemption and Conversion Rights on Disposition of Assets
None.
If New Liberty disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the Capital Group, New Liberty is required to choose one of the following four alternatives, unless the board obtains approval of the holders of Liberty Capital common stock to not take such action or the disposition qualifies for one of the other specified exemptions (in which case New Liberty will not be required to take any of the following actions):

• pay a dividend to holders of Liberty Capital common stock out of the available net proceeds of such disposition;

• if there are legally sufficient assets and the Capital Group Available Dividend Amount would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the Capital Group, redeem all outstanding shares of Liberty Capital common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the Capital Group, redeem outstanding shares of Liberty Capital common stock in exchange for cash and/or securities or other property with a fair value
If New Liberty disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the Interactive Group, New Liberty is required to choose one of the following four alternatives, unless the board obtains approval of the holders of Liberty Interactive common stock to not take such action or the disposition qualifies for one of the other specified exemptions (in which case New Liberty will not be required to take any of the following actions):

• pay a dividend to holders of Liberty Interactive common stock out of the available net proceeds of such disposition;

• if there are legally sufficient assets and the Interactive Group Available Dividend Amount would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the Interactive Group, redeem all outstanding shares of Liberty Interactive common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the Interactive Group, redeem outstanding shares of Liberty Interactive common stock in exchange for cash and/or securities or other property with a fair equal to the available net proceeds of such disposition; or

• convert each outstanding share of each series of Liberty Capital common stock into a number of shares of the corresponding series of Liberty Interactive common stock at a specified premium; or

• combine a conversion of a portion of the outstanding shares of Liberty Capital common stock with the payment of a dividend on or redemption of shares of Liberty Capital common stock, as described above and subject to certain limitations.	value equal to the available net proceeds of such disposition; or

• convert each outstanding share of each series of Liberty Interactive common stock into a number of shares of the corresponding series of Liberty Capital common stock at a specified premium; or

• combine a conversion of a portion of the outstanding shares of Liberty Interactive common stock with the payment of a dividend on or redemption of shares of Liberty Interactive common stock, as described above and subject to certain limitations.

For more information regarding such dispositions, including the criteria for exemption from the mandatory dividend, redemption or conversion provisions described above, see "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Mandatory Dividend, Redemption or Conversion on Disposition of All or Substantially All of the Assets of a Group—Capital Group Dispositions."	For more information regarding such dispositions, including the criteria for exemption from the mandatory dividend, redemption or conversion provisions described above, see "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Mandatory Dividend, Redemption or Conversion on Disposition of All or Substantially All of the Assets of a Group—Interactive Group Dispositions."

Voting Rights

Holders of our existing Series A common stock are entitled to one vote for each share of such stock held and holders of our existing Series B common stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of our stockholders at any annual or special meeting. Holders of our Series A common stock and Series B common stock vote as a class, except to the extent separate series votes are required by Delaware law or our existing charter.
Holders of Liberty Capital Series A common stock will be entitled to one vote for each share of such stock held and holders of Liberty Capital Series B common stock will be entitled to ten votes for each share of such stock held on all matters submitted to a vote of our stockholders. Holders of Liberty Capital Series C common stock will not be entitled to any voting powers except as otherwise required by Delaware law. When so required, holders of Liberty Capital Series C common stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of Liberty Capital common stock will vote as one class with holders of Liberty Interactive common stock on all matters that are submitted to a vote of New Liberty's stockholders unless a separate class vote is required by New Liberty's amended charter or Delaware law. In connection with certain dispositions of Capital Group assets, the board of directors may determine to seek approval of the holders of Liberty Capital Series A and Series B common stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or conversion under New Liberty's amended charter. For more information regarding the voting rights of the Capital Group, see "—Description of Liberty Interactive Common Stock and Liberty Capital Common Stock—Voting Rights."
Holders of Liberty Interactive Series A common stock will be entitled to one vote for each share of such stock held and holders of Liberty Interactive Series B common stock will be entitled to ten votes for each share of such stock held on all matters submitted to a vote of our stockholders. Holders of Liberty Interactive Series C common stock will not be entitled to any voting powers except as otherwise required by Delaware law. When so required, holders of Liberty Interactive Series C common stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of Liberty Interactive common stock will vote as one class with holders of Liberty Capital common stock on all matters that are submitted to a vote of New Liberty's stockholders unless a separate class vote is required by New Liberty's amended charter or Delaware law. In connection with certain dispositions of Interactive Group assets, the board of directors may determine to seek approval of the holders of Liberty Interactive Series A and Series B common stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or conversion under New Liberty's amended charter. For more information regarding the voting rights of the Interactive Group, see "—Description of Liberty Interactive Common Stock and Liberty Capital Common Stock—Voting Rights."

Inter-Group Interest
None.
Initially, the Capital Group will have no inter-group interest in the Interactive Group. From time to time, the board of directors may determine to create an inter-group interest in the Interactive Group in favor of the Capital Group, subject to the terms of New Liberty's amended charter.
Initially, the Interactive Group will have no inter-group interest in the Capital Group. From time to time, the board of directors may determine to create an inter-group interest in the Capital Group in favor of the Interactive Group, subject to the terms of New Liberty's amended charter.
Liquidation

Upon our liquidation, dissolution or winding up, holders of our existing common stock are entitled to receive our net assets, if any, remaining for distribution to holders of our common stock (after payment or provision for all of our liabilities and payment of the preferential amounts to which any series of preferred stock is entitled) on a per share basis.
Upon New Liberty's liquidation, dissolution or winding up, holders of shares of Liberty Capital common stock and the holders of shares of Liberty Interactive common stock will be entitled to receive in respect of shares of Liberty Capital common stock and Liberty Interactive common stock their proportionate interests in New Liberty's assets, if any, remaining for distribution to holders of New Liberty common stock (regardless of the group to which such assets are then attributed) in proportion to their respective number of liquidation units per share of Liberty Capital common stock and Liberty Interactive common stock.
Each share of Liberty Capital common stock will have one liquidation unit, subject to adjustment.
Each share of Liberty Interactive common stock will have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient of the volume weighted average price of one share of Liberty Interactive Series A common stock over the first 20 trading days on which the Liberty Interactive Series A common stock trades in the regular way market, divided by the volume weighted average price of one share of Liberty Capital Series A common stock over the first 20 trading days on which the Liberty Capital Series A common stock trades in the regular way market, subject to adjustment.

For additional information regarding liquidation units, including events requiring an adjustment thereto, see "—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock—Liquidation and Dissolution."

Stock Exchange Listings
Our existing Series A common stock and Series B common stock is listed on the NYSE under the symbols "L" and "LMC.B" respectively.	We have applied to list Liberty Capital Series A common stock and Series B common stock on the Nasdaq National Market under the symbols "LCAPA" and "LCAPB," respectively.	We have applied to list Liberty Interactive Series A common stock and Series B common stock on the Nasdaq National Market under the symbols "LINTA" and "LINTB," respectively.

Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock

        The following is a summary of the Liberty Interactive common stock and the Liberty Capital common stock and reflects the terms of New Liberty's amended charter. This summary may not contain all the information that is important to you. It is qualified in its entirety by reference to the form of New Liberty's amended charter included as Annex C, which is incorporated herein by reference.

General

        Our current restated certificate of incorporation (which we call our "current charter") authorizes us to issue four billion four hundred fifty million (4,450,000,000) shares, consisting of four billion (4,000,000,000) shares of Series A common stock, par value $.01 per share (our "existing Series A common stock"), four hundred million (400,000,000) shares of Series B common stock, par value $.01 per share (our "existing Series B Common stock"), and fifty million (50,000,000) shares of preferred stock, par value $.01 per share (our "preferred stock"). As of February 28, 2006, we had approximately 2,682,435,330 shares of Series A common stock, 121,062,825 shares of Series B common stock and no shares of preferred stock issued and outstanding

        If the restructuring is completed, all of our existing common stock will be exchanged for shares of Liberty Capital common stock and Liberty Interactive common stock, the terms of which will be defined by New Liberty's amended charter. Under New Liberty's amended charter, New Liberty's authorized capital stock will be as follows:

  •
  four billion three hundred fifty million (4,350,000,000) authorized shares of common stock, consisting of:

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  four hundred million (400,000,000) shares of Liberty Capital Series A common stock,

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  twenty-five million (25,000,000) shares of Liberty Capital Series B common stock,

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  three hundred million (300,000,000) shares of Liberty Capital Series C common stock,

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  two billion (2,000,000,000) shares of Liberty Interactive Series A common stock,

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  one hundred and twenty-five million (125,000,000) shares of Liberty Interactive Series B common stock,

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  one billion five hundred million (1,500,000,000) shares of Liberty Interactive Series C common stock, and

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  fifty million (50,000,000) authorized shares of preferred stock, which the board will be authorized to issue in series that it designates.

        New Liberty's amended charter defines the assets and liabilities to be attributed to each of the Capital Group and the Interactive Group, as follows:

        "Interactive Group" means:

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  our direct and indirect interests in QVC (including any successor to all or substantially all of the assets of QVC), Provide Commerce (including any successor to all or substantially all of the assets of Provide Commerce), Expedia (including any successor to all or substantially all of the assets of Expedia) and IAC (including any successor to all or substantially all of the assets of IAC) and their respective assets, liabilities and businesses at the effective time of the restructuring;

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  any other of our assets, liabilities and businesses attributed to the Interactive Group at the effective time of the restructuring;

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  all assets, liabilities and businesses acquired by us or any of our subsidiaries for the account of, or contributed, allocated or otherwise transferred to the Interactive Group, as determined by the board of directors;

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  the proceeds of any sale, transfer, exchange, assignment or other disposition of any of the foregoing; and

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  any inter-group interest (as defined below) in the Capital Group at any time attributed to the Interactive Group.

        "Capital Group" means:

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  our direct and indirect interests at the effective time of the restructuring in all of the businesses in which we are or have been engaged, directly or indirectly, and in the respective assets and liabilities of us or any of our subsidiaries, other than any businesses, assets or liabilities attributed to the Interactive Group at the effective time of the restructuring;

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  all assets, liabilities and businesses acquired by us or any of our subsidiaries for the account of, or contributed, allocated or otherwise transferred to the Capital Group, as determined by the board of directors;

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  the proceeds of any sale, transfer, exchange, assignment or other disposition of any of the foregoing; and

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  any inter-group interest in the Interactive Group at any time attributed to the Capital Group.

        An "inter-group interest" means, as of any date, an undivided quasi-equity interest in one group held by the other group. Inter-group interests are not represented by outstanding shares of common stock, however they are generally stated in terms of a notional number of shares issuable of the group in which the inter-group interest is being created. The number of shares issuable is generally determined by dividing the aggregate dollar value of the funds contributed, or the aggregate fair market value of the assets allocated, to the other group by the market price of the common stock of the group in which the inter-group interest is being created. More specifically, the "Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest" is the notional number of shares of Liberty Interactive common stock in which the inter-group interest of the Capital Group in the Interactive Group will be stated, as of any date, and the "Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest" is the notional number of shares of Liberty Capital common stock in which the inter-group interest of the Interactive Group in the Capital Group will be stated, as of any date. Initially, neither group will have an inter-group interest in the other group.

        Inter-group interests are created in the discretion of the board of directors for specific transactions, such as when funds of one group are used to effect an acquisition of assets or businesses to be attributed to the other group. Inter-group interests once created may be increased or decreased for subsequent events. For instance, if the Interactive Group holds an inter-group interest in the Capital Group at the time funds or assets are contributed by the Capital Group to the Interactive Group, the board of directors may choose to reduce the Interactive Group's inter-group interest in the Capital Group rather than create an inter-group interest in the Interactive Group in favor of the Capital Group. Such a reduction would take the form of a reduction in the Number of Shares of Issuable With Respect to the Capital Group Inter-Group Interest. The board may also forego creating or adjusting an inter-group interest by accounting for a transfer of funds or assets or a similar transaction as a short-term loan or long-term loan. See "The Restructuring Proposals—Management and Allocation Polices." Throughout the following discussion of New Liberty's amended charter, we describe other circumstances in which inter-group interests may be created, increased or decreased.

        New Liberty may from time to time, by action of its board of directors:

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  offer shares of Liberty Capital common stock or Liberty Interactive common stock for cash in one or more public offerings;

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  issue shares of Liberty Capital common stock or Liberty Interactive common stock as consideration for acquisitions or investments;

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  issue shares of Liberty Capital common stock or Liberty Interactive common stock to its employees pursuant to its stock-based compensation plans or otherwise as compensation; or

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  issue shares of Liberty Capital common stock or Liberty Interactive common stock for any other proper corporate purpose.

        As long as sufficient authorized shares are available, the timing, sequence, size and terms of such transactions would be determined by New Liberty's board of directors, without further approval of the stockholders, unless deemed advisable by New Liberty's board of directors in its sole discretion or required by applicable law, regulation or stock exchange requirements.

Board of Directors

        Any determination made by New Liberty's board of directors under any provision of New Liberty's amended charter will be final and binding on all of New Liberty's stockholders, except as may otherwise be required by law. References to actions or determinations to be taken or made by New Liberty's board of directors under New Liberty's amended charter will include actions or determinations made by any committee of the board that has been authorized by the board to act on such matters, including the executive committee of the board.

Voting Rights

        Currently, holders of Old Liberty Series A common stock have one vote per share and holders of Old Liberty Series B common stock have 10 votes per share on all matters submitted to a vote of stockholders. Holders of Old Liberty Series A common stock and holders of Old Liberty Series B common stock vote together as one class on all matters as to which common stockholders generally are entitled to vote, except as otherwise required by Delaware law.

        Once the restructuring is completed, holders of Liberty Capital Series A common stock, Liberty Capital Series B common stock, Liberty Interactive Series A common stock and Liberty Interactive Series B common stock will vote together as one class on all matters as to which common stockholders generally are entitled to vote, unless a separate class vote is required by New Liberty's amended charter (as described below) or Delaware law.

        On all matters submitted to a vote of New Liberty's stockholders:

  •
  each outstanding share of Liberty Capital Series A common stock entitles the holder to one vote per share, and each outstanding share of Liberty Interactive Series A common stock entitles the holder to one vote per share; and

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  each outstanding share of Liberty Capital Series B common stock entitles the holder to 10 votes per share, and each outstanding share of Liberty Interactive Series B common stock entitles the holder to 10 votes per share.

        Holders of Liberty Capital Series C common stock and Liberty Interactive Series C common stock will not be entitled to vote on any matter, except as required by Delaware law, in which case, each share of Liberty Capital Series C common stock and each share of Liberty Interactive Series C common stock entitles the respective holder to 1/100th of a vote per share.

        New Liberty's amended charter provides for a separate class vote under the following circumstances:

  •
  in connection with a disposition of all or substantially all of the Capital Group's assets when New Liberty's board of directors determines to seek the approval of holders of Liberty Capital Series A common stock and holders of Liberty Capital Series B common stock, voting together as a separate class, to classify the disposition as exempt from the mandatory dividend, redemption or conversion provisions otherwise applicable to the Liberty Capital common stock as a result of such disposition; and

  •
  in connection with a disposition of all or substantially all of the Interactive Group's assets when New Liberty's board of directors determines to seek the approval of holders of Liberty Interactive Series A common stock and holders of Liberty Interactive Series B common stock, voting together as a separate class, to classify the disposition as exempt from the mandatory dividend, redemption or conversion provisions otherwise applicable to the Liberty Interactive common stock as a result of such disposition.

The foregoing separate class voting rights are in addition to any vote of all of New Liberty's stockholders that may be required by New Liberty's amended charter or Delaware law. For more information regarding these class voting rights, see "—Mandatory Dividend, Redemption or Conversion on Disposition of All or Substantially All of the Assets of a Group—Capital Group Dispositions" and "—Mandatory Dividend, Redemption or Conversion on Disposition of All or Substantially All of the Assets of a Group—International Group Dispositions," respectively.

Dividends

        Available Amounts.    We have never paid cash dividends on our common stock and we currently intend to retain all of our available funds to finance operations, repay our indebtedness and fund future growth. Following the restructuring, we do not expect that New Liberty will pay cash dividends on Liberty Capital common stock or Liberty Interactive common stock for the foreseeable future. Under New Liberty's amended charter, New Liberty will be permitted to declare and pay cash dividends:

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  on Liberty Capital common stock, out of the lesser of New Liberty's assets legally available for the payment of dividends under Delaware law and the Capital Group Available Dividend Amount (as defined below); and

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  on Liberty Interactive common stock, out of New Liberty's assets legally available for the payment of dividends under Delaware law and the Interactive Group Available Dividend Amount (as defined below).

We cannot assure you whether there will be an available dividend amount for either group.

          "Capital Group Available Dividend Amount," as of any date, means generally: (i) the excess of the total assets of the Capital Group less the total liabilities of the Capital Group as of such date over the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Capital common stock or (ii) in case there is no such excess, an amount equal to the earnings or loss attributable to the Capital Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

          "Interactive Group Available Dividend Amount," as of any date, means generally: (i) the excess of the total assets of the Interactive Group less the total liabilities of the Interactive Group as of such date over (B) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Interactive common stock, or (ii) in case there is no such excess, an amount equal to the earnings or loss attributable to the Interactive Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

        Inter-Group Dividend Amounts—Capital Group Dividend.    If the Interactive Group holds an inter-group interest in the Capital Group (which means that the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest is greater than zero) on the record date for any dividend or distribution with respect to the Liberty Capital common stock, then unless the dividend or distribution consists of shares of New Liberty's common stock, the board of directors will compensate the Interactive Group for its inter-group interest in the Capital Group by causing the Interactive Group to receive (or be attributed (including through the creation of or an increase in an existing inter-group interest)), concurrently with the payment of such dividend on the shares of Liberty Capital common stock, cash, securities and/or other property with a fair value equal to that which the Interactive Group would have received had the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest been issued and outstanding shares of Liberty Capital common stock on the record date for the dividend or distribution.

        If, however, the dividend or distribution consists of Liberty Capital common stock, the board of directors will compensate the Interactive Group by increasing the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest or making a distribution of shares of Liberty Capital Common Stock to holders of Liberty Interactive common stock.

        If the dividend or distribution consists of Liberty Interactive common stock, the board of directors will compensate the Interactive Group by decreasing the Number of Shares Issuable With Respect to Interactive Group Inter-Group Interest thereby decreasing the Capital Group's inter-group interest in the Interactive Group.

        Interactive Group Dividend.    If the Capital Group holds an inter-group interest in the Interactive Group (which means that the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest is greater than zero) on the record date for any dividend or distribution with respect to the Liberty Interactive common stock, then unless the dividend or distribution consists of shares of New Liberty's common stock, the board of directors will compensate the Capital Group for its inter-group interest in the Interactive Group by causing the Capital Group to receive (or be attributed (including through the creation of or an increase in an existing inter-group interest)), concurrently with the payment of such dividend on the shares of Liberty Interactive common stock, cash, securities and/or other property with a fair value equal to that which the Capital Group would have received had the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest been issued and outstanding shares of Liberty Interactive common stock on the record date for the dividend or distribution.

        If, however, the dividend or distribution consists of Liberty Interactive common stock, the board of directors will compensate the Capital Group by increasing the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest or making a distribution of shares of Liberty Interactive common stock to holders of Liberty Capital common stock.

        If the dividend or distribution consists of Liberty Capital common stock, the board of directors will compensate the Capital Group by decreasing the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest thereby decreasing the Interactive Group's inter-group interest in the Capital Group.

        General.    Subject to the foregoing limitations as well as those noted under "—Share Distributions" below (and to any other limitations set forth in any future series of preferred stock or in any agreements binding on us from time to time), New Liberty has the sole discretion and authority to pay dividends on, or refrain from declaring and paying dividends on, its common stock. Notwithstanding the foregoing, if dividends are paid on any series of common stock of either group, then an equal per share dividend will be concurrently paid on each other series of common stock of that group. For example, if New Liberty's board of directors declared and paid a cash dividend on the Liberty Capital Series B common stock, it would be required to declare and pay a cash dividend in the same per share amount on each outstanding share of Liberty Capital Series A common stock and Liberty Capital Series C common stock. However, it would not be required to declare and pay any dividend on any shares of Liberty Interactive common stock.

Share Distributions

        Distributions on Liberty Capital Common Stock.    If at any time, a share distribution is to be paid in Liberty Capital common stock, such share distribution may be declared and paid only as follows (or as described under "—Conversion and Exchange" below with respect to the redemptions and other distributions referred to therein):

  •
  a share distribution consisting of shares of Liberty Capital Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Capital Series A common stock) to holders of Liberty Capital Series A common stock, Liberty Capital Series B common stock and Liberty Capital Series C common stock, on an equal per share basis;

  •
  a share distribution consisting of shares of Liberty Capital Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Capital Series C common stock) to holders of Liberty Capital Series A common stock, Liberty Capital Series B common stock and Liberty Capital Series C common stock, on an equal per share basis;

  •
  a share distribution consisting of shares of Liberty Capital Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Capital Series A common stock) to holders of Liberty Capital Series A common stock, and shares of Liberty Capital Series B common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Capital Series B common stock) to holders of Liberty Capital Series B common stock, and shares of Liberty Capital Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Capital Series C common stock) to holders of Liberty Capital Series C common stock, in each case, on an equal per share basis;

  •
  a share distribution consisting of Liberty Interactive Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Series A common stock) to holders of Liberty Capital Series A common stock, Liberty Capital Series B common stock and Liberty Capital Series C common stock, on an equal per share basis, provided that no such distribution will be declared and paid in excess of the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, which means that a share distribution consisting of Liberty Interactive Series A common stock may only be paid on Liberty Capital common stock to the extent of the Capital Group's inter-group interest in the Interactive Group;

  •
  a share distribution consisting of Liberty Interactive Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Series C common stock) to holders of Liberty Capital Series A common stock, Liberty Capital Series B common stock and Liberty Capital Series C common stock, on an equal per share basis, provided that no such distribution will be declared and paid in excess of the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, which means that a share distribution consisting of Liberty Interactive Series C common stock may only be paid on Liberty Capital common stock to the extent of the Capital Group's inter-group interest in the Interactive Group;

  •
  a share distribution consisting of shares of Liberty Interactive Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Series A common stock) to holders of Liberty Capital Series A common stock, and shares of Liberty Interactive Series B common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Series B common stock) to holders of Liberty Capital Series B common stock, and shares of Liberty Interactive Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Series C common stock) to holders of Liberty Capital Series C common stock, in each case, on an equal per share basis, provided that no such distribution will be declared and paid in excess of the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, which means that a share distribution consisting of Liberty Interactive Series A, Series B and Series C common stock may only be paid on Liberty Capital common stock to the extent of the Capital Group's inter-group interest in the Interactive Group; or

  •
  a share distribution consisting of any class or series of New Liberty's securities or the securities of any other person other than as described in the preceding bullet points, on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of each series of Liberty Capital common stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of the respective series of Liberty Capital common stock or (iii) a separate class or series of securities to the holders of one or more series of Liberty Capital common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Capital Common stock, subject to certain limitations.

        New Liberty will not subdivide, consolidate or reclassify any series of Liberty Capital common stock without subdividing, consolidating or reclassifying each other outstanding series of Liberty Capital common stock on an equal per share basis.

        Distributions on Liberty Interactive Common Stock.    If at any time a share distribution is to be made with respect to Liberty Interactive common stock, such share distribution may be declared and paid only as follows (or as described under "—Conversion and Exchange" below with respect to the redemptions and other distributions referred to therein):

  •
  a share distribution consisting of shares of Liberty Interactive Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Series A common stock) to holders of Liberty Interactive Series A common stock, Liberty Interactive Series B common stock and Liberty Interactive Series C common stock, on an equal per share basis;

  •
  a share distribution consisting of shares of Liberty Interactive Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Series C common stock) to holders of Liberty Interactive Series A common stock, Liberty Interactive Series B common stock and Liberty Interactive Series C common stock, on an equal per share basis;

  •
  a share distribution consisting of shares of Liberty Interactive Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Series A common stock) to holders of Liberty Interactive Series A common stock, and shares of Liberty Interactive Series B common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Series B common stock) to holders of Liberty Interactive Series B common stock, and shares of Liberty Interactive Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Series C common stock) to holders of Liberty Interactive Series C common stock, in each case, on an equal per share basis;

  •
  a share distribution consisting of Liberty Capital Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Capital Series A common stock) to holders of Liberty Interactive Series A common stock, Liberty Interactive Series B common stock and Liberty Interactive Series C common stock, on an equal per share basis, provided that no such distribution will be declared and paid in excess of the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, which means that a share distribution consisting of Liberty Capital Series A common stock may only be paid on Liberty Interactive common stock to the extent of the Interactive Group's inter-group interest in the Capital Group;

  •
  a share distribution consisting of Liberty Capital Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Capital Series C common stock) to holders of Liberty Interactive Series A common stock, Liberty Interactive Series B common stock and Liberty Interactive Series C common stock, on an equal per share basis, provided that no such distribution will be declared and paid in excess of the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, which means that a share distribution consisting of Liberty Capital Series C common stock may only be paid on Liberty Interactive common stock to the extent of the Interactive Group's inter-group interest in the Capital Group;

  •
  a share distribution consisting of shares of Liberty Capital Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Capital Series A common stock) to holders of Liberty Interactive Series A common stock, and shares of Liberty Capital Series B common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Capital Series B common stock) to holders of Liberty Interactive Series B common stock, and shares of Liberty Capital Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Liberty Capital Series C common stock) to holders of Liberty Interactive Series C common stock, in each case, on an equal per share basis, provided that no such distribution will be declared and paid in excess of the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, which means that a share distribution consisting of Liberty Capital Series A, Series B and Series C common stock may only be paid on Liberty Interactive common stock to the extent of the Interactive Group's inter-group interest in the Capital Group; or

  •
  a share distribution consisting of any class or series of New Liberty's securities or the securities of any other person other than as described in the preceding bullet points, on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of each series of Liberty Interactive common stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of the respective series of Liberty Interactive common stock or (iii) a separate class or series of securities to the holders of one or more series of Liberty Interactive common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Interactive common stock, subject to certain conditions.

        New Liberty will not subdivide, consolidate or reclassify any series of Liberty Interactive common stock without subdividing, consolidating or reclassifying each other outstanding series of Liberty Interactive common stock in the same proportion and the same manner.

Conversion and Exchange

        Conversion at the Option of the Holder.    Each share of Series B common stock of a group will be convertible, at the option of the holder thereof, into one share of Series A common stock of the same group. Shares of Series A and Series C common stock of a group will not be convertible into shares of any other series.

        Conversion of Liberty Interactive Common Stock at Liberty's Option.    Following the first anniversary of the effective date of the restructuring (absent the earlier occurrence of a "tax event" (as defined below)), New Liberty's board of directors may convert each share of Liberty Interactive Series A common stock into a number (or fraction) of shares of Liberty Capital Series A common stock, each share of Liberty Interactive Series B common stock into a number (or fraction) of shares of Liberty Capital Series B common stock and each share of Liberty Interactive Series C common stock into a number (or fraction) of shares of Liberty Capital Series C common stock, in each case based upon the ratio of the average market value of one share of Liberty Interactive Series A common stock (or another series of Liberty Interactive common stock subject to certain limitations) over a specified 60-trading day period to the average market value of one share of Liberty Capital Series A common stock (or another series of Liberty Capital common stock subject to certain limitations) over the same 60-trading day period. The average market value is determined based upon the average of the high and low reported sales prices regular way for shares of the applicable series of common stock on each trading day during the period or, absent reported sales, the average of the reported bid and ask prices regular way for the shares of the applicable series of common stock on each trading day during the period.

        Prior to the first anniversary of the effective date of the restructuring, New Liberty's board of directors may effect such a conversion only as a result of a "tax event." A "tax event" occurs when, due to an amendment, clarification, change or proposed change in the tax laws, there is a risk that (i) any issuance of Liberty Interactive common stock or Liberty Capital common stock would be treated as a sale or other taxable disposition by us, (ii) the existence of the Liberty Interactive common stock or Liberty Capital common stock would subject us or our stockholders to imposition of tax or adverse tax consequences, or (iii) either Liberty Interactive common stock or Liberty Capital common stock is not or at any time in the future would not be treated solely as common stock of New Liberty for tax purposes.

        The following illustration demonstrates the calculation of the number of shares issuable upon conversion of one share of Liberty Interactive Series A common stock into shares of Liberty Capital Series A common stock at our option, if:

  •
  the average market value of one share of Liberty Capital Series A common stock as of the applicable determination date is $50; and

  •
  the average market value of one share of Liberty Interactive Series A common stock as of the applicable determination date is $25.

In this case, each share of Liberty Interactive common stock would be converted into 0.5 of a share of the corresponding series of Liberty Capital common stock at the conversion ratio of: $25/$50 or 0.5 of a share.

        These provisions allow New Liberty the flexibility to recapitalize the Liberty Interactive common stock into Liberty Capital common stock, thereby terminating the tracking stock structure. The optional conversion may be exercised, subject to the timing restrictions described above, if New Liberty's board of directors determines that, under the facts and circumstances then existing, New Liberty's existing tracking stock structure is no longer in the best interests of New Liberty's stockholders, as a whole. An optional conversion could be effected at a time that is disadvantageous to the holders of the Liberty Interactive common stock or the Liberty Capital common stock. See "Risk Factors—Factors Relating to the Restructuring Proposals and Ownership of "Tracking Stock"—The adoption of a tracking stock capital structure could create conflicts of interest, and New Liberty's board of directors may make decisions that could adversely affect only some holders of New Liberty's common stock."

        Any such conversion would dilute possibly the interests of holders of Liberty Capital common stock and would preclude holders of Liberty Interactive common stock from retaining their interest in a security intended to reflect separately the business of the Interactive Group. See "Risk Factors—Risk Factors Relating to the Restructuring Proposals and ownership of "Tracking Stock"—Following the first anniversary of the restructuring (absent an earlier triggering event), New Liberty's board of directors may in its sole discretion elect to convert Liberty Interactive common stock into Liberty Capital common stock, thereby changing the nature of your investment and possibly diluting your economic interest in New Liberty, which could result in a loss in value to you."

        No Conversion of Liberty Capital Common Stock at Liberty's Option.    Shares of Liberty Capital common stock are not convertible into shares of Liberty Interactive common stock, other than as described under "—Mandatory Dividend, Redemption or Conversion on Disposition of All or Substantially All of the Assets of a Group—Capital Group Dispositions."

Optional Redemption for Stock of a Subsidiary

        Redemption of Liberty Capital Common Stock.    If at any time a Qualifying Subsidiary (as defined below) holds assets and liabilities attributed to the Capital Group and no other assets or liabilities, New Liberty may redeem outstanding shares of Liberty Capital common stock for shares of common stock of such Qualifying Subsidiary owned by New Liberty provided that New Liberty's board of directors has determined that such redemption is expected to qualify for nonrecognition of gain or loss (in whole or in part) under Section 355(a) of the Internal Revenue Code to holders of Liberty Capital common stock.

          "Qualifying Subsidiary" means one of New Liberty's subsidiaries in which our direct or indirect ownership and voting interest is sufficient to satisfy the ownership and voting requirements for a distribution of New Liberty's interest in that subsidiary to New Liberty's stockholders in a transaction that qualifies for nonrecognition of gain or loss (in whole or in part) under Section 355(a) of the Internal Revenue Code. Under current law, New Liberty would need to hold at least 80% of the voting power of all classes of stock entitled to vote and 80% of the total number of shares of each class of non-voting stock of a subsidiary for it to qualify as a Qualifying Subsidiary.

        The number of shares of Liberty Capital common stock to be redeemed will be determined by multiplying the number of outstanding shares of Liberty Capital common stock by the percentage of the fair market value of the Capital Group that is represented by the fair market value of New Liberty's equity interest in the Qualifying Subsidiary, in each case, as determined by New Liberty's board of directors. Redemptions will be made pro rata, and New Liberty will distribute all of the shares of the Qualifying Subsidiary owned by New Liberty in redemption of the shares of Liberty Capital common stock to be redeemed, unless at the time of the redemption (i) the Interactive Group has an inter-group interest in the Capital Group and (ii) the board of directors elects to cause the Interactive Group to participate in the redemption. If the board of directors makes this election, the Interactive Group will receive (or be attributed) a number of shares of the Qualifying Subsidiary owned by us based upon the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest at the record date for the redemption compared to the number of then-outstanding shares of Liberty Capital common stock, and the remaining shares of the Qualifying Subsidiary owned by New Liberty will be distributed in the redemption of outstanding shares of Liberty Capital common stock. In addition, if the board of directors makes this election, New Liberty may distribute the shares of the Qualifying Subsidiary received by or attributed to the Interactive Group to the holders of Liberty Interactive common stock. New Liberty also will reduce the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest as if the applicable portion of the notional shares reflecting such inter-group interest had been redeemed.

        In effecting such a redemption the board of directors may either:

  •
  redeem shares of each series of Liberty Capital common stock in exchange for shares of a single class or series of common stock of the Qualifying Subsidiary without distinction among the shares distributed to the holders of each series of Liberty Capital common stock;

  •
  redeem shares of each series of Liberty Capital common stock in exchange for shares of separate classes or series of common stock of the Qualifying Subsidiary, on an equal per share basis; or

  •
  redeem shares of one or more series of Liberty Capital common stock in exchange for shares of a separate class or series of common stock of the Qualifying Subsidiary and, on an equal per share basis, redeem shares of all other series of Liberty Capital common stock in exchange for shares of a different class or series of common stock of the Qualifying Subsidiary.

        Redemption of Liberty Interactive Common Stock.    If at any time a Qualifying Subsidiary holds assets and liabilities attributed to the Interactive Group and no other assets or liabilities, New Liberty may redeem outstanding shares of Liberty Interactive common stock for shares of common stock of such Qualifying Subsidiary owned by New Liberty provided that New Liberty's board of directors has determined that such redemption is expected to qualify for nonrecognition of gain or loss (in whole or in part) under Section 355(a) of the Internal Revenue Code to holders of Liberty Interactive common stock. The number of shares of Liberty Interactive common stock to be redeemed will be determined by multiplying the number of outstanding shares of Liberty Interactive common stock by the percentage of the fair market value of the Interactive Group that is represented by the fair market value of New Liberty's equity interest in the Qualifying Subsidiary, in each case, as determined by New Liberty's board of directors. Redemptions will be made pro rata, and New Liberty will distribute all of the shares of the Qualifying Subsidiary owned by New Liberty in redemption of the shares of Liberty Interactive common stock to be redeemed, unless at the time of the redemption (i) the Capital Group has an inter-group interest in the Interactive Group and (ii) the board of directors elects to cause the Capital Group to participate in the redemption. If the board of directors makes this election, the Interactive Group will receive (or be attributed) a number of shares of the Qualifying Subsidiary owned by us based upon the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest at the record date of the redemption compared to the number of then-outstanding shares of Liberty Interactive common stock, and the remaining shares of the Qualifying Subsidiary owned by us will be distributed in the redemption of outstanding shares of Liberty Interactive common stock. In addition, if the board of directors makes this election, New Liberty may distribute the shares of the Qualifying Subsidiary received by or attributed to the Capital Group to the holders of Liberty Capital common stock. New Liberty also will reduce the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest as if the applicable portion of the notional shares reflecting such inter-group interest had been redeemed.

        In effecting such a redemption the board of directors may either:

  •
  redeem shares of each series of Liberty Interactive common stock in exchange for shares of a single class or series of common stock of the Qualifying Subsidiary without distinction among the shares distributed to the holders of each series of Liberty Interactive common stock;

  •
  redeem shares of each series of Liberty Interactive common stock in exchange for shares of separate classes or series of common stock of the Qualifying Subsidiary, on an equal per share basis; or

  •
  redeem shares of one or more series of Liberty Interactive common stock in exchange for shares of a separate class or series of common stock of the Qualifying Subsidiary and, on an equal per share basis, redeem shares of all other series of Liberty Interactive common stock in exchange for shares of a different class or series of common stock of the Qualifying Subsidiary.

Mandatory Dividend, Redemption or Conversion on Disposition of All or Substantially All of the Assets of a Group

        Capital Group Dispositions.    If there is a Capital Group Disposition (as defined below) other than an Exempt Capital Group Disposition (as defined below), and subject to the discussion under "—Effect of Inter-Group Interest in Capital Group," New Liberty would be required, on or prior to the 85th trading day after the consummation of such Capital Group Disposition (or, if New Liberty's board of directors seeks the approval of holders of Liberty Capital common stock to classify such disposition as an Exempt Capital Group Disposition and such approval is not obtained, the 85th trading day following the day on which the vote was taken), to take one of the following four alternative actions:

  •
  subject to the restrictions on the payment of dividends described above under "—Dividends", declare and pay a dividend to holders of Liberty Capital common stock in any combination of cash, securities or other assets (other than shares of New Liberty common stock), with a fair value equal to the Capital Group Allocable Net Proceeds (as defined below) of such Capital Group Disposition as of the record date for determining the holders entitled to receive such dividend;

  •
  provided that there are assets of New Liberty legally available, and the Capital Group Available Dividend Amount would have been sufficient to pay a dividend as detailed above, then:

  •
  if such Capital Group Disposition involves all (not merely substantially all) of the assets of the Capital Group, redeem all outstanding shares of Liberty Capital common stock in exchange for cash, securities or other assets (other than shares of our common stock) with a fair value equal to the Capital Group Allocable Net Proceeds of such Capital Group Disposition, to be allocated among all outstanding shares of the Capital Group as of the redemption date; or

  •
  if such Capital Group Disposition involves substantially all (but not all) of the properties and assets of the Capital Group, redeem a number of outstanding shares of Liberty Capital common stock with a fair value equal to the Capital Group Allocable Net Proceeds of such Capital Group Disposition in exchange for cash, securities or other property (other than shares of our common stock) with a fair value equal to such Capital Group Allocable Net Proceeds, being allocated to the shares of Liberty Capital common stock to be redeemed on a pro rata basis; or

  •
  convert each outstanding share of Liberty Capital Series A common stock into a number (or fraction) of shares of Liberty Interactive Series A common stock, each outstanding share of Liberty Capital Series B common stock into a number (or fraction) of shares of Liberty Interactive Series B common stock and each outstanding share of Liberty Capital Series C common stock into a number (or fraction) of shares of Liberty Interactive Series C common stock, in each case, equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of (i) the average market value of one share of Liberty Capital Series A common stock (or another series of Liberty Capital common stock subject to certain limitations) over a specified 16-trading day period to (ii) the average market value of one share of Liberty Interactive Series A common stock (or another series of Liberty Interactive common stock subject to certain limitations) over the same period; or

  •
  combine the conversion of a portion of the outstanding shares of Liberty Capital common stock, as contemplated above, with payment of a dividend on, or the redemption of, shares of Liberty Capital common stock, subject to certain limitations; in such a case, we will convert the relevant shares at the rate discussed in the bullet point above, and either pay a dividend to holders of the remaining shares of Liberty Capital common stock or redeem all or a portion of the remaining shares of Liberty Capital common stock (in exchange for a pro rata share of the Capital Group Allocable Net Proceeds) in the manner described above.

          "Capital Group Disposition" means the disposition, in one transaction or a series of related transactions, by New Liberty or its subsidiaries of all or substantially all of the assets of the Capital Group to one or more entities. As of any date, "substantially all of the assets of the Capital Group" means a portion of such assets that represent at least 80% of the then fair market value (as determined by the board of directors) of the assets of the Capital Group as of such date.

          "Exempt Capital Group Disposition" means any of the following: (i) the disposition of all or substantially all of New Liberty's assets in one transaction or a series of related transactions in connection with New Liberty's liquidation, dissolution or winding up, (ii) a dividend, other distribution or redemption in accordance with the provisions of New Liberty's amended charter, (iii) a Capital Group Disposition to any person or entity that New Liberty, directly or indirectly, after giving effect to the disposition, control, (iv) a Capital Group Disposition in connection with a Capital Group Related Business Transaction, or (v) a Capital Group Disposition as to which the board seeks and obtains the approval of the holders of Liberty Capital Series A common stock and holders of Liberty Capital Series B common stock, voting together as a separate class, to classify such Capital Group Disposition as an Exempt Capital Group Disposition by a majority of votes cast by the holders of that stock entitled to vote thereon and present in person or by proxy at the meeting at which such vote is taken.

          "Capital Group Related Business Transaction" means any disposition of all or substantially all of the assets of the Capital Group in which New Liberty receives as proceeds primarily equity securities of the purchaser of those assets, any entity which succeeds to those assets or a third party issuer, if a significant portion of the business or businesses in which the purchaser, successor or third party issuer is engaged or proposes to engage consists of one or more businesses similar or complementary to the businesses conducted by the Capital Group prior to such disposition, as determined in good faith by New Liberty's board of directors.

          "Capital Group Net Proceeds" means generally, as of any date, with respect to any Capital Group Disposition, an amount, if any, equal to what remains of the gross proceeds of such disposition to New Liberty after any payment of, or reasonable provision for, taxes, transaction costs (including, without limitation, any legal, investment banking and accounting fees and expenses) and any liabilities and other obligations (contingent or otherwise) incurred in connection with the disposition. To the extent the proceeds of any Capital Group Disposition include any securities or other assets other than cash, New Liberty's board of directors will determine the value of such securities or assets, including for the purpose of determining the equivalent value thereof if New Liberty's board of directors determines to pay a dividend or redemption price in cash, securities or other assets.

          "Capital Group Allocable Net Proceeds" means, as of any date, with respect to any Capital Group Disposition, the Capital Group Net Proceeds of such Capital Group Disposition, unless at the time of such Capital Group Disposition the Interactive Group has an inter-group interest in the Capital Group, in which case, Capital Group Allocable Net Proceeds means the Capital Group Net Proceeds as the same will be proportionately reduced to reflect the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest compared to the number of then-outstanding shares of Liberty Capital common stock.

        New Liberty may elect to pay the dividend or redemption price referred to above either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other assets that New Liberty's board of directors determines will have an aggregate fair value on a fully distributed basis, of not less than the amount allocated to such dividend or redemption.

        If the redemption price is paid in the form of securities of an issuer other than New Liberty, New Liberty's board of directors may determine to pay the redemption price in the form of (i) identical securities, on an equal per share basis, to holders of each series of Liberty Capital common stock,

(ii) separate classes or series of securities, on an equal per share basis, to the holders of each series of Liberty Capital common stock, subject to certain limitations, and (iii) a separate class or series to holders of one or more series of Liberty Capital common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Capital common stock, subject to certain limitations.

        The exceptions to the foregoing requirements, among other things, would enable New Liberty to enter into transactions in which the properties or assets of the Capital Group may be considered to be "disposed of" in exchange for equity securities of an entity engaged or proposing to engage in similar or complementary business areas to those of the Capital Group "disposed of" while maintaining the capital structure and delineation of business groups contemplated by the restructuring proposals.

        The option to convert the Liberty Capital common stock into Liberty Interactive common stock in the event of a Capital Group Disposition provides New Liberty with additional flexibility by allowing New Liberty to deliver consideration in the form of shares of Liberty Interactive common stock rather than cash, securities or other properties. This alternative could be used, for example, in circumstances when New Liberty did not have sufficient legally available assets under Delaware law to pay the full amount of an otherwise required dividend or redemption or when New Liberty desired to retain such proceeds.

        If New Liberty does not have the legal capacity under Delaware law or its amended charter to pay a dividend or redeem shares with the full amount of the Capital Group Allocable Net Proceeds, New Liberty's board of directors has the right to pay out as much as New Liberty is able to pay and deposit the balance in an escrow or other account for further application as soon as New Liberty is able to do so under Delaware law and its amended charter.

        Effect of Inter-Group Interest in Capital Group.    If at the time of a Capital Group Disposition, the Interactive Group holds an inter-group interest in the Capital Group and a dividend or distribution is effected as a result of the Capital Group Disposition, the board of directors will cause the Interactive Group to participate (or be deemed to participate) in the dividend or distribution, in the manner described under "—Dividends—Inter-Group Dividend Amounts" above.

        If at the time of a Capital Group Disposition, the Interactive Group holds an inter-group interest in the Capital Group and a redemption of Liberty Capital common stock is effected as a result of the Capital Group Disposition, the board of directors may cause the Interactive Group to participate in the redemption, in which case the Interactive Group will receive (or be attributed), concurrently with the redemption of outstanding shares of Liberty Capital common stock, a portion of the Capital Group Net Proceeds based upon the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest at the record date for the redemption of outstanding shares of Liberty Capital common stock compared to the number of then-outstanding shares of Liberty Capital common stock. If the board of directors makes this election, New Liberty may distribute the redemption consideration received by the Interactive Group to the holders of Liberty Interactive common stock. New Liberty also will reduce the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest as if the applicable portion of the notional shares reflecting such inter-group interest had been redeemed.

        Interactive Group Dispositions.    If there is an Interactive Group Disposition (as defined below) other than an Exempt Interactive Group Disposition (as defined below), and subject to the discussion under "—Effect of Inter-Group Interest in Interactive Group," New Liberty would be required, on or prior to the 85th trading day after the consummation of such Interactive Group Disposition (or, if New Liberty's board of directors seeks the approval of holders of Liberty Interactive common stock to classify such disposition as an Exempt Interactive Group Disposition and such approval is not obtained, the 85th trading day following the day on which the vote was taken), to take one of the following four alternative actions:

  •
  subject to the restrictions on the payment of dividends described above under "—Dividends", declare and pay a dividend to holders of Liberty Interactive common stock in any combination of cash, securities or other assets (other than shares of New Liberty's common stock), with a fair value equal to the Interactive Group Allocable Net Proceeds (as defined below) of such Interactive Group Disposition as of the record date for determining the holders entitled to receive such dividend;

  •
  provided that there are assets of New Liberty legally available, and the Interactive Group Available Dividend Amount would have been sufficient to pay a dividend as detailed above, then:

  •
  if such Interactive Group Disposition involves all (not merely substantially all) of the assets of the Interactive Group, redeem all outstanding shares of Liberty Interactive common stock in exchange for cash, securities or other assets (other than shares of our common stock) with a fair value equal to the Interactive Group Allocable Net Proceeds of such Interactive Group Disposition, to be allocated among all outstanding shares of the Interactive Group as of the redemption date; or

  •
  if such Interactive Group Disposition involves substantially all (but not all) of the properties and assets of the Interactive Group, redeem a number of outstanding shares of Liberty Interactive common stock with a fair value equal to the Interactive Group Allocable Net Proceeds of such Interactive Group Disposition in exchange for cash, securities or other property (other than shares of our common stock) with a fair value equal to such Interactive Group Allocable Net Proceeds to be redeemed on a pro rata basis, being allocated to the shares of Liberty Interactive common stock; or

  •
  convert each outstanding share of Liberty Interactive Series A common stock into a number (or fraction) of shares of Liberty Capital Series A common stock, each outstanding share of Liberty Interactive Series B common stock into a number (or fraction) of shares of Liberty Capital Series B common stock and each outstanding share of Liberty Interactive Series C common stock into a number (or fraction) of shares of Liberty Capital Series C common stock, in each case, equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of (i) the average market value of one share of Liberty Interactive Series A common stock (or another series of Liberty Interactive common stock subject to certain limitations) over a specified 16-trading day period to (ii) the average market value of one share of Liberty Capital Series A common stock (or another series of Liberty Capital common stock subject to certain limitations) over the same period; or

  •
  combine the conversion of a portion of the outstanding shares of Liberty Interactive common stock, as contemplated above, with payment of a dividend on, or the redemption of, shares of Liberty Interactive common stock, subject to certain limitations; in such a case, we will convert the relevant shares at the rate discussed in the bullet point above, and either pay a dividend to holders of the remaining shares of Liberty Interactive common stock or redeem all or a portion of the remaining shares of Liberty Interactive common stock (in exchange for a pro rata share of the Interactive Group Allocable Net Proceeds) in the manner described above.

          "Interactive Group Disposition" means the disposition, in one transaction or a series of related transactions, by New Liberty or its subsidiaries of all or substantially all of the assets of the Interactive Group to one or more entities. As of any date, "substantially all of the assets of the Interactive Group" means a portion of such assets that represent at least 80% of the then fair market value (as determined by the board of directors) of the assets of the Interactive Group as of such date.

          "Exempt Interactive Group Disposition" means any of the following: (i) the disposition of all or substantially all of New Liberty's assets in one transaction or a series of related transactions in connection with New Liberty's liquidation, dissolution or winding up, (ii) a dividend, other distribution or redemption in accordance with the provisions of New Liberty's amended charter, (iii) an Interactive Group Disposition to any person or entity that New Liberty, directly or indirectly, after giving effect to the disposition, controls, (iv) an Interactive Group Disposition in connection with an Interactive Group Related Business Transaction, or (v) an Interactive Group Disposition as to which the board seeks and obtains the approval of the holders of Liberty Interactive Series A common stock and holders of Liberty Interactive Series B common stock, voting together as a separate class, to classify such Interactive Group Disposition as an Exempt Interactive Group Disposition by a majority of votes cast by the holders of that stock entitled to vote thereon and present in person or by proxy at the meeting at which such vote is taken.

          "Interactive Group Related Business Transaction" means any disposition of all or substantially all of the assets of the Interactive Group in which New Liberty receives as proceeds primarily equity securities of the purchaser of those assets, any entity which succeeds to those assets or a third party issuer, if a significant portion of the business or businesses in which the purchaser, successor or third party issuer is engaged or proposes to engage consists of one or more businesses similar or complementary to the businesses conducted by the Interactive Group prior to such disposition, as determined in good faith by New Liberty's board of directors.

          "Interactive Group Net Proceeds" means generally, as of any date, with respect to any Interactive Group Disposition, an amount, if any, equal to what remains of the gross proceeds of such disposition to New Liberty after any payment of, or reasonable provision for, taxes, transaction costs (including, without limitation, any legal, investment banking and accounting fees and expenses) and any liabilities and other obligations (contingent or otherwise) incurred in connection with the disposition. To the extent the proceeds of any Interactive Group Disposition include any securities or other assets other than cash, New Liberty's board of directors will determine the value of such securities or assets, including for the purpose of determining the equivalent value thereof if New Liberty's board of directors determines to pay a dividend or redemption price in cash, securities or other assets.

          "Interactive Group Allocable Net Proceeds" means, as of any date, with respect to any Interactive Group Disposition, the Interactive Group Net Proceeds of such Interactive Group Disposition, unless at the time of such Interactive Group Disposition, Capital Group has an inter-group interest in the Interactive Group in which case, Interactive Group Allocable Net Proceeds means the Interactive Group Net Proceeds as the same will be proportionately reduced to reflect the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest compared to the number of then-outstanding shares of Liberty Interactive common stock.

        New Liberty may elect to pay the dividend or redemption price referred to above either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other assets that New Liberty's board of directors determines will have an aggregate fair value on a fully distributed basis, of not less than the amount allocated to such dividend or redemption.

        If the redemption price is paid in the form of securities of an issuer other than New Liberty, New Liberty's board of directors may determine to pay the redemption price in the form of (i) identical securities, on an equal per share basis, to holders of each series of Liberty Interactive common stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each series of Liberty Interactive common stock, subject to certain limitations, and (iii) a separate class or series to holders of one or more series of Liberty Interactive common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Interactive common stock, subject to certain limitations.

        The exceptions to the foregoing requirements, among other things, would enable New Liberty to enter into transactions in which the properties or assets of the Interactive Group may be considered to be "disposed of" in exchange for equity securities of an entity engaged or proposing to engage in similar or complementary business areas to those of the Interactive Group "disposed of" while maintaining the capital structure and delineation of business groups contemplated by the restructuring proposals.

        The option to convert the Liberty Interactive common stock into Liberty Capital common stock in the event of an Interactive Group Disposition provides New Liberty with additional flexibility by allowing New Liberty to deliver consideration in the form of shares of Liberty Capital common stock rather than cash, securities or other properties. This alternative could be used, for example, in circumstances when New Liberty did not have sufficient legally available assets under Delaware law to pay the full amount of an otherwise required dividend or redemption or when New Liberty desired to retain such proceeds.

        If New Liberty does not have the legal capacity under Delaware law or New Liberty's amended charter to pay a dividend or redeem shares with the full amount of the Interactive Group Allocable Net Proceeds, New Liberty's board of directors has the right to pay out as much as New Liberty is able to pay and deposit the balance in an escrow or other account for further application as soon as New Liberty is able to do so under Delaware law and New Liberty's amended charter.

        Effect of Inter-Group Interest in Interactive Group.    If at the time of an Interactive Group Disposition, the Capital Group holds an inter-group interest in the Interactive Group and a dividend or distribution is effected as a result of the Interactive Group Disposition, the board of directors will cause the Capital Group to participate in the dividend or distribution, in the manner described under "—Dividends—Inter-Group Dividend Amounts" above.

        If at the time of an Interactive Group Disposition, the Capital Group holds an inter-group interest in the Interactive Group and a redemption of Liberty Interactive common stock is effected as a result of the Interactive Group Disposition, the board of directors may cause the Capital Group to participate in the redemption, in which case the Capital Group will receive (or be attributed), concurrently with the redemption of outstanding shares of Liberty Interactive common stock, a portion of the Interactive Group Net Proceeds based upon the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest at the record date for the redemption of outstanding shares of Liberty Interactive common stock compared to the number of then-outstanding shares of Liberty Interactive common stock. If the board of directors makes this election, New Liberty may distribute the redemption consideration received by the Capital Group to the holders of Liberty Capital common stock. New Liberty also will reduce the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest as if the applicable portion of the notional shares reflecting such inter-group interest had been redeemed.

General Dividend, Redemption and Conversion Provisions

        Public Announcements.    New Liberty is required to provide certain notices to holders of Liberty Capital common stock and holders of Liberty Interactive common stock in connection with the dividend, redemption and conversion provisions of New Liberty's amended charter. All public announcements required by New Liberty's amended charter will include such further statements, and New Liberty reserves the right to make such further public announcements, as may be required by law or the rules of the principal national securities exchange on which the applicable series of its common stock is listed or as New Liberty's board of directors may, in its discretion, deem appropriate. Any notice sent to a registered holder of any series of New Liberty's common stock will be sent by first-class mail, postage prepaid to such holder's address as the same appears on New Liberty's transfer books.

        Neither the failure to mail any required notice to any particular holder of any series of New Liberty's common stock nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of any series of New Liberty's common stock, or the validity of any action taken pursuant to New Liberty's amended charter.

        No Adjustments.    No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of any series of New Liberty's common stock, provided that, except as explicitly otherwise contemplated by New Liberty's amended charter, if the conversion date or the redemption date with respect to any shares of our common stock will be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of New Liberty's common stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

        Surrender of Shares.    Before any holder of shares of New Liberty's common stock becomes entitled to receive certificates representing shares of any kind of capital stock or cash, securities (other than capital stock) or other assets to be received by such holder with respect to such shares upon any conversion of such shares at New Liberty's option or in connection with a mandatory dividend, redemption or conversion in case of a Capital Group Disposition or an Interactive Group Disposition, as applicable, such holder will surrender, at a place to be specified by New Liberty, such shares, properly endorsed or assigned for transfer (unless New Liberty waives such requirement). New Liberty will as soon as practicable after such surrender of certificates representing such shares, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account such shares were so surrendered, or to the nominee or nominees of such holder, certificates representing the number of whole shares of the kind of capital stock or cash, securities (other than capital stock) or other assets to which such person will be entitled, together with any payment for fractional securities. If less than all of the shares represented by any one certificate are to be redeemed or converted, New Liberty will issue and deliver a new certificate for the shares represented thereby and not redeemed or converted. New Liberty will not be required to register a transfer of (i) any shares of New Liberty's common stock for the period preceding any selection of shares to be redeemed or converted set forth in the applicable public announcement or notice or (ii) any shares of New Liberty's common stock selected for redemption or conversion. Shares selected for redemption may not thereafter be converted at the option of the holder.

        From and after any applicable conversion date or redemption date, all rights of a holder of shares of New Liberty common stock that were converted or redeemed on such conversion date or redemption date, as applicable, will cease except for the right, upon surrender of the certificates representing such shares, to receive certificates representing shares of the kind and amount of capital stock or cash, securities (other than capital stock) or other assets for which such shares were converted or redeemed, as applicable, together with any payment for fractional securities and such holder will have no other or further rights in respect of the shares of New Liberty common stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other assets which are reserved or otherwise designated by New Liberty as being held for the satisfaction of its obligations to pay or deliver any cash, securities or other assets upon the conversion, exercise or exchange of any convertible securities outstanding as of the date of such conversion or redemption. No holder of a certificate that immediately prior to the applicable conversion date or redemption date represented shares of New Liberty common stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which such shares of New Liberty common stock were converted or redeemed until surrender of such holder's certificate for a certificate representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the conversion date or redemption date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion date or redemption date, as the case may be, New Liberty will, however, be entitled to treat certificates representing shares of New Liberty common stock that have not yet been surrendered for such conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of New Liberty common stock represented by such certificates will have been converted or redeemed at our option or in connection with the holding by a Qualifying Subsidiary of assets and liabilities of either group or a Capital Group Disposition or an Interactive Group Disposition, notwithstanding the failure of the holder thereof to surrender such certificates.

        No Fractional Shares.    New Liberty will not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of our common stock upon any conversion, redemption, dividend or other distribution. In connection with the determination of the number of shares of any class or series of capital stock that will be issuable or the amount of securities that will be deliverable to any holder of record of New Liberty common stock upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), New Liberty may aggregate the shares of New Liberty common stock held at the relevant time by such holder of record. If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of New Liberty common stock includes a fraction of the minimum authorized denomination, New Liberty will pay a cash adjustment in respect of such fraction in an amount equal to the value of such fraction as of the trading day specified by New Liberty's board of directors for such purpose (without interest). For purposes of the preceding sentence, "such value" of any fraction will equal the product of such fraction and the fair value of one such share or the minimum authorized denomination of such other security as of such specified trading day.

Liquidation and Dissolution

        In the event of the liquidation, dissolution or winding up, whether voluntary or involuntary, of New Liberty, after payment or provision for payment of New Liberty's debts and liabilities and subject to the prior payment in full of the preferential amounts to which any series of preferred stock is entitled, the holders of shares of Liberty Capital common stock and the holders of shares of Liberty Interactive common stock will be entitled to receive in respect of shares of Liberty Capital common stock and Liberty Interactive common stock their proportionate interests in New Liberty's assets remaining for distribution to holders of New Liberty common stock (regardless of the group to which such assets are then attributed) in proportion to the respective number of liquidation units per share of Liberty Capital common stock and Liberty Interactive common stock. Neither New Liberty's consolidation or merger with or into any other person nor the sale, transfer or lease of all or substantially all of our assets will itself be deemed to be a liquidation, dissolution or winding up.

        The liquidation units per share of each series of common stock will be as follows:

  •
  each share of Liberty Capital common stock will have one liquidation unit; and

  •
  each share of Liberty Interactive common stock will have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the daily volume weighted average prices of one share of Liberty Interactive Series A common stock over the first 20 trading days on which the Liberty Interactive Series A common stock trades in the regular way market, divided by the daily volume weighted average prices of one share of Liberty Capital Series A common stock over the first 20 trading days on which the Liberty Capital Series A common stock trades in the regular way market.

If New Liberty in any manner subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Liberty Capital common stock or Liberty Interactive common stock, or declares and pays a distribution in shares of Liberty Capital common stock or Liberty Interactive common stock, the per share liquidation units of the Liberty Capital common stock or Liberty Interactive common stock, as applicable, specified above, as adjusted from time to time, will be appropriately adjusted as determined by New Liberty's board of directors, so as to avoid any dilution in the aggregate, relative liquidation rights of the shares of Liberty Capital common stock and Liberty Interactive common stock.

Description of Other Provisions of New Liberty's Amended Charter

        The following terms of New Liberty's amended charter are substantially similar to the corresponding terms found in Old Liberty's existing charter.

Preferred Stock

        New Liberty's amended charter authorizes the board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including:

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  the designation of the series;

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  the number of authorized shares of the series, which number New Liberty's board may increase or decrease but not below the number of such shares of such series of preferred stock then outstanding;

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  the dividend rate or amounts, if any, and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

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  the rights of the series in the event of New Liberty's voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

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  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of New Liberty's board of directors;

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  the voting rights, if any, of the holders of the series;

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  the terms and conditions, if any, for New Liberty to purchase or redeem the shares; and

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  any other relative rights, preferences and limitations of the series.

        We believe that the ability of New Liberty's board of directors to issue one or more series of preferred stock will provide flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which might arise. The authorized shares of New Liberty's preferred stock will be available for issuance without further action by New Liberty's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which New Liberty's securities may be listed or traded. If the approval of New Liberty's stockholders is not required for the issuance of shares of New Liberty's preferred stock or New Liberty's common stock, New Liberty's board may determine not to seek stockholder approval.

        Although New Liberty has no intention at the present time of doing so, New Liberty could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. New Liberty's board will make any determination to issue such shares based upon its judgment as to the best interests of its stockholders. New Liberty's board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of New Liberty's board of directors, including a tender offer or other transaction that some, or a majority, of New Liberty's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Board of Directors

        New Liberty's amended charter provides that, subject to any rights of the holders of any series of New Liberty's preferred stock to elect additional directors, the number of New Liberty's directors will not be less than three and the exact number will be fixed from time to time by a resolution of New Liberty's board. The members of New Liberty's board, other than those who may be elected by holders of New Liberty's preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of New Liberty's Class I directors expires at the annual meeting of New Liberty's stockholders in 2008. The term of office of New Liberty's Class II directors expires at the annual meeting of New Liberty's stockholders in 2006. The term of office of New Liberty's Class III directors expires at the annual meeting of New Liberty's stockholders in 2007. At each annual meeting of New Liberty's stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of New Liberty's stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.

        New Liberty's amended charter provides that, subject to the rights of the holders of any series of New Liberty's preferred stock, New Liberty's directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of New Liberty's outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

        New Liberty's amended charter provides that, subject to the rights of the holders of any series of New Liberty's preferred stock, vacancies on New Liberty's board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on New Liberty's board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting New Liberty's board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of New Liberty's preferred stock with respect to any additional director elected by the holders of that series of New Liberty's preferred stock.

        These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of New Liberty's board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of New Liberty's board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of New Liberty.

Limitation on Liability and Indemnification

        To the fullest extent permitted by Delaware law, New Liberty's directors are not liable to New Liberty or any of its stockholders for monetary damages for breaches of fiduciary duties while serving as a director. In addition, New Liberty indemnifies and holds harmless, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of New Liberty or, at New Liberty's request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. New Liberty will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.

No Shareowner Action by Written Consent; Special Meetings

        New Liberty's amended charter provides that, except as otherwise provided in the terms of any series of preferred stock, no action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of New Liberty's preferred stock, special meetings of New Liberty's stockholders for any purpose or purposes may be called only by New Liberty's Secretary or at the request of at least 75% of the members of the New Liberty's board of directors then in office. No business other than that stated in the notice of special meeting will be transacted at any special meeting.

Amendments

        New Liberty's amended charter provides that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of New Liberty's amended charter or the addition or insertion of other provisions in New Liberty's amended charter, provided that the foregoing voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of New Liberty's stockholders or (2) which has been approved by at least 75% of the members of New Liberty's board then in office. New Liberty's amended charter further provides that the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of its bylaws, provided that the foregoing voting requirement will not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of New Liberty's board then in office.

Supermajority Voting Provisions

        In addition to the supermajority voting provisions discussed under "—Amendments" above, New Liberty's amended charter provides that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to New Liberty's stockholders, voting together as a single class, is required for:

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  New Liberty's merger or consolidation with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of New Liberty's stockholders, or (2) that at least 75% of the members of New Liberty's board of directors then in office have approved;

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  the sale, lease or exchange of all, or substantially all, of New Liberty's assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of New Liberty's board of directors then in office have approved; or

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  New Liberty's dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of New Liberty's board of directors then in office have approved such dissolution.

Section 203 of the DGCL

        Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the corporation's certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Neither Old Liberty's existing charter nor New Liberty's amended charter contains such an election.

Material U.S. Federal Income Tax Consequences

        The following discussion is a summary of the material U.S. federal income tax consequences to you of the receipt of Liberty Interactive common stock and Liberty Capital common stock in exchange for your shares of Old Liberty common stock in the restructuring, and is the opinion of Baker Botts L.L.P., insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This opinion is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The opinion of Baker Botts L.L.P. is conditioned upon the accuracy of the statements, representations, covenants, and assumptions upon which the opinion is based and is subject to the conditions, limitations, and qualifications referenced below and in the opinion. This discussion assumes that the opinion of Baker Botts L.L.P. described below under "—Tax Implications of the Restructuring" will be delivered to Old Liberty and New Liberty on the closing date of the merger and that the statements, representations, covenants, and assumptions upon which such opinion is based will be accurate. Any inaccuracy in any of the statements, representations, or assumptions or breach of any of the covenants upon which either of the opinions of Baker Botts L.L.P. are based could adversely affect their opinions and alter the conclusions described below in this discussion.

        For purposes of this discussion, references to the term "restructuring" shall refer solely to the merger, including the exchange of Old Liberty common stock for Liberty Interactive common stock and Liberty Capital common stock which is effected thereby, and the conversion of Old Liberty into a Delaware limited liability company that is wholly-owned by New Liberty (the "Conversion").

        This discussion is based upon the Internal Revenue Code of 1986, as amended (referred to as the "Code"), Treasury regulations promulgated thereunder (the "Treasury Regulations"), administrative pronouncements and judicial decisions as of the date of this proxy statement/prospectus, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Liberty Interactive common stock and the Liberty Capital common stock, or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its authority under Section 337(d) of the Code (granting the Treasury regulatory authority with respect to the proper tax treatment of corporate distributions of appreciated property to stockholders). Any future legislation, regulations, or other guidance could be enacted or promulgated so as to apply retroactively to the restructuring and the creation of the Liberty Interactive common stock and the Liberty Capital common stock. Any such changes could affect the continuing validity of this discussion.

        This discussion addresses only those of you who hold your shares of Old Liberty common stock, and will, after the restructuring, hold your shares of Liberty Interactive common stock and Liberty Capital common stock, as capital assets within the meaning of Section 1221 of the Code. We have included this discussion for general information only. This discussion is limited to the U.S. federal income tax consequences of the restructuring and does not purport to be a complete technical analysis or listing of all potential tax consequences that may be relevant to you in light of your particular tax circumstances. Further, this discussion does not address holders of Old Liberty common stock who are subject to special treatment under U.S. federal income tax laws, such as:

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  tax-exempt organizations;

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  S corporations and other pass-through entities and owners thereof;

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  entities taxable as a partnership for U.S. federal income tax purposes and owners thereof;

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  insurance companies and other financial institutions;

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  mutual funds;

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  dealers in stocks and securities;

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  traders or investors in our common stock who elect the mark-to-market method of accounting for such stock;

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  stockholders who received our common stock from the exercise of employee stock options or otherwise as compensation;

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  stockholders who hold our common stock in a tax-qualified retirement plan, individual retirement account or other qualified savings account;

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  stockholders who hold their shares of our common stock as part of a hedge, straddle, or a constructive sale or conversion transaction or other risk reduction or integrated investment transaction; and

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  individuals who are not citizens or residents of the United States, foreign corporations and other foreign entities.

        This discussion also does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax or the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences of the restructuring to holders of options, warrants or other rights to acquire shares of our stock.

        You should consult your own tax advisors regarding the application of the U.S. federal income tax laws to your particular situation, as well as the applicability of any U.S. federal estate and gift, state, local or foreign tax laws to which you may be subject.

Tax Implications of the Restructuring

        It is a nonwaivable condition to the completion of the restructuring that Old Liberty and New Liberty receive the opinion of Baker Botts L.L.P., dated as of the closing date of the merger, to the effect that, under presently applicable U.S. federal income tax law:

  •
  the restructuring will be treated as a reorganization within the meaning of Section 368(a) of the Code;

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  the Liberty Interactive common stock and the Liberty Capital common stock issued in the restructuring will be treated as stock of New Liberty for U.S. federal income tax purposes;

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  except with respect to cash received instead of fractional shares, holders of Old Liberty common stock will not recognize income, gain or loss as a result of the conversion of their shares of Old Liberty common stock into shares of Liberty Interactive common stock and Liberty Capital common stock in the restructuring; and

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  the Liberty Interactive common stock and the Liberty Capital common stock issued in the restructuring will not constitute Section 306 stock within the meaning of Section 306(c) of the Code.

The opinion of Baker Botts L.L.P. will be conditioned upon the accuracy of the statements, representations, covenants, and assumptions upon which the opinion is based and will be subject to the conditions, limitations, and qualifications referenced in the opinion and in this discussion under the heading "—Material U.S. Federal Income Tax Consequences." Any inaccuracy in any of the statements, representations, or assumptions or breach of any of the covenants upon which the opinion is based could adversely affect the conclusions reached in the opinion. Please see the discussion below under the heading "—Except with Respect to the Debt Modification Issue, No IRS Ruling Will Be Requested" for a further discussion of the opinion.

        Assuming that the opinion of Baker Botts L.L.P. is delivered to Old Liberty and New Liberty on the closing date of the merger, as described above, and that the treatment of the restructuring as described therein is respected, then:

  •
  your aggregate basis in your Liberty Interactive common stock, including any fractional shares deemed received, will equal a portion of your aggregate basis in your Old Liberty common stock surrendered in the restructuring based on the relative fair market value of the Liberty Interactive common stock as compared to the total consideration received by you pursuant to the restructuring;

  •
  your aggregate basis in your Liberty Capital common stock, including any fractional shares deemed received, will equal a portion of your aggregate basis in your Old Liberty common stock surrendered in the restructuring based on the relative fair market value of the Liberty Capital common stock as compared to the total consideration received by you pursuant to the restructuring;

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  the holding period of the Liberty Interactive common stock and the Liberty Capital common stock received by you in the restructuring will include the holding period of your Old Liberty common stock surrendered in exchange therefor;

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  except with respect to any income, gain or loss that may be recognized by Old Liberty if the restructuring results in a "significant modification," and therefore an exchange, of Old Liberty's outstanding publicly-traded debt for U.S. federal income tax purposes as described below under "—Request for IRS Ruling Relating to the Debt Modification Issue," no gain or loss will be recognized by Old Liberty as a result of the restructuring; and

  •
  no gain or loss will be recognized by New Liberty on the issuance of the Liberty Interactive common stock and the Liberty Capital common stock in the restructuring.

        Old Liberty stockholders that have acquired different blocks of Old Liberty common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate basis among, and their holding period of, shares of Liberty Interactive common stock and Liberty Capital common stock received in the restructuring.

        If you receive cash instead of fractional shares of Liberty Interactive common stock or Liberty Capital common stock or both, you will be treated as having received such fractional shares in the restructuring and then as having sold such fractional shares for the cash received. This sale will generally result in the recognition of gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received for such fractional shares and your tax basis in such fractional shares (determined as described above), which gain or loss will be capital gain or loss.

        You will be required to file with your U.S. federal income tax return for the taxable year in which the restructuring occurs a statement setting forth certain facts relating to the restructuring, including your tax basis in the shares of Old Liberty common stock exchanged in the restructuring and the number of shares of Liberty Interactive common stock and Liberty Capital common stock received by you in the restructuring. You must also keep a permanent record of facts relating to the conversion of your shares of Old Liberty common stock into shares of Liberty Interactive common stock and Liberty Capital common stock.

Except with Respect to the Debt Modification Issue, No IRS Ruling Will Be Requested

        Except as described below under "—Request for IRS Ruling Relating to the Debt Modification Issue," we have not sought any ruling from the IRS, and do not intend to seek any ruling, relating to the restructuring. The IRS has announced that it will not issue advance rulings on the characterization of instruments similar to the Liberty Interactive common stock and the Liberty Capital common stock that have certain voting and liquidation rights in an issuing corporation, but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets.

        Opinions of counsel are not equivalent to rulings from the IRS, and the conclusions expressed in the opinions of Baker Botts L.L.P. could be challenged by the IRS. In addition, there are no Code provisions, Treasury Regulations, court decisions or published rulings of the IRS bearing directly on the tax effects of the issuance and characterization of stock with characteristics similar to the Liberty Interactive common stock and the Liberty Capital common stock. Therefore, the tax treatment of the restructuring is subject to some uncertainty. In view of the absence of authorities directly on point or a private letter ruling from the IRS, there is a risk that the IRS could successfully assert that the issuance of the Liberty Interactive common stock or the Liberty Capital common stock or both in the restructuring in exchange for Old Liberty common stock could be taxable to you and/or to us.

        If Liberty Interactive common stock or Liberty Capital common stock or both represent property other than stock of New Liberty ("Other Property"), the receipt of Liberty Interactive common stock or Liberty Capital common stock or both by you might be treated as a fully taxable dividend in an amount equal to the fair market value of such stock constituting Other Property (subject in the case of stockholders that are corporations, to any applicable dividends received deduction) or might be treated as a distribution in complete liquidation of our company, in which case you would recognize gain or loss with respect to your shares of Old Liberty common stock held immediately prior to the restructuring. Furthermore, we or our subsidiaries would recognize a significant taxable gain as a result of the restructuring in an amount equal to the excess of the fair market value of such stock constituting Other Property over its federal income tax basis to us or our subsidiaries allocable to such Other Property. Pursuant to the management and allocation policies, the cash for the payment of these taxes would be drawn from funds attributed to the Capital Group. In addition, we may no longer be able to file a consolidated U.S. federal income tax return which includes eligible entities attributed to both the Interactive Group and the Capital Group. These tax liabilities, if they arise, would be likely to have a material adverse effect on us and each group.

Request for IRS Ruling Relating to the Debt Modification Issue

        We have submitted a request for a private letter ruling from the IRS to the effect that the restructuring will not result in a "significant modification" of our outstanding publicly-traded debt for purposes of Section 1.1001-3 of the Treasury Regulations. However, the restructuring is not conditioned upon the receipt by us of the private letter ruling, and we could determine to proceed with the restructuring even though we have not obtained the requested ruling. Further, although any private letter ruling that is obtained would generally be binding on the IRS, the validity of such ruling will be subject to the accuracy of factual statements and representations made by us. If any of these statements or representations, or any assumptions made by the IRS in granting such ruling, were incorrect or untrue in any material respect, or the facts upon which any ruling is based are different from the facts at the effective time of either the merger or the Conversion, any ruling that is obtained could be invalidated.

        There is some uncertainty as to whether the restructuring will result in a "significant modification" of our outstanding publicly-traded debt for U.S. federal income tax purposes, and no opinion has been obtained on this issue from Baker Botts L.L.P. If the restructuring was considered to result in a "significant modification" of our outstanding publicly-traded debt within the meaning of certain Treasury Regulations, it is expected that we would incur significant tax liabilities as a result of the deemed exchange of our outstanding publicly-traded debt for U.S. federal income tax purposes. These tax liabilities, if they were to arise, would be likely to have a material adverse effect on us and each group. Pursuant to the management and allocation policies, the cash for the payment of these taxes would be drawn from the group to which the underlying series of our outstanding publicly-traded debt is attributed. We expect that most of these tax liabilities, if they were to arise, would result from a deemed exchange of our exchangeable debentures, and accordingly, that most of these tax liabilities would be attributed to the Capital Group.

Information Reporting and Backup Withholding

        In general, information reporting to the IRS and backup withholding may apply to your receipt of cash instead of fractional shares of Liberty Interactive common stock and Liberty Capital common stock. Backup withholding (currently 28%) may apply to "reportable payments" if you fail to provide a correct taxpayer identification number and certain other information, fail to provide a certification of exempt status or fail to report your full dividend and interest income. You are not subject to backup withholding if you (1) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or (2) provide a correct taxpayer identification number, certify under penalties of perjury that you are not subject to backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

No Appraisal Rights

        Under Delaware General Corporation Law, you will not have appraisal rights in connection with the restructuring.

Stock Exchange Listings

        We have applied to list Liberty Interactive Series A common stock and Liberty Interactive Series B common stock on the Nasdaq National Market under the symbols "LINTA" and "LINTB," respectively. We have applied to list Liberty Capital Series A common stock and Liberty Capital Series B common stock on the Nasdaq National Market under the symbols "LCAPA" and "LCAPB," respectively.

Stock Transfer Agent and Registrar

        Computershare Shareholder Services, Inc. will be the transfer agent and registrar for the Liberty Interactive common stock and the Liberty Capital common stock.

Accounting Treatment

        The restructuring, if completed, would not cause any accounting related adjustments. On a prospective basis, New Liberty will disclose earnings per share information for each of the Interactive Group and the Capital Group based on the earnings attributable to each group and the weighted average shares (both outstanding and on a fully diluted basis) of each group.

THE ANNUAL BUSINESS MATTER PROPOSALS

        Old Liberty's annual meeting of stockholders for 2006 is being held in conjunction with the consideration and vote on the restructuring proposals. If the restructuring proposals are approved at the annual meeting and implemented, the board of directors of Old Liberty will be reconstituted in a manner appropriate for a wholly-owned subsidiary. The board of directors of New Liberty immediately following the restructuring will be identical to the board of directors of Old Liberty immediately prior to the restructuring. Hence, those persons who are elected directors of Old Liberty at the annual meeting will, if the restructuring proposal is implemented, become directors of New Liberty with the same term of office as they would have had if the restructuring proposal had not been approved and implemented. Similarly, if KPMG LLP is ratified as the auditors of Old Liberty at the annual meeting, the audit committee of the board of directors of New Liberty will select KPMG LLP to be the auditors of New Liberty for its 2006 fiscal year.

Election of Directors Proposal

Board of Directors

        Our board of directors currently consists of eight directors, divided among three classes. Our Class II directors, whose term will expire at the annual meeting, are Donne F. Fisher, Gregory B. Maffei and M. LaVoy Robison. These directors are nominated for re-election to our board to continue to serve as Class II directors, and we have been informed that each of Messrs. Fisher, Maffei and Robison are willing to continue to serve as directors of our company. The term of the Class II directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2009. Our Class III directors, whose term will expire at the annual meeting of our stockholders in the year 2007, are Robert R. Bennett, Paul A. Gould and John C. Malone. Our Class I directors, whose term will expire at the annual meeting of our stockholders in the year 2008, are David E. Rapley and Larry E. Romrell.

        If any nominee should decline re-election or should become unable to serve as a director of our company for any reason before re-election, votes will be cast for a substitute nominee, if any, designated by the board of directors, or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

        The following lists the three nominees for re-election as directors and the five directors of our company whose term of office will continue after the annual meeting, including the birth date of each person, the positions with our company or principal occupation of each person, certain other directorships held and the year each person became a director of our company. The number of shares of our common stock beneficially owned by each director, as of February 28, 2006, is set forth in this proxy statement/prospectus under the caption "Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management."

Nominees for Election as Directors

        Donne F. Fisher:    Born May 24, 1938. A director of our company since October 2001. Mr. Fisher has served as President of Fisher Capital Partners, Ltd., a venture capital partnership, since December 1991.

        Gregory B. Maffei:    Born May 24, 1960. Chief Executive Officer and President of our company since February 2006 and a director of our company since November 2005. CEO-Elect of our company from November 2005 through February 2006. Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation from June 2005 until November 2005. Mr. Maffei served as Chairman and Chief Executive Officer of 360networks from January 2000 until June 2005. Mr. Maffei serves as a director of Electronic Arts, Inc. and Starbucks Corporation.

        M. LaVoy Robison.    Born September 6, 1935. A director of our company since June 2003. Mr. Robison has been executive director and a board member of The Anschutz Foundation (a private foundation) since January 1998. Mr. Robison is a director of Discovery Holding Company (DHC).

Directors Whose Term Expires in 2007

        Robert R. Bennett:    Born April 19, 1958. A director of our company since September 1994. Chief Executive Officer of our company from April 1997 to August 2005. President of our company from April 1997 to February 2006. Previously, Mr. Bennett held various executive positions with our company since our inception in 1990. Mr. Bennett is also President of DHC. He is a director of DHC and OpenTV Corp.

        Paul A. Gould:    Born September 27, 1945. A director of our company since March 1999. Mr. Gould has been a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking services company, for more than the last five years. Mr. Gould is a director of Ampco-Pittsburgh Corporation, Liberty Global, Inc. and DHC.

        John C. Malone:    Born March 7, 1941. Chairman of the Board and a director of our company since 1990. Chief Executive Officer of our company from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 to March 1999; and Chief Executive Officer of TCI from January 1994 to March 1999. Mr. Malone is Chairman of the Board of Liberty Global, Chairman and Chief Executive Officer of DHC and a director of The Bank of New York and Expedia.

Directors Whose Term Expires in 2008

        David E. Rapley:    Born June 22, 1941. A director of our company since July 2002, having previously served as a director of our company from June 1993 to September 1994. Mr. Rapley served as Executive Vice President Engineering of VECO Corp. Alaska from January 1998 to December 2001. Mr. Rapley is a director of Liberty Global and DHC.

        Larry E. Romrell:    Born December 30, 1939. A director of our company since March 1999. Mr. Romrell served as an Executive Vice President of TCI from January 1994 to March 1999. Mr. Romrell is a director of Liberty Global.

Vote and Recommendation

        A plurality of the affirmative votes of the shares of our common stock outstanding on the record date, voting together as a single class, that are voted in person or by proxy at the annual meeting is required to elect Messrs. Fisher, Maffei and Robison as Class II members of our board of directors.

        Our board of directors recommends a vote "FOR" the election of each nominee to our board of directors.

The Auditors Ratification Proposal

        We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.

        Even if the selection of KPMG LLP is ratified, the audit committee of our board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be in the best interests of our company and our stockholders. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2006.

        A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2005 and 2004, and fees billed for other services rendered by KPMG LLP:

	2005	2004
Audit fees	$4,778,000	7,685,000
Audit related fees(1)	683,000	814,000

Audit and audit related fees	5,461,000	8,499,000
Tax fees(2)	1,324,000	4,007,000

Total fees	$6,785,000	12,506,000

(1)
Audit related fees consist of professional consultations with respect to accounting issues affecting our financial statements, reviews of registration statements and issuance of consents, reviews of private placement offering documents, issuances of letters to underwriters, due diligence related to potential business combinations and audits of financial statements of certain employee benefits plans.

(2)
Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions.

        Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and does not believe that the provision of such other services is incompatible with KPMG LLP maintaining its independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        On March 24, 2003, our audit committee adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide (a) audit services as specified in the policy, including financial audits of our company and our subsidiaries, services associated with our registration statements such as consents and comfort letters, and consultations with management as to accounting or reporting of transactions; (b) audit-related services as specified in the policy, including due diligence services, financial audits of employee benefit plans and assistance with implementation of the requirements of SEC rules or listing standards; and (c) tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions (all of the foregoing, Pre-Approved Services). Notwithstanding the foregoing general pre-approval, any individual project involving the provision of Pre-Approved Services that is expected to result in fees in excess of $100,000 requires the specific pre-approval of our audit committee. In addition, any engagement of our independent auditors for services other than the Pre-Approved Services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee. Donne F. Fisher currently serves as the Chairman of our audit committee. At each audit committee meeting, the Chairman's approval of services provided by our independent auditors is subject to ratification by the entire audit committee.

        Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

        All services provided by our independent auditor during 2005 were approved in accordance with the terms of the policy.

Vote and Recommendation

        The affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our Series A common stock and Series B common stock outstanding on the record date for the annual meeting that are present, in person or by proxy, at the annual meeting, voting together as a single class, is required to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2006.

        Our board of directors recommends a vote "FOR" the ratification of the selection of KPMG LLP as our independent auditors for the year ending December 31, 2006.

CONCERNING MANAGEMENT

Executive Officers

        The following lists the executive officers of our company (other than Gregory B. Maffei, our President and Chief Executive Officer, who also serves as a director and who is listed under "The Annual Business Matter Proposals—The Election of Directors Proposal"), their birth dates and a description of their business experience, including positions held with our company.

Name	Positions
David J.A. Flowers Born May 17, 1954	A Senior Vice President of our company since October 2000 and Treasurer of our company since April 1997. Mr. Flowers served as a Vice President of our company from June 1995 to October 2000. Mr. Flowers is also a Senior Vice President and Treasurer of DHC.
Albert E. Rosenthaler Born August 29, 1959
A Senior Vice President of our company since April 2002. Prior to joining our company, Mr. Rosenthaler was a tax partner in the accounting firm of Arthur Andersen LLP for more than five years. Mr. Rosenthaler is also a Senior Vice President of DHC.
Christopher W. Shean Born July 16, 1965
A Senior Vice President of our company since January 2002 and Controller of our company since October 2000. Mr. Shean served as a Vice President of our company from October 2000 to January 2002. Mr. Shean is also a Senior Vice President and Controller of DHC.
Charles Y. Tanabe Born November 27, 1951
Secretary of our company since April 2001 and a Senior Vice President and General Counsel of our company since January 1999. Mr. Tanabe is also a Senior Vice President, Secretary and General Counsel of DHC.

        The executive officers named above will serve in such capacities until the next annual meeting of our board of directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption.

        During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

Section 16(a) Beneficial Ownership Reporting and Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

        Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us during our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were complied with.

Code of Ethics

        We have adopted a code of ethics that applies to all of our employees, directors and officers. It constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and our "code of business conduct and ethics" within the meaning of the New York Stock Exchange (NYSE) listing standards. Our code of ethics is available on our website at www.libertymedia.com. In addition, we will provide a copy of our code of ethics, free of charge, to any stockholder who calls or submits a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone number (877) 772-1518.

Director Independence

        It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company. To assist our board of directors in determining which of our directors qualify as independent for purposes of the NYSE listing standards as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board of directors developed categorical standards of director independence, which we refer to as our criteria for director independence. Under these criteria, a director will be deemed independent if such director:

  •
  is not an employee or member of our management or the management of any of our subsidiaries;

  •
  has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us); for this purpose material relationships can, for example, include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships;

  •
  has no other relationship with us or our subsidiaries that would interfere with the exercise of independent judgment as a director; and

  •
  does not accept any consulting, advisory or other compensatory fee from us, except fees received for services as a director (including, without limitation, serving on a committee of our board of directors).

        In addition, under these criteria, a director will not be deemed independent if such director:

  •
  is, or, during the three years preceding the determination date (which period of three years we refer to as the Applicable Determination Period), was, an employee or member of our management or of the management of any of our subsidiaries, or has an immediate family member who is or was during the Applicable Determination Period an executive officer of us or any of our subsidiaries;

  •
  is, or, during the Applicable Determination Period, was, an executive officer or an employee of a company that makes payments to or receives payments from us in an amount which in any single fiscal year exceeds, or exceeded, the greater of 2% or $1 million of such other company's consolidated gross revenues, or has an immediate family member who is or was during the Applicable Determination Period an executive officer of such other company;

  •
  is receiving, or, during the Applicable Determination Period, received, or has an immediate family member who is receiving or received during such period, more than $100,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

  •
  is, or, during the Applicable Determination Period, was, employed by or affiliated with any present or former internal or external auditor of us or any of our subsidiaries, or has an immediate family member who is or was during the Applicable Determination Period employed by or affiliated with any such present or former internal or external auditor; or

  •
  is, or, during the Applicable Determination Period, was, or has an immediate family member who is or was during the Applicable Determination Period, employed as an executive officer by a company as to which one of our executive officers serves, or, during such three-year period, served, as a director and member of the compensation committee of such other company.

        In accordance with these criteria, our board of directors has determined that each of Donne F. Fisher, Paul A. Gould, David E. Rapley, M. LaVoy Robison and Larry E. Romrell qualifies as an independent director of our company.

Committees of the Board of Directors

Executive Committee

        Our board of directors has established an executive committee, whose members are Paul A. Gould, Gregory B. Maffei and John C. Malone. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

Compensation Committee

        Our board of directors has established a compensation committee, whose chairman is Paul A. Gould and whose other members are Donne F. Fisher, David E. Rapley, M. LaVoy Robison and Larry E. Romrell. See "—Director Independence" above.

        The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers. The compensation committee also reviews and approves the compensation of all officers of our company at the level of senior vice president or above, including our chief executive officer.

        Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.libertymedia.com. We will provide a copy of this charter, free of charge, to any stockholder who calls or submits a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone number (877) 772-1518.

Incentive Plan Committee

        Our board of directors has also established an incentive plan committee, which is a subcommittee of the compensation committee. The members of the incentive plan committee are Donne F. Fisher and Paul A. Gould. The incentive plan committee has sole responsibility for the administration of our employee incentive plans.

Nominating and Corporate Governance Committee

        Our board of directors has established a nominating and corporate governance committee, whose members are Donne F. Fisher, Paul A. Gould, David E. Rapley, M. LaVoy Robison and Larry E. Romrell. See "—Director Independence" above.

        The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by the board of directors from time to time, identifies director nominees for upcoming annual meetings, develops corporate governance guidelines applicable to our company and oversees our board and management.

        The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such nominations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Nominating and Corporate Governance Committee, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under "Stockholder Proposals" below, and contain the following information:

  •
  the proposing stockholder's name and address and documentation indicating the number of shares of our common stock beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

  •
  the candidate's name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate's qualifications, as described below;

  •
  a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board;

  •
  any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

  •
  a representation as to whether the proposing stockholder intends to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

  •
  a representation that the proposing stockholder intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election; and

  •
  a signed consent of the candidate to serve as a director, if nominated and elected.

        In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

        To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

  •
  independence from management;

  •
  education and professional background;

  •
  judgment, skill, integrity and reputation;

  •
  existing commitments to other businesses as a director, executive or owner;

  •
  personal conflicts of interest, if any; and

  •
  the size and composition of the existing board of directors.

        When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board of directors, it may recommend to the full board that candidate's nomination and election.

        Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director's past attendance at, and participation in, meetings of the board of directors and its committees and the director's formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

        The directors who are nominated for re-election at the annual meeting were approved for nomination by the entire board of directors.

        Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board has also adopted corporate governance guidelines, which were developed by the nominating and corporate governance committee, and, as an annex thereto, criteria for director independence. The criteria for director independence consists of categorical standards to be used in determining which of our directors qualify as "independent" for purposes of the NYSE listing standards as well as applicable rules and regulations adopted by the SEC. This charter and the corporate governance guidelines, including the criteria for director independence, is available on our website at www.libertymedia.com. We will provide copies of this charter or the corporate governance guidelines, including the criteria for director independence, free of charge, to any stockholder who calls or submits a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone number (877) 772-1518.

Audit Committee

        Our board of directors has established an audit committee, whose members are Donne F. Fisher, Paul A. Gould, David E. Rapley and M. LaVoy Robison. See "—Director Independence" above.

        Mr. Robison has been designated as an "audit committee financial expert" under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee's functions include, among other things:

  •
  appointing or replacing our independent auditors;

  •
  reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

  •
  reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

  •
  reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

  •
  reviewing our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

  •
  reviewing compliance with applicable Securities and Exchange Commission and stock exchange rules regarding audit committees; and

  •
  preparing a report for our annual proxy statement.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.libertymedia.com. We will provide a copy of the charter, free of charge, to any stockholder who calls or submits a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone number (877) 772-1518.

  Audit Committee Report

        Each member of the audit committee is an independent director as determined by Liberty Media Corporation's board of directors, based on the NYSE listing standards and the criteria of director independence adopted by the board of directors. Each member of the audit committee also satisfies the SEC's independence requirements for members of audit committees. M. LaVoy Robison is Liberty Media Corporation's "audit committee financial expert" under applicable SEC rules and regulations.

        The audit committee reviews Liberty Media Corporation's financial reporting process on behalf of its board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. KPMG LLP, Liberty Media Corporation's independent auditor for 2005, is responsible for expressing opinions on the conformity of Liberty Media Corporation's audited consolidated financial statements with U.S. generally accepted accounting principles and on management's assessment of the effectiveness of Liberty Media Corporation's internal control over financial reporting. KPMG also will express its own opinion as to the effectiveness of Liberty Media Corporation's internal control over financial reporting.

        The audit committee has reviewed and discussed with management and KPMG Liberty Media Corporation's most recent audited consolidated financial statements, as well as management's assessment of the effectiveness of Liberty Media Corporation's internal control over financial reporting and KPMG's evaluation of the effectiveness of Liberty Media Corporation's internal control over financial reporting. The audit committee has also discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented, including that firm's judgment about the quality of Liberty Media Corporation's accounting principles, as applied in its financial reporting.

        KPMG has provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and the audit committee has discussed with KPMG that firm's independence from Liberty Media Corporation and its subsidiaries.

        Based on the reviews, discussions and other considerations referred to above, the audit committee recommended to the board of directors of Liberty Media Corporation that the audited financial statements be included in Liberty Media Corporation's Annual Report on Form 10-K for the year ended December 31, 2005, which was filed on March 8, 2006 with the SEC.

Submitted by the Members of the Audit Committee
Donne F. Fisher
Paul A. Gould
David E. Rapley
M. LaVoy Robison

Other

        Our board of directors, by resolution, may from time to time establish certain other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.

CEO Certifications

        During 2005, we submitted to the NYSE a Section 12(a) CEO Certification signed by Robert R. Bennett, our President and Chief Executive Officer at the time of that submission, regarding compliance with the NYSE's corporate governance listing standards. We also filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2005 the certifications of each of our chief executive officer, principal financial officer and principal accounting officer, as required under Section 302 of the Sarbanes-Oxley Act of 2002.

Board Meetings

        During 2005, there were eleven meetings of our full board of directors, two meetings of our compensation committee, three meetings of our incentive plan committee, one meeting of our nominating and corporate governance committee and five meetings of our audit committee. Donne F. Fisher missed two meetings of our full board of directors and one audit committee meeting. David E. Rapley and Robert R. Bennett each missed one meeting of our full board of directors.

Director Attendance at Annual Meetings

        Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. Five of our then-seven board members attended our 2005 annual meeting of stockholders. Larry E. Romrell and Donne F. Fisher did not attend our 2005 annual meeting of stockholders.

Stockholder Communication with Directors

        Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Communications from stockholders will be forwarded to our directors on a timely basis.

Executive Sessions

        In 2005, the non-management directors of our company met at six regularly scheduled executive sessions without management participation. At the beginning of each session, the non-management directors who are present at the session select one non-management director to preside over that session. Any interested party who has a concern regarding any matter which it wishes to have addressed by our non-management directors, as a group, at an upcoming executive session may send its concern in writing addressed to Non-Management Directors of Liberty Media Corporation, c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. The current non-management directors of our company are Donne F. Fisher, Paul A. Gould, David E. Rapley, M. LaVoy Robison and Larry E. Romrell.

Executive Compensation

        The following tables set forth information relating to compensation, including grants of stock options in respect of our common stock, for the three years ended December 31, 2005 for:

  •
  our Chief Executive Officer at year end;

  •
  our Chief Executive Officer from January 1, 2005 through August 1, 2005; and

  •
  our four other most highly compensated executive officers for the year ended December 31, 2005.

        These executive officers are collectively referred to as our "named executive officers".

Summary Compensation Table

							Long-Term Compensation
Name and Principal Position with Liberty	Year	Salary(1)	Annual Compensation Bonus		Other Annual Compensation		Restricted Stock Awards		Securities Underlying Options/SARs		All Other Compensation
John C. Malone	2005	$2,600	$—		$2,419,225	(3)	$—		2,000,000	(6)	$459	(7)
Chief Executive Officer	2004	$2,700	$—		$2,183,684	(3)	$—		—		$270	(7)
	2003	$2,600	$—		$2,075,374	(3)	$—		—		$260	(7)
Robert R. Bennett	2005	$1,000,000	$1,000,000	(2)	$469,728	(4)	$—		—		$21,000	(7)
President	2004	$1,038,462	$1,000,000	(2)	$276,946	(4)	$—		1,000,000		$20,500	(7)
	2003	$1,000,000	$—		$200,022	(4)	$—		1,000,000		$817,521	(7)(8)
David J.A. Flowers	2005	$555,000	$—		$—		$—		300,000		$21,000	(7)
Senior Vice President	2004	$516,846	$—		$—		$—		250,000		$20,500	(7)
and Treasurer	2003	$438,000	$—		$—		$—		200,000		$20,000	(7)
Albert E. Rosenthaler	2005	$555,000	$—		$—		$—		300,000		$21,000	(7)
Senior Vice President	2004	$550,308	$—		$—		$—		250,000		$20,500	(7)
	2003	$514,423	$—		$—		$—		250,000		$20,000	(7)
Christopher W. Shean	2005	$555,000	$—		$—		$436,000	(5)	260,000		$21,000	(7)
Senior Vice President	2004	$515,385	$—		$—		$—		250,000		$20,500	(7)
and Controller	2003	$400,000	$—		$—		$—		250,000		$20,000	(7)
Charles Y. Tanabe	2005	$680,000	$—		$—		$436,000	(5)	280,000		$21,000	(7)
Senior Vice President	2004	$676,866	$—		$—		$—		225,000		$20,500	(7)
and General Counsel	2003	$632,788	$—		$—		$—		250,000		$20,000	(7)

(1)
In 2005 and 2003, our executive officers' annual salaries were based on 26 bi-weekly pay periods per year. In 2004, due to the timing of our pay days, our executive officers' annual salaries were based on 27 bi-weekly pay periods.

(2)
As of October 15, 2004, the Compensation Committee of our board of directors awarded Mr. Bennett an annual bonus to be paid in the form of a deferred compensation arrangement. Pursuant to this arrangement, we agreed to credit $1,000,000 to an account in the name of Mr. Bennett, as of July 1, 2004, and to credit the account with an 8% per annum investment return, compounded quarterly (such account, the 2004 Bennett Account). The amount in the 2004 Bennett Account is payable to Mr. Bennett upon certain triggering events.

As part of Mr. Bennett's 2005 annual compensation package, Mr. Bennett was granted a performance-based deferred compensation arrangement, pursuant to which we credited, as of July 1, 2005, the sum of $1,000,000 to an account in the name of Mr. Bennett (such account, the 2005 Bennett Account). Thereafter, the 2005 Bennett Account bears interest at a rate of 8% per annum, compounded quarterly. The amount in the 2005 Bennett Account will be payable to Mr. Bennett upon certain triggering events. The amount in the 2005 Bennett Account, including the investment return accrued through March 31, 2008, will be payable to Mr. Bennett within ten business days following March 31, 2008. See "—Employment Contracts and Termination of Employment and Change in Control Arrangements—Bennett Employment Agreement" for more information regarding this agreement.

See footnote (4) below for information regarding interest credited to the 2004 Bennett Account and the 2005 Bennett Account.

(3)
Pursuant to Mr. Malone's employment agreement with our company, Mr. Malone is reimbursed for professional fees and other expenses he may incur for estate planning, tax planning and other services and for personal use of our aircraft and flight crew, as defined in his employment agreement. The aggregate amount of such reimbursements and the value of his personal use of our aircraft is limited to $500,000 per year. The value of his aircraft use for purposes of the $500,000 limitation is determined in accordance with Treasury Regulation Section 1.62-21(g), or any successor regulation thereto and aggregated $65,148, $74,163, and $111,997 for the years ended December 31, 2005, 2004 and 2003, respectively. The value of Mr. Malone's aircraft use included in the table above has been calculated based upon the aggregate incremental cost of such usage to our company and aggregated $254,670, $216,263 and $317,970 in 2005, 2004, and 2003, respectively. Mr. Malone's employment agreement provides for a deferred compensation arrangement relating to certain monthly compensation. The amounts in the table include $1,734,298, $1,540,523 and $1,368,615 of interest credited thereon in 2005, 2004 and 2003, respectively. See "—Employment Contracts and Termination of Employment and Change in Control Arrangements—Malone Employment Agreement" for more information regarding Mr. Malone's employment agreement.

(4)
Includes $286,397, $184,359 and $187,809 of compensation related to Mr. Bennett's personal use of our company's aircraft and flight crew during 2005, 2004 and 2003, respectively, which compensation has been calculated based upon the aggregate incremental cost of such usage to our company. In accordance with applicable Treasury Regulations, we included in Mr. Bennett's reportable income for 2005, 2004 and 2003 $58,429, $71,926 and $68,525, respectively, of compensation related to his personal use of our aircraft and flight crew. Includes $50,000 in each of 2005 and 2004 related to a quarterly deferred compensation arrangement and $5,767 and $1,520 of interest credited thereon in 2005 and 2004, respectively. See "—CEO Compensation Policies—Robert R. Bennett—Deferred Compensation" below. Also includes $85,762 and $40,400 of interest credited to the 2004 Bennett Account in each of 2005 and 2004, respectively, and $40,400 of interest credited to the 2005 Bennett Account in 2005.

(5)
Effective August 2, 2005, each of Messrs. Shean and Tanabe were granted 50,000 restricted shares of our Series A common stock. The amount in the table represents the market value of the restricted stock on the date of grant based on the closing price that day. The shares vest quarterly over a five-year period. As of December 31, 2005, Messrs. Shean and Tanabe each owned 47,500 restricted shares with a market value of $373,825.

(6)
On June 14, 2005, Mr. Malone was granted 1,800,000 stock options with respect to our Series B common stock and 200,000 stock options with respect to our Series A common stock. The exercise price was equal to the closing market price of the applicable series of common stock on the grant date, and the options vest as to one-third on each of the first three anniversaries of the grant date. The options have a 10-year term.

(7)
Amounts represent contributions to the Liberty Media 401(k) Savings Plan (the"Liberty Savings Plan"). The Liberty Savings Plan provides employees with an opportunity to save for retirement. The Liberty Savings Plan participants may contribute up to 10% of their compensation, and our company contributes a matching contribution of 100% of the participants' contributions. Participant contributions to the Liberty Savings Plan are fully vested upon contribution.

        Generally, participants acquire a vested right in our contributions as follows:

Years of service	Vesting Percentage
Less than 1	0%
1-2	33%
2-3	66%
3 or more	100%

  With respect to our contributions made to the Liberty Savings Plan in 2005, 2004 and 2003, all of our named executive officers are fully vested.

  Directors who are not our employees are ineligible to participate in the Liberty Savings Plan. Under the terms of the Liberty Savings Plan, employees are eligible to participate after three months of service.

(8)
Pursuant to the terms of an agreement entered into in 1991, from January 1992 through December 2001, we paid the premiums due on two $1,250,000 split-dollar, whole life insurance policies for the benefit of Mr. Bennett, and Mr. Bennett granted an assignment of policy benefits in our favor in the amounts of the premiums we paid. Consistent with the terms of the agreement, in 2003, the compensation committee of our board of directors determined to terminate the assignment in our favor of, and all our obligations under, these policies. In connection with this termination, Mr. Bennett is not required to repay any premiums we paid on these policies. We treated the termination of assignment of policy benefits in our favor as a compensatory bonus to Mr. Bennett during 2003 in an amount equal to the aggregate cash surrender value of the policies ($397,835), and we paid Mr. Bennett during 2003 an amount equal to the remaining premium payments necessary to fully fund the unfunded policy ($48,777), together with an additional $350,909"gross-up" to account for taxes due on the total bonus. In addition, we reimbursed Mr. Bennett during 2003 for the September 2002 premium payment he made on the unfunded policy in an amount equal to $16,259.

CEO Compensation Policies

  Robert R. Bennett

        Personal Aircraft Usage.    Pursuant to arrangements entered into with Robert R. Bennett, our former President and Chief Executive Officer, Mr. Bennett was entitled to compensation relating to his personal use of our aircraft and flight crew during calendar years 2003 through 2008 averaging $250,000 per year. Under those arrangements, the value of this usage was calculated based upon the aggregate incremental cost of his usage to our company.

        In March 2005, Mr. Bennett agreed to amend his aircraft usage arrangements and we entered into a time sharing agreement with Mr. Bennett. Under the time sharing agreement, Mr. Bennett was entitled to use our aircraft and flight crew for personal travel, but he was obligated to reimburse our company for each flight he took. We agreed to calculate the amount of this reimbursement in accordance with applicable Treasury Regulations, but in no event was the amount to exceed the actual expenses of the flight taken, as determined in accordance with applicable regulations of the Federal Aviation Agency.

        In December 2005, in connection with Mr. Bennett's resignation as our President and Chief Executive Officer, we entered into an employment agreement with Mr. Bennett to govern Mr. Bennett's continued service to our company. Pursuant to the employment agreement, for the period from August 2, 2005 through August 1, 2006, Mr. Bennett is entitled to an aggregate of 60 hours of personal use of our aircraft. The arrangements relating to Mr. Bennett's use of our aircraft in the employment agreement supersede the prior agreements between us and Mr. Bennett regarding Mr. Bennett's personal use of our aircraft. Accordingly, from August 2, 2005 through August 1, 2006, the value of Mr. Bennett's usage of our aircraft will be calculated in accordance with applicable tax regulations. For more information regarding his employment agreement, see "—Employment Contracts and Termination of Employment and Change in Control Arrangements—Bennett Employment Agreement" below.

        Deferred Compensation.    Effective as of January 1, 2004, we entered into a deferred compensation agreement with Mr. Bennett, pursuant to which we credit $12,500 to an account in Mr. Bennett's name at the end of each calendar quarter, beginning on March 31, 2004. The account bears interest at a rate of 8% per annum. We will cease to credit this amount to Mr. Bennett's account on March 31, 2006. The amount in Mr. Bennett's account, including the investment return accrued through March 31, 2008, will be payable to Mr. Bennett within ten business days following March 31, 2008.

        Effective as of July 1, 2004, we awarded Mr. Bennett a $1,000,000 annual bonus which we credited to an account in his name. The account bears interest at a rate of 8% per annum, compounded quarterly. The amount in the account, including the investment return accrued through March 31, 2008, will be payable to Mr. Bennett within ten business days following March 31, 2008.

        As part of Mr. Bennett's 2005 annual compensation package, Mr. Bennett was granted a performance-based deferred compensation arrangement, pursuant to which we credited, as of July 1, 2005, the sum of $1,000,000 to an account in the name of Mr. Bennett. Thereafter, the account bears interest at a rate of 8% per annum, compounded quarterly. The amount in the account will be payable to Mr. Bennett upon certain triggering events. The $1,000,000 credit was subject to the achievement of at least one of the following two financial targets: (1) our consolidated operating cash flow for the four quarters ending June 30, 2005 equaling or exceeding 105% of our consolidated operating cash flow for the four quarters ended June 20, 2004, or (2) the average closing sale price of our Series A common stock for any ten consecutive trading days during the two quarters ending June 30, 2005 equaling or exceeding 110% of the average closing sale price of our Series A common stock for the month of October 2004, the latter of which has been achieved. The amount in the account, including the investment return accrued through March 31, 2008, will be payable to Mr. Bennett within ten business days following March 31, 2008.

  John C. Malone

        For a description of Mr. Malone's compensation, please see "Employment Contracts and Termination of Employment and Change in Control Agreements—Malone Employment Agreement."

Option and SAR Grants in Last Fiscal Year

        The following table contains information regarding stock options granted during the year ended December 31, 2005 to each of our named executive officers in respect of shares of our Series A and Series B common stock.

	Number of securities underlying options granted(1)	Percent of total options granted to employees in fiscal year(2)	Exercise or base price ($/sh)(3)	Expiration Date	Grant date present value(4)
John C. Malone	1,800,000	100%	$10.80	June 14, 2015	$6,176,036
John C. Malone	200,000	2.3%	$10.47	June 14, 2015	$662,672
David J.A. Flowers	300,000	3.4%	$8.72	August 2, 2012	$701,238
Albert E. Rosenthaler	300,000	3.4%	$8.72	August 2, 2012	$701,238
Christopher W. Shean	260,000	2.9%	$8.72	August 2, 2012	$607,740
Charles Y. Tanabe	280,000	3.2%	$8.72	August 2, 2012	$654,489

(1)
Mr. Malone's grant of 1,800,000 options relates to our Series B common stock. All other option grants relate to our Series A common stock.

(2)
Percent calculated based on total options for each series of our common stock granted to all employees in 2005.

(3)
Represents the closing market price per share of the respective series of our common stock on the date of grant.

(4)
The value shown is based upon the Black-Scholes model and is stated on a present value basis. The key assumptions used in the model for purposes of this calculation include the following: (a) a 4.2% discount rate; (b) a 21% volatility factor; (c) the expected option term (6 years for Mr. Malone's option grants; 4.75 years for all other grants); (d) the closing price of the respective series of common stock on the date of grant; and (e) the exercise price. The actual value realized will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the realized value, if any, will not necessarily be the value determined by the model.

        Discovery Holding Company Option Grants.    In connection with our spin off of Discovery Holding Company in July 2005 and pursuant to the antidilution provisions of the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective April 19, 2004) and various other stock incentive plans administered by the incentive plan committee, our incentive plan committee determined to make adjustments to our outstanding options and stock appreciation rights (collectively, Awards). As of the record date for the spin off of DHC, each outstanding Award held by our employees was divided into (A) an option to purchase shares of DHC stock equal to 0.10 times the number of Awards held by the option holder and (B) an Award to purchase shares of our common stock equal to the same number of shares of our common stock for which the outstanding Award was exercisable. The aggregate exercise price of each pre-spin off Award was allocated between the DHC Award and the adjusted Old Liberty Award. As a result of the foregoing adjustments, our named executive officers received the following options to acquire DHC common stock.

	Number of securities underlying options granted	Series of Discovery Holding Company common stock	Exercise price	Expiration date
John C. Malone	1,148,540	Series B	$19.06	February 28, 2011
	180,000	Series B	$15.91	June 14, 2008
	138	Series A	$405.13	February 3, 2007
	20,000	Series A	$14.67	June 14, 2008
Robert R. Bennett	1,667,985	Series B	$19.06	February 28, 2011
	2,564	Series A	$31.61	July 11, 2007
	100,000	Series A	$13.00	July 31, 2013
	100,000	Series A	$11.84	August 6, 2014
David J.A. Flowers	147,686	Series A	$17.54	February 28, 2011
	20,000	Series A	$13.00	July 31, 2013
	25,000	Series A	$11.84	August 6, 2014
Albert E. Rosenthaler	51,280	Series A	$14.74	April 1, 2012
	25,000	Series A	$13.00	July 31, 2013
	25,000	Series A	$11.84	August 6, 2014
Christopher W. Shean	28,204	Series A	$17.54	September 21, 2010
	5,641	Series A	$17.54	February 28, 2011
	25,000	Series A	$13.00	July 31, 2013
	25,000	Series A	$11.84	August 6, 2014
Charles Y. Tanabe	196,915	Series A	$17.54	February 28, 2011
	25,000	Series A	$13.00	July 31, 2013
	22,500	Series A	$11.84	August 6, 2014

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values.

        The following table sets forth information concerning (i) exercises of stock options and SARs by the named executive officers during the year ended December 31, 2005 and (ii) the value of unexercised options and SARs as of December 31, 2005.

Aggregated Option/SAR Exercises in the Last Fiscal Year and
Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at December 31, 2005 (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at December 31, 2005 ($)Exercisable/ Unexercisable
John C. Malone
Series A
Exercisable	—	$—	1,375		$—
Unexercisable	—	$—	200,000		$—
Series B
Exercisable	—	$—	9,475,456		$—
Unexercisable	—	$—	3,809,946		$—
Robert R. Bennett
Series A
Exercisable	—	$—	2,025,640	$
Unexercisable	—	$—	—		$—
Series B
Exercisable	—	$—	16,679,853		$—
Unexercisable	—	$—	—		$—
David J.A. Flowers
Series A
Exercisable	—	$—	1,367,163		$30,000
Unexercisable	—	$—	859,701		$120,000
Albert E. Rosenthaler
Series A
Exercisable	—	$—	425,150		$30,000
Unexercisable	—	$—	887,650		$120,000
Christopher W. Shean
Series A
Exercisable	—	$—	490,596		$30,000
Unexercisable	—	$—	607,852		$120,000
Charles Y. Tanabe
Series A
Exercisable	—	$—	1,787,050		$27,000
Unexercisable	—	$—	937,102		$108,000

        Liberty Global Option Exercises.    In connection with our spin off of Liberty Media International in June 2004, certain of our employees, including our named executive officers, received options to purchase shares of Liberty Media International common stock, which were later exchanged for options of Liberty Global (LGI Options) in connection with the June 2005 business combination transaction pursuant to which Liberty Global became the parent company of Liberty Media International. During 2005, Mr. Rosenthaler exercised 16,298 LGI Options and realized value of $228,884; Mr. Shean exercised 6,002 LGI Options and realized value of $96,512; and Mr. Tanabe exercised 15,000 LGI Options and realized value of $248,921.

        DHC Options Exercises.    As noted above, in connection with our spin off of DHC, certain of our employees, including our named executive officers, received options to purchase shares of DHC. None of our named executive officers exercised any of their DHC options in 2005.

Compensation of Directors

        Each of our directors who is not an employee of our company is paid an annual fee of $50,000 (which we refer to as Director Fees) and is permitted to participate in our company's health benefits plans. The chairman of the audit committee of our board of directors and each other member of that committee is paid an additional annual fee of $20,000 and $10,000, respectively. With respect to our executive committee, compensation committee, incentive plan committee and nominating and corporate governance committee, each member thereof who is not an employee of our company receives an additional annual fee of $5,000 for his participation on each such committee, except that any committee member who is also the chairman of that committee instead receives an additional annual fee of $10,000 for his participation on that committee. Director Fees are payable quarterly in arrears in cash or, at the election of the director, in shares of our common stock. Fees for participation on committees are payable quarterly in arrears in cash only. In addition, we reimburse members of our board for travel expenses incurred to attend any meetings of our board or any committee thereof and for expenses incurred to attend any educational programs which we have asked them to attend.

        Effective June 1, 2005 and pursuant to the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan our board granted each of our nonemployee directors 11,000 free standing SARs at an exercise price of $10.36. These SARs vest on the first anniversary of the grant date and had a grant date fair value of approximately $4.50 per share. In addition, our board has agreed to grant 11,000 freestanding SARs to each nonemployee director in office on each subsequent June 1 until June 1, 2010 at an exercise price equal to the market value of our Series A common stock on the date of grant.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Malone Employment Agreement

        In connection with the merger of TCI and AT&T in 1999, an employment agreement between Mr. Malone and TCI was assigned to us. The term of Mr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600, subject to increase upon approval of our board. The employment agreement was amended in 2003 to provide for payment or reimbursement of professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of our aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of our aircraft is limited to $500,000 per year. The value of his aircraft use is to be determined in accordance with Treasury Regulation Section 1.62-21(g), or any successor regulation thereto.

        Mr. Malone's employment agreement provides, among other things, for deferral of a portion (not in excess of 40%) of the monthly compensation payable to him for all employment years commencing on or after January 1, 1993. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of Mr. Malone's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment.

        Mr. Malone's employment agreement also provides that, upon termination of his employment by us (other than for cause, as defined in the agreement) or if Mr. Malone elects to terminate the agreement because of a change in control of our company, all remaining compensation due under the agreement for the balance of the employment term shall be immediately due and payable.

        Mr. Malone's agreement provides that, during his employment with us and for a period of two years following the effective date of his termination of employment with us, unless termination results from a change in control of our company, he will not be connected with any entity in any manner specified in the agreement, which competes in a material respect with our business. The agreement provides, however, that Mr. Malone may own securities of any corporation listed on a national securities exchange to the extent of an aggregate of 5% of the amount of such securities outstanding.

        For a period of 12 months following a change in control, as defined in Mr. Malone's employment agreement, our ability to terminate Mr. Malone's employment for cause will be limited to situations in which Mr. Malone has entered a plea of guilty to, or has been convicted of, the commission of a felony offense.

        Mr. Malone's agreement also provides that in the event of termination of his employment with us, he will be entitled to receive 240 consecutive monthly payments of $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences), the first of which will be payable on the first day of the month succeeding the termination of Mr. Malone's employment. In the event of Mr. Malone's death, his beneficiaries will be entitled to receive the foregoing monthly payments.

        Mr. Malone deferred a portion of his monthly compensation under his previous employment agreement for all employment years ending on or prior to December 31, 1992. We assumed the obligation to pay that deferred compensation in connection with the merger of AT&T and TCI. The compensation that he deferred (together with interest on that compensation at the rate of 13% per annum compounded annually from the date of deferral to the date of payment) will continue to be payable under the terms of the previous agreement. The rate at which interest accrues on the previously deferred compensation was established in 1983 pursuant to the previous agreement.

Bennett Employment Agreement

        We have entered into an employment agreement with Robert R. Bennett, our former President and Chief Executive Officer. Pursuant to this agreement, through March 31, 2006, Mr. Bennett is entitled to continue receiving his base salary of $1,000,000 per annum. He is also entitled to receive a performance bonus in the amount of $750,000 payable following March 31, 2006. From April 1, 2006 through March 31, 2008, Mr. Bennett will remain employed by us and will be entitled to receive a base salary at the rate of $500,000 per annum. Also through March 31, 2008, he will be entitled to office support services and to use of our New York City apartment. From April 1, 2008 through August 31, 2014, Mr. Bennett will continue to be employed by us and will be entitled to receive a base salary at the rate of $3,000 per annum and an additional amount of cash compensation based on the hours of service he provides to us at an hourly rate to be agreed by us and Mr. Bennett. Mr. Bennett is also entitled to continue his participation in our savings and welfare benefit plans and programs through August 31, 2014, subject to the terms and conditions of those plans.

        Mr. Bennett's employment agreement is subject to the earlier termination of Mr. Bennett's employment (i) upon his death, (ii) by us in connection with his disability, (iii) by us for cause or (iv) by Mr. Bennett for any reason. If his employment terminates by reason of his death or disability (A) prior to April 1, 2008, Mr. Bennett (or his estate) will be entitled to receive his base salary through March 31, 2008, or (B) on or after April 1, 2008 but prior to August 31, 2014, Mr. Bennett (or his estate) will be entitled to receive his base salary through August 31, 2014. If Mr. Bennett's employment is terminated (x) by us for cause or (y) by Mr. Bennett, he will be entitled to receive his base salary through the date of termination.

        All of Mr. Bennett's existing stock incentive awards with respect to our common stock are currently exercisable, and Mr. Bennett will continue to be treated as employed by us for all purposes under such awards during the term of his employment under the Employment Agreement.

        Mr. Bennett's deferred compensation arrangements and his ability to use our personal aircraft are described above under "—Executive Compensation."

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The members of the Compensation Committee are Donne F. Fisher, Paul A. Gould, David E. Rapley, M. LaVoy Robison and Larry E. Romrell. The members of our incentive plan committee, which is a subcommittee of our compensation committee, are Paul A. Gould and Donne F. Fisher. No member of our compensation committee or our incentive plan committee was, during 2005, an officer or employee of our company, was formerly an officer of our company or had any relationship requiring disclosure under the federal securities laws.

Report of the Compensation Committee on Executive Compensation

General Executive Compensation Policy

        The executive compensation policy of Liberty Media Corporation is designed (i) to attract qualified individuals who have the potential as executive officers to contribute to Liberty Media Corporation's long-term growth and success, as measured, among other things, by the growth in value of its equity, (ii) to motivate Liberty Media Corporation's executive officers to maximize their contribution to Liberty Media Corporation and (iii) to retain Liberty Media Corporation's executive officers in its employ. Accordingly, Liberty Media Corporation's executive compensation policy is designed to offer its executive officers competitive compensation opportunities that are tied to their contribution to Liberty Media Corporation's growth and success and their personal performance. Each executive officer's compensation package (other than Liberty Media Corporation's current and former Chief Executive Officers' compensation packages, which are described in detail below) is comprised primarily of base salary, stock-based incentives and matching contributions to the Liberty Media 401(k) Savings Plan.

        The compensation committee evaluates certain qualitative factors relating to the performance of each of Liberty Media Corporation's executive officers, including its current and former Chief Executive Officers, such as:

  •
  experience;

  •
  responsibilities assumed;

  •
  demonstrated leadership ability;

  •
  overall effectiveness;

  •
  the level of an executive's compensation in relation to other executives in Liberty Media Corporation with the same, more or less responsibilities; and

  •
  the performance of the group for which the executive is primarily responsible.

Implementation of Executive Compensation Policy

        The following describes the manner in which Liberty Media Corporation's executive compensation policy was implemented generally with respect to the year ended December 31, 2005. Also summarized below are several of the more important factors which were considered in establishing the components of Liberty Media Corporation's executive officers' compensation packages for the year ended December 31, 2005. Additional factors were also taken into account, and the compensation committee may, in its discretion, apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years, but it is expected that all compensation decisions will be designed to further Liberty Media Corporation's executive compensation policy set forth above.

        Base Salary.    Liberty Media Corporation's former Chief Executive Officer, Robert R. Bennett, recommended to the compensation committee new base salary levels for each of Liberty Media Corporation's executive officers. These recommendations were based upon (i) a desire to cover regional cost of living increases, (ii) his assessment of the individual's contribution to Liberty Media Corporation, (iii) any increase in the scope of the individual's responsibilities and (iv) salaries paid to similarly situated officers at comparable companies. The compensation committee reviewed these recommendations in light of available statistical data, including changes in the consumer price index, and approved the recommended base salary increases.

        Stock-Based Incentives.    To reflect the committee's assessment of the favorable performance of Liberty Media Corporation's executive officers, the compensation committee recommended to the incentive plan committee, and the incentive plan committee approved, grants to each of Liberty Media Corporation's executive officers (other than its current and former Chief Executive Officers) of options to acquire between 260,000 and 325,000 shares of Liberty Media Corporation's Series A common stock, with two recipients of the lesser option grants each receiving an additional grant of 50,000 restricted shares of Liberty Media Corporation's Series A common stock. In making these recommendations, the compensation committee considered industry, peer group and national surveys of compensation, as well as the past and expected future contributions of the individual executive officers.

        401(k).    Consistent with past practice, Liberty Media Corporation continued to match contributions made to the Liberty Media 401(k) Savings Plan by its executive officers.

CEO Compensation

  Robert R. Bennett

        In setting the compensation payable to Liberty Media Corporation's former Chief Executive Officer, Robert R. Bennett, for the year ended December 31, 2005, the compensation committee decided to maintain his base salary at $1,000,000 and to increase his overall compensation package with a performance bonus and certain deferred compensation arrangements. Mr. Bennett was also entitled to compensation during 2005 relating to his personal use of Liberty Media Corporation's aircraft and flight crew. On August 2, 2005, Mr. Bennett resigned as Chief Executive Officer, but continued as the President and a director of Liberty Media Corporation. Mr. Bennett continued to receive his compensation package throughout 2005 for his service as President of Liberty Media Corporation.

        The compensation committee approved a performance bonus of $750,000 payable to Mr. Bennett following March 31, 2006.

        Pursuant to a quarterly deferred compensation arrangement originally approved by the compensation committee in 2004, Liberty Media Corporation credited $12,500 to an account in Mr. Bennett's name at the end of each calendar quarter of 2005. Pursuant to a separate deferred compensation arrangement, Liberty Media Corporation credited, as of July 1, 2005, $1,000,000 to an account in the name of Mr. Bennett. The amount in each of these accounts, together with a separate account previously established on July 1, 2004 with a credit of $1,000,000, is expected to be payable to Mr. Bennett in the second quarter of 2008. Each deferred compensation account accrues interest at a rate of 8% per annum, compounded quarterly.

        The performance bonus and deferred compensation arrangements together reflect the compensation committee's assessment of Mr. Bennett's favorable performance, as well as Liberty Media Corporation's corporate performance.

        Although Mr. Bennett was not granted any stock incentive awards in 2005, the compensation committee recommended, and the incentive plan committee approved, in connection with Mr. Bennett's resignation as Chief Executive Officer, the acceleration of all of his outstanding and unvested stock incentive awards with respect to Liberty Media Corporation's common stock.

        In setting Mr. Bennett's 2005 compensation package, the compensation committee considered the various qualitative factors described above.

  John C. Malone

        Upon Mr. Bennett's resignation, the board of directors elected John C. Malone, Chairman of the board of directors of Liberty Media Corporation, to replace Mr. Bennett as Chief Executive Officer until a successor has been identified. Mr. Malone receives compensation as Chairman of the board of directors pursuant to his employment agreement with Liberty Media Corporation (which was originally an employment agreement with TCI that was assigned to and assumed by the Corporation in connection with the merger of TCI and AT&T in 1999) and is described in greater detail under "—Employment Contracts and Termination of Employment and Change in Control Arrangements—Malone Employment Agreement". Mr. Malone received no additional compensation for his service as Liberty Media Corporation's interim Chief Executive Officer.

        Earlier in 2005, the compensation committee recommended to the incentive plan committee, and the incentive plan committee approved, a grant to Mr. Malone of options to acquire 1.8 million shares of Liberty Media Corporation's Series B common stock and 200,000 shares of Liberty Media Corporation's Series A common stock. This grant, which was made to Mr. Malone for his service as Liberty Media Corporation's Chairman of the Board, reflects the compensation committee's assessment of Mr. Malone's favorable performance and the compensation committee's recognition of Mr. Malone's long-term contributions to Liberty Media Corporation, including Mr. Malone's strategic vision for Liberty Media Corporation.

  Gregory B. Maffei

        The compensation committee approved certain compensation arrangements for Gregory B. Maffei in connection with his appointment as CEO-Elect of Liberty Media Corporation on November 8, 2005. Effective November 14, 2005, Mr. Maffei became entitled to receive base salary at the rate of $1,000,000 per annum, plus a performance bonus payable following 2005 based on the achievement of goals to be determined by the board of directors, not to exceed $1,000,000 per annum. Mr. Maffei, who is relocating to the Denver area, is also entitled to reimbursement for commuting costs and relocation expenses.

        In addition, the compensation committee recommended, and the incentive plan committee approved, a grant to Mr. Maffei of options to acquire 5.5 million shares of Liberty Media Corporation's Series A common stock.

        The compensation committee determined that the foregoing compensation package was appropriate for a candidate for Chief Executive Officer with Mr. Maffei's experience and credentials.

Submitted by the Members of the Compensation Committee
Donne F. Fisher
Paul A. Gould
David E. Rapley
M. LaVoy Robison
Larry E. Romrell

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth information as of December 31, 2005, with respect to shares of our common stock authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective April 19, 2004):
Series A common stock	44,053,410	$9.46	50,352,256(1)
Series B common stock	29,965,255	$10.92	—
Liberty Media Corporation 2002 Nonemployee Director Incentive Plan
Series A common stock	177,804	$8.44	4,790,821(1)
Series B common stock	—	—	—
Equity compensation plans not approved by security holders — None	—	—	—

Total	74,196,469	$10.05	55,143,077

(1)
Each plan permits grants of, or with respect to, shares of our Series A common stock or Series B common stock subject to a single aggregate limit.

Certain Relationships and Related Transactions

        Our current director and former President and Chief Executive Officer, Robert R. Bennett, indirectly holds a 33.3% membership interest in Timesarrow Capital I, LLC, an entity which owns shares representing a 1.9% common equity interest in Wildblue Communications, Inc. and shares representing 8.8% of a junior series of preferred stock of Wildblue. We own an approximate 32% equity interest in Wildblue. In January 2006, a subsidiary of our company acted as lead arranger for Wildblue's $218.4 million credit facility, and we indirectly supplied almost all of the financing under the credit facility. Timesarrow supplied $3 million of financing to Wildblue under the credit facility.

Stock Performance Graphs

        The following graph compares the yearly percentage change in the cumulative total shareholder return on our Series A common stock (and its predecessor securities), our Series B common stock (and its predecessor securities), the S&P 500 Media Index, which reflects the performance of companies in our peer group, and the S&P 500 Index. In addition, we have included in the returns presented below the estimated values attributable to the dividends paid in connection with the June 2004 spin off of Liberty Media International and the July 2005 spin off of DHC.

        The cumulative total shareholder return on our Series A common stock is based on the following chronological history of our Series A common stock (and its predecessor securities), beginning

December 31, 2000. On March 9, 1999, in the merger of TCI and AT&T, each share of TCI's Liberty Media Group Series A common stock was exchanged for one share of AT&T's Class A Liberty Media Group common stock, par value $1.00 per share. From March 9, 1999 through August 9, 2001, AT&T's Class A Liberty Media Group common stock traded on the NYSE under the symbol "LMG.A". On August 10, 2001, in our split off from AT&T, each share of AT&T's Class A Liberty Media Group common stock was redeemed for one share of our Series A common stock. From August 10, 2001 through December 31, 2001, our Series A common stock traded on the NYSE under the symbol "LMC.A". Beginning January 2, 2002, our Series A common stock began trading on the NYSE under the symbol "L". The line on the graph representing our Series A common stock reflects the cumulative total shareholder returns, as adjusted, for each of the foregoing component securities.

        The cumulative total shareholder return on our Series B common stock is based on the following chronological history of our Series B common stock (and its predecessor securities), beginning December 31, 1999. On March 9, 1999, in the merger of TCI and AT&T, each share of TCI's Liberty Media Group Series B common stock was exchanged for one share of AT&T's Class B Liberty Media Group common stock, par value $1.00 per share. From March 9, 1999 through August 9, 2001, AT&T's Class B Liberty Media Group common stock traded on the NYSE under the symbol "LMG.B". On August 10, 2001, in our split off from AT&T, each share of AT&T's Class B Liberty Media Group common stock was redeemed for one share of our Series B common stock. From August 10, 2001 through the date of this proxy, our Series B common stock has traded on the NYSE under the symbol "LMC.B". The line on the graph representing our Series B common stock reflects the cumulative total shareholder returns, as adjusted, for each of the foregoing component securities.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Liberty Series A	100.00	103.23	65.92	87.67	94.30	82.29
Liberty Series B	100.00	81.07	49.07	73.60	72.53	61.65
S&P Media Index	100.00	88.92	60.90	77.52	74.85	64.84
S&P 500 Index	100.00	86.96	66.64	84.22	91.79	94.55

ADDITIONAL INFORMATION

Legal Matters

        Legal matters relating to the validity of the securities to be issued in the merger contemplated by the restructuring will be passed upon by Baker Botts L.L.P.

Experts

        The consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been included herein in reliance upon the reports, dated March 7, 2006, of KPMG LLP, registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Stockholder Proposals

        This proxy statement/prospectus relates to our annual meeting of stockholders for the calendar year 2006 which will take place on May 9, 2006. We currently expect that New Liberty's annual meeting of stockholders (or, if for any reason the restructuring is not completed, our annual meeting of stockholders) for the calendar year 2007 will be held during the second quarter of 2007. In order to be eligible for inclusion in the proxy materials for the 2007 annual meeting, any stockholder proposal must have been submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 7, 2006 unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2007 annual meeting, any stockholder proposal must have been received at our executive offices at the foregoing address on or before the close of business on February 8, 2007 or such later date as may be determined and announced in connection with the actual scheduling of the annual meeting.

        All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our charter and bylaws and Delaware law.

Where You Can Find More Information

        New Liberty is filing with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the securities being offered by this proxy statement/prospectus. This proxy statement/prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about us, New Liberty and the securities being offered hereby.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we file periodic reports and other information with the Securities and Exchange Commission. If the restructuring is approved and completed, New Liberty will become our successor for reporting purposes under the Exchange Act. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this proxy statement/prospectus is not incorporated by reference in this proxy statement/prospectus. In addition, copies of documents filed by us with the Securities and Exchange Commission are also available by contacting us by writing or telephoning the office of Investor Relations:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (877) 772-1518

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information about us to you by referring you to other documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2005 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this proxy statement/prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the date on which the annual meeting is held:

  •
  Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 8, 2006.

  •
  Current Report on Form 8-K, filed on March 3, 2006.

Annex A

DESCRIPTION OF BUSINESS

General

        We are a holding company which, through ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries. Through our subsidiaries, we operate in the United States, Europe and Asia. If the reclassification is completed, we will have two tracking stocks, the Liberty Interactive common stock and the Liberty Capital common stock whose terms are intended to track and reflect the separate economic performance of the Interactive Group and the Capital Group, respectively. Set forth in this section is a description of the businesses attributed to each of the Interactive Group and the Capital Group. Although we are describing these businesses separately for purposes of establishing our tracking stock structure and in order to give you a better understanding of the assets attributed to each group, the two groups are not separate legal entities and the holders of each group's stock are our stockholders.

        The Interactive Group is comprised of our interests in our subsidiaries QVC, Inc. (which has $800 million of bank debt) and Provide Commerce, Inc., our interests in IAC/InterActiveCorp, Expedia, Inc. and such other of our assets and liabilities that our board of directors may in the future determine to attribute to the Interactive Group or may be acquired in the future for the Interactive Group. In addition, we will attribute approximately $4.48 billion principal amount, as of December 31, 2005, of our existing parent company debt to the Interactive Group.

        The Capital Group is comprised of the remainder of our businesses and assets, including our interests in our subsidiaries Starz Entertainment Group LLC, On Command Corporation, OpenTV Corp. and TruePosition, Inc, our interests in our equity affiliates Courtroom Television Network LLC, GSN, LLC and WildBlue Communications, and our interests in News Corporation, Time Warner Inc., Sprint Nextel Corporation and Motorola Inc. and such other assets and liabilities that our board of directors may in the future determine to attribute to the Capital Group or may be acquired in the future for the Capital Group. In addition, we will allocate approximately $4.58 billion principal amount, as of December 31, 2005, of our existing parent company debt to the Capital Group.

The Interactive Group

        The Interactive Group includes businesses primarily focused on video and on-line commerce.

QVC, Inc.

        QVC, Inc. and its subsidiaries market and sell a wide variety of consumer products in the U.S. and several foreign countries primarily by means of merchandise-focused televised shopping programs on the QVC networks and, to a lesser extent, via the Internet through its domestic and international websites. QVC programming is divided into segments that are televised live with a host who presents the merchandise, sometimes with the assistance of a guest representing the product vendor, and conveys information relating to the product to QVC's viewers. QVC's websites offer a complement to televised shopping by allowing consumers to purchase a wide assortment of goods that were previously offered on the QVC networks, as well as other items that are available from QVC only via its websites. For the year ended December 31, 2005, approximately 18% of QVC's domestic revenue and approximately 16% of QVC's total revenue was generated from sales of merchandise ordered through its various websites.

        QVC offers a variety of merchandise at competitive prices. QVC purchases, or obtains on consignment, products from domestic and foreign manufacturers and wholesalers, often on favorable terms based upon the volume of the transactions. QVC classifies its merchandise into three groups:

home, apparel/accessories and jewelry. For the year ended December 31, 2005, home, apparel/accessories and jewelry accounted for approximately 45%, 33% and 22%, respectively, of QVC's net revenue generated by its United States operations. QVC offers products in each of these merchandise groups that are exclusive to QVC, as well as popular brand name and other products also available from other retailers. QVC's exclusive products are often endorsed by celebrities, designers and other well known personalities. QVC does not depend on any single supplier or designer for a significant portion of its inventory.

        QVC distributes its television programs, via satellite or optical fiber, to multichannel video program distributors for retransmission to subscribers in the United States, the United Kingdom, Germany, Japan and neighboring countries that receive QVC's broadcast signals. In the U.S., QVC uplinks its programming from its uplink facility in Pennsylvania to a protected, non-preemptible transponder on a domestic satellite. "Protected" status means that, in the event of a transponder failure, QVC's signal will be transferred to a spare transponder or, if none is available, to a preemptible transponder located on the same satellite or, in certain cases, to a transponder on another satellite owned by the same service provider if one is available at the time of the failure. QVC's international business units each obtain uplinking facilities from third parties for their uplinking and transmit their programming to non-preemptible transponders on five international satellites. "Non-preemptible" status means that, in the event of a transponder failure, QVC's transponders cannot be preempted in favor of a user of a "protected" failure. QVC's transponder service agreement for its domestic transponder expires in 2019. QVC's transponder service agreements for its international transponders expire in 2006 through 2013.

        QVC enters into long-term affiliation agreements with satellite and cable television operators who downlink QVC's programming and distribute the programming to their customers. QVC's affiliation agreements with these distributors have termination dates ranging from 2006 to 2015. QVC's ability to continue to sell products to its customers is dependent on its ability to maintain and renew these affiliation agreements in the future.

        In return for carrying the QVC signals, each programming distributor in the United States, the United Kingdom and Germany receives an allocated portion, based upon market share, of up to 5% of the net sales of merchandise sold via the television programs to customers located in the programming distributor's service areas. In Japan, some programming distributors receive an agreed-upon monthly fee per subscriber regardless of the net sales, while others earn a variable percentage of net sales. In addition to sales-based commissions or per-subscriber fees, QVC also makes payments to distributors in the United States for carriage and to secure favorable positioning on channel 35 or below on the distributor's channel line-up. QVC believes that a portion of its sales are attributable to purchases resulting from channel "browsing" and that a channel position near broadcast networks and more popular cable networks increases the likelihood of such purchases. As more U.S. cable operators convert their analog customers to digital, channel positioning will become more critical due to the increased channel options on the digital line-up.

        QVC's shopping programs are telecast live 24 hours a day to 91 million homes in the United States. QVC Shopping Channel reaches 18 million households in the United Kingdom and the Republic of Ireland and is broadcast live 17 hours a day. QVC's shopping network in Germany reaches 37 million households throughout Germany and Austria and is broadcast live 24 hours a day. QVC Japan, QVC's joint venture with Mitsui & Co., Ltd., reaches 17 million households and is broadcast live 24 hours a day.

        QVC strives to maintain promptness and efficiency in order taking and fulfillment. QVC has four domestic phone centers that can direct calls from one call center to another as volume mandates, which reduces a caller's hold time, helping to ensure that orders will not be lost as a result of hang-ups. QVC also has one phone center in each of the United Kingdom and Japan and two call centers in Germany.

QVC also utilizes computerized voice response units, which handle approximately 35% of all orders taken. QVC has seven distribution centers worldwide and is able to ship approximately 88% of its orders within 48 hours.

        QVC's business is seasonal due to a higher volume of sales in the fourth calendar quarter related to year-end holiday shopping. In recent years, QVC has earned 22%-23% of its revenue in each of the first three quarters of the year and 32%-33% of its revenue in the fourth quarter of the year.

        Ownership Interest.    We have an approximate 98% ownership interest in QVC. The QVC management team owns the remaining interest.

IAC/Interactive Corp

        IAC/InterActiveCorp is a multi-brand interactive commerce company transacting business worldwide via the Internet, television and the telephone. IAC's portfolio of companies collectively enables direct-to-consumer transactions across many areas, including home shopping, ticketing, personals, travel, teleservices and local services.

        IAC consists of the following sectors:

  •
  Retailing, which includes HSN U.S., HSN International and Cornerstone Brands, Inc.;

  •
  Services, which includes Ticketmaster, Lending Tree and its affiliated brands and businesses, and service outsourcers, including Precision Response Corporation;

  •
  Media and Advertising, which includes Ask Jeeves, Inc. and Citysearch; and

  •
  Membership and Subscriptions, which includes match.com, Entertainment Publications, which promotes merchants through consumer savings and Interval International, which offers services to time share vacation owners.

        IAC's businesses largely act as intermediaries between suppliers and consumers. IAC aggregates supply from a variety of sources and captures consumer demand across a variety of channels.

        Ownership Interest.    We indirectly own an approximate 22% equity interest and 54% voting interest in IAC. We have entered into governance arrangements pursuant to which Mr. Barry Diller, Chairman of the Board and CEO of IAC, is currently entitled to vote our shares of IAC, subject to certain limitations. Through our governance arrangements we have the right to appoint two of thirteen members of IAC's board of directors.

Expedia, Inc.

        Expedia, Inc. is among the world's leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of brands, including Expedia, Hotels.com, Hotwire, Expedia Corporate Travel, Classic Custom Vacations and a range of other domestic and international brands and businesses. Expedia's various brands and businesses target the needs of different consumers, including those who are focused exclusively on price and those who are focused on the breadth of product selection and quality of services. Expedia has created an easily accessible global travel marketplace, allowing customers to research, plan and book travel products and services from travel suppliers and allows these travel suppliers to efficiently reach and provide their products and services to Expedia customers. Through its diversified portfolio of domestic and international brands and businesses, Expedia makes available, on a stand-alone and package basis, travel products and services provided by numerous airlines, lodging properties, car rental companies, cruise lines and destination service providers, such as attractions and tours. Using a portfolio approach for Expedia's brands and businesses allows it to target a broad range of customers looking for different value propositions. Expedia reaches many customers in several countries and multiple continents through its various brands and businesses, typically customizing international points of sale to reflect local language, currency, customs, traveler behavior and preferences and local hotel markets, all of which may vary from country to country.

        Expedia generates revenue by reserving travel services as the merchant of record and reselling these services to customers at a profit. Expedia also generates revenue by passing reservations booked by its customers to the relevant services for a fee or commission.

        Ownership Interest.    We indirectly own an approximately 20% equity interest and 52% voting interest in Expedia. We have entered into governance arrangements pursuant to which Mr. Barry Diller, Chairman of the Board and Senior Executive of Expedia, is currently entitled to vote our shares of Expedia, subject to certain limitations. Through our governance arrangements we have the right to appoint and have appointed two of the nine members of Expedia's board of directors.

Provide Commerce, Inc.

        Provide Commerce, Inc. operates an e-commerce marketplace of websites for perishable goods that delivers products directly from suppliers to customers at competitive prices. Provide Commerce combines an online storefront, proprietary supply chain management technology, established supplier relationships and integrated logistical relationships with Federal Express Corporation and United Parcel Service, Inc. to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce derives its revenue primarily from the sale of flowers and plants on its proflowers.com website and from the sale of gourmet foods from its Uptown Prime, a supplier of premium meats and seafood, Cherry Moon Farms, a supplier of fresh premium fruits, and Secret Spoon, a supplier of fresh desserts and confections, branded websites. Provide Commerce also enters into arrangements with businesses desiring to offer high-quality, time-sensitive or perishable products to customers on a co-branded or private label basis, designing and hosting dedicated websites on behalf of such clients.

        Ownership Interest.    Provide Commerce is a wholly-owned subsidiary that we acquired on February 9, 2006.

The Capital Group

        The following table sets forth information concerning our more significant businesses, business affiliates and holdings that will initially be attributed to the Capital Group. We hold these assets either directly or indirectly through partnerships, joint ventures, common stock investments or instruments convertible into or exchangeable for common stock. Ownership percentages in the table are approximate, calculated as of December 31, 2005, and, where applicable and, except as otherwise noted, assume conversion to common equity by us and, to the extent the necessary information is known by us, other holders. In some cases, ownership interests may be subject to buy/sell procedures, repurchase rights or dilution, and our voting interest may be different than our ownership interest.

Entity	Business Description	Interest
Consolidated Subsidiaries
Starz Entertainment Group LLC	Provider of premium movie networks and programming distributed by cable, direct-to-home satellite and other distribution media providers in the United States.	100%
On Command Corporation	Provider of in-room video entertainment and information services to hotels, motels and resorts in the United States.	100%
OpenTV Corp. (NASDAQ: OPTV)	Provider of technology, content and applications, and services that enable digital television network operators to deliver and manage interactive television services.	31%(1)
TruePosition, Inc.
	Developer and marketer of technology for locating wireless phones and other wireless devices, enabling wireless carriers, application providers and other enterprises to provide E-911 and other location-based services to mobile users worldwide.	89% (common equity) 100% (preferred stock)
FUN Technologies Inc	Developer and provider of casual gaming and fantasy sports services.	51%
Business Affiliates
Courtroom Television Network LLC	Owner and operator of Court TV, a basic cable network that provides informative and entertaining programming based on the American legal system.	50%
GSN, LLC	Owner and operator of GSN, a basic cable network that provides game-related programming and interactive game playing.	50%
WildBlue Communications, Inc.	Developer and provider of high speed Internet and data services to rural residential and small business customers.	32%

Investments
News Corporation (NYSE: NWS)	Diversified international media and entertainment company with operations in filmed entertainment, television, cable network programming, direct broadcast satellite television, magazines and inserts, newspapers, book publishing and other.	16%
Time Warner Inc. (NYSE: TWX)	Diversified media and entertainment company with operations in Internet services, cable, filmed entertainment, television and cable network programming and publishing.	4%
Sprint Nextel Corporation (NYSE: S)	Provider of communications products and services, including wireless, long-distance voice and data transport, and Internet protocol.	3%
Motorola, Inc. (NYSE: MOT)	Provider of wireless, broadband, and automotive communications technologies.	3%

(1)
We have an approximate 78% voting interest in OpenTV.

Starz Entertainment Group LLC

        Programming networks distribute their services through a number of distribution technologies, including cable television, direct-to-home satellite, broadcast television and the Internet. Programming services may be delivered to subscribers as part of a video distributor's analog or digital package of programming services for a fixed monthly fee, or may be delivered individually as a "premium" programming service for a separate monthly charge. Whether a programming service is a basic or premium channel, the programmer generally enters into separate multi-year affiliation agreements with those distributors that agree to carry the service. Basic programming services derive their revenue principally from the sale of advertising time on their networks and from per subscriber license fees received from distributors. Their continued ability to generate both advertising revenue and subscriber license fees is dependent on these services' ability to maintain and renew their affiliation agreements. Premium services do not sell advertising and primarily generate their revenue from subscriber fees.

        Starz Entertainment Group LLC, which we refer to as SEG, provides premium movie networks and programming distributed by cable, direct-to-home satellite, telephony, the Internet and other distribution media providers in the United States. SEG's primary service offerings are (1) Starz, which is primarily a first-run movie service that generally includes five channels branded with the Starz name, each of which exhibits movies targeted to a specific audience and (2) Encore, which airs first-run movies and classic contemporary movies and generally includes six thematic multiplex channels branded with the Encore name, each of which exhibits movies based upon individual themes. Starz is generally purchased by subscribers as an a-la-carte premium service for which subscribers pay a separate monthly charge. Distributors may also package Starz with other premium services. Encore is generally purchased by subscribers as part of a digital package, which includes a variety of general entertainment digital networks. Distributors may also sell Encore on an a-la-carte basis or packaged with Starz. SEG's services also include Movieplex, a "theme by day" channel featuring a different thematic multiplex channel each day, on a weekly rotation; Starz On Demand; Encore on Demand; Movieplex on Demand and a high definition feed of the Starz channel on StarzHD. In addition, SEG distributes via the Internet Starz Ticket, a subscription package comprising Starz and Starz On Demand; and Vongo, also a subscription package, which, in addition to Starz and Starz On Demand, also offers pay-per-view and other entertainment content. As of December 31, 2005, SEG had 14.1 million Starz subscriptions and 25.8 million Encore subscriptions.

        The majority of SEG's revenue is derived from the delivery of movies to subscribers under long-term affiliation agreements with cable systems and direct broadcast satellite systems, including Comcast Cable, DirecTV, Echostar, Time Warner, Charter Communications, Cox Communications, Adelphia Communications, Cablevision Systems, Insight Communications, Mediacom Communications and the National Cable Television Cooperative. Some of SEG's affiliation agreements provide for payments based on the number of subscribers that receive SEG's services. SEG also has affiliation agreements with certain of its customers, including its agreement with Comcast Cable, pursuant to which those customers pay an agreed-upon rate regardless of the number of subscribers. These affiliation agreements generally provide for contractual rate increases or rate increases tied to the annual Consumer Price Index. SEG's agreement with Comcast requires Comcast to carry the Encore and Thematic Multiplex channels through September 2009 and Starz through December 2012. The affiliation agreements with Echostar and DirecTV expire on March 15, 2006 and March 31, 2006, respectively. SEG is currently in negotiations with both providers regarding multi-year distribution agreements for all of SEG's service offerings. SEG's other affiliation agreements expire between now and December 2008. For the year ended December 31, 2005, SEG earned 58% of its total revenue from Comcast, DirecTV and Echostar, collectively.

        The costs of acquiring rights to programming are SEG's principal expenses. In order to exhibit theatrical motion pictures, SEG enters into agreements to acquire rights from major motion picture producers including Hollywood Pictures, Touchstone Pictures, Miramax Films, Disney, Revolution Studios, Sony's Columbia Pictures, Screen Gems and Sony Pictures Classics. SEG also has exclusive rights to air first-run output from four independent studios. These output agreements expire between 2006 and 2011, with extensions, at the option of two studios, potentially extending the expiration dates of those agreements to 2013 and 2014.

        SEG uplinks its programming to five non-preemptible, protected transponders on three domestic satellites. SEG leases its transponders under long-term lease agreements. At December 31, 2005, SEG's transponder leases had termination dates ranging from 2018 to 2021. SEG transmits to these transponders from its uplink center in Englewood, Colorado.

        Ownership Interest.    SEG is our wholly-owned subsidiary.

On Command Corporation

        On Command Corporation is a leading provider (based on number of hotel rooms served) of in-room video entertainment and information services to hotels, motels and resorts (which we collectively refer to as hotels) primarily in the United States. On Command's base of installed rooms was approximately 813,000 rooms at December 31, 2005.

        On Command provides in-room video entertainment and information services on two main technology platforms: the OCV video system and the OCX video system. The OCV video system is a video selection and distribution technology platform that allows hotel guests to select, at any time, movies and games through the television sets in their hotel rooms. The OCX video system is a digital platform that provides the same features as the OCV system and in addition provides enhanced multimedia applications, including an improved graphical interface for movies and games, digital music, television-based Internet with a wireless keyboard and other guest services. In addition, both of On Command's platforms provide for in-room viewing of select cable channels (such as HBO, Starz, ESPN, CNN, Disney Channel and Discovery). At December 31, 2005, On Command provided its OCX and OCV video systems in 520,000 and 293,000 rooms, respectively.

        The hotels providing On Command's services collect fees from their guests for the use of On Command's services and are provided a commission equal to a negotiated percentage of the net revenue earned by On Command for such usage. The amount of revenue realized by On Command is affected by a variety of factors, including among others, hotel occupancy rates, the "buy rate" or percentage of occupied rooms that buy movies or services, the quality of On Command's pay-per-view movie offerings, business and leisure travel patterns and changes in the number of rooms served. With the exception of December, which is generally On Command's lowest month for revenue, On Command typically does not experience significant variations in its monthly revenue that can be attributed solely to seasonal factors.

        On Command primarily provides its services under long-term contracts to hotel corporations, hotel management companies, and individually owned and franchised hotel properties. On Command's services are offered predominantly in the large deluxe, luxury, and upscale hotel categories serving business travelers, such as Marriott, Hilton, Six Continents, Hyatt, Wyndham, Starwood, Radisson, Fairmont, Four Seasons and other select hotels. On Command's contracts with hotels generally provide that On Command will be the exclusive provider of in-room, pay-per-view video entertainment services to the hotel and generally permit On Command to set its prices. On Command's contracts with hotels typically set forth the terms governing On Command's provision of free-to-guest programming as well. At December 31, 2005, contracts covering approximately 40% of On Command's installed rooms had expired, or were scheduled to expire, if not otherwise renewed, during the two-year period ending December 31, 2007. Marriott, Hyatt and Hilton accounted for approximately 34%, 8% and 7% respectively, of On Command's room revenues for the year ended December 31, 2005. These revenue percentages represent all chain affiliations including owned, managed and franchised hotels.

        Ownership Interest.    On Command is our wholly-owned subsidiary.

OpenTV Corp.

        OpenTV Corp. provides technology, content and applications and professional services that enable digital television network operators to deliver and manage interactive television services on all major digital television platforms—cable, satellite and terrestrial—in all major geographic areas of the world. OpenTV's software products, including its core middleware and its interactive service platform, have been shipped in more than 60 million digital set-top boxes worldwide. OpenTV offers its customers a comprehensive suite of interactive and enhanced television solutions that leverage its proprietary software and technologies and worldwide patent portfolio. OpenTV's core software products enable network operators to manage the creation and delivery of interactive and enhanced television services to their subscribers. OpenTV develops and manages branded television channels that allow viewers to play interactive games, and it offers applications that enable viewers to engage in commerce transactions, retrieve information such as weather reports and sports updates, and engage in other interactive services, including fixed-odds gaming, through their televisions. OpenTV also recently began efforts to market and commercially deploy targeted and addressable advertising solutions and research analyses detailing how viewers engage and interact with programs and advertisements. To complement its technologies and interactive content and applications, OpenTV also offers a full suite of professional engineering and consulting services. These services allow OpenTV to manage various interactive television projects, from discrete integration or development assignments to complete end-to-end digital programming solutions for network operators.

        OpenTV derives revenue from (1) royalties from the sale of set-top boxes that incorporate OpenTV software; (2) fees for consulting engagements for set-top box manufacturers, network operators and system integrators and maintenance and support for set-top box manufacturers; (3) channel fees from consumers of the PlayJam interactive games channel who pay to play games and register for prizes; and (4) license fees from the sale of products such as Device Mosaic, OpenTV Core, OpenTV Measure and various applications, including OpenTV Publisher. Sky Italia, BSkyB and Echostar accounted for 12%, 19% and 17%, respectively, of OpenTV's revenue in 2005.

        While OpenTV is one of the world's leading interactive television companies, the interactive television industry is still in its infancy. The growth of the industry and of OpenTV is highly dependent upon a number of factors, including (i) consumer acceptance of interactive services and products; (ii) deployment of capital by broadband service providers for interactive hardware and software; (iii) acceptance by broadband service providers of OpenTV's interactive technology and products; and (iv) continued development of interactive technology, products and services. These factors are largely not within OpenTV's control and no assurance can be given that interactive television will expand beyond its current state.

        Ownership Interest.    We own shares of OpenTV's Class A common stock and Class B common stock, representing an approximate 31% equity interest and an approximate 78% voting interest in OpenTV. Each share of OpenTV Class B common stock has 10 votes per share and is convertible into one share of OpenTV Class A common stock, which has one vote per share.

TruePosition, Inc.

        TruePosition, Inc. develops and markets technology for locating wireless phones and other wireless devices, enabling wireless carriers, application providers and other enterprises to provide E-911 and other location-based services to mobile users worldwide. "E-911" or "Enhanced 911" refers to a Federal Communications Commission mandate requiring wireless carriers to implement wireless location capability. Cingular Wireless began deploying TruePosition's technology in late 2002, and T-Mobile USA began deploying such technology in 2003. As of December 31, 2005, both wireless carriers are actively deploying TruePosition's technology and using the technology for E-911. In addition, as of December 31, 2005, three smaller wireless carriers have deployed or started to deploy TruePosition's technology. Although many of the following services have not yet been developed, and may not be developed successfully or at all, TruePosition's wireless location technology could also be used to implement a number of commercial location based applications including (1) comfort and security related applications, including child, pet and elderly tracking; (2) convenience/information services such as "concierge" and "personal navigation" to identify and provide directions to the nearest restaurant, ATM, or gas station or allow travelers to obtain other information specific to their location; (3) corporate applications, such as fleet or asset tracking which could enable enterprises to better manage mobile assets to optimize service or cut costs; (4) entertainment/community services such as "friend finder" or "m-dating" which could allow mobile users to create a localized community of people with similar interests and receive notification when another group member is close-by; (5) mobile commerce services to help users shop or purchase goods or services from the retailer closest to their current location; and (6) safety related applications to help public or private safety organizations find or track mobile users in need of assistance or help locate stolen property.

        TruePosition earns revenue from the sale of hardware and licensing of software required to generate location records on a cellular network and from the design, installation, testing and commissioning of such hardware and software. In addition, TruePosition earns software maintenance revenue through the provision of ongoing technical and software support. TruePosition has not earned revenue from other location-based services, but it could realize such revenue in the future if such services are developed and offered using TruePosition's technology. Substantially all of TruePosition's reported revenues in 2003, 2004 and 2005 were derived from Cingular Wireless. Recognition of revenue earned from T-Mobile is deferred pending delivery of specified elements, which to date have not been delivered.

        The TruePosition-Registered Trademark- Finder-TM- system is a passive overlay system designed to enable mobile wireless service providers to determine the location of wireless devices, including cellular and PCS telephones. Using patented time difference of arrival (TDOA) and angle of arrival (AOA) technology, the TruePosition Finder-TM- system calculates the latitude and longitude of a designated wireless telephone or other transmitter and forwards this information in real time to application software. TruePosition technology offerings cover multiple major wireless air interfaces, such as Time Division Multiple Access (TDMA), Advanced Mobile Phone Service (AMPS) and Global System Mobile (GSM).

        Ownership Interest.    We own approximately 89% of the common equity of TruePosition and 100% of the TruePosition preferred stock with a liquidation preference of $385 million at December 31, 2005.

FUN Technologies Inc.

        FUN Technologies Inc., through its wholly-owned subsidiary FUN Technologies plc, is focused on the person-to-person, also known as "peer-to-peer" or "P2P," gaming marketplace. FUN's strategy is to develop, provide and market its Internet-based person-to-person gaming systems to licensed distribution partners in regulated markets around the world. FUN provides online gaming services in two sectors: casual gaming and fantasy sports services. FUN's casual gaming business involves operating and licensing a casual games offering which includes free games, downloadable games, subscription games and pay-for-play person-to-person and tournament-based interactive skill games. FUN's fantasy sports services offer editorial content, sports data, games and leagues to consumers and corporate distribution partners. In the case of skill gaming, FUN derives income from fees collected for online tournaments and games managed less related prizes and other promotional expenses. FUN also generates revenue through game download and subscription fees.

        Ownership Interest.    We own approximately 51% of the outstanding common shares of FUN on a fully-diluted basis. On March 10, 2006, our then wholly-owned subsidiary acquired all of the ordinary shares of FUN Technologies plc, in exchange for aggregate consideration consisting of approximately £83.7 million in cash and approximately 32.4 million common shares of FUN (including common shares that would be issuable upon exercise of options assumed by FUN). The cash consideration paid to the former stockholders of FUN Technologies plc was funded by way of our subscription for approximately 33.8 million common shares of FUN for aggregate cash consideration of $50 million plus approximately £83.7 million.

Courtroom Television Network, LLC

        Courtroom Television Network, LLC owns and operates Court TV, a basic cable network that provides informative and entertaining programming based on the American legal system. Court TV's day-time programming focuses on trial coverage and legal news. In primetime, the network airs original programming such as FORENSIC FILES and PSYCHIC DETECTIVES, original movies such as THE EXONERATED and GUILT BY ASSOCIATION, reality-based documentary specials and off-network series such as LAW AND ORDER: TRIAL BY JURY and COPS. Court TV was launched in 1991, and as of December 31, 2005 had approximately 85 million Nielsen subscribers. Court TV earns revenue from the sale of advertising on its network, from affiliation agreements with cable television and direct-to-home satellite operators and by licensing its programs for international distribution. Court TV's affiliation agreements with three affiliates representing, in the aggregate, approximately 26% of Court TV's subscribers have expired, and Court TV is in negotiations for the renewal of such agreements. At December 31, 2005, Court TV's other affiliation agreements have remaining terms of five years and provide for payments based on the number of subscribers that receive Court TV's services. No single distributor represented more than 10% of Court TV's consolidated revenue for 2005. Court TV also operates three Internet websites: CourtTV.com, The SmokingGun.com and CrimeLibrary.com, and earns revenue from the sale of advertising on these websites.

        Ownership Interest.    We and Time Warner Inc. each own 50% of Courtroom Television Network. Pursuant to Courtroom Television Network's operating agreement, no action may be taken with respect to certain material matters without our approval and that of Time Warner. Also pursuant to Courtroom Television Network's operating agreement, each member has a right of first offer with respect to any proposed transfer by the other member of its interest in Courtroom Television Network other than to an affiliate of the transferring member. In addition, we may at any time require Time Warner to purchase all, but not less than all, of our ownership interest, and Time Warner may require us to sell to it all, but not less than all, of our ownership interest in Courtroom Television Network.

GSN, LLC

        GSN, LLC owns and operates GSN. With nearly 58 million subscribers as of December 31, 2005, GSN is a basic cable network dedicated to game-related programming and interactive game playing. GSN offers 24-hour cable programming consisting of game shows, casino games, reality series, documentaries and other game-related shows. GSN currently features 133 hours per week of interactive programming, which allows viewers a chance to win prizes by playing along with GSN's televised games. Players can play along using their computers at GSN.com or, in certain markets where available, using their remote control through a digital cable box.

        GSN's revenue is derived from the delivery of its programming to subscribers under long-term affiliation agreements with cable systems and direct broadcast satellite systems and from the sale of advertising on its network. GSN's affiliation agreements provide for payments based on the number of subscribers that receive GSN's services and expire between now and 2008. GSN is currently out of contract with DirecTV, a distributor that accounts for approximately 25% of GSN's current subscriber base, and is in negotiations for the renewal of such contract. For the year ended December 31, 2005, GSN earned 14% of its total revenue from Comcast and 11% of its total revenue from DirectTV.

        Ownership Interest.    We and Sony Pictures Entertainment, a division of Sony Corporation of America, which is a subsidiary of Sony Corporation, each own 50% of GSN, LLC. GSN's day-to-day operations are managed by a management committee of its board of managers. Pursuant to GSN's operating agreement, we and Sony each have the right to designate half of the members of the management committee. Also pursuant to the operating agreement, we and Sony have agreed that direct transfers of our interests in GSN and certain indirect transfers that result in a change of control of the transferring party are subject to a right of first refusal in favor of the non-transferring member.

WildBlue Communications, Inc.

        WildBlue Communications, Inc. delivers two-way broadband Internet access via satellite to homes and small businesses in rural markets underserved by terrestrial broadband alternatives. WildBlue provides coverage across the continental United States using a 26-inch satellite minidish equipped with both a transmitter and receiver for two-way satellite connectivity to the Internet. WildBlue has a prepaid license for Ka-band capacity on a geostationary satellite located at 111.1 degrees West Longitude. The expected life of the satellite is approximately 15 years. In the event the satellite fails at any time through July 2007, WildBlue is entitled to reimbursement of the cash prepayments made for the license.

        WildBlue launched its service in 2005 and generates revenue by charging subscription fees for its Internet access services as well as fees for equipment sales and related installation charges. At December 31, 2005, WildBlue had approximately 25,000 subscribers.

        Ownership Interest    We own an approximate 32% equity interest in WildBlue.

Other Investments

        We have significant investments and related derivative positions in the public companies described below. We view these investments as financial assets that we can monetize to generate cash for debt repayments, stock buybacks or additional investments.

        News Corporation.    News Corp. is a diversified international media and entertainment company with operations in eight industry segments, including filmed entertainment, television, cable network programming, direct broadcast satellite television, magazines and inserts, newspapers, book publishing and other. News Corp.'s activities are conducted principally in the United States, Continental Europe, the United Kingdom, Asia, Australia and the Pacific Basin. News Corp. is a holding company that conducts all of its activities through subsidiaries and affiliates. Its principal subsidiaries and affiliates are Fox Entertainment Group, Inc., Twentieth Century Fox Film Corporation, Fox Television Holdings, Inc., Fox Broadcasting Company, Fox Sports Networks, Inc., NDS Group plc, News America Marketing In-Store Services, Inc., News America Marketing FSI, Inc., News International Limited, News Limited, HarperCollins Publishers, Inc., HarperCollins Publishers Limited, STAR Group Limited, BSkyB and The DIRECTV Group. We own shares representing an approximate 16% equity interest and an approximate 19% voting interest in News Corp.

        Time Warner Inc.    Time Warner, Inc. is a media and entertainment company operating in five segments: America Online, Inc. (AOL), Cable, Filmed Entertainment, Networks, and Publishing. The AOL segment provides interactive services, Web brands, Internet technologies, and on-line commerce services in the United States and Europe. Time Warner's cable segment offers video, high-speed data, and digital phone services. Its video products include digital video, video-on-demand, subscription-video-on-demand, and digital video recorders. The company's digital phone services consist of easy-to-use package of video, high-speed data, and voice services. The filmed entertainment segment comprises Warner Bros. Entertainment Group, which operates in film, television, and home video businesses, combined with a film library and global distribution infrastructure; and New Line Cinema Corporation that creates and distributes theatrical motion pictures. The networks segment include Turner Broadcasting System, Inc. (Turner), Home Box Office, The WB Television Network (The WB Network) and the CW Network, expected to launch in fall 2006. The company's Turner networks include TBS, TNT, CNN, CNN Headline News, and Cartoon Network channels. The WB Network operates as a broadcast television network. Publishing segment publishes magazines through Time, Inc. and, subject to a pending sale expected to close in the second or third quarter of 2006, books through Time Warner Book Group, Inc. This segment also sells home decor products through approximately 35,000 independent consultants. It publishes approximately 155 magazines, including People, Sports Illustrated, In Style, Southern Living, Time, Entertainment Weekly, Fortune, Real Simple, What's on TV, and Cooking Light. The company's films include The Lord of the Rings trilogy, the Harry Potter series, Million Dollar Baby, and The Polar Express. Time Warner, Inc. is headquartered in New York City. We own an approximate 4% equity interest in Time Warner.

        Sprint Nextel Corporation.    Sprint Nextel offers a comprehensive suite of wireless and wireline communications products and services that are designed to meet the particular needs of its targeted customer groups: consumer, business and government customers. Its operations are divided into three lines of business: Wireless, Local and Long Distance. Sprint Nextel owns extensive wireless networks and a global long distance backbone. In the 2005 third quarter, a subsidiary of Sprint merged with Nextel, making Sprint Nextel one of the three largest wireless companies in the United States based on the number of wireless subscribers. We own an approximate 4% equity interest in Sprint Nextel.

        Motorola, Inc.    Motorola, Inc. provides mobility products and solutions across broadband, embedded systems, and wireless networks worldwide. It operates in four segments: Mobile Devices,

Networks, Government and Enterprise Mobility Solutions, and Connected Home Solutions. Mobile Devices designs, manufactures, sells, and services wireless subscriber and server equipment for cellular systems, portable energy storage products and systems, servers and software solutions, and related software and accessory products. Networks segment designs, manufactures, sells, installs, and services wireless infrastructure communication systems. It offers end-to-end wireless networks, including radio base stations; base site controllers; associated software and services; mobility soft switching; application platforms; and third-party switching for CDMA, GSM, iDEN, and 3G technologies. It also offers embedded communications computing platforms; fiber-to-the-premise and fiber-to-the-node transmission systems supporting high-speed data, video, and voice; and wireless broadband systems. Motorola's Government and Enterprise Mobility Solutions segment provides analog and digital two-way radio, voice, and data communications products and systems to public-safety, government, utility, transportation, and other markets, as well as offers integrated information management, mobile, and biometric applications and services. It also offers automotive electronics systems and telematics systems. Its Connected Home Solutions segment offers digital systems and set-top terminals for cable TV, Internet protocol video and broadcast networks; cable modems and cable modem termination systems, and IP-based telephony products; hybrid fiber coaxial network transmission systems used by cable TV operators; digital satellite TV systems; direct-to-home satellite networks and private network, and advanced video communication products. We own an approximate 3% equity interest in Motorola.

Competition

        Our businesses that engage in electronic retail compete with traditional offline and online retailers ranging from large department stores to specialty shops, other electronic retailers, direct marketing retailers, such as mail order and catalog companies, and discount retailers. QVC and IAC's subsidiary Home Shopping Network, compete for access to customers and audience share with other conventional forms of entertainment and content. Provide Commerce competes with online floral providers such as 1-800-FLOWERS and Hallmark Flowers, floral wire services such as FTD and Teleflora, online meat providers, such as Omaha Steaks Company and specialty catalog companies, such as Harry & David. We believe that the principal competitive factors in the markets in which our electronic commerce businesses compete are high-quality products, freshness, brand recognition, selection, convenience, price, website performance, customer service and accuracy of order shipment.

        Our businesses that distribute programming for cable and satellite television compete with other programmers for distribution on a limited number of channels. Increasing concentration in the multichannel video distribution industry could adversely affect the programming companies in which we have interests by reducing the number of distributors to whom they sell their programming, subjecting more of their programming sales to volume discounts and increasing the distributors' bargaining power in negotiating new affiliation agreements. Once distribution is obtained, the programming services of our programming businesses compete for viewers and advertisers with other cable and off-air broadcast television programming services as well as with other entertainment media, including home video, pay-per-view services, online activities, movies and other forms of news, information and entertainment. Our programming businesses also compete for creative talent and programming content. In addition, SEG relies on third parties for all of its programming content whereas SEG's competitors produce some of their own programming content. We believe that the principal competitive factors for our programming businesses are prices charged for programming, the quantity, quality and variety of the programming offered and the effectiveness of marketing efforts.

        Our businesses that offer services through the Internet compete with businesses that offer their own services directly through the Internet as well as with online and offline providers of similar services including providers of ticketing services, lending services, travel agencies, operators of destination search sites and search-centric portals, search technology providers, online advertising networks, site aggregation companies, media, telecommunications and cable companies, Internet service providers and niche competitors that focus on a specific category or geography. Expedia also competes with travel planning service providers, including aggregator sites that offer inventory from multiple suppliers, such as airline sites, Orbitz, Travelocity and Priceline, as well as with American Express and Navigant International, providers of corporate travel services. We believe that the principal competitive factors in the markets in which our businesses that offer services through the Internet engage are selection, price, availability of inventory, convenience, brand recognition, accessibility, customer service, reliability, website performance and ease of use.

        The businesses of providing software and related technologies, content and applications and professional services for interactive and enhanced television are highly competitive and rapidly changing. The interactive television technology companies with which OpenTV competes include NDS Group plc., Microsoft Corporation and Scientific Atlanta. Companies that develop interactive television content and applications include dedicated applications providers, interactive television technology companies, and independent third parties that develop and provide applications for middleware platforms. Competition is also faced from media companies and network operators that have publicly announced interactive television initiatives. We expect competition in the interactive content and applications area to intensify as the general market for interactive television services further develops, particularly in the case of independent third parties that have the ability to develop applications for middleware platforms at relatively modest expense through the use of applications development tools.

        There are numerous providers of in-room entertainment services to the hotel industry. Market participants include, but are not limited to, (i) other full service in-room providers, (ii) cable television companies, (iii) direct broadcast satellite services, (iv) television networks and programmers, (v) Internet service providers, (vi) broadband connectivity companies, (vii) other telecommunications companies and (viii) certain hotels. In addition, On Command's services compete for a guest's time and entertainment resources with other forms of entertainment and leisure activities. On Command anticipates that it will continue to face substantial competition from traditional as well as new competitors.

Regulatory Matters

Programming and Interactive Television Services

        In the United States, the FCC regulates the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems that carry such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems in the United States are also regulated by municipalities or other state and local government authorities. Cable television systems are currently subject to federal rate regulation on the provision of basic service, and continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for programming services in which we have interests. Regulatory carriage requirements also could adversely affect the number of channels available to carry the programming services in which we have an interest.

        Regulation of Program Licensing.    The Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act) directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multi-channel video programming distributors (including cable operators) and satellite-delivered programming services in which a cable operator has an attributable interest. The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts between cable operators and satellite programmers affiliated with any cable operator (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator that has an attributable interest in a satellite programmer from improperly influencing the terms and conditions of sale to unaffiliated multi-channel video programming distributors. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing multi-channel video programming distributors such as multi-channel multi-point distribution systems, which we refer to as MMDS, and direct broadcast satellite distributors on terms and conditions that do not unfairly discriminate among distributors. The Telecommunications Act of 1996 extended these rules to programming services in which telephone companies and other common carriers have attributable ownership interests. The FCC revised its program licensing rules by implementing a damages remedy in situations where the defendant knowingly violates the regulations and by establishing a timeline for the resolution of complaints, among other things. Although we no longer own Liberty Cablevision of Puerto Rico Ltd. ("LCPR"), FCC rules continue to attribute an ownership interest in LCPR to us, thereby subjecting us and satellite-delivered programming services in which we have an interest to the program access rules.

        Regulation of Carriage of Programming.    Under the 1992 Cable Act, the FCC has adopted regulations prohibiting cable operators from requiring a financial interest in a programming service as a condition to carriage of such service, coercing exclusive rights in a programming service or favoring affiliated programmers so as to restrain unreasonably the ability of unaffiliated programmers to compete.

        Regulation of Ownership.    The 1992 Cable Act required the FCC, among other things, (1) to prescribe rules and regulations establishing reasonable limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest and (2) to consider the necessity and appropriateness of imposing limitations on the degree to which multi-channel video programming distributors (including cable operators) may engage in the creation or production of video programming. In 1993, the FCC adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40% of the first 75 activated channels on each of the cable operator's systems. The rules provided for the use of two additional channels or a 45% limit, whichever is greater, provided that the additional channels carried minority-controlled programming services. The regulations also grandfathered existing carriage arrangements that exceeded the channel limits, but required new channel capacity to be devoted to unaffiliated programming services until the system achieved compliance with the regulations. These channel occupancy limits applied only up to 75 activated channels on the cable system, and the rules did not apply to local or regional programming services. However, in 2001, the United States Court of Appeals for the District of Columbia Circuit found that the FCC had failed to justify adequately the channel occupancy limit, vacated the FCC's decision and remanded the rule to the FCC for further consideration. In response to the Court's decision, the FCC issued further notices of proposed rulemaking in 2001 and on May 17, 2005 to consider channel occupancy limitations. Even if these rules were readopted by the FCC, they would have little impact on programming companies in which we have interests based upon our current attributable ownership interests in cable systems.

        In its 2001 decision, the Court of Appeals also vacated the FCC's rule imposing a thirty percent limit on the number of subscribers served by systems nationwide in which a multiple system operator can have an attributable ownership interest. The FCC presently is conducting a rulemaking regarding this ownership limitation and its ownership attribution standards.

        The FCC's rules also generally had prohibited common ownership of a cable system and broadcast television station with overlapping service areas. On February 19, 2002, the United States Court of Appeals for the District of Columbia Circuit held that the FCC's decision to retain the cable/broadcast cross-ownership rule was arbitrary and capricious and vacated the rule. The FCC did not seek Supreme Court review of this decision or initiate a new rulemaking proceeding. The FCC rules continue to prohibit common ownership of a cable system and MMDS with overlapping service areas.

        Regulation of Carriage of Broadcast Stations.    The 1992 Cable Act granted broadcasters a choice of must carry rights or retransmission consent rights. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full-power commercial television broadcast signals selecting must carry rights and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Such statutorily mandated carriage of broadcast stations coupled with the provisions of the Cable Communications Policy Act of 1984, which require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and government access channels, could adversely affect some or substantially all of the programming companies in which we have interests by limiting the carriage of such services in cable systems with limited channel capacity. On January 18, 2001, the FCC adopted rules relating to the cable carriage of digital television signals. Among other things, the rules clarify that a digital-only television station can assert a right to analog or digital carriage on a cable system. The FCC initiated a further proceeding to determine whether television stations may assert rights to carriage of both analog and digital signals during the transition to digital television and to carriage of all digital signals. On February 10, 2005, the FCC denied mandatory dual carriage of a television station's analog and digital signals during the digital television transition and also denied mandatory carriage of all of a television station's digital signals, other than its "primary" signal. Television station owners have sought reconsideration of the FCC's decision and may seek judicial review or legislative change of the FCC's decision.

        Closed Captioning and Video Description Regulation.    The Telecommunications Act of 1996 also required the FCC to establish rules and an implementation schedule to ensure that video programming is fully accessible to the hearing impaired through closed captioning. The rules adopted by the FCC will require substantial closed captioning over an eight to ten year phase-in period, which began in 2000, with only limited exemptions. As a result, the programming companies in which we have interests are expected to incur significant additional costs for closed captioning.

        A-La-Carte Proceeding.    In 2004, the FCC's Media Bureau conducted a notice of inquiry proceeding regarding the feasibility of selling video programming services "a-la-carte", i.e. on an individual or small tier basis. The Media Bureau released a report on November 19, 2004, which concluded that a-la-carte sales of video programming services would not result in lower video programming costs for most consumers and that they would adversely affect video programming networks. On February 9, 2006, the Media Bureau released a new report which stated that the 2004 report was flawed and which concluded that a-la-carte sales could be in the best interests of consumers. Although the FCC cannot mandate a-la-carte sales, its endorsement of the concept could encourage Congress to consider proposals to mandate a-la-carte sales or otherwise seek to impose greater regulatory controls on how cable programming is sold. The programming companies that distribute their services in tiers or packages of programming services would experience decreased distribution if a-la-carte carriage were mandated.

        Copyright Regulation.    The programming companies in which we have interests must obtain any necessary music performance rights from the rights holders. These rights generally are controlled by the music performance rights organizations of the American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc. (BMI) and the Society of European Stage Authors and Composers (SESAC), each with rights to the music of various artists. The programming companies in which we have interests generally have obtained the necessary rights through separate agreements with ASCAP, BMI and SESAC, which have negotiated agreements with some programmers that include new rate structures and may require retroactive rate increases. Certain of the programming companies also have obtained licenses for music performance rights outside the United States through various licensing agencies located in the foreign countries in which their services are distributed.

        Satellites and Uplink.    In general, authorization from the FCC must be obtained for the construction and operation of a communications satellite. The FCC authorizes utilization of satellite orbital slots assigned to the United States by the World Administrative Radio Conference. Such slots are finite in number, thus limiting the number of carriers that can provide satellite transponders and the number of transponders available for transmission of programming services. At present, however, there are numerous competing satellite service providers that make transponders available for video services to the cable industry. The FCC also regulates the earth stations uplinking to and/or downlinking from such satellites.

Internet Services

        The Internet businesses in which we have interests are subject, both directly and indirectly, to various laws and governmental regulations. Certain of our subsidiaries engaged in the provision of goods and services over the Internet must comply with federal and state laws and regulations applicable to online communications and commerce. For example, the Children's Online Privacy Protection Act prohibits web sites from collecting personally identifiable information online from children under age 13 without parental consent and imposes a number of operational requirements. Certain email activities are subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, commonly known as the CAN-SPAM Act. The CAN-SPAM Act regulates the sending of unsolicited commercial email by requiring the email sender, among other things, to comply with specific disclosure requirements and to provide an "opt-out" mechanism for recipients. Both of these laws include statutory penalties for non-compliance. Various states also have adopted laws regulating certain aspects of Internet communications. Goods sold over the Internet also must comply with traditional regulatory requirements, such as the Federal Trade Commission requirements regarding truthful and accurate claims. With regard to state and local taxes, legislation enacted by Congress in 2004 extended the moratorium on such taxes on Internet access and commerce until November 1, 2007.

        Congress and individual states may consider additional online privacy legislation. Other Internet-related laws and regulations enacted in the future may cover issues such as defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The future adoption of such laws or regulations may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for the services and products of the Internet companies in which we have interests and increase such companies' costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose these companies to substantial liability.

Other Regulation

        We also have significant ownership interests on a cost basis in other entities, such as News Corporation and Sprint Nextel Corporation, which are extensively regulated. For example, the broadcast stations owned and the direct broadcast satellite service controlled by News Corp. are subject to a variety of FCC regulations. Sprint Nextel is subject not only to federal regulation but also to regulation in varying degrees, depending on the jurisdiction, by state and local regulatory authorities.

Proposed Changes in Regulation

        The regulation of programming services, cable television systems and satellite licensees is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation.

Properties

        We own our corporate headquarters in Englewood, Colorado. Ownership of our corporate headquarters has been attributed to the Capital Group; however, we intend to allocate some of the costs of our corporate headquarters to the Interactive Group. All of our other real or personal property is owned or leased through our subsidiaries and business affiliates.

Interactive Group

        QVC owns its corporate headquarters and operations center in West Chester, Pennsylvania. It also owns call centers in San Antonio, Texas, Port St. Lucie, Florida, Chesapeake, Virginia and Bochum, Germany, as well as a call center and warehouse in Knowsley, United Kingdom. QVC owns a warehouse in Hucklehoven, Germany and distribution centers in Lancaster, Pennsylvania, Suffolk, Virginia and Rocky Mount, North Carolina. To supplement the facilities it owns, QVC also leases various facilities in the United States, the United Kingdom, Germany and Japan for retail outlet stores, office space, warehouse space and call center locations.

Capital Group

        On Command leases its corporate headquarters in Denver, Colorado. It also leases 120,000 square feet of light manufacturing and storage space in Denver, Colorado and 42,000 square feet of office space in San Jose, California. On Command also has a number of small leased facilities in the United States, Canada and Mexico.

        SEG owns its corporate headquarters in Englewood, Colorado. In addition, SEG leases office space for its business affairs and sales staff at five locations around the United States.

Other Subsidiaries and Affiliates

        Our other subsidiaries and business affiliates own or lease the fixed assets necessary for the operation of their respective businesses, including office space, transponder space, headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment (including converter boxes). Our management believes that our current facilities are suitable and adequate for our business operations for the foreseeable future.

Employees

        As of December 31, 2005, we had approximately 60 corporate employees, most of whom are expected to perform work for and on behalf of both the Interactive Group and the Capital Group, and our consolidated subsidiaries had an aggregate of approximately 13,600 employees. We believe that our employee relations are good.

ANNEX B: FINANCIAL INFORMATION

PART 1—HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

Page
Liberty Media Corporation
Audited Consolidated Financial Statements for the years ended December 31, 2005, 2004 and 2003	B-1-2

B-1-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Liberty Media Corporation:

        We have audited the accompanying consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Media Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the internal control over financial reporting of Liberty Media Corporation as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"), and our report dated March 7, 2006 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

                      KPMG LLP

Denver, Colorado
March 7, 2006

B-1-2

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,946	1,387
Trade and other receivables, net	1,106	1,035
Inventory, net	719	712
Program rights	599	520
Derivative instruments (note 7)	661	827
Other current assets	129	123

Total current assets	5,160	4,604

Investments in available-for-sale securities and other cost investments, including $1,581 million and $907 million pledged as collateral for share borrowing arrangements (note 6)	18,497	21,847
Long-term derivative instruments (note 7)	1,123	1,601
Investments in affiliates, accounted for using the equity method (note 8)	1,908	784
Property and equipment, at cost	1,726	1,637
Accumulated depreciation	(595)	(504)

	1,131	1,133

Intangible assets not subject to amortization (note 2):
Goodwill	6,953	6,938
Trademarks	2,385	2,385

	9,338	9,323

Intangible assets subject to amortization, net (note 2)	4,028	4,436
Other assets, at cost, net of accumulated amortization	767	765
Assets of discontinued operations (note 5)	—	5,716

Total assets	$41,952	50,209

(continued)

B-1-3

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
	amounts in millions
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$516	424
Accrued liabilities	826	788
Accrued stock compensation	133	235
Program rights payable	191	200
Derivative instruments (note 7)	1,939	1,179
Current portion of debt (note 9)	1,379	10
Other current liabilities	302	303

Total current liabilities	5,286	3,139

Long-term debt (note 9)	6,371	8,566
Long-term derivative instruments (note 7)	1,087	1,812
Deferred income tax liabilities (note 10)	8,728	9,701
Other liabilities	1,070	801
Liabilities of discontinued operations (note 5)	—	1,305

Total liabilities	22,542	25,324

Minority interests in equity of subsidiaries	290	299
Stockholders' equity (note 11):
Preferred stock, $.01 par value. Authorized 50,000,000 shares; no shares issued	—	—
Series A common stock $.01 par value. Authorized 4,000,000,000 shares; issued and outstanding 2,681,745,985 shares at December 31, 2005 and 2,678,895,158 shares at December 31, 2004	27	27
Series B common stock $.01 par value. Authorized 400,000,000 shares; issued 131,062,825 shares at December 31, 2005 and 2004	1	1
Additional paid-in capital	29,098	33,765
Accumulated other comprehensive earnings, net of taxes ("AOCE") (note 15)	3,421	4,215
AOCE of discontinued operations	—	12
Unearned compensation	(24)	(64)
Accumulated deficit	(13,278)	(13,245)

	19,245	24,711
Series B common stock held in treasury, at cost (10,000,000 shares at December 31, 2005 and 2004)	(125)	(125)

Total stockholders' equity	19,120	24,586

Commitments and contingencies (note 17)
Total liabilities and stockholders' equity	$41,952	50,209

See accompanying notes to consolidated financial statements.

B-1-4

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	amounts in millions, except per share amounts
Revenue:
Net sales from electronic retailing	$6,501	5,687	1,973
Communications and programming services	1,459	1,364	1,257

	7,960	7,051	3,230

Operating costs and expenses:
Cost of sales—electronic retailing services	4,112	3,594	1,258
Operating	1,608	1,356	860
Selling, general and administrative ("SG&A")	652	662	387
Stock compensation—SG&A (note 2)	52	98	(91)
Litigation settlement	—	(42)	—
Depreciation	162	172	127
Amortization	477	486	267
Impairment of long-lived assets (note 2)	—	—	1,362

	7,063	6,326	4,170

Operating income (loss)	897	725	(940)
Other income (expense):
Interest expense	(623)	(615)	(508)
Dividend and interest income	144	131	164
Share of earnings of affiliates, net (note 8)	13	15	7
Realized and unrealized gains (losses) on derivative instruments, net (note 7)	257	(1,284)	(661)
Gains (losses) on dispositions, net (notes 6, 11 and 15)	(365)	1,406	1,126
Nontemporary declines in fair value of investments (note 6)	(449)	(129)	(22)
Other, net	(38)	(25)	(53)

	(1,061)	(501)	53

Earnings (loss) from continuing operations before income taxes and minority interest	(164)	224	(887)
Income tax benefit (expense) (note 10)	141	(119)	(342)
Minority interests in earnings of subsidiaries	(41)	(5)	—

Earnings (loss) from continuing operations	(64)	100	(1,229)
Earnings (loss) from discontinued operations, net of taxes (note 5)	31	(54)	7

Net earnings (loss)	$(33)	46	(1,222)

Earnings (loss) per common share (note 2):
Basic and diluted earnings (loss) from continuing operations	$(.02)	.04	(.44)
Discontinued operations	.01	(.02)	—

Basic and diluted net earnings (loss)	$(.01)	.02	(.44)

Weighted average number of common shares outstanding	2,795	2,856	2,748

See accompanying notes to consolidated financial statements.

B-1-5

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	amounts in millions
Net earnings (loss)	$(33)	46	(1,222)

Other comprehensive earnings (loss), net of taxes (note 15):
Foreign currency translation adjustments	(5)	23	35
Recognition of previously unrealized foreign currency translation losses	312	—	—
Unrealized holding gains (losses) arising during the period	(1,121)	1,490	3,341
Recognition of previously unrealized losses (gains) on available-for-sale securities, net	217	(488)	(628)
Reclass unrealized gain on available-for-sale security to equity method investment	(197)	—	—
Other comprehensive earnings (loss) from discontinued operations (note 5)	(7)	(55)	227

Other comprehensive earnings (loss)	(801)	970	2,975

Comprehensive earnings (loss)	$(834)	1,016	1,753

See accompanying notes to consolidated financial statements.

B-1-6

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	amounts in millions (see note 3)
Cash flows from operating activities:
Net earnings (loss)	$(33)	46	(1,222)
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Loss (earnings) from discontinued operations	(31)	54	(7)
Depreciation and amortization	639	658	394
Impairment of long-lived assets	—	—	1,362
Stock compensation	52	98	(91)
Payments of stock compensation	(103)	(10)	(360)
Noncash interest expense	101	96	75
Share of earnings of affiliates, net	(13)	(15)	(7)
Realized and unrealized losses (gains) on derivative instruments, net	(257)	1,284	661
Losses (gains) on disposition of assets, net	365	(1,406)	(1,126)
Nontemporary decline in fair value of investments	449	129	22
Minority interests in earnings of subsidiaries	41	5	—
Deferred income tax expense (benefit)	(405)	(233)	269
Other noncash charges	42	21	70
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Current assets	(184)	(520)	(347)
Payables and other current liabilities	447	623	176

Net cash provided (used) by operating activities	1,110	830	(131)

Cash flows from investing activities:
Cash proceeds from dispositions	63	479	2,443
Premium proceeds from origination of derivatives	473	193	763
Net proceeds from settlement of derivatives	461	322	1,172
Investments in and loans to cost and equity investees	(24)	(960)	(2,557)
Cash paid for acquisitions, net of cash acquired	(5)	(93)	(711)
Capital expended for property and equipment	(233)	(177)	(151)
Net sales (purchases) of short term investments	(85)	272	95
Repayments of notes receivable from LMI	—	117	—
Other investing activities, net	(15)	(14)	9

Net cash provided by investing activities	635	139	1,063

Cash flows from financing activities:
Borrowings of debt	861	—	4,152
Repayments of debt	(1,801)	(1,006)	(3,073)
Purchases of Liberty Series A common stock	—	(547)	(437)
Repurchases of subsidiary common stock	(95)	(171)	—
Proceeds from issuance of common stock	—	—	141
Other financing activities, net	100	37	(42)

Net cash provided (used) by financing activities	(935)	(1,687)	741

Effect of foreign currency exchange rates on cash	(45)	3	18

Net cash provided to discontinued operations (revised, see note 3):
Cash provided by operating activities	31	216	101
Cash used by investing activities	(47)	(247)	(536)
Cash provided (used) by financing activities	—	996	(430)
Change in available cash held by discontinued operations	(190)	(1,829)	(10)

Net cash provided to discontinued operations	(206)	(864)	(875)

Net increase (decrease) in cash and cash equivalents	559	(1,579)	816
Cash and cash equivalents at beginning of year	1,387	2,966	2,150

Cash and cash equivalents at end of year	$1,946	1,387	2,966

See accompanying notes to consolidated financial statements.

B-1-7

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended December 31, 2005, 2004 and 2003

		Common stock				AOCE from discontinued operations
	Preferred stock			Additional paid-in capital			Unearned compensation	Accumulated deficit	Treasury stock	Total stockholders' equity
		Series A	Series B		AOCE
	amounts in millions
Balance at January 1, 2003	$—	25	2	36,498	493	(267)	—	(12,069)	—	24,682
Net loss	—	—	—	—	—	—	—	(1,222)	—	(1,222)
Other comprehensive earnings	—	—	—	—	2,748	227	—	—	—	2,975
Issuance of Series A common stock for acquisitions	—	2	—	2,654	—	—	—	—	—	2,656
Issuance of Series A common stock for cash	—	—	—	141	—	—	—	—	—	141
Purchases of Series A common stock	—	—	—	(437)	—	—	—	—	—	(437)
Issuance of restricted stock	—	—	—	102	—	—	(102)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	4	—	—	4
Series A common stock put options, net of cash received	—	—	—	37	—	—	—	—	—	37
Gain in connection with the issuance of stock of a subsidiary, net of taxes	—	—	—	6	—	—	—	—	—	6

Balance at December 31, 2003	—	27	2	39,001	3,241	(40)	(98)	(13,291)	—	28,842
Net earnings	—	—	—	—	—	—	—	46	—	46
Other comprehensive earnings (loss)	—	—	—	—	1,025	(55)	—	—	—	970
Issuance of Series A common stock for acquisitions	—	—	—	152	—	—	—	—	—	152
Issuance of Series A common stock in exchange for Series B common stock (note 11)	—	1	(1)	125	—	—	—	—	(125)	—
Acquisition of Series A common stock (note 11)	—	(1)	—	(1,016)	—	—	—	—	—	(1,017)
Amortization of deferred compensation	—	—	—	—	—	—	31	—	—	31
Distribution to stockholders for spin off of Liberty Media International ("LMI") (note 5)	—	—	—	(4,512)	(51)	107	—	—	—	(4,456)
Stock compensation for Liberty options held by LMI employees (note 13)	—	—	—	(4)	—	—	—	—	—	(4)
Stock compensation for LMI options held by Liberty employees (note 13)	—	—	—	17	—	—	—	—	—	17
Other	—	—	—	2	—	—	3	—	—	5

Balance at December 31, 2004	—	27	1	33,765	4,215	12	(64)	(13,245)	(125)	24,586
Net loss	—	—	—	—	—	—	—	(33)	—	(33)
Other comprehensive loss	—	—	—	—	(794)	(7)	—	—	—	(801)
Issuance of Series A common stock for investment in available-for-sale security	—	—	—	14	—	—	—	—	—	14
Amortization of deferred compensation	—	—	—	—	—	—	38	—	—	38
Distribution to stockholders for spin off of Discovery Holding Company ("DHC") (note 5)	—	—	—	(4,609)	—	(5)	—	—	—	(4,614)
Losses in connection with issuances of stock by subsidiaries and affiliates, net of taxes	—	—	—	(22)	—	—	—	—	—	(22)
Issuance of common stock upon exercise of stock options	—	—	—	10	—	—	—	—	—	10
Stock compensation for Liberty options held by LMI employees (note 13)	—	—	—	4	—	—	—	—	—	4
Stock compensation for LMI options held by Liberty employees (note 13)	—	—	—	(4)	—	—	—	—	—	(4)
AT&T tax sharing agreement adjustments (note 10)	—	—	—	(40)	—	—	—	—	—	(40)
Adjustment of spin off of LMI	—	—	—	(28)	—	—	—	—	—	(28)
Other	—	—	—	8	—	—	2	—	—	10

Balance at December 31, 2005	$—	27	1	29,098	3,421	—	(24)	(13,278)	(125)	19,120

See accompanying notes to consolidated financial statements.

B-1-8

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(1)   Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Liberty Media Corporation and its controlled subsidiaries ("Liberty" or the "Company," unless the context otherwise requires). All significant intercompany accounts and transactions have been eliminated in consolidation.

        Liberty is a holding company which, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries in the United States, Europe and Asia. In addition, companies in which Liberty owns interests are engaged in, among other things, (i) interactive commerce via the Internet, television and telephone, (ii) domestic cable and satellite broadband services, and (iii) telephony and other technology ventures.

(2)   Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

Receivables

        Receivables are reflected net of an allowance for doubtful accounts. Such allowance aggregated $67 million and $65 million at December 31, 2005 and 2004, respectively. A summary of activity in the allowance for doubtful accounts is as follows:

		Additions
	Balance beginning of year	Charged to expense	Acquisitions	Deductions- write-offs	Balance end of year
	amounts in millions
2005	$65	38	—	(36)	67

2004	$80	20	—	(35)	65

2003	$18	16	62	(16)	80

Inventory

        Inventory, consisting primarily of products held for sale, is stated at the lower of cost or market. Cost is determined by the average cost method, which approximates the first-in, first-out method.

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        The Company records a reserve for obsolete inventory as a percent of gross inventory based on historical experience. A summary of activity in the reserve for obsolete inventory account is as follows:

		Additions
	Balance beginning of year	Charged to expense	Acquisitions	Deductions- write-offs	Balance end of year
	amounts in millions
2005	$88	75	—	(73)	90

2004	$93	54	—	(59)	88

2003	$—	19	93	(19)	93

Program Rights

        Program rights are amortized on a film-by-film basis over the anticipated number of exhibitions. Program rights payable are initially recorded at the estimated cost of the programs when the film is available for airing.

Investments

        All marketable equity and debt securities held by the Company are classified as available-for-sale ("AFS") and are carried at fair value. Unrealized holding gains and losses on AFS Securities are carried net of taxes as a component of accumulated other comprehensive earnings in stockholders' equity. Realized gains and losses are determined on an average cost basis. Other investments in which the Company's ownership interest is less than 20% and are not considered marketable securities are carried at cost.

        For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received. Losses are limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or loss of affiliates also includes any other-than-temporary declines in fair value recognized during the period.

        Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as increases or decreases in stockholders' equity.

        The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary ("nontemporary"). The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company's carrying value; and the financial condition, operating performance and near term prospects of the investee. In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be nontemporary, the cost basis of the security is written down to fair value. In situations where the fair

B-1-10

value of an investment is not evident due to a lack of a public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such investment. The Company's assessment of the foregoing factors involves a high degree of judgment and accordingly, actual results may differ materially from the Company's estimates and judgments. Writedowns for cost investments and AFS Securities are included in the consolidated statements of operations as nontemporary declines in fair values of investments. Writedowns for equity method investments are included in share of earnings (losses) of affiliates.

Derivative Instruments and Hedging Activities

        The Company uses various derivative instruments including equity collars, narrow-band collars, put spread collars, written put and call options, bond swaps and interest rate swaps to manage fair value and cash flow risk associated with many of its investments and some of its variable rate debt. Liberty's derivative instruments are executed with counterparties who are well known major financial institutions. While Liberty believes these derivative instruments effectively manage the risks highlighted above, they are subject to counterparty credit risk. Counterparty credit risk is the risk that the counterparty is unable to perform under the terms of the derivative instrument upon settlement of the derivative instrument. To protect itself against credit risk associated with these counterparties the Company generally:

  •
  executes its derivative instruments with several different counterparties, and

  •
  executes equity derivative instrument agreements which contain a provision that requires the counterparty to post the "in the money" portion of the derivative instrument into a cash collateral account for the Company's benefit, if the respective counterparty's credit rating for its senior unsecured debt were to reach certain levels, generally a rating that is below Standard & Poor's rating of A- and/or Moody's rating of A3.

        Due to the importance of these derivative instruments to its risk management strategy, Liberty actively monitors the creditworthiness of each of its counterparties. Based on its analysis, the Company currently considers nonperformance by any of its counterparties to be unlikely.

        Liberty accounts for its derivatives pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. At December 31, 2005 and for the three years then ended none of the Company's derivatives were designated as hedges.

        The fair value of derivative instruments is estimated using third party estimates or the Black-Scholes model. The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate. The Company obtains volatility rates from independent sources based on the expected volatility of the underlying security over the term of the derivative instrument. The volatility assumption is evaluated annually to determine if it should be adjusted, or more often if there are indications that it should be adjusted. A discount rate is obtained at the inception of the derivative instrument and updated each reporting period based on the Company's estimate of the discount rate at which it could currently settle

B-1-11

the derivative instrument. Considerable management judgment is required in estimating the Black-Scholes variables. Actual results upon settlement or unwinding of derivative instruments may differ materially from these estimates.

Property and Equipment

        Property and equipment, including significant improvements, is stated at cost. Depreciation is computed using the straight-line method using estimated useful lives of 3 to 20 years for support equipment and 10 to 40 years for buildings and improvements.

Intangible Assets

        The Company accounts for its intangible assets pursuant to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement 142"). Statement 142 requires that goodwill and other intangible assets with indefinite useful lives (collectively, "indefinite lived intangible assets") not be amortized, but instead be tested for impairment at least annually. Equity method goodwill is also not amortized, but continues to be considered for impairment under Accounting Principles Board Opinion No. 18. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("Statement 144").

        Statement 142 requires the Company to perform an annual assessment of whether there is an indication that goodwill is impaired. To accomplish this, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. Statement 142 requires the Company to consider equity method affiliates as separate reporting units. As a result, a portion of the Company's enterprise-level goodwill balance is allocated to various reporting units which include a single equity method investment as its only asset. This allocation is performed for goodwill impairment testing purposes only and does not change the reported carrying value of the investment. However, to the extent that all or a portion of an equity method investment which is part of a reporting unit containing allocated goodwill is disposed of in the future, the allocated portion of goodwill will be relieved and included in the calculation of the gain or loss on disposal.

        The Company determines the fair value of its reporting units using independent appraisals, public trading prices and other means. The Company then compares the fair value of each reporting unit to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, the Company compares the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation, to its carrying amount, and records an impairment charge to the extent the carrying amount exceeds the implied fair value.

B-1-12

Goodwill

        Changes in the carrying amount of goodwill for the year ended December 31, 2005 are as follows:

	QVC, Inc.	Starz Entertainment Group LLC	Other(3)	Total
	amounts in millions
Balance at January 1, 2005	$4,048	1,383	1,507	6,938
Acquisitions(1)	—	—	10	10
Foreign currency translation adjustments	23	—	—	23
Other(2)	(14)	—	(4)	(18)

Balance at December 31, 2005	$4,057	1,383	1,513	6,953

(1)
During the year ended December 31, 2005, subsidiaries of Liberty completed several small acquisitions. In connection with these acquisitions, Liberty recorded additional goodwill of $10 million, which represents the excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired.

(2)
Other activity for QVC, Inc. ("QVC") relates to (1) the reversal of income tax reserves recorded when Liberty purchased a controlling interest in QVC and (2) the repurchase of QVC stock held by employees of QVC. The differences between the carrying value of the minority interest acquired and the purchase price is recorded as goodwill.

(3)
As noted above, the Company's enterprise-level goodwill of $1,371 million is allocable to reporting units, whether they are consolidated subsidiaries or equity method investments. Total enterprise-level goodwill at December 31, 2005, which is included in Other, is allocated as follows (amounts in millions).

Entity	Allocable goodwill
QVC	$1,216
Courtroom Television Network, LLC ("Court TV")	124
GSN, LLC ("GSN")	17
Other	14

$1,371

        Starz Entertainment Group LLC ("SEG") obtained an independent third party valuation in connection with its 2003 annual year-end evaluation of the recoverability of its goodwill. The result of this valuation, which was based on a discounted cash flow analysis of projections prepared by the management of SEG, indicated that the fair value of this reporting unit was less than its carrying value. This reporting unit fair value was then used to calculate an implied value of the goodwill (including $1,195 million of allocated enterprise-level goodwill) related to SEG. The $1,352 million excess of the carrying amount of the goodwill over its implied value was recorded as an impairment charge in the fourth quarter of 2003.

B-1-13

Intangible Assets Subject to Amortization

        Intangible assets subject to amortization are comprised of the following:

	December 31, 2005			December 31, 2004
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	amounts in millions
Distribution rights	$2,628	(788)	1,840	2,618	(589)	2,029
Customer relationships	2,365	(398)	1,967	2,347	(224)	2,123
Other	653	(432)	221	622	(338)	284

Total	$5,646	(1,618)	4,028	5,587	(1,151)	4,436

        Amortization of intangible assets with finite useful lives was $477 million, $486 million and $267 million for the years ended December 31, 2005, 2004 and 2003, respectively. Based on its current amortizable intangible assets, Liberty expects that amortization expense will be as follows for the next five years (amounts in millions):

2006	$451
2007	$410
2008	$376
2009	$343
2010	$333

Impairment of Long-lived Assets

        Statement 144 requires that the Company periodically review the carrying amounts of its property and equipment and its intangible assets (other than goodwill) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Minority Interests

        Recognition of minority interests' share of losses of subsidiaries is generally limited to the amount of such minority interests' allocable portion of the common equity of those subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of subsidiaries have the right to cause the Company to repurchase such holders' common equity.

Foreign Currency Translation

        The functional currency of the Company is the United States ("U.S.") dollar. The functional currency of the Company's foreign operations generally is the applicable local currency for each foreign

B-1-14

subsidiary and foreign equity method investee. Assets and liabilities of foreign subsidiaries and foreign equity investees are translated at the spot rate in effect at the applicable reporting date, and the consolidated statements of operations and the Company's share of the results of operations of its foreign equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in stockholders' equity.

        Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated statements of operations and comprehensive earnings as unrealized (based on the applicable period-end exchange rate) or realized upon settlement of the transactions.

Revenue Recognition

        Revenue is recognized as follows:

  •
  Revenue from electronic retail sales is recognized at the time of shipment to customers. An allowance for returned merchandise is provided as a percentage of sales based on historical experience. The total reduction in sales due to returns for the years ended December 31, 2005 and 2004 and the four months ended December 31, 2003 aggregated $1,287 million, $1,089 million and $340 million, respectively.

  •
  Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements.

  •
  Revenue from sales and licensing of software and related service and maintenance is recognized pursuant to Statement of Position No. 97-2, "Software Revenue Recognition." For multiple element contracts with vendor specific objective evidence, the Company recognizes revenue for each specific element when the earnings process is complete. If vendor specific objective evidence does not exist, revenue is deferred and recognized on a straight-line basis over the term of the maintenance period.

  •
  Revenue from content distribution is recognized in the period that services are rendered.

Cost of Sales—Electronic Retailing

        Cost of sales primarily includes actual product cost, provision for obsolete inventory, buying allowances received from suppliers, shipping and handling costs and warehouse costs.

Advertising Costs

        Advertising costs generally are expensed as incurred. Advertising expense aggregated $46 million, $49 million and $19 million for the years ended December 31, 2005, 2004 and 2003, respectively. Co-operative marketing costs are recognized as advertising expense to the extent an identifiable benefit is received and fair value of the benefit can be reasonably measured. Otherwise, such costs are recorded as a reduction of revenue.

B-1-15

Stock-Based Compensation

        As more fully described in note 13, the Company has granted to its employees options, stock appreciation rights ("SARs") and options with tandem SARs to purchase shares of Liberty Series A and Series B common stock. The Company accounts for these grants pursuant to the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Under these provisions, no compensation expense is recognized for fixed plan awards because the exercise price is equal to the market price of the underlying common stock on the date of grant. Compensation for variable plan awards is recognized based upon the percentage of the options that are vested and the difference between the market price of the underlying common stock and the exercise price of the options at the balance sheet date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") to its options. Compensation expense for SARs and options with tandem SARs is the same under APB Opinion No. 25 and Statement 123. Accordingly, no pro forma adjustment for such awards is included in the following table.

	Years ended December 31,
	2005	2004	2003
	amounts in millions, except per share amounts
Earnings (loss) from continuing operations	$(64)	100	(1,229)
Add stock compensation as determined under the intrinsic value method, net of taxes	2	2	2
Deduct stock compensation as determined under the fair value method, net of taxes	(47)	(44)	(49)

Pro forma earnings (loss) from continuing operations	$(109)	58	(1,276)

Basic and diluted earnings (loss) from continuing operations per share:
As reported	$(.02)	.04	(.44)
Pro forma	$(.04)	.02	(.46)

Income Taxes

        The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the company operates for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more-likely-than-not such net deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date.

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Earnings (Loss) Per Common Share

        Basic earnings (loss) per common share ("EPS") is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented. The basic EPS calculation is based on 2,795 million and 2,856 million weighted average shares outstanding for the years ended December 31, 2005 and 2004, respectively. The diluted EPS calculation for 2005 and 2004 includes 13 million and 14 million potential common shares, respectively. However, due to the relative insignificance of these dilutive securities, their inclusion does not impact the EPS amount as reported in the accompanying consolidated statement of operations. Excluded from diluted earnings per share for the years ended December 31, 2005, 2004 and 2003, are 71 million, 72 million and 84 million potential common shares because their inclusion would be anti-dilutive.

Reclassifications

        Certain prior period amounts have been reclassified for comparability with the 2005 presentation.

Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Liberty considers (i) the estimate of the fair value of its long-lived assets (including goodwill) and any resulting impairment charges, (ii) its accounting for income taxes, (iii) the fair value of its derivative instruments and (iv) its assessment of nontemporary declines in value of its investments to be its most significant estimates.

        Liberty holds investments that are accounted for using the equity method. Liberty does not control the decision making process or business management practices of these affiliates. Accordingly, Liberty relies on management of these affiliates to provide it with accurate financial information prepared in accordance with GAAP that Liberty uses in the application of the equity method. In addition, Liberty relies on audit reports that are provided by the affiliates' independent auditors on the financial statements of such affiliates. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliates that would have a material effect on Liberty's consolidated financial statements.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments" ("Statement 123R"). Statement 123R, which is a revision of Statement 123 and supersedes APB Opinion No. 25, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on transactions in which an entity obtains employee services. Statement 123R generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). Statement 123R also requires companies to

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measure the cost of employee services received in exchange for an award of liability instruments (such as stock appreciation rights that will be settled in cash) based on the current fair value of the award, and to remeasure the fair value of the award at each reporting date.

        Public companies are required to adopt Statement 123R as of the beginning of the first fiscal year that begins after June 15, 2005, or January 1, 2006 for calendar-year companies such as Liberty. The provisions of Statement 123R will affect the accounting for all awards granted, modified, repurchased or cancelled after December 31, 2005. The accounting for awards granted, but not vested, prior to January 1, 2006 will also be impacted. The provisions of Statement 123R allow companies to adopt the standard on a prospective basis or to restate all periods for which Statement 123 was effective. Liberty expects to adopt Statement 123R on a prospective basis, and will include in its financial statements for periods that begin after December 31, 2005 pro forma information as though the standard had been adopted for all periods presented.

        Liberty currently estimates that upon adoption of Statement 123R, it will be required to record a $125 million charge to earnings (before related income taxes) as the cumulative effect of a change in accounting. Such charge primarily represents the aggregate differences between the fair value and intrinsic value of the Company's liability awards. In addition, at December 31, 2005, the Company has approximately $65 million of unamortized stock-based compensation related to equity awards granted prior to January 1, 2006 that will be amortized into its statement of operations over approximately 4 years.

(3)   Supplemental Disclosures to Consolidated Statements of Cash Flows

        We have revised our 2004 and 2003 statements of cash flows to separately disclose the operating, investing and financing portions of the cash flows attributable to our discontinued operations. We previously had reported these amounts on a combined basis.

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Cash paid for acquisitions:
Fair value of assets acquired	$18	85	9,996
Net liabilities assumed	—	(2)	(968)
Long-term debt issued	—	—	(4,000)
Deferred tax liability	—	—	(1,612)
Minority interest	(13)	10	(49)
Common stock issued	—	—	(2,656)

Cash paid for acquisitions, net of cash acquired	$5	93	711

Cash paid for interest	$477	515	400

Cash paid for income taxes	$162	50	56

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(4)   Acquisition of Controlling Interest in QVC, Inc.

        On September 17, 2003, Liberty completed its acquisition of Comcast Corporation's ("Comcast") approximate 56.5% ownership interest in QVC for an aggregate purchase price of approximately $7.9 billion. QVC markets and sells a wide variety of consumer products in the U.S. and several foreign countries primarily by means of televised shopping programs on the QVC networks and via the Internet through its domestic and international websites. Prior to the closing, Liberty owned approximately 41.7% of QVC. Subsequent to the closing, Liberty owned approximately 98% of QVC's outstanding shares, and the remaining shares of QVC were held by members of the QVC management team.

        Liberty's purchase price for QVC was comprised of 217.7 million shares of Liberty's Series A common stock valued, for accounting purposes, at $2,555 million, Floating Rate Senior Notes due 2006 in an aggregate principal amount of $4,000 million and approximately $1,358 million in cash (including acquisition costs). The foregoing value of the Series A common stock issued was based on the average closing price for such stock for the five days surrounding July 3, 2003, which was the date that Liberty announced that it had reached an agreement with Comcast to acquire Comcast's interest in QVC. Substantially all of the cash component of the purchase price was funded with the proceeds from the Company's issuance of its 3.50% Senior Notes due 2006 in the aggregate principal amount of $1.35 billion.

        Subsequent to the closing, QVC is a consolidated subsidiary of Liberty. For financial reporting purposes, the acquisition is deemed to have occurred on September 1, 2003, and since that date QVC's results of operations have been consolidated with Liberty's. Prior to its acquisition of Comcast's interest, Liberty accounted for its investment in QVC using the equity method of accounting. Liberty recorded the acquisition of QVC as a step acquisition, and accordingly, QVC's assets and liabilities were recorded at amounts equal to (1) 56.5% of estimated fair value at the date of acquisition plus (2) 43.5% of historical cost. The $2,048 million excess of the purchase price over the estimated fair value of 56.5% of QVC's assets and liabilities combined with Liberty's historical equity method goodwill of $1,848 million was recorded as goodwill. The excess of the purchase price for Comcast's interest in QVC over the estimated fair value of QVC's assets and liabilities is attributable to the following: (i) QVC's position as a market leader in its industry, (ii) QVC's ability to generate significant cash from operations and Liberty's ability to obtain access to such cash, and (iii) QVC's perceived significant international growth opportunities.

        Liberty's total investment in QVC of $10,717 million is comprised of $2,804 million attributable to its historical equity method investment and $7,913 million representing the purchase price for

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Comcast's interest. This total investment has been allocated based on a third party appraisal to QVC's assets and liabilities as follows (amounts in millions):

Current assets, including cash and cash equivalents of $632 million	$1,764
Property and equipment	631
Intangible assets subject to amortization:
Customer relationships(1)	2,336
Cable and satellite television distribution rights(1)	2,022
Intangible assets not subject to amortization:
Trademarks	2,385
Goodwill	3,896
Other assets	269
Liabilities	(888)
Minority interest	(101)
Deferred income taxes	(1,597)

$10,717

(1)
Customer relationships are being amortized over 10-14 years. Cable and satellite television distribution rights are being amortized primarily over 14 years.

        The following unaudited pro forma information for Liberty and its consolidated subsidiaries for the year ended December 31, 2003 was prepared assuming the acquisition of QVC occurred on January 1, 2003. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the QVC acquisition had occurred on January 1, 2003 (amounts in millions, except per share amounts)

Revenue	$6,145
Loss from continuing operations	$(1,182)
Net loss	$(1,175)
Loss per common share	$(.41)

(5)   Discontinued Operations

Spin Off of Discovery Holding Company

        On July 21, 2005 (the "DHC Spin Off Date"), Liberty completed the spin off (the "DHC Spin Off") of DHC to its shareholders. The DHC Spin Off was effected as a dividend by Liberty to holders of its Series A and Series B common stock of shares of DHC Series A and Series B common stock, respectively. Holders of Liberty common stock on July 15, 2005 received 0.10 of a share of DHC Series A common stock for each share of Liberty Series A common stock owned and 0.10 of a share of DHC Series B common stock for each share of Liberty Series B common stock owned. The DHC Spin Off did not involve the payment of any consideration by the holders of Liberty common stock and is intended to qualify as a tax-free transaction. At the time of the DHC Spin Off, DHC's assets were comprised of Liberty's 100% ownership interest in Ascent Media Group, LLC, Liberty's 50% ownership interest in Discovery Communications, Inc. and $200 million in cash.

        Following the DHC Spin Off, DHC and Liberty operate independently, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the DHC Spin Off, DHC and

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Liberty entered into certain agreements in order to govern certain of the ongoing relationships between Liberty and DHC after the DHC Spin Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Facilities and Services Agreement, a Tax Sharing Agreement and a Short-Term Credit Facility.

        The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the DHC Spin Off and cross indemnities. Pursuant to the Facilities and Services Agreement, Liberty provides DHC with office space and certain general and administrative services including legal, tax, accounting, treasury, engineering and investor relations support. DHC reimburses Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for DHC's allocable portion of facilities costs and costs associated with any shared services or personnel.

        Under the Tax Sharing Agreement, Liberty generally is responsible for U.S. federal, state and local and foreign income taxes owing with respect to consolidated returns which include both Liberty and DHC. DHC is responsible for all other taxes with respect to returns which include DHC, but do not include Liberty whether accruing before, on or after the DHC Spin Off. The Tax Sharing Agreement requires that DHC will not take, or fail to take, any action where such action, or failure to act, would be inconsistent with or prohibit the DHC Spin Off from qualifying as a tax-free transaction. Moreover, DHC has indemnified Liberty for any loss resulting from such action or failure to act, if such action or failure to act precludes the DHC Spin Off from qualifying as a tax-free transaction.

Spin Off of Liberty Media International, Inc.

        On June 7, 2004 (the "LMI Spin Off Date"), Liberty completed the spin off (the "LMI Spin Off") of its wholly-owned subsidiary, Liberty Media International, Inc., to its shareholders. Substantially all of the assets and businesses of LMI were attributed to Liberty's former International Group segment. In connection with the LMI Spin Off, holders of Liberty common stock on June 1, 2004 received 0.05 of a share of LMI Series A common stock for each share of Liberty Series A common stock owned and 0.05 of a share of LMI Series B common stock for each share of Liberty Series B common stock owned. The LMI Spin Off is intended to qualify as a tax-free spin off. For accounting purposes, the LMI Spin Off is deemed to have occurred on June 1, 2004, and no gain or loss was recognized by Liberty in connection with the LMI Spin Off due to the pro rata nature of the distribution.

        In addition to the assets in Liberty's International Group operating segment, Liberty also contributed certain monetary assets to LMI in connection with the LMI Spin Off. These monetary assets consisted of $50 million in cash, 5 million American Depository Shares for preferred, limited voting ordinary shares of News Corporation ("News Corp.") and related derivatives, and a 99.9% economic interest in 345,000 shares of preferred stock of ABC Family Worldwide, Inc.

        Following the LMI Spin Off, LMI and Liberty operate independently, and neither had any stock ownership, beneficial or otherwise, in the other. In connection with the LMI Spin Off, LMI and Liberty entered into certain agreements in order to govern certain of the ongoing relationships between Liberty and LMI after the LMI Spin Off and to provide for an orderly transition. These agreements include a Reorganization Agreement and a Tax Sharing Agreement.

        The Reorganization Agreement provided for, among other things, the principal corporate transactions required to effect the LMI Spin Off and cross indemnities.

        Under the Tax Sharing Agreement, Liberty generally is responsible for U.S. federal, state and local and foreign income taxes owing with respect to consolidated returns which include both Liberty and

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LMI. LMI is responsible for all other taxes with respect to returns which include LMI, but do not include Liberty whether accruing before, on or after the LMI Spin Off. The Tax Sharing Agreement requires that LMI will not take, or fail to take, any action where such action, or failure to act, would be inconsistent with or prohibit the LMI Spin Off from qualifying as a tax-free transaction. Moreover, LMI has indemnified Liberty for any loss resulting from such action or failure to act, if such action or failure to act precludes the LMI Spin Off from qualifying as a tax-free transaction.

        In the third quarter of 2005, Liberty filed its 2004 tax return and adjusted the amount of net operating loss and capital loss carryforwards allocated to LMI. Such adjustment resulted in an increase to Liberty's deferred income tax liabilities and a reduction of additional paid-in capital of $28 million.

DMX Music

        During the fourth quarter of 2004, the executive committee of the board of directors of Liberty approved a plan to dispose of Liberty's approximate 56% ownership interest in Maxide Acquisition, Inc. (d/b/a DMX Music, "DMX"). DMX was principally engaged in programming, distributing and marketing digital and analog music services to homes and businesses and was included in Liberty's former Networks Group segment. On February 14, 2005, DMX commenced proceedings under Chapter 11 of the United States Bankruptcy Code. DMX entered into an arrangement, subject to the approval by the Bankruptcy Court, to sell substantially all of its operating assets to an independent third party. On May 16, 2005, the Bankruptcy Court entered a written order approving the transaction, and the sale transaction was completed. As a result of the DMX Bankruptcy filing, Liberty deconsolidated DMX effective January 1, 2005. In connection with its decision to dispose of its ownership interest, Liberty recognized a $23 million impairment loss to write down the carrying value of the net assets of DMX to their estimated fair value based upon the aforementioned arrangement to sell the assets. Such loss has been included in loss from discontinued operations in the accompanying consolidated financial statements for the year ended December 31, 2004.

        The consolidated financial statements and accompanying notes of Liberty have been prepared reflecting DHC, LMI and DMX as discontinued operations. Accordingly, the assets and liabilities, revenue, costs and expenses, and cash flows of DHC, LMI and DMX have been excluded from the respective captions in the accompanying consolidated balance sheets, statements of operations, statements of comprehensive earnings (loss) and statements of cash flows and have been reported separately in such consolidated financial statements.

        Certain combined statement of operations information for DHC, LMI and DMX, which is included in earnings (loss) from discontinued operations, is as follows:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Revenue	$390	1,773	798
Earnings (loss) before income taxes and minority interests	$48	(93)	37

        Certain asset and liability amounts for DHC as of July 21, 2005 are as follows (amounts in millions):

Investment in Discovery	$2,982
Goodwill	$2,135
Deferred tax liabilities	$(1,060)

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(6)   Investments in Available-for-Sale Securities and Other Cost Investments

        Investments in AFS securities, which are recorded at their respective fair market values, and other cost investments are summarized as follows:

	December 31,
	2005	2004
	amounts in millions
News Corp.	$8,171	9,667
IAC/InterActiveCorp ("IAC")	1,960	3,824
Time Warner Inc. ("Time Warner") (1)	2,985	3,330
Sprint Nextel Corporation ("Sprint") (2)	2,162	2,342
Motorola, Inc. ("Motorola") (3)	1,672	1,273
Other AFS equity securities (4)	1,088	1,023
Other AFS debt securities (5)	389	304
Other cost investments and related receivables	79	87

	18,506	21,850
Less short-term investments	(9)	(3)

	$18,497	21,847

(1)
Includes $158 million and $176 million of shares pledged as collateral for share borrowing arrangements at December 31, 2005 and 2004, respectively.

(2)
Includes $94 million of shares pledged as collateral for share borrowing arrangements at December 31, 2005.

(3)
Includes $1,173 million and $654 million of shares pledged as collateral for share borrowing arrangements at December 31, 2005 and 2004, respectively.

(4)
Includes $156 million and $77 million of shares pledged as collateral for share borrowing arrangements at December 31, 2005 and 2004, respectively.

(5)
At December 31, 2005, other AFS debt securities include $371 million of investments in third-party marketable debt securities held by Liberty parent and $18 million of such securities held by subsidiaries of Liberty. At December 31, 2004, such investments aggregated $276 million and $28 million, respectively.

News Corp.

        Effective October 14, 2003, pursuant to a put/call arrangement with News Corp., Liberty acquired $500 million of American Depository Shares ("ADSs") for News Corp. preferred limited voting shares at $21.50 per ADS. In addition during 2003, Liberty sold certain of its News Corp. non-voting ADSs in the open market and purchased voting News Corp. ADSs in the open market. Liberty recognized a pre-tax gain of $236 million on the sale of its non-voting ADSs. In early 2004, Liberty purchased additional voting ADSs and sold additional non-voting ADSs in the open market and recorded a pre-tax gain of $134 million. On a net basis, Liberty effectively exchanged 21.2 million non-voting ADSs and $693 million in cash for 48 million voting ADSs, taking into account proceeds from sales of, and unwinding of collars on, non-voting News Corp. ADSs.

        In the fourth quarter of 2004, News Corp. reincorporated as a U.S. corporation and effected a reverse stock split by exchanging one share of newly issued voting stock ("NWS") or non-voting stock

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("NWSA") for every two outstanding ADSs. In November 2004, Liberty entered into total return equity swaps with a financial institution with respect to 92 million shares of NWS. Pursuant to the terms of the swap, the financial institution acquired the 92 million shares of NWS for Liberty's benefit for a weighted average strike price of $17.48. In December 2004, Liberty elected to terminate the swaps. In connection with such termination, Liberty delivered 86.9 million shares of NWSA with a fair market value of $1,608 million in exchange for the 92 million shares of NWS with a fair market value of $1,749 million. Accordingly, Liberty recognized a pre-tax gain on the swap transaction of $141 million, which is included in realized and unrealized gains on financial instruments and a pre-tax gain on the exchange of NWSA for NWS of $710 million, which is included in gains on dispositions. At December 31, 2005, Liberty has an approximate 16% economic interest and an approximate 19% voting interest in News Corp.

IAC/InterActiveCorp

        Effective August 9, 2005, IAC completed the spin-off of its subsidiary, Expedia, Inc. ("Expedia"). Shareholders of IAC, including Liberty, received one share of Expedia for each share of IAC owned. Subsequent to the spin-off of Expedia, Liberty owns approximately 20% of the outstanding Expedia common stock representing a 52% voting interest. However, under existing governance arrangements, the Chairman of Expedia is currently entitled to vote Liberty's shares of Expedia, subject to certain limitations. As Liberty has appointed two out of nine members of Expedia's board of directors, it accounts for this investment using the equity method of accounting. Liberty allocated its pre-spin off carrying value in IAC between IAC and Expedia based on the relative trading prices of IAC and Expedia. Unrealized holding gains included in the carrying value allocated to Expedia were reversed as part of this allocation.

        At December 31, 2005, Liberty owns approximately 22% of IAC common stock representing an approximate 54% voting interest. However, under existing governance arrangements, the Chairman of IAC is currently entitled to vote Liberty's shares, and due to the fact that Liberty has rights to appoint only two of thirteen members to the IAC board of directors, Liberty's ability to exert significant influence over IAC is limited at this time. Accordingly, Liberty accounts for this investment as an AFS security.

Other

        During the fourth quarter of 2003, Liberty sold all of its shares of Vivendi Universal common stock in the open market for aggregate cash proceeds of $838 million and recognized a $262 million gain (before tax expense of $102 million).

Nontemporary Declines in Fair Value of Investments

        During the years ended December 31, 2005, 2004 and 2003, Liberty determined that certain of its AFS securities (including News Corp. in 2005) and cost investments experienced nontemporary declines in value. The primary factors considered by Liberty in determining the timing of the recognition for the majority of these impairments was the length of time the investments traded below Liberty's cost bases and the lack of near-term prospects for recovery in the stock prices. As a result, the carrying amounts of such investments were adjusted to their respective fair values based primarily on quoted market prices at the balance sheet date. These adjustments are reflected as nontemporary declines in fair value of investments in the consolidated statements of operations. The amount of nontemporary decline recognized for Liberty's News Corp. voting shares in 2005 was $352 million.

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Unrealized Holdings Gains and Losses

        Unrealized holding gains and losses related to investments in AFS securities are summarized below.

	December 31, 2005		December 31, 2004
	Equity securities	Debt securities	Equity securities	Debt securities
	amounts in millions
Gross unrealized holding gains	$5,459	17	7,292	19
Gross unrealized holding losses	$(27)	—	(15)	—

        The aggregate fair value of securities with unrealized holding losses at December 31, 2005 was $411 million. None of these securities had unrealized losses for more than 12 continuous months.

(7)   Derivative Instruments

        The Company's derivative instruments are summarized as follows:

	December 31,
Type of derivative
	2005	2004
	amounts in millions
Assets
Equity collars	$1,568	2,016
Put spread collars	133	291
Other	83	121

	1,784	2,428
Less current portion	(661)	(827)

	$1,123	1,601

Liabilities
Exchangeable debenture call option obligations	$927	1,102
Put options	342	445
Equity collars	160	398
Borrowed shares	1,581	907
Other	16	139

	3,026	2,991
Less current portion	(1,939)	(1,179)

	$1,087	1,812

Equity Collars, Narrow-Band Collars, Put Spread Collars and Put Options

        The Company has entered into equity collars, narrow-band collars, put spread collars, written put and call options and other financial instruments to manage market risk associated with its investments in certain marketable securities. These instruments are recorded at fair value based on option pricing models. Equity collars provide the Company with a put option that gives the Company the right to require the counterparty to purchase a specified number of shares of the underlying security at a specified price at a specified date in the future. Equity collars also provide the counterparty with a call option that gives the counterparty the right to purchase the same securities at a specified price at a

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specified date in the future. The put option and the call option generally have equal fair values at the time of origination resulting in no cash receipts or payments. Narrow-band collars are equity collars in which the put and call prices are set so that the call option has a relatively higher fair value than the put option at the time of origination. In these cases the Company receives cash equal to the difference between such fair values.

Borrowed Shares

        In connection with certain of its derivative instruments, Liberty periodically borrows shares of the underlying securities from a counterparty and delivers these borrowed shares in settlement of maturing derivative positions. In these transactions, a similar number of shares that are owned by Liberty have been posted as collateral with the counterparty. These share borrowing arrangements can be terminated at any time at Liberty's option by delivering shares to the counterparty. The counterparty can terminate these arrangements upon the occurrence of certain events which limit the trading volume of the underlying security. The liability under these share borrowing arrangements is marked to market each reporting period with changes in value recorded in unrealized gains or losses in the consolidated statement of operations. The shares posted as collateral under these arrangements continue to be treated as AFS securities and are marked to market each reporting period with changes in value recorded as unrealized gains or losses in other comprehensive earnings.

Exchangeable Debenture Call Option Obligations

        Liberty has issued senior exchangeable debentures which are exchangeable for the value of a specified number of shares of Sprint common stock, Motorola and Freescale Semiconductor, Inc. common stock, Viacom Class B and CBS Corporation Class B common stock or Time Warner common stock, as applicable. (See note 9 for a more complete description of the exchangeable debentures.)

        Under Statement 133, the call option feature of the exchangeable debentures is reported separately from the long-term debt portion in the consolidated balance sheets at fair value. Changes in the fair value of the call option obligations are recognized as unrealized gains (losses) on derivative instruments in Liberty's consolidated statements of operations.

Realized and Unrealized Gains on Derivative Instruments

        Realized and unrealized gains (losses) on derivative instruments are comprised of the following:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Change in fair value of exchangeable debenture call option feature	$172	(129)	(158)
Change in the fair value of equity collars	311	(941)	(483)
Change in the fair value of borrowed shares	(205)	(227)	(121)
Change in the fair value of put options	(66)	2	108
Change in the fair value of put spread collars	9	8	21
Change in fair value of other derivatives(1)	36	3	(28)

	$257	(1,284)	(661)

(1)
Comprised primarily of interest rate swap agreements.

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(8)   Investments in Affiliates Accounted for Using the Equity Method

        Liberty has various investments accounted for using the equity method. The following table includes Liberty's carrying amount and percentage ownership of the more significant investments in affiliates at December 31, 2005 and the carrying amount at December 31, 2004:

	December 31, 2005		December 31, 2004
	Percentage Ownership	Carrying Amount	Carrying Amount
		dollar amounts in millions
Expedia	20%	$1,213	—
Court TV	50%	297	277
GSN	50%	255	251
Other	various	143	256

		$1,908	784

Expedia

        IAC completed the spin off of Expedia on August 9, 2005. Accordingly, the Company recorded its share of earnings of Expedia for the five months ended December 31, 2005. The fair value of the Company's investment in Expedia was $1,659 million at December 31, 2005. Summarized financial

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information as of December 31, 2005 and for the year then ended for Expedia is as follows (amounts in millions):

Consolidated Balance Sheet
Current assets	$590
Property and equipment	91
Goodwill	5,860
Intangible assets	1,177
Other assets	39

Total assets	$7,757

Current liabilities	$1,438
Deferred income taxes	369
Other liabilities	144
Minority interest	72
Stockholders' equity	5,734

Total liabilities and equity	$7,757

Consolidated Statement of Operations
Revenue	$2,120
Cost of revenue	(471)

Gross profit	1,649
Selling, general and administrative	(1,034)
Stock compensation	(92)
Amortization	(126)

Operating income	397
Interest income	49
Other expense	(31)
Income tax expense	(186)

Net earnings	$229

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(9)   Long-Term Debt

        Debt is summarized as follows:

		Carrying value December 31,
	Outstanding principal December 31, 2005
		2005	2004
	amounts in millions
Parent company debt:
Senior notes and debentures
3.5% Senior Notes due 2006	$121	121	513
Floating Rate Senior Notes due 2006	1,247	1,247	2,463
7.875% Senior Notes due 2009	670	666	711
7.75% Senior Notes due 2009	234	235	235
5.7% Senior Notes due 2013	802	800	800
8.5% Senior Debentures due 2029	500	495	495
8.25% Senior Debentures due 2030	902	895	951
Senior exchangeable debentures
4% Senior Exchangeable Debentures due 2029	869	251	249
3.75% Senior Exchangeable Debentures due 2030	810	231	228
3.5% Senior Exchangeable Debentures due 2031	600	235	231
3.25% Senior Exchangeable Debentures due 2031	551	117	118
0.75% Senior Exchangeable Debentures due 2023	1,750	1,552	1,473

	9,056	6,845	8,467
QVC bank credit facility	800	800	—
Other subsidiary debt	105	105	109

Total debt	$9,961	7,750	8,576

Less current maturities		(1,379)	(10)

Total long-term debt		$6,371	8,566

Parent Company Debt

        During the year ended December 31, 2005, and pursuant to a previously announced debt reduction plan, Liberty retired $1,719 million principal amount of its parent company debt (primarily comprised of its senior notes) for aggregate cash consideration of $1,731 million plus accrued interest. In connection with these debt retirements, Liberty recognized a loss on early extinguishment of debt of $18 million, which is included in other income (expense) in the accompanying consolidated statement of operations.

Senior Notes and Debentures

        The Floating Rate Notes accrue interest at 3 month LIBOR plus a margin. At December 31, 2005 the borrowing rate was 5.99%.

        Interest on the Senior Notes and Senior Debentures is payable semi-annually based on the date of issuance.

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        The Senior Notes and Senior Debentures are stated net of an aggregate unamortized discount of $17 million and $20 million at December 31, 2005 and 2004, respectively, which is being amortized to interest expense in the accompanying consolidated statements of operations.

Senior Exchangeable Debentures

        Each $1,000 debenture of Liberty's 4% Senior Exchangeable Debentures is exchangeable at the holder's option for the value of 11.4743 shares of Sprint common stock. Liberty may, at its election, pay the exchange value in cash, Sprint common stock or a combination thereof. Liberty, at its option, may redeem the debentures, in whole or in part, for cash generally equal to the face amount of the debentures plus accrued interest.

        Each $1,000 debenture of Liberty's 3.75% Senior Exchangeable Debentures is exchangeable at the holder's option for the value of 8.3882 shares of Sprint common stock. Liberty may, at its election, pay the exchange value in cash, Sprint common stock or a combination thereof. Liberty, at its option, may redeem the debentures, in whole or in part, for cash equal to the face amount of the debentures plus accrued interest.

        Each $1,000 debenture of Liberty's 3.5% Senior Exchangeable Debentures is exchangeable at the holder's option for the value of 36.8189 shares of Motorola common stock and 4.0654 shares of Freescale Semiconductor, Inc. ("Freescale"), which Motorola spun off to its shareholders in December 2004. Such exchange value is payable, at Liberty's option, in cash, Motorola and Freescale stock or a combination thereof. Liberty, at its option, may redeem the debentures, in whole or in part, for cash generally equal to the face amount of the debentures plus accrued interest.

        Each $1,000 debenture of Liberty's 3.25% Senior Exchangeable Debentures is exchangeable at the holder's option for the value of 9.2833 shares of Viacom Class B common stock and 9.2833 shares of CBS Corporation ("CBS") Class B common stock, which Viacom spun off to its shareholders in December 2005. Such exchange value is payable at Liberty's option in cash, Viacom and CBS stock or a combination thereof. On or after March 15, 2006, Liberty, at its option, may redeem the debentures, in whole or in part, for cash equal to the face amount of the debentures plus accrued interest.

        Each $1,000 debenture of Liberty's 0.75% Senior Exchangeable Debentures is exchangeable at the holder's option for the value of 57.4079 shares of Time Warner common stock. Liberty may, at its election, pay the exchange value in cash, Time Warner common stock, shares of Liberty Series A common stock or a combination thereof. On or after April 5, 2008, Liberty, at its option, may redeem the debentures, in whole or in part, for shares of Time Warner common stock, cash or any combination thereof equal to the face amount of the debentures plus accrued interest. On March 30, 2008, March 30, 2013 or March 30, 2018, each holder may cause Liberty to purchase its exchangeable debentures, and Liberty, at its election, may pay the purchase price in shares of Time Warner common stock, cash, Liberty Series A common stock, or any combination thereof.

        Interest on the Company's exchangeable debentures is payable semi-annually based on the date of issuance. At maturity, all of the Company's exchangeable debentures are payable in cash.

        In accordance with Statement 133, the call option feature of the exchangeable debentures is reported at fair value and separately from the long-term debt in the consolidated balance sheet. The reported amount of the long-term debt portion of the exchangeable debentures is calculated as the difference between the face amount of the debentures and the fair value of the call option feature on the date of issuance. The long-term debt is accreted to its face amount over the expected term of the

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debenture using the effective interest method. Accordingly, at December 31, 2005, the difference between the principal amount and the carrying value of the long-term debt portion is the unamortized fair value of the call option feature that was recorded at the date of issuance of the respective debentures. Accretion related to the Company's exchangeable debentures aggregated $89 million, $83 million and $61 million during the years ended December 31, 2005, 2004 and 2003, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

QVC Bank Credit Facility

        Effective May 20, 2005, QVC entered into a $2 billion bank credit facility (the "QVC Credit Facility"). The QVC Credit Facility is comprised of an $800 million term loan that was drawn at closing, a $400 million U.S. dollar term loan that can be drawn at any time before September 30, 2006, a $400 million multi-currency term loan that can be drawn at any time before September 30, 2006, a $200 million U.S. dollar revolving loan and a $200 million multi-currency revolving loan. The foregoing multi-currency loans can be made, at QVC's option, in U.S. dollars, Japanese yen, U.K. pound sterling or euros. All loans are due and payable on May 20, 2010, and accrue interest (4.94% at December 31, 2005), at the option of QVC, at LIBOR plus an applicable margin or the Alternative Base Rate, as defined in the QVC Credit Facility, plus an applicable margin. QVC is required to pay a commitment fee quarterly in arrears on the unused portion of the commitments.

        The QVC Credit Facility contains restrictive covenants, which require among other things, the maintenance of certain financial ratios and include limitations on indebtedness, liens, encumbrances, dispositions, guarantees and dividends. QVC was in compliance with its debt covenants at December 31, 2005.

Other Subsidiary Debt

        Other subsidiary debt at December 31, 2005 is comprised primarily of capitalized satellite transponder lease obligations.

Five Year Maturities

        The U.S. dollar equivalent of the annual maturities of Liberty's debt for each of the next five years is as follows (amounts in millions):

2006	$1,379
2007	$11
2008	$1,762
2009	$916
2010	$12

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Fair Value of Debt

        Liberty estimates the fair value of its debt based on the quoted market prices for the same or similar issues or on the current rate offered to Liberty for debt of the same remaining maturities. The fair value of Liberty's publicly traded debt at December 31, 2005 is as follows (amounts in millions):

Fixed rate senior notes	$1,838
Floating rate senior notes	$1,228
Senior debentures	$1,347
Senior exchangeable debentures, including call option obligation	$3,858

        Liberty believes that the carrying amount of its subsidiary debt approximated fair value at December 31, 2005.

(10) Income Taxes

        Income tax benefit (expense) consists of:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Current:
Federal	$(100)	(177)	(4)
State and local	(75)	(61)	(29)
Foreign	(89)	(114)	(40)

	(264)	(352)	(73)

Deferred:
Federal	237	166	(224)
State and local	170	59	(44)
Foreign	(2)	8	(1)

	405	233	(269)

Income tax benefit (expense)	$141	(119)	(342)

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        Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Computed expected tax benefit (expense)	$72	(77)	310
Change in foreign and state tax rates	147	—	—
State and local income taxes, net of federal income taxes	16	(6)	(45)
Foreign taxes	(31)	(47)	(40)
Change in valuation allowance affecting tax expense	(59)	(12)	(65)
Recognition of tax basis in equity of DMX	—	38	—
Goodwill impairment charges not deductible for income tax purposes	—	—	(477)
Other, net	(4)	(15)	(25)

Income tax benefit (expense)	$141	(119)	(342)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2005	2004
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$787	1,116
Accrued stock compensation	90	125
Other future deductible amounts	406	189

Deferred tax assets	1,283	1,430
Valuation allowance	(459)	(400)

Net deferred tax assets	824	1,030

Deferred tax liabilities:
Investments	6,033	7,297
Intangible assets	2,528	2,465
Discount on exchangeable debentures	1,006	863
Other	112	240

Deferred tax liabilities	9,679	10,865

Net deferred tax liabilities	$8,855	9,835

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        The Company's deferred tax assets and liabilities are reported in the accompanying consolidated balance sheets as follows:

	December 31,
	2005	2004
	amounts in millions
Current deferred tax asset	$(33)	(28)
Current deferred tax liabilities	160	162
Long-term deferred tax liabilities	8,728	9,701

Net deferred tax liabilities	$8,855	9,835

        The Company's valuation allowance increased $59 million in 2005.

        At December 31, 2005, Liberty had net operating and capital loss carryforwards for income tax purposes aggregating approximately $1,943 million which, if not utilized to reduce taxable income in future periods, will expire as follows: 2006: $3 million; 2007: $2 million; 2008: $12 million; 2009: $392 million; 2010: $4 million and beyond 2010: $1,530 million. Of the foregoing net operating and capital loss carryforward amount, approximately $871 million is subject to certain limitations and may not be currently utilized. The remaining $1,072 million is currently available to be utilized to offset future taxable income of Liberty's consolidated tax group.

        Since the date Liberty issued its exchangeable debentures, it has claimed interest deductions on such exchangeable debentures for federal income tax purposes based on the "comparable yield" at which it could have issued a fixed-rate debenture with similar terms and conditions. In all instances, this policy has resulted in Liberty claiming interest deductions significantly in excess of the cash interest currently paid on its exchangeable debentures. Interest deducted in prior years on its exchangeable debentures has contributed to net operating losses ("NOLs") that may be carried to offset taxable income in 2005 and later years. These NOLs and current interest deductions on its exchangeable debentures are being used to offset taxable income currently being generated.

        The IRS has issued Technical Advice Memorandums ("TAMs") challenging the current deductibility of interest expense claimed on exchangeable debentures issued by other companies. The TAMs conclude that such interest expense must be capitalized as basis to the shares referenced in the exchangeable debentures. If the IRS were to similarly challenge Liberty's tax treatment of these interest deductions, and ultimately win such challenge, there would be no impact to Liberty's reported total tax expense as the resulting increase in current tax expense would be offset by a decrease in its deferred tax expense. However, the NOLs Liberty has recorded would not be available to offset its current taxable income, and Liberty would be required to make current federal income tax payments. These federal income tax payments could prove to be significant.

        During the period from March 9, 1999 to August 10, 2001, Liberty was included in the consolidated federal income tax return of AT&T and was a party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). While Liberty was a subsidiary of AT&T, Liberty recorded its stand-alone tax provision on a separate return basis. Under the AT&T Tax Sharing Agreement, Liberty received a cash payment from AT&T in periods when Liberty generated taxable losses and such taxable losses were utilized by AT&T to reduce its consolidated income tax liability. To the extent such losses were not utilized by AT&T, such amounts were available to reduce federal

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taxable income generated by Liberty in future periods, similar to a net operating loss carryforward, and were accounted for as a deferred federal income tax benefit. Subsequent to Liberty's spin off from AT&T, if adjustments are made to amounts previously paid under the AT&T Tax Sharing Agreement, such adjustments are reflected as adjustments to additional paid-in capital. During the period from March 10, 1999 to December 31, 2002, Liberty received cash payments from AT&T aggregating $670 million as payment for Liberty's taxable losses that AT&T utilized to reduce its income tax liability.

        Also, pursuant to the AT&T Tax Sharing Agreement and in connection with the split off from AT&T, AT&T was required to pay Liberty an amount equal to 35% of the amount of the NOLs reflected in TCI's final federal income tax return that had not been used as an offset to Liberty's obligations under the AT&T Tax Sharing Agreement and that had been, or were reasonably expected to be, utilized by AT&T. In connection with the split off, Liberty received an $803 million payment for TCI's NOLs and recorded such payment as an increase to additional paid-in capital. Liberty was not paid for certain of TCI's NOLs ("SRLY NOLs") due to limitations and uncertainty regarding AT&T's ability to use them to offset taxable income in the future. In the event AT&T was ultimately able to use any of the SRLY NOLs, they would be required to pay Liberty 35% of the amount of the SRLY NOLs used. In the fourth quarter of 2004 and in connection with the completion of an IRS audit of TCI's tax return for 1994, it was determined that Liberty was required to recognize additional taxable income related to the recapitalization of one of its investments resulting in a tax liability of approximately $30 million. As a result of the tax assessment, Liberty also received a corresponding amount of additional tax basis in the investment. However, Liberty was able to cause AT&T to use a portion of the SRLY NOLs to offset this taxable income, the benefit of which resulted in the elimination of the $30 million tax liability and an increase to additional paid-in capital.

        In the fourth quarter of 2004, AT&T requested a refund from Liberty of $70 million, plus accrued interest, relating to losses that it generated in 2002 and 2003 and was able to carry back to offset taxable income previously offset by Liberty's losses. AT&T has asserted that Liberty's losses caused AT&T to pay $70 million in alternative minimum tax ("AMT") that it would not have been otherwise required to pay had Liberty's losses not been included in its return. In 2004, Liberty estimated that it may ultimately pay AT&T up to $30 million of the requested $70 million because Liberty believed AT&T received an AMT credit of $40 million against income taxes resulting from the AMT previously paid. Accordingly, Liberty accrued a $30 million liability with an offsetting reduction of additional paid-in capital. The net effect of the completion of the IRS tax audit noted above (including the benefit derived from AT&T for the utilization of the SRLY NOLs) and Liberty's accrual of amounts due to AT&T was an increase to deferred tax assets and an increase to other liabilities.

        In the fourth quarter of 2005, AT&T requested an additional $21 million relating to additional losses it generated and was able to carry back to offset taxable income previously offset by Liberty's losses. In addition, the information provided to Liberty in connection with AT&T's request shows that AT&T has not yet claimed a credit for AMT previously paid. Accordingly, in the fourth quarter of 2005, Liberty increased its accrual by approximately $40 million (with a corresponding reduction of additional paid-in capital) representing its estimate of the amount it may ultimately pay (excluding accrued interest, if any) to AT&T as a result of this request. Although Liberty has not reduced its accrual for any future refunds, Liberty believes it is entitled to a refund when AT&T is able to realize a benefit in the form of a credit for the AMT previously paid.

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        In March 2006, AT&T requested an additional $21 million relating to additional losses and IRS audit adjustments that it claims it is able to use to offset taxable income previously offset by Liberty's losses. Liberty is currently reviewing this claim and has not recorded an accrual for this request in its consolidated financial statements for the year ended December 31, 2005.

        Although for accounting purposes Liberty has accrued a portion of the amounts claimed by AT&T to be owed by Liberty under the AT&T Tax Sharing Agreement, Liberty believes there are valid defenses or set-off or similar rights in its favor that may cause the total amount that it owes AT&T to be less than the amounts accrued.

(11) Stockholders' Equity

Preferred Stock

        Liberty's preferred stock is issuable, from time to time, with such designations, preferences and relative participating, optional or other rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such preferred stock adopted by Liberty's Board of Directors. As of December 31, 2005, no shares of preferred stock were issued.

Common Stock

        Liberty's Series A common stock has one vote per share, and its Series B common stock has ten votes per share. Each share of the Series B common stock is exchangeable at the option of the holder for one share of Series A common stock.

        As of December 31, 2005, there were 52.8 million shares of Liberty Series A common stock and 30.0 million shares of Liberty Series B common stock reserved for issuance under exercise privileges of outstanding stock options and warrants.

Purchases of Common Stock

        During 2005, Liberty sold put options with respect to shares of its Series A common stock for net cash proceeds of $2 million. Liberty accounts for the put options pursuant to Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("Statement 150"). Accordingly, the put options are recorded at fair value, and changes in the fair value are included in realized and unrealized gains (losses) on derivative instruments in the accompanying consolidated statement of operations. At December 31, 2005, Liberty had outstanding put options with respect to 12.5 million shares of its Series A common stock with an average put price of $7.88 per share. All of these put options expire within 45 days after December 31, 2005.

        During the year ended December 31, 2004, the Company acquired approximately 96.0 million shares of its Series B common stock from the estate and family of the late founder of Liberty's former parent in exchange for approximately 105.4 million shares of Liberty Series A common stock. Ten million of the acquired Series B shares have been accounted for as treasury stock in the accompanying consolidated balance sheet, and the remaining Series B shares have been retired.

        On July 28, 2004, Liberty completed a transaction with Comcast pursuant to which Liberty repurchased 120.3 million shares of its Series A common stock (valued at $1,017 million) held by

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Comcast in exchange for 100% of the stock of Encore ICCP, Inc. ("Encore ICCP"), a wholly owned subsidiary of Liberty. At the time of the exchange, Encore ICCP held Liberty's 10% ownership interest in E! Entertainment Television, Liberty's 100% ownership interest in International Channel Networks, all of Liberty's rights, benefits and obligations under a TCI Music contribution agreement, and $547 million in cash. The transaction also resolved all litigation pending between Comcast and Liberty regarding the TCI Music contribution agreement, to which Comcast succeeded as part of its acquisition of AT&T Broadband in November of 2002. In connection with this transaction, Liberty recognized a pre-tax gain on disposition of assets of $387 million.

        During 2004, Liberty entered into zero-strike call spreads ("Z-Call") with respect to six million shares of its Series A common stock. Liberty net cash settled all of its Z-calls during the first quarter of 2005 for net cash proceeds of $63 million, which primarily represented the return of collateral posted by Liberty in 2004. Liberty accounts for the Z-Calls pursuant to Statement No. 150. Changes in the fair value of the Z-Calls are included in realized and unrealized gains (losses) on derivative instruments in the accompanying consolidated statement of operations.

        During 2004, Liberty also sold put options with respect to shares of its Series A common stock for cash proceeds of $3 million. All of these put options expired unexercised prior to December 31, 2004.

        During the year ended December 31, 2003, the Company purchased 42.3 million shares of its common stock for aggregate cash consideration of $437 million. These purchases have been accounted for as retirements of common stock and have been reflected as a reduction of stockholders' equity in the accompanying consolidated balance sheet.

(12) Transactions with Officers and Directors

Chairman's Employment Agreement

        The Chairman's employment agreement provides for, among other things, deferral of a portion (not in excess of 40%) of the monthly compensation payable to him for all employment years commencing on or after January 1, 1993. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of the Chairman's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment. The aggregate liability under this arrangement at December 31, 2005 is $1.9 million, and is included in other liabilities in the accompanying consolidated balance sheet.

        The Chairman's employment agreement also provides that in the event of termination of his employment with Liberty, he will be entitled to receive 240 consecutive monthly payments equal to $15,000 increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences ($102,991 per month as of December 31, 2005). Such payments would commence on the first day of the month succeeding the termination of employment. In the event of the Chairman's death, his beneficiaries would be entitled to receive the foregoing monthly payments. The aggregate liability under this arrangement at December 31, 2005 is $24.7 million, and is included in other liabilities in the accompanying consolidated balance sheet.

B-1-37

        The Company's Chairman deferred a portion of his monthly compensation under his previous employment agreement with Tele-Communications, Inc. ("TCI"). The Company assumed the obligation to pay that deferred compensation in connection with the TCI/AT&T Merger in 1999. The deferred obligation (together with interest at the rate of 13% per annum compounded annually), which aggregated $13.9 million at December 31, 2005 and is included in other liabilities in the accompanying consolidated balance sheets, is payable on a monthly basis, following the occurrence of specified events, under the terms of the previous employment agreement. The rate at which interest accrues on the deferred obligation was established in 1983 pursuant to the previous employment agreement.

Other

        In September 2000, certain officers of Liberty purchased a 6% common stock interest in a subsidiary for $1.3 million. Such subsidiary owned an indirect interest in an entity that held certain of Liberty's investments in satellite and technology related assets. Liberty and the officers entered into a shareholders agreement in which the officers could require Liberty to purchase, after five years, all or part of their common stock interest in exchange for Series A Liberty stock at the then fair market value. In addition, Liberty had the right to purchase, in exchange for Series A Liberty common stock, the common stock interests held by the officers at fair market value at any time. During 2001, two of the officers resigned their positions with the Company, and the Company purchased their respective interests in the subsidiary for the original purchase price plus 6% interest. In December 2005, Liberty redeemed all of the remaining shares of common stock of the subsidiary from the officers for aggregate cash proceeds of $80.

        Effective November 28, 2003, Liberty acquired all the outstanding stock of TP Investment, Inc. ("TPI"), a corporation wholly owned by TP-JCM, LLC, a limited liability company in which the sole member is the Company's Chairman. In exchange for the stock of TPI, TP-JCM received 5,281,739 shares of the Company's Series B common stock, valued in the agreement at $11.50 per share. As prescribed by the Agreement and Plan of Merger pursuant to which the acquisition was effected, that per share value equals 110% of the average of the closing sale prices of the Company's Series A common stock for the ten trading days ended November 28, 2003. TPI owns 10,602 shares of Series B Preferred Stock of Liberty TP Management, Inc. ("Liberty TP Management"), a subsidiary of the Company. Those shares of Series B Preferred Stock represent 12% of the voting power of Liberty TP Management. TPI also owns a 5% membership interest (representing a 50% voting interest) in Liberty TP LLC, a limited liability company which owns approximately 20.6% of the common equity and 27.2% of the voting power of Liberty TP Management. As a result of the acquisition, the Company beneficially owns all the equity and voting interests in Liberty TP Management. Liberty TP Management owns Liberty's interest in TruePosition, Inc. and certain equity interests in Sprint Nextel Corporation and IDT Investments, Inc.

        In connection with the acquisition of TPI, the Company entered into a registration rights agreement. That agreement provides for the registration by the Company under applicable federal and state securities laws, at the holder's request, of the sale of shares of the Company's Series A common stock issuable upon conversion of shares of the Series B common stock that were issued to TP-JCM.

        The shares of Liberty Series B common stock issued to TP-JCM are subject to the Company's rights to purchase such shares pursuant to a call agreement entered into in February 1998 by the Chairman and his spouse. Pursuant to the call agreement, Liberty has the right to acquire all of the Liberty Series B common stock held by the Chairman and his spouse in certain circumstances. The

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price of acquiring such shares is generally limited to the market price of the Liberty Series A common stock, plus a 10% premium.

(13) Stock Options and Stock Appreciation Rights

Liberty

        Pursuant to the Liberty Media Corporation 2000 Incentive Plan (the "Liberty Incentive Plan"), the Company has granted to certain of its employees stock options, SARs and stock options with tandem SARs (collectively, "Awards") to purchase shares of Liberty Series A and Series B common stock. The Liberty Incentive Plan provides for Awards to be made in respect of a maximum of 160 million shares of common stock of Liberty.

        In connection with the Company's rights offering, which expired on December 2, 2002, and pursuant to the Liberty Incentive Plan antidilution provisions, the number of shares and the applicable exercise prices of all Liberty options granted pursuant to the Liberty Incentive Plan were adjusted as of October 31, 2002, the record date for the rights offering. As a result of the foregoing modifications, all of the Company's options granted prior to October 31, 2002 are accounted for as variable plan awards.

        On December 17, 2002, shareholders of the Company approved the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan (the "NDIP"). Under the NDIP, the Liberty Board of Directors (the "Liberty Board") has the full power and authority to grant eligible nonemployee directors stock options, SARs, stock options with tandem SARs, and restricted stock.

        Awards granted pursuant to the Liberty Incentive Plan and the NDIP during the years ended December 31, 2005, 2004 and 2003 are provided in the table below. The exercise prices in the table represent the exercise price on the date of grant and have not been adjusted for the effects of the LMI Spin Off and the DHC Spin Off.

Grant year	Grant group	Grant type	Number of awards granted	Weighted average exercise price	Vesting period	Term	Weighted average grant date fair value
Series A Awards
2003	Employees	SARs	4,667,000	$11.09	5 years	10 years	$5.57
2003	Employees	SARs	1,500,000	$14.33	5 years	10 years	$5.57
2003	Directors	SARs	66,000	$11.85	1 year	10 years	$5.93
2004	Employees	SARs	4,011,450	$8.45	5 years	10 years	$4.36
2004	Directors	SARs	66,000	$11.00	1 year	10 years	$5.84
2005	Employees	Options	9,076,750	$8.26	4 years	7 years	$2.34
2005	Directors	SARs	55,000	$10.36	1 year	10 years	$4.50
Series B Awards
2005	Employees	Options	1,800,000	$9.21	3 years	10 years	$4.67

        The estimated fair values of the options noted above are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of these calculations generally include the following: (a) a discount rate equal to the Treasury rate for bonds with the same expected term as the Award; (b) a 21% volatility factor;

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(c) the expected term of the Award; (d) the closing price of the respective common stock on the date of grant; and (e) an expected dividend rate of zero.

        In connection with the LMI Spin Off and pursuant to the anti-dilution provisions of the Liberty Incentive Plan, the Liberty incentive plan committee determined to make adjustments to outstanding Liberty Awards. As of the record date, each outstanding Award held by (1) employees of LMI, (2) employees of Liberty in departments of Liberty that were expected to provide services to LMI pursuant to the Facilities and Services Agreement and (3) directors of Liberty were divided into (A) an option to purchase shares of LMI common stock equal to 0.05 times the number of LMC Awards held by the option holder on the record date and (B) an Award to purchase shares of Liberty common stock equal to the same number of shares of Liberty common stock for which the outstanding Award was exercisable. The aggregate exercise price of each pre-Spin Off Award was allocated between the new Liberty Award and the LMI Award. All other Awards were adjusted to increase the number of shares of Liberty common stock for which the Award was exercisable and to decrease the exercise price to reflect the dilutive effect of the distribution of LMI common stock in the LMI Spin Off.

        Pursuant to the Reorganization Agreement Liberty is responsible for settlement of all Liberty Awards whether held by Liberty employees or LMI employees, and LMI is responsible for settlement of all LMI Awards whether held by Liberty employees or LMI employees. Liberty will continue to record compensation for all Liberty and LMI Awards held by Liberty employees. The compensation for LMI Awards will be reflected as an adjustment to additional paid-in capital in Liberty's statement of stockholders' equity.

        In connection with the DHC Spin Off and pursuant to the anti-dilution provisions of the Liberty Incentive Plan, the Liberty incentive plan committee determined to make adjustments to outstanding Liberty Awards. As of the record date, each outstanding Award held by (1) employees of DHC, (2) employees of Liberty in departments of Liberty that were expected to provide services to DHC pursuant to the Facilities and Services Agreement and (3) directors of Liberty were divided into (A) an option to purchase shares of DHC common stock equal to 0.10 times the number of LMC Awards held by the option holder on the record date and (B) an Award to purchase shares of Liberty common stock equal to the same number of shares of Liberty common stock for which the outstanding Award was exercisable. The aggregate exercise price of each pre-Spin Off Award was allocated between the new Liberty Award and the DHC Award. All other Awards were adjusted to increase the number of shares of Liberty common stock for which the Award was exercisable and to decrease the exercise price to reflect the dilutive effect of the distribution of DHC common stock in the DHC Spin Off.

        Pursuant to the Reorganization Agreement Liberty is responsible for settlement of all Liberty Awards whether held by Liberty employees or DHC employees, and DHC is responsible for settlement of all DHC Awards whether held by Liberty employees or DHC employees. Liberty will continue to record compensation for all Liberty and DHC Awards held by Liberty employees. The compensation for DHC Awards will be reflected as an adjustment to additional paid-in capital in Liberty's statement of stockholders' equity.

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        The following table presents the number and weighted average exercise price ("WAEP") of certain options, SARs and options with tandem SARs to purchase Liberty Series A and Series B common stock granted to certain officers, employees and directors of the Company.

	Liberty Series A common stock	WAEP	Liberty Series B common stock	WAEP
	numbers of options in thousands
Outstanding at January 1, 2003	48,661	$9.60	28,165	$14.96
Granted	6,233	$11.88	—
Exercised	(323)	$4.68	—
Canceled	(619)	$17.22	—
Options issued in mergers	1,142	$78.53	—

Outstanding at December 31, 2003	55,094	$11.23	28,165	$14.96
Granted	4,078	$8.54	—
Exercised	(2,060)	$2.13	—
Canceled	(5,457)	$13.32	—
Adjustments related to LMI Spin Off	4,321		—

Outstanding at December 31, 2004	55,976	$9.15	28,165	$12.94
Granted	9,189	$8.28	1,800	$9.21
Exercised	(14,249)	$2.05	—
Repurchased	(1,121)	$23.59	—
Canceled	(2,211)	$13.93	—
Adjustments related to DHC Spin Off	4,145		—

Outstanding at December 31, 2005	51,729	$9.23	29,965	$10.92

Exercisable at December 31, 2003	34,529	$9.12	13,378	$14.96

Exercisable at December 31, 2004	37,558	$8.18	18,307	$12.94

Exercisable at December 31, 2005	32,953	$9.52	23,236	$11.03

        The following table provides additional information about the Company's outstanding options to purchase Liberty Series A common stock at December 31, 2005.

No. of outstanding options (000's)	Range of exercise prices	WAEP of outstanding options	Weighted average remaining life	No. of exercisable options (000's)	WAEP of exercisable options
7,022	$0.55 - $ 3.72	$0.74	0.2 years	7,022	$0.74
21,576	$5.55 - $ 9.87	$8.17	6.8 years	6,089	$8.10
22,193	$10.65 - $ 12.16	$10.79	5.1 years	18,963	$10.79
938	$16.82 - $251.69	$60.09	4.8 years	879	$62.03

51,729				32,953

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QVC

        QVC has a qualified and nonqualified combination stock option/stock appreciation rights plan (collectively, the "Tandem Plan") for employees, officers, directors and other persons designated by the Stock Option Committee of QVC's board of directors. Under the Tandem Plan, the option price is generally equal to the fair market value, as determined by an independent appraisal, of a share of the underlying common stock of QVC at the date of the grant. The fair value of a share of QVC common stock as of the latest valuation date is $2,960. If the eligible participant elects the SAR feature of the Tandem Plan, the participant receives 75% of the excess of the fair market value of a share of QVC common stock over the exercise price of the option to which it is attached at the exercise date. The holders of a majority of the outstanding options have stated an intention not to exercise the SAR feature of the Tandem Plan. Because the exercise of the option component is more likely than the exercise of the SAR feature, compensation expense is measured based on the stock option component. As a result, QVC is applying fixed plan accounting in accordance with APB Opinion No. 25. Under the Tandem Plan, option/SAR terms are ten years from the date of grant, with options/SARs generally becoming exercisable over four years from the date of grant. At December 31, 2005, there were a total of 186,789 options and SARs outstanding, 77,862 of which were vested at a weighted average exercise price of $1,148 and 108,927 of which were unvested at a weighted average exercise price of $2,324. During the years ended December 31, 2005 and 2004, QVC received cash proceeds from the exercise of options aggregating $46 million and $39 million, respectively. In 2005 and 2004, QVC also repurchased shares of common stock issued upon exercise of stock options in prior years. Cash payments aggregated $71 million and $168 million, respectively, for these repurchases.

        As of December 31, 2005, Liberty had granted to certain officers and employees of QVC a total of 6,383,410 restricted shares of Liberty Series A common stock. Such shares generally vest as to 50% on each of January 1, 2006 and 2007.

SEG

        SEG has outstanding Phantom Stock Appreciation Rights ("PSARS") held by its former chief executive officer. Such PSARs are fully vested and expire on October 17, 2011, and SEG has accrued $131 million as of December 31, 2005 related to the PSARs. Such amount is payable in cash, Liberty common stock or a combination thereof. In December 2005, SEG terminated a second PSAR plan for certain of its other executive officers and made cash payments aggregating $7 million upon termination.

Other

        Certain of the Company's other subsidiaries have stock based compensation plans under which employees and non-employees are granted options or similar stock based awards. Awards made under these plans vest and become exercisable over various terms. The awards and compensation recorded, if any, under these plans is not significant to Liberty.

(14) Employee Benefit Plans

        Liberty is the sponsor of the Liberty Media 401(k) Savings Plan (the "Liberty 401(k) Plan"), which provides its employees and the employees of certain of its subsidiaries an opportunity for ownership in the Company and creates a retirement fund. The Liberty 401(k) Plan provides for employees to make contributions to a trust for investment in Liberty common stock, as well as several mutual funds. The Company and its subsidiaries make matching contributions to the Liberty 401(k) Plan based on a

B-1-42

percentage of the amount contributed by employees. In addition, certain of the Company's subsidiaries have similar employee benefit plans. Employer cash contributions to all plans aggregated $24 million, $23 million and $12 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(15) Other Comprehensive Earnings (Loss)

        Accumulated other comprehensive earnings (loss) included in Liberty's consolidated balance sheets and consolidated statements of stockholders' equity reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on AFS Securities.

        The change in the components of accumulated other comprehensive earnings (loss), net of taxes, is summarized as follows:

	Foreign currency translation adjustments	Unrealized holding gains (losses) on securities	Accumulated other comprehensive earnings (loss), net of taxes
	amounts in millions
Balance at January 1, 2003	$(316)	809	493
Other comprehensive earnings	35	2,713	2,748

Balance at December 31, 2003	(281)	3,522	3,241
Other comprehensive earnings	23	1,002	1,025
Contribution to LMI	—	(51)	(51)
Other activity	9	(9)	—

Balance at December 31, 2004	(249)	4,464	4,215
Other comprehensive loss	307	(1,101)	(794)

Balance at December 31, 2005	$58	3,363	3,421

        Included in Liberty's accumulated other comprehensive earnings (loss) at December 31, 2004 was $123 million, net of income taxes, of foreign currency translation losses related to Cablevisión, S.A. ("Cablevisión"), a former equity method investment of Liberty, and $186 million, net of income taxes, of foreign currency translation losses related to Telewest Global, Inc. ("Telewest"), another former equity method investment of Liberty. In the first quarter of 2005, Liberty disposed of its interests in Cablevisión and Telewest. Accordingly, Liberty recognized in its statement of operations $488 million of foreign currency translation losses (before income tax benefits) related to Cablevisión and Telewest that were previously included in accumulated other comprehensive earnings (loss).

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        The components of other comprehensive earnings (loss) are reflected in Liberty's consolidated statements of comprehensive earnings (loss) net of taxes. The following table summarizes the tax effects related to each component of other comprehensive earnings (loss).

	Before-tax amount	Tax (expense) benefit	Net-of-tax amount
	amounts in millions
Year ended December 31, 2005:
Foreign currency translation adjustments	$(8)	3	(5)
Reclassification adjustment for currency losses realized in net earnings	503	(191)	312
Unrealized holding losses on securities arising during period	(1,808)	687	(1,121)
Reclassification adjustment for holding gains realized in net earnings	350	(133)	217
Reclass unrealized gain on AFS security	(318)	121	(197)

Other comprehensive loss	$(1,281)	487	(794)

Year ended December 31, 2004:
Foreign currency translation adjustments	$38	(15)	23
Unrealized holding losses on securities arising during period	2,443	(953)	1,490
Reclassification adjustment for holding gains realized in net earnings	(800)	312	(488)

Other comprehensive earnings	$1,681	(656)	1,025

Year ended December 31, 2003:
Foreign currency translation adjustments	$57	(22)	35
Unrealized holding gains on securities arising during period	5,477	(2,136)	3,341
Reclassification adjustment for holding gains realized in net loss	(1,030)	402	(628)

Other comprehensive earnings	$4,504	(1,756)	2,748

(16) Transactions with Related Parties

        SEG pays Revolution Studios ("Revolution"), an equity affiliate, fees for the rights to exhibit films produced by Revolution. Payments aggregated $84 million, $99 million and $91 million in 2005, 2004 and 2003, respectively.

(17) Commitments and Contingencies

Film Rights

        SEG, a wholly-owned subsidiary of Liberty, provides premium video programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States. SEG has entered into agreements with a number of motion picture producers which obligate SEG to pay fees ("Programming Fees") for the rights to exhibit certain films that are released by these producers. The unpaid balance of Programming Fees for films that were available for exhibition by SEG at December 31, 2005 is reflected as a liability in the accompanying consolidated balance sheet. The balance due as of December 31, 2005 is payable as follows: $191 million in 2006; $11 million in 2007; and $13 million thereafter.

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        SEG has also contracted to pay Programming Fees for films that have been released theatrically, but are not available for exhibition by SEG until some future date. These amounts have not been accrued at December 31, 2005. SEG's estimate of amounts payable under these agreements is as follows: $539 million in 2006; $178 million in 2007; $103 million in 2008; $95 million in 2009; $75 million in 2010 and $52 million thereafter.

        In addition, SEG is also obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company ("Disney") through 2009, all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment ("Sony") through 2010 and all qualifying films produced for theatrical release in the United States by Revolution through 2006. Films are generally available to SEG for exhibition 10-12 months after their theatrical release. The Programming Fees to be paid by SEG are based on the quantity and the domestic theatrical exhibition receipts of qualifying films. As these films have not yet been released in theatres, SEG is unable to estimate the amounts to be paid under these output agreements. However, such amounts are expected to be significant.

        In addition to the foregoing contractual film obligations, each of Disney and Sony has the right to extend its contract for an additional three years. If Sony elects to extend its contract, SEG has agreed to pay Sony a total of $190 million in four annual installments of $47.5 million beginning in 2011. This option expires December 31, 2007. If made, SEG's payments to Sony would be amortized ratably as programming expense over the extension period beginning in 2011. An extension of this agreement would also result in the payment by SEG of Programming Fees for qualifying films released by Sony during the extension period. If Disney elects to extend its contract, SEG is not obligated to pay any amounts in excess of its Programming Fees for qualifying films released by Disney during the extension period. The Disney option expires December 31, 2007.

Guarantees

        Liberty guarantees SEG's obligations under certain of its studio output agreements. At December 31, 2005, Liberty's guarantees for obligations for films released by such date aggregated $779 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, SEG has recognized the liability for a portion of its obligations under the output agreements. As this represents a commitment of SEG, a consolidated subsidiary of Liberty, Liberty has not recorded a separate liability for its guarantee of these obligations.

        In connection with agreements for the sale of certain assets, Liberty typically retains liabilities that relate to events occurring prior to its sale, such as tax, environmental, litigation and employment matters. Liberty generally indemnifies the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by Liberty. These types of indemnification guarantees typically extend for a number of years. Liberty is unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, Liberty has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

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Operating Leases

        Liberty leases business offices, has entered into satellite transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $52 million, $57 million and $36 million for the years ended December 31, 2005, 2004 and 2003, respectively.

        A summary of future minimum lease payments under noncancelable operating leases as of December 31, 2005 follows (amounts in millions):

Years ending December 31:
2006	$27
2007	$22
2008	$19
2009	$16
2010	$9
Thereafter	$13

        It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future lease commitments will not be less than the amount shown for 2005.

Litigation

        Liberty has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

Loss Contract

        During the third quarter of 2005, a subsidiary of Liberty, TruePosition, Inc. ("TruePosition"), entered into an agreement with one of its major customers whereby TruePosition will remove and replace certain location-based equipment supplied by another vendor and currently installed in the customer's network. TruePosition currently estimates that the costs to provide this equipment and service will exceed the revenue earned and that it will incur a loss of approximately $18 million on the contract. Since this agreement is an executory contract, TruePosition will recognize this loss during the term of the contract as material elements of the contract are delivered. TruePosition entered into this agreement because it believes its appointment as the customer's exclusive provider of these services and the resulting future potential revenue earned from the customer's continuing network build-out and expansion will exceed the loss computed on the contractual arrangement. However, no assurance can be given that future business from this customer will be sufficient to offset the loss incurred on this portion of the contract.

(18) Information About Liberty's Operating Segments

        Liberty is a holding company, which through its ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment

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industries. Each of these businesses is separately managed. Liberty has organized its businesses into two Groups based upon each businesses' services or products: Interactive Group and Capital Group. Liberty's chief operating decision maker and management team review the combined results of operations of each of these Groups (including consolidated subsidiaries and equity method affiliates), as well as the results of operations of each individual business in each Group.

        Liberty identifies its reportable segments as (A) those consolidated subsidiaries that represent 10% or more of its consolidated revenue, earnings before income taxes or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of Liberty's pre-tax earnings. The segment presentation for prior periods has been conformed to the current period segment presentation. Liberty evaluates performance and makes decisions about allocating resources to its Groups and operating segments based on financial measures such as revenue, operating cash flow, gross margin, average sales price per unit, number of units shipped and revenue or sales per customer equivalent.

        Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock compensation). Liberty believes this is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock compensation, litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, operating cash flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Liberty generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        For the year ended December 31, 2005, Liberty has identified the following consolidated subsidiaries as its reportable segments:

  •
  QVC—consolidated subsidiary that markets and sells a wide variety of consumer products in the United States and several foreign countries, primarily by means of televised shopping programs on the QVC networks and via the Internet through its domestic and international websites.

  •
  SEG—consolidated subsidiary that provides premium programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States.

        Liberty's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the summary of significant policies.

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Performance Measures

	Years ended December 31,
	2005		2004		2003
	Revenue	Operating cash flow	Revenue	Operating cash flow	Revenue	Operating cash flow
	amounts in millions
QVC	$6,501	1,422	5,687	1,230	1,973	434
SEG	1,004	171	963	239	906	368
Corporate and other	455	(5)	401	(30)	351	(77)

Consolidated Liberty	$7,960	1,588	7,051	1,439	3,230	725

Balance Sheet Information

	December 31,
	2005		2004
	Total assets	Investments in affiliates	Total assets	Investments in affiliates
	amounts in millions
QVC	$15,602	2	14,314	78
SEG	2,966	45	2,945	52
Corporate and other	23,384	1,861	27,234	654
Discontinued operations	—	—	5,716	—

Consolidated Liberty	$41,952	1,908	50,209	784

        The following table provides a reconciliation of segment operating cash flow to earnings (loss) from continuing operations before income taxes and minority interest:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Consolidated segment operating cash flow	$1,588	1,439	725
Stock compensation	(52)	(98)	91
Litigation settlement	—	42	—
Depreciation and amortization	(639)	(658)	(394)
Impairment of long-lived assets	—	—	(1,362)
Interest expense	(623)	(615)	(508)
Realized and unrealized gains (losses) on derivative instruments, net	257	(1,284)	(661)
Gains (losses) on dispositions, net	(365)	1,406	1,126
Nontemporary declines in fair value of investments	(449)	(129)	(22)
Other, net	119	121	118

Earnings (loss) from continuing operations before income taxes and minority interest	$(164)	224	(887)

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Revenue by Geographic Area

        Revenue by geographic area based on the location of customers is as follows:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
United States	$6,015	5,424	2,741
Germany	781	643	151
Other foreign countries	1,164	984	338

Consolidated Liberty	$7,960	7,051	3,230

Long-lived Assets by Geographic Area

	December 31,
	2005	2004
	amounts in millions
United States	$747	768
Germany	204	203
Other foreign countries	180	162

Consolidated Liberty	$1,131	1,133

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(19) Quarterly Financial Information (Unaudited)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	amounts in millions, except per share amounts
2005:
Revenue	$1,821	1,839	1,850	2,450

Operating income	$203	188	179	327

Earnings (loss) from continuing operations	$239	(126)	(87)	(90)

Net earnings (loss)	$254	(107)	(94)	(86)

Basic and diluted earnings (loss) from continuing operations per common shares	$.09	(.04)	(.03)	(.03)

Basic and diluted net earnings (loss) per common share	$.09	(.04)	(.03)	(.03)

2004:
Revenue	$1,606	1,641	1,632	2,172

Operating income	$210	178	152	185

Earnings (loss) from continuing operations	$71	(334)	359	4

Net earnings (loss)	$(10)	(314)	372	(2)

Basic and diluted earnings (loss) from continuing operations per common share	$.02	(.11)	.13	—

Basic and diluted net earnings (loss) per common share	$—	(.11)	.13	—

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ANNEX B: FINANCIAL INFORMATION

Part 2—Historical Attributed Financial Information

        The following tables present our assets, liabilities, revenue, expenses and cash flows as of and for the years ended December 31, 2005, 2004 and 2003. The tables further present our assets, liabilities, revenue, expenses and cash flows that will be attributed to the Interactive Group and the Capital Group, respectively, if the restructuring is completed. Such attribution does not correspond to our historic classification of businesses for purposes of our operating segment presentation. For example, our Interactive Group Segment for the year ended December 31, 2004 included the results of operations and financial condition of certain subsidiaries, including On Command Corporation and OpenTV Corp., which are being attributed to the Capital Group in connection with the restructuring. Accordingly, the attributed financial information of the Capital Group presented below includes On Command Corporation and OpenTV Corp. for all periods presented. The financial information is derived from our audited financial statements for the year ended December 31, 2005 included in Part 1 of this Annex B. The attributed financial information presented in the tables has been prepared assuming the restructuring had been completed as of January 1, 2003.

        Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group and the Capital Group, the proposed restructuring will not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries will each continue to be responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Capital common stock will be holders of our common stock and continue to be subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Liberty Capital common stock will not affect the rights of our creditors.

B-2-1

BALANCE SHEET INFORMATION

December 31, 2005

	Attributed (note 1)
	Interactive Group	Capital Group	Eliminations	Historical Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$945	1,001	—	1,946
Trade and other receivables, net	837	269	—	1,106
Inventory, net	719	—	—	719
Derivative instruments (note 2)	17	644	—	661
Current deferred tax assets	169	—	(136)	33
Other current assets	29	666	—	695

Total current assets	2,716	2,580	(136)	5,160

Investments in available-for-sale securities and other cost investments (note 3)	2,084	16,413	—	18,497
Long-term derivative instruments (note 2)	17	1,106	—	1,123
Investments in affiliates, accounted for using the equity method	1,229	679	—	1,908
Property and equipment, net	746	385	—	1,131
Goodwill	5,273	1,680	—	6,953
Trademarks	2,385	—	—	2,385
Intangible assets subject to amortization, net	3,867	161	—	4,028
Other assets, at cost, net of accumulated amortization	21	746	—	767

Total assets	$18,338	23,750	(136)	41,952

Liabilities and Equity
Current liabilities:
Accounts payable	$466	50	—	516
Accrued liabilities	668	158	—	826
Intergroup payable/receivable	95	(95)	—	—
Accrued stock-based compensation	—	133	—	133
Derivative instruments (note 2)	12	1,927	—	1,939
Current portion of debt (note 4)	1,377	2	—	1,379
Current deferred tax liabilities	—	296	(136)	160
Other current liabilities	36	297	—	333

Total current liabilities	2,654	2,768	(136)	5,286

Long-term debt (note 4)	3,950	2,421	—	6,371
Long-term derivative instruments (note 2)	—	1,087	—	1,087
Deferred income tax liabilities (note 7)	3,104	5,624	—	8,728
Other liabilities	239	831	—	1,070

Total liabilities	9,947	12,731	(136)	22,542
Minority interests in equity of subsidiaries	160	130	—	290
Equity/Attributed net assets	8,231	10,889	—	19,120

Total liabilities and equity	$18,338	23,750	(136)	41,952

B-2-2

BALANCE SHEET INFORMATION

December 31, 2004

	Attributed (note 1)
	Interactive Group	Capital Group	Eliminations	Historical Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$855	532	—	1,387
Trade and other receivables, net	708	327	—	1,035
Inventory, net	712	—	—	712
Derivative instruments (note 2)	—	827	—	827
Current deferred tax assets	116	—	(88)	28
Other current assets	32	583	—	615

Total current assets	2,423	2,269	(88)	4,604

Investments in available-for-sale securities and other cost investments (note 3)	3,844	18,003	—	21,847
Long-term derivative instruments (note 2)	34	1,567	—	1,601
Investments in affiliates, accounted for using the equity method	78	706	—	784
Property and equipment, net	734	399	—	1,133
Goodwill	5,268	1,670	—	6,938
Trademarks	2,385	—	—	2,385
Intangible assets subject to amortization, net	4,191	245	—	4,436
Other assets, at cost, net of accumulated amortization	20	745	—	765
Assets of discontinued operations	—	5,716	—	5,716

Total assets	$18,977	31,320	(88)	50,209

Liabilities and Equity
Current liabilities:
Accounts payable	$363	61	—	424
Accrued liabilities	601	187	—	788
Intergroup payable/receivable	65	(65)	—	—
Accrued stock compensation	—	235	—	235
Derivative instruments (note 2)	—	1,179	—	1,179
Other current liabilities	10	503	—	513

Total current liabilities	1,039	2,100	—	3,139

Long-term debt (note 4)	6,244	2,322	—	8,566
Long-term derivative instruments (note 2)	15	1,797	—	1,812
Deferred income tax liabilities (note 7)	3,465	6,324	(88)	9,701
Other liabilities	271	530	—	801
Liabilities of discontinued operations	—	1,305	—	1,305

Total liabilities	11,034	14,378	(88)	25,324
Minority interests in equity of subsidiaries	161	138	—	299
Equity/Attributed net assets	7,782	16,804	—	24,586

Total liabilities and equity	$18,977	31,320	(88)	50,209

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STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2005

	Attributed (note 1)
	Interactive Group	Capital Group	Historical Liberty
	amounts in millions, except per share amounts
Revenue:
Net sales from electronic retailing	$6,501	—	6,501
Communications and programming services	—	1,459	1,459

	6,501	1,459	7,960

Operating costs and expenses:
Cost of sales—electronic retailing services	4,112	—	4,112
Operating	570	1,038	1,608
Selling, general and administrative ("SG&A") (note 5)	402	250	652
Stock-based compensation—SG&A (note 6)	52	—	52
Depreciation and amortization	449	190	639

	5,585	1,478	7,063

Operating income (loss)	916	(19)	897
Other income (expense):
Interest expense	(371)	(252)	(623)
Dividend and interest income	35	109	144
Share of earnings of affiliates, net	9	4	13
Realized and unrealized gains (losses) on financial instruments, net	(17)	274	257
Gains (losses) on dispositions of assets, net	40	(405)	(365)
Nontemporary declines in fair value of investments	—	(449)	(449)
Other, net	(38)	—	(38)

	(342)	(719)	(1,061)

Earnings (loss) from continuing operations before income taxes and minority interests	574	(738)	(164)
Income tax benefit (expense) (note 7)	(228)	369	141
Minority interests in losses (earnings) of subsidiaries	(48)	7	(41)

Earnings (loss) from continuing operations	$298	(362)	(64)

Earnings (loss) from continuing operations:
Liberty Interactive common stock			$298
Liberty Capital common stock			(362)

			$(64)

Historical basic and diluted loss from continuing operations per common share			$(.02)

Pro forma basic and diluted earnings (loss) from continuing operations per common share (note 8):
Liberty Interactive common stock			$.43

Liberty Capital common stock			$(2.58)

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STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2004

	Attributed (note 1)
	Interactive Group	Capital Group	Historical Liberty
	amounts in millions, except per share amounts
Revenue:
Net sales from electronic retailing	$5,687	—	5,687
Communications and programming services	—	1,364	1,364

	5,687	1,364	7,051

Operating costs and expenses:
Cost of sales—electronic retailing services	3,594	—	3,594
Operating	497	859	1,356
Selling, general and administrative (note 5)	372	290	662
Stock compensation—SG&A (note 6)	39	59	98
Litigation settlement	—	(42)	(42)
Depreciation and amortization	437	221	658

	4,939	1,387	6,326

Operating income (loss)	748	(23)	725
Other income (expense):
Interest expense	(381)	(234)	(615)
Dividend and interest income	20	111	131
Share of earnings (losses) of affiliates, net	(3)	18	15
Realized and unrealized losses on derivative instruments, net	(17)	(1,267)	(1,284)
Gains on dispositions, net	7	1,399	1,406
Nontemporary declines in fair value of investments	—	(129)	(129)
Other, net	4	(29)	(25)

	(370)	(131)	(501)

Earnings (loss) from continuing operations before income taxes and minority interest	378	(154)	224
Income tax benefit (expense) (note 7)	(166)	47	(119)
Minority interests in losses (earnings) of subsidiaries	(25)	20	(5)

Earnings (loss) from continuing operations	$187	(87)	100

Historical basic and diluted earnings from continuing operations per common share			$.04

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STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2003

	Attributed (note 1)
	Interactive Group	Capital Group	Historical Liberty
	amounts in millions, except per share amounts
Revenue:
Net sales from electronic retailing	$1,973	—	1,973
Communications and programming services	—	1,257	1,257

	1,973	1,257	3,230

Operating costs and expenses:
Cost of sales—electronic retailing services	1,258	—	1,258
Operating	171	689	860
Selling, general and administrative (note 5)	113	274	387
Stock compensation—SG&A (note 6)	4	(95)	(91)
Depreciation and amortization	136	258	394
Impairment of long-lived assets	—	1,362	1,362

	1,682	2,488	4,170

Operating income (loss)	291	(1,231)	(940)
Other income (expense):
Interest expense	(289)	(219)	(508)
Dividend and interest income	17	147	164
Share of earnings (losses) of affiliates, net	107	(100)	7
Realized and unrealized gains (losses) on derivative instruments, net	31	(692)	(661)
Gains on dispositions, net	—	1,126	1,126
Nontemporary declines in fair value of investments	—	(22)	(22)
Other, net	4	(57)	(53)

	(130)	183	53

Earnings (loss) from continuing operations before income taxes and minority interest	161	(1,048)	(887)
Income tax expense (note 7)	(87)	(255)	(342)
Minority interests in losses (earnings) of subsidiaries	(12)	12	—

Earnings (loss) from continuing operations	$62	(1,291)	(1,229)

Historical basic and diluted loss from continuing operations per common share			$(.44)

B-2-6

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2005

	Attributed (note 1)
	Interactive Group	Capital Group	Historical Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$298	(331)	(33)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Earnings from discontinued operations	—	(31)	(31)
Depreciation and amortization	449	190	639
Stock-based compensation	52	—	52
Payments of stock-based compensation	—	(103)	(103)
Noncash interest expense	3	98	101
Share of earnings of affiliates, net	(9)	(4)	(13)
Realized and unrealized losses (gains) on financial instruments, net	17	(274)	(257)
Losses (gains) on disposition of assets, net	(40)	405	365
Nontemporary declines in fair value of investments	—	449	449
Minority interests in earnings (losses) of subsidiaries	48	(7)	41
Deferred income tax benefit	(185)	(220)	(405)
Other noncash charges, net	38	4	42
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	(162)	(22)	(184)
Payables and other current liabilities	245	202	447

Net cash provided by operating activities	754	356	1,110

Cash flows from investing activities:
Cash proceeds from dispositions	1	62	63
Premium proceeds from origination of derivatives	—	473	473
Net proceeds from settlement of derivatives	—	461	461
Capital expended for property and equipment	(153)	(80)	(233)
Net purchases of short term investments	—	(85)	(85)
Cash paid for acquisitions, net of cash acquired	—	(5)	(5)
Other investing activities, net	(19)	(20)	(39)

Net cash provided (used) by investing activities	(171)	806	635

Cash flows from financing activities:
Borrowings of debt	800	61	861
Repayments of debt	(1,734)	(67)	(1,801)
Intergroup cash transfers, net	548	(548)	—
Repurchases of subsidiary common stock	(85)	(10)	(95)
Other financing activities, net	23	77	100

Net cash used by financing activities	(448)	(487)	(935)

Effect of foreign currency rates on cash	(45)	—	(45)

Net cash provided to discontinued operations:
Cash provided by operating activities	—	31	31
Cash used by investing activities	—	(47)	(47)
Cash provided by financing activities	—	—	—
Change in available cash held by discontinued operations	—	(190)	(190)

Net cash provided to discontinued operations	—	(206)	(206)

Net increase in cash and cash equivalents	90	469	559
Cash and cash equivalents at beginning of year	855	532	1,387

Cash and cash equivalents at end of year	$945	1,001	1,946

B-2-7

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2004

	Attributed (note 1)
	Interactive Group	Capital Group	Historical Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$187	(141)	46
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Loss from discontinued operations	—	54	54
Depreciation and amortization	437	221	658
Stock compensation	39	59	98
Payments of stock compensation	—	(10)	(10)
Noncash interest expense	3	93	96
Share of losses (earnings) of affiliates, net	3	(18)	(15)
Nontemporary decline in fair value of investments	—	129	129
Realized and unrealized losses on derivative instruments, net	17	1,267	1,284
Gains on disposition of assets, net	(7)	(1,399)	(1,406)
Minority interests in earnings (losses) of subsidiaries	25	(20)	5
Deferred income tax benefit	(183)	(50)	(233)
Other noncash charges (credits), net	(4)	25	21
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Current assets	(181)	(339)	(520)
Payables and other current liabilities	110	513	623

Net cash provided by operating activities	446	384	830

Cash flows from investing activities:
Cash proceeds from dispositions	7	472	479
Premium proceeds from origination of derivatives	—	193	193
Net proceeds from settlement of derivatives	—	322	322
Investments in and loans to cost and equity investees	(8)	(952)	(960)
Cash paid for acquisitions, net of cash acquired	(92)	(1)	(93)
Capital expended for property and equipment	(121)	(56)	(177)
Net sales of short term investments	—	272	272
Repayments of notes receivable	—	117	117
Other investing activities, net	(20)	6	(14)

Net cash provided (used) by investing activities	(234)	373	139

Cash flows from financing activities:
Repayments of debt	(961)	(45)	(1,006)
Intergroup cash transfers, net	718	(718)	—
Purchases of Liberty Series A common stock	—	(547)	(547)
Repurchases of subsidiary common stock	(168)	(3)	(171)
Other financing activities, net	87	(50)	37

Net cash used by financing activities	(324)	(1,363)	(1,687)

Effect of foreign currency rates on cash	3	—	3

Net cash provided to discontinued operations:
Cash provided by operating activities	—	216	216
Cash used by investing activities	—	(247)	(247)
Cash provided by financing activities	—	996	996
Change in available cash held by discontinued operations	—	(1,829)	(1,829)

Net cash provided to discontinued operations	—	(864)	(864)

Net decrease in cash and cash equivalents	(109)	(1,470)	(1,579)
Cash and cash equivalents at beginning of year	964	2,002	2,966

Cash and cash equivalents at end of year	$855	532	1,387

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STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2003

	Attributed (note 1)
	Interactive Group	Capital Group	Historical Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$62	(1,284)	(1,222)
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Earnings from discontinued operations	—	(7)	(7)
Depreciation and amortization	136	258	394
Impairment of long-lived assets	—	1,362	1,362
Stock compensation	4	(95)	(91)
Payments of stock compensation	—	(360)	(360)
Noncash interest expense	2	73	75
Share of losses (earnings) of affiliates, net	(107)	100	(7)
Nontemporary decline in fair value of investments	—	22	22
Realized and unrealized losses (gains) on derivative instruments, net	(31)	692	661
Gains on disposition of assets, net	—	(1,126)	(1,126)
Deferred income tax expense	6	263	269
Minority interests in earnings (losses) of subsidiaries	12	(12)	—
Other noncash charges, net	3	67	70
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Current assets	(123)	(224)	(347)
Payables and other current liabilities	153	23	176

Net cash provided (used) by operating activities	117	(248)	(131)

Cash flows from investing activities:
Cash proceeds from dispositions	—	2,443	2,443
Premium proceeds from origination of derivatives	—	763	763
Net proceeds from settlement of derivatives	13	1,159	1,172
Investments in and loans to cost and equity investees	(1,166)	(1,391)	(2,557)
Cash paid for acquisitions, net of cash acquired	(726)	15	(711)
Capital expended for property and equipment	(60)	(91)	(151)
Net sales of short term investments	—	95	95
Other investing activities, net	(2)	11	9

Net cash provided (used) by investing activities	(1,941)	3,004	1,063

Cash flows from financing activities:
Borrowings of debt	2,343	1,809	4,152
Repayments of debt	(1,701)	(1,372)	(3,073)
Intergroup cash transfers, net	2,118	(2,118)	—
Purchases of Liberty Series A common stock	—	(437)	(437)
Proceeds from issuance of common stock	—	141	141
Other financing activities, net	10	(52)	(42)

Net cash provided (used) by financing activities	2,770	(2,029)	741

Effect of foreign currency rates on cash	18	—	18

Net cash provided to discontinued operations:
Cash provided by operating activities	—	101	101
Cash used by investing activities	—	(536)	(536)
Cash used by financing activities	—	(430)	(430)
Change in available cash held by discontinued operations	—	(10)	(10)

Net cash provided to discontinued operations	—	(875)	(875)

Net increase (decrease) in cash and cash equivalents	964	(148)	816
Cash and cash equivalents at beginning of year	—	2,150	2,150

Cash and cash equivalents at end of year	$964	2,002	2,966

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Notes to Historical Attributed Financial Information

(1)
The Interactive Group will initially comprise our approximate 98% interest in QVC, Inc., our approximate 22% ownership interest in IAC/InterActiveCorp, which we account for as an available-for-sale security and our approximate 20% ownership in Expedia, which we account for as an equity affiliate. Accordingly, the accompanying attributed financial information for the Interactive Group includes our investments in IAC/InterActiveCorp and Expedia as well as the assets, liabilities, revenue, expenses and cash flows of QVC. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group and the Capital Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses between the Interactive Group and the Capital Group as described in note 5 below.

  The Interactive Group will focus on video and on-line commerce businesses. Accordingly, businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group. In this regard, we acquired Provide Commerce, Inc., an on-line retailer of perishable products such as cut flowers and meats, on February 9, 2006, and we intend to attribute Provide to the Interactive Group.

  The Capital Group will consist of all of our businesses not included in the Interactive Group, including our consolidated subsidiaries Starz Entertainment Group LLC, On Command Corporation, TruePosition, Inc., and OpenTV Corp. and our cost and equity investments in GSN, LLC, Courtroom Television Network LLC, WildBlue Communications, Inc. and others. Accordingly, the accompanying attributed financial information for the Capital Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. In addition, we have attributed to the Capital Group all of our notes and debentures (and related interest expense) that have not been attributed to the Interactive Group. See note 4 below for the debt obligations attributed to the Capital Group.

  Any businesses that we may acquire in the future that we do not believe will be complementary to the Interactive Group will be attributed to the Capital Group. In this regard, on March 10, 2006, we acquired a majority interest in FUN Technologies plc. We intend to attribute FUN to the Capital Group.

  While we believe the allocation methodology described above is reasonable and fair to each group, we may elect to change the allocation methodology in the future. In the event we elect to transfer assets or businesses from one group to the other, such transfer would be made on a fair value basis and would be accounted for as a short term loan unless the board of directors determines to account for it as a long-term loan or through an inter-group. See "The Restructuring Proposals—Management and Allocation Policies—Financing Activities" in this proxy statement/prospectus for a further description of these transactions.

(2)
Derivative instruments attributed to the Interactive Group are comprised of total return bond swaps and interest rate swaps that are related to the parent company debt attributed to the Interactive Group.

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(3)
The carrying value and unrealized holding gains as of December 31, 2005 of cost investments attributed to the Interactive Group are presented below:

	Carrying value	Unrealized holding gains
	amounts in millions
IAC/InterActiveCorp	$1,960	395
GSI Commerce, Inc	124	65

	$2,084	460

(4)
Debt attributed to the Interactive Group and the Capital Group is comprised of the following:

	December 31, 2005
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
3.5% Senior Notes due 2006	$121	121
Floating Rate Senior Notes due 2006	1,247	1,247
7.875% Senior Notes due 2009	670	666
7.75% Senior Notes due 2009	234	235
5.7% Senior Notes due 2013	802	800
8.5% Senior Debentures due 2029	500	495
8.25% Senior Debentures due 2030	902	895
QVC bank credit facility	800	800
QVC capital leases	68	68

Total Interactive Group debt	5,344	5,327

Capital Group
4% Senior Exchangeable Debentures due 2029	869	251
3.75% Senior Exchangeable Debentures due 2030	810	231
3.5% Senior Exchangeable Debentures due 2031	600	235
3.25% Senior Exchangeable Debentures due 2031	551	117
0.75% Senior Exchangeable Debentures due 2023	1,750	1,552
Subsidiary debt	37	37

Total Capital Group debt	4,617	2,423

Total debt	$9,961	7,750

(5)
Cash and stock-based compensation expense for our corporate employees have been allocated between the Interactive Group and the Capital Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Capital Group to the Interactive Group for the years ended December 31, 2005, 2004 and 2003 were $5 million, $11 million and $2 million, respectively. While we believe that this allocation method is reasonable and fair to each group, management may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

B-2-11

(6)
We account for compensation expense related to stock options and stock appreciation rights pursuant to the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Compensation is recognized based upon the percentage of the options that are vested and the difference between the market price of the underlying common stock and the exercise price of the options at the balance sheet date. The following tables illustrate the effect on net income and earnings per share if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("Statement 123") to our options. Compensation expense for SARs and options with tandem SARs is the same under APB Opinion No. 25 and Statement 123. Accordingly, no pro forma adjustment for such awards is included in the following table.

Interactive Group

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Earnings from continuing operations	$298	187	62
Add stock-based compensation as determined under the intrinsic value method, net of taxes	1	1	1
Deduct stock-based compensation as determined under the fair value method, net of taxes	(24)	(21)	(12)

Pro forma earnings from continuing operations	$275	167	51

Capital Group

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Loss from continuing operations	$(362)	(87)	(1,291)
Add stock-based compensation as determined under the intrinsic value method, net of taxes	1	1	1
Deduct stock-based compensation as determined under the fair value method, net of taxes	(23)	(23)	(36)

Pro forma loss from continuing operations	$(384)	(109)	(1,326)

(7)
We have accounted for income taxes for the Interactive Group and the Capital Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups. For more information regarding our tax policy, see "The

B-2-12

  Restructuring Proposals—Management and Allocation Policies" in the accompanying proxy statement/prospectus. The Interactive Group's income tax benefit (expense) consists of:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Current:
Federal	$(259)	(240)	(31)
State and local	(69)	(62)	(29)
Foreign	(85)	(47)	(21)

	(413)	(349)	(81)

Deferred:
Federal	150	137	(16)
State and local	37	38	10
Foreign	(2)	8	—

	185	183	(6)

Income tax expense	$(228)	(166)	(87)

  The Interactive Group's income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Computed expected tax expense	$(184)	(124)	(52)
State and local income taxes, net of federal income taxes	(27)	(26)	(12)
Foreign taxes	(29)	(6)	(18)
Change in valuation allowance affecting tax expense	2	1	—
Change in foreign and state tax rates	28	—	—
Other, net	(18)	(11)	(5)

Income tax expense	$(228)	(166)	(87)

B-2-13

  The tax effects of temporary differences that give rise to significant portions of the Interactive Group's deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2005	2004
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$6	8
Accrued stock compensation	33	22
Other future deductible amounts	147	123

Deferred tax assets	186	153
Valuation allowance	(6)	(7)

Net deferred tax assets	180	146

Deferred tax liabilities:
Investments	618	883
Intangible assets	2,418	2,416
Other	79	196

Deferred tax liabilities	3,115	3,495

Net deferred tax liabilities	$2,935	3,349

  The Capital Group's income tax benefit (expense) consists of:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Current:
Federal	$159	63	27
State and local	(6)	1	—
Foreign	(4)	(67)	(19)

	149	(3)	8

Deferred:
Federal	87	29	(208)
State and local	133	21	(54)
Foreign	—	—	(1)

	220	50	(263)

Income tax benefit (expense)	$369	47	(255)

B-2-14

  The Capital Group's income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Computed expected tax benefit	$256	47	362
Impairment charges and amortization of goodwill not deductible for income tax purposes	—	—	(477)
State and local income taxes, net of federal income taxes	43	20	(33)
Foreign taxes	(2)	(41)	(22)
Recognition of tax basis in equity of DMX	—	38	—
Change in valuation allowance affecting tax expenses	(61)	(13)	(65)
Change in foreign and state tax rates	119	—	—
Other, net	14	(4)	(20)

Income tax benefit (expense)	$369	47	(255)

  The tax effects of temporary differences that give rise to significant portions of the Capital Group's deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2005	2004
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$781	1,108
Accrued stock compensation	57	103
Other future deductible amounts	259	66

Deferred tax assets	1,097	1,277
Valuation allowance	(453)	(393)

Net deferred tax assets	644	884

Deferred tax liabilities:
Investments	5,415	6,414
Intangible assets	110	49
Discount on exchangeable debentures	1,006	863
Other	33	44

Deferred tax liabilities	6,564	7,370

Net deferred tax liabilities	$5,920	6,486

As further described under "Risk Factors—Factors Relating to the Restructuring Proposals and Ownership of Tracking Stock—If the Restructuring was considered to result in a "significant modification" of our outstanding publicly-traded debt for U.S. federal income tax purposes, we would incur significant tax liabilities" in this proxy statement/prospectus, we have submitted a request for a private letter ruling from the IRS to the effect that the restructuring will not result in a "significant modification," and therefore a deemed exchange, of our outstanding publicly-traded debt for U.S. federal income tax purposes. The restructuring, however, is not conditioned upon the receipt by us of the private letter ruling. If the restructuring were determined to be a "significant modification" of our outstanding publicly-traded debt, based on bid prices for that debt as of

B-2-15

  March 31, 2006, we estimate that the related tax liability (determined without regard to any tax benefits that we may otherwise have available to us) could be approximately $900 million. We expect that most of these tax liabilities, were they to arise, would result from the deemed exchange of our exchangeable debentures, and accordingly, most of these tax liabilities would be attributed to the Capital Group.

(8)
Pro forma basic and diluted earnings (loss) per common share has been calculated by dividing the earnings (loss) attributable to each of the Interactive Group and the Capital Group by 700.7 million shares of Liberty Interactive common stock and 140.1 million shares of Liberty Capital common stock, respectively, which are the number of shares that would have been issued if the restructuring had been completed on December 31, 2005.

(9)
As further described under "The Restructuring Proposals—Description of the Liberty Interactive Common Stock and the Liberty Capital Common Stock" in this proxy statement/prospectus, if the restructuring proposals are adopted and the restructuring is completed, the Interactive Group and Capital Group will have voting and conversion rights under the amended charter. Following is a summary of those rights. Holders of Series A common stock will be entitled to one vote per share and holders of Series B common stock will be entitled to ten votes per share. Holders of Series C common stock will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive common stock or the approval of the holders of only Series A and Series B Liberty Capital common stock.

  At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group. At the discretion of our board, Liberty Interactive common stock may be converted into Liberty Capital common stock at any time following the first anniversary of the restructuring. In addition, following certain group dispositions and subject to certain limitations, Liberty Capital common stock may be converted into Liberty Interactive common stock, and Liberty Interactive common stock may be converted into Liberty Capital common stock.

B-2-16

ANNEX B: FINANCIAL INFORMATION

PART 3—MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS AND QUANTITATIVE AND QUALITATIVE
DISCLOSURES ABOUT MARKET RISK

        The following discussion and analysis provides information concerning our consolidated results of operations and financial condition, as well as attributed results of operations and financial condition for each of the Interactive Group and the Capital Group. This discussion should be read in conjunction with our consolidated financial statements as of December 31, 2005, 2004 and 2003 and for the years then ended included in Part 1 of this Annex B.

Liberty Media Corporation

Overview

        We are a holding company that owns controlling and non-controlling interests in a broad range of electronic retailing, media, communications and entertainment companies. Our more significant operating subsidiaries, which are also our reportable segments, are QVC, Inc. and Starz Entertainment Group LLC, which we refer to as SEG. QVC markets and sells a wide variety of consumer products in the United States and several foreign countries, primarily by means of televised shopping programs on the QVC networks and via the Internet through its domestic and international websites. SEG provides premium programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States.

        Our corporate and other segment includes our other consolidated subsidiaries and corporate expenses. Our other consolidated subsidiaries include On Command Corporation ("On Command"), OpenTV Corp. ("OpenTV") and TruePosition, Inc. ("TruePosition"). On Command provides in-room, on-demand video entertainment and information services to hotels, motels and resorts primarily in the United States. OpenTV provides interactive television solutions, including operating middleware, web browser software, interactive applications and consulting and support services. TruePosition provides equipment and technology that provide location-based services to wireless users.

        In addition to the foregoing businesses, we hold an approximate 20% interest in Expedia, Inc., which we account for as an equity method investment, and we continue to maintain significant investments and related derivative positions in public companies such as News Corporation, IAC/InterActiveCorp, Time Warner Inc. and Sprint Nextel Corporation, which are accounted for at their respective fair market value and are included in corporate and other.

Discontinued Operations

        On July 21, 2005, we completed the spin off of our wholly-owned subsidiary, Discovery Holding Company ("DHC"), to our shareholders. At the time of the spin off, DHC's assets were comprised of our 100% ownership interest in Ascent Media Group, our 50% ownership interest in Discovery Communications, Inc. and $200 million in cash. In connection with the spin off, holders of our common stock on July 15, 2005 received 0.10 of a share of DHC Series A common stock for each share of Liberty Series A common stock owned at 5:00 p.m. New York City time on July 15, 2005 and 0.10 of a share of DHC Series B common stock for each share of Liberty Series B common stock owned at 5:00 p.m. New York City time on July 15, 2005. The spin off is intended to qualify as a tax-free spin off. We recognized no gain or loss in connection with the spin off due to the pro rata nature of the distribution.

        On June 7, 2004, we completed the spin off of our wholly-owned subsidiary, Liberty Media International, Inc. ("LMI"), to our shareholders. Substantially all of the assets and businesses of LMI were attributed to our International Group segment. In connection with the spin off, holders of our

B-3-1

common stock on June 1, 2004 received 0.05 of a share of LMI Series A common stock for each share of Liberty Series A common stock owned at 5:00 p.m. New York City time on June 1, 2004 and 0.05 of a share of LMI Series B common stock for each share of Liberty Series B common stock owned at 5:00 p.m. New York City time on June 1, 2004. The spin off is intended to qualify as a tax-free spin off. For accounting purposes, the spin off is deemed to have occurred on June 1, 2004, and we recognized no gain or loss in connection with the spin off due to the pro rata nature of the distribution.

        During the fourth quarter of 2004, the executive committee of our board of directors approved a plan to dispose of our approximate 56% ownership interest in Maxide Acquisition, Inc. (d/b/a DMX Music, "DMX"). On February 14, 2005, DMX commenced proceedings under Chapter 11 of the United States Bankruptcy Code. On May 16, 2005, The Bankruptcy Court approved the sale of substantially all of the operating assets of DMX to an independent third party. As a result of the DMX bankruptcy filing, we deconsolidated DMX effective January 1, 2005.

        Our consolidated financial statements and accompanying notes have been prepared to reflect DHC, LMI and DMX as discontinued operations. Accordingly, the assets and liabilities, revenue, costs and expenses, and cash flows of DHC, LMI and DMX have been excluded from the respective captions in the accompanying consolidated balance sheets, statements of operations, statements of comprehensive earnings (loss) and statements of cash flows and have been reported under the heading of discontinued operations in such consolidated financial statements.

Strategies and Challenges of Business Units

        QVC has identified improved domestic growth and continued international growth as key areas of focus in 2006. QVC's steps to achieving these goals will include (1) continued domestic and international efforts to increase the number of customers who have access to and use its service, (2) continued expansion of brand selection and available domestic products and (3) continued development and enhancement of the QVC websites to drive Internet commerce. The key challenges to achieving these goals in both the U.S. and international markets are (1) increased competition from other home shopping and Internet retailers, (2) advancements in technology, such as video on demand and personal video recorders, which may alter television viewing habits, (3) maintaining favorable channel positioning as digital television penetration increases and (4) successful management transition.

        SEG views (1) negotiating new affiliation agreements with key distributors, (2) introducing new pay-per-view and subscription services for Internet delivery and (3) increasing subscribers as key initiatives in 2006. SEG faces several key obstacles in its attempt to meet these goals, including: (1) continued consolidation in the broadband and satellite distribution industries; (2) the impact on television viewer habits of new technologies such as video on demand and personal video recorders; (3) cable operators' promotion of bundled service offerings rather than premium video services; and (4) an increasing number of alternative movie and programming sources.

B-3-2

Material Changes in Results of Operations

Consolidated Operating Results

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Revenue
Interactive Group:
QVC	$6,501	5,687	1,973
Capital Group:
SEG	1,004	963	906
Corporate and other	455	401	351

Consolidated revenue	$7,960	7,051	3,230

Operating Cash Flow (Deficit)
Interactive Group:
QVC	$1,422	1,230	434
Corporate and other	(5)	(6)	(3)
Capital Group:
SEG	171	239	368
Corporate and other	—	(24)	(74)

Consolidated operating cash flow	$1,588	1,439	725

Operating Income (Loss)
Interactive Group:
QVC	$921	760	292
Corporate and other	(5)	(12)	(1)
Capital Group:
SEG	105	148	266
Corporate and other	(124)	(171)	(1,497)

Consolidated operating income (loss)	$897	725	(940)

        Revenue.    Our consolidated revenue increased 12.9% in 2005 and over 100% in 2004, as compared to the corresponding prior year. The 2005 increase was driven primarily by growth of 14.3% at QVC and growth of 4.3% at SEG. In addition, TruePosition's revenue increased $77 million as it continued to increase delivery and acceptance of its equipment in Cingular Wireless's markets. The 2004 increase is due primarily to our September 2003 acquisition of a controlling interest in QVC. Our 2004 revenue was also positively impacted by an increase at SEG of $57 million, a $21 million increase for TruePosition and a $14 million increase for OpenTV. A more complete discussion of QVC's and SEG's results of operations can be found in Management's Discussion and Analysis for the Interactive Group and the Capital Group below.

        Operating Cash Flow.    We define Operating Cash Flow as revenue less cost of sales, operating expenses and selling, general and administrative ("SG&A") expenses (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.

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This measure of performance excludes such costs as depreciation and amortization, stock compensation, litigation settlements and impairments of long-lived assets that are included in the measurement of operating income pursuant to generally accepted accounting principles ("GAAP"). Accordingly, Operating Cash Flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.

        Consolidated Operating Cash Flow increased $149 million or 10.4% and $714 million or 98.5% in 2005 and 2004, respectively, as compared to the corresponding prior year. The 2005 increase is due to a $192 million increase for QVC and a $30 million improvement for TruePosition, partially offset by a $68 million decrease for SEG. The 2004 increase is due primarily to our acquisition of QVC, which contributed $1,230 million and $434 million in 2004 and 2003, respectively, to our consolidated Operating Cash Flow. This increase was partially offset by a decrease in SEG's operating cash flow ($129 million) primarily due to higher programming costs. In addition, OpenTV's Operating Cash Flow improved $19 million and our corporate general and administrative expenses decreased $11 million in 2004.

        The following table provides a reconciliation of segment operating cash flow to earnings (loss) from continuing operations before income taxes and minority interests:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Consolidated operating cash flow	$1,588	1,439	725
Stock-based compensation	(52)	(98)	91
Litigation settlement	—	42	—
Depreciation and amortization	(639)	(658)	(394)
Impairment of long-lived assets	—	—	(1,362)
Interest expense	(623)	(615)	(508)
Realized and unrealized gains (losses) on financial instruments, net	257	(1,284)	(661)
Gains (losses) on dispositions, net	(365)	1,406	1,126
Nontemporary declines in fair value of investments	(449)	(129)	(22)
Other, net	119	121	118

Earnings (loss) from continuing operations before income taxes and minority interests	$(164)	224	(887)

        Stock compensation.    Stock compensation includes compensation related to (1) options and stock appreciation rights for shares of our common stock that are granted to certain of our officers and employees, (2) phantom stock appreciation rights ("PSARs") granted to officers and employees of certain of our subsidiaries pursuant to private equity plans and (3) amortization of restricted stock grants. The amount of expense associated with stock compensation is generally based on the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock, as well as the vesting of PSARs and the equity value of the related subsidiary. The increase in stock compensation in 2004 is due primarily to an increase in our stock price. The expense reflected in our consolidated statement of operations is based on the market price of the underlying common stock as of the date of the financial statements and is subject to future adjustment based on market price fluctuations, vesting percentages and, ultimately, on the final determination of market value when the options are exercised.

        Depreciation and amortization.    Depreciation and amortization decreased slightly in 2005 due to certain assets becoming fully amortized, partially offset by an increase in depreciable assets due to

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capital expenditures. The increase in amortization in 2004 is due primarily to the acquisition of QVC and amortization of the related intangible assets.

        Impairment of long-lived assets.    SEG obtained an independent third party valuation in connection with its 2003 annual year-end evaluation of the recoverability of its goodwill. The result of this valuation, which was based on a discounted cash flow analysis of projections prepared by the management of SEG, indicated that the fair value of this reporting unit was less than its carrying value. This reporting unit fair value was then used to calculate an implied value of the goodwill related to SEG. The $1,352 million excess of the carrying amount of the goodwill (including $1,195 million of allocated enterprise-level goodwill) over its implied value was recorded as an impairment charge in the fourth quarter of 2003. SEG's operating income includes $157 million of the foregoing impairment charge and $1,195 million is included in Corporate and Other. The reduction in the value of SEG reflected in the third party valuation is believed to be attributable to a number of factors. Those factors include the reliance placed in that valuation on projections by management reflecting a lower rate of revenue growth compared to earlier projections based, among other things, on the possibility that revenue growth may be negatively affected by (1) a reduction in the rate of growth in total digital video subscribers and in the subscription video on demand business as a result of cable operators' increased focus on the marketing and sale of other services, such as high speed Internet access and telephony, and the uncertainty as to the success of marketing efforts by distributors of SEG's services and (2) lower per subscriber rates under a new affiliation agreement with Comcast.

        Operating income (loss).    We generated consolidated operating income of $897 million and $725 million in 2005 and 2004, respectively, compared to an operating loss of $940 million in 2003. The higher operating loss in 2003 is due primarily to the goodwill impairment charge recorded by SEG noted above. Our operating income in 2005 is attributable to QVC ($921 million) and SEG ($105 million) partially offset by operating losses of our other consolidated subsidiaries and corporate expenses.

  Other Income and Expense

        Interest expense.    Interest expense was $623 million, $615 million and $508 million, for the years ended December 31, 2005, 2004 and 2003, respectively, including $89 million, $83 million and $61 million, respectively, of accretion of our exchangeable debentures. The increase in 2005 is due to lower outstanding debt balances, more than offset by higher interest rates on our variable rate debt. The increase in 2004 is due to our issuance of debt for our acquisition of QVC in September 2003, partially offset by decreases due to our debt retirements in 2004 and the fourth quarter of 2003.

        Dividend and interest income.    Dividend and interest income was $144 million, $131 million and $164 million for the years ended December 31, 2005, 2004 and 2003, respectively. The 2004 decrease is due primarily to a decrease in the interest we earned on invested cash balances. Interest and dividend income for the year ended December 31, 2005 was comprised of interest income earned on invested cash ($59 million), dividends on News Corp. common stock ($58 million), dividends on other available-for-sale ("AFS") securities ($21 million) and other ($6 million).

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        Realized and unrealized gains (losses) on derivative instruments.    Realized and unrealized gains (losses) on derivative instruments are comprised of the following:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Change in fair value of exchangeable debenture call option features	$172	(129)	(158)
Change in fair value of equity collars	311	(941)	(483)
Change in fair value of borrowed shares	(205)	(227)	(121)
Change in fair value of put options	(66)	2	108
Change in fair value of put spread collars	9	8	21
Change in fair value of other derivatives	36	3	(28)

	$257	(1,284)	(661)

        Gains (losses) on dispositions.    Aggregate gains (losses) from dispositions are comprised of the following.

	Years ended December 31,
Transaction
	2005	2004	2003
	amounts in millions
Sale of investment in Telewest Global, Inc.	$(266)	—	—
Sale of investment in Cablevisión S.A.	(188)	—	—
Sale of News Corp. non-voting shares	—	844	236
Exchange transaction with Comcast	—	387	—
Sale of investment in Cendant Corporation	—	—	510
Sale of investment in Vivendi Universal	—	—	262
Other, net	89	175	118

	$(365)	1,406	1,126

        In the above transactions, the gains or losses were calculated based upon the difference between the carrying value of the assets relinquished, as determined on an average cost basis, compared to the fair value of the assets received.

        Nontemporary declines in fair value of investments.    During 2005, 2004 and 2003, we determined that certain of our cost investments experienced other-than-temporary declines in value. As a result, the cost bases of such investments were adjusted to their respective fair values based primarily on quoted market prices at the date each adjustment was deemed necessary. These adjustments are reflected as nontemporary declines in fair value of investments in our consolidated statements of operations and aggregated $449 million, $129 million and $22 million for the years ended December 31, 2005, 2004 and 2003, respectively. The impairment recorded in 2005 includes $352 million related to our investment in News Corp. voting shares.

        Income taxes.    Our effective tax rate was 68.8% in 2005, 54.3% in 2004 and was not meaningful in 2003. Our effective tax rate in 2005 was greater than the U.S. federal income tax rate of 35% due to a tax benefit of $147 million that we recorded as a result of a change in our estimated effective state and foreign tax rates. In the third quarter of 2005, we assessed our weighted average state tax rate in connection with our spin off of Discovery Holding Company. As a result of this assessment, we decreased our state tax rate used in calculating the amount of our deferred tax liabilities and recognized a deferred income tax benefit of $131 million. Also in 2005, we reduced our estimated foreign tax rate related to QVC and recognized a tax benefit of $16 million. These tax benefits were partially offset by our foreign tax expense and an increase in our valuation allowance for deferred tax

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assets of subsidiaries that we do not consolidate for tax purposes. Our effective tax rate in 2004 differed from the U.S. federal income tax rate of 35% primarily due to foreign and state taxes, partially offset by a benefit generated by the recognition of our tax basis in the equity of DMX. Although we had a loss before tax expense for book purposes in 2003, we recorded tax expense of $342 million primarily due to our impairment of goodwill which is not deductible for tax purposes. In addition, we incurred state and foreign taxes and an increase in our valuation allowance for deferred tax assets of subsidiaries that we do not consolidate for tax purposes.

        Net earnings (loss).    Our net earnings (loss) was ($33) million, $46 million and ($1,222) million for the years ended December 31, 2005, 2004 and 2003, respectively, and was the result of the above-described fluctuations in our revenue and expenses. In addition, we recognized earnings (loss) from discontinued operations of $31 million, ($54) million and $7 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Liquidity and Capital Resources

  Corporate

        Our sources of liquidity include our available cash balances, cash generated by the operating activities of our privately-owned subsidiaries (to the extent such cash exceeds the working capital needs of the subsidiaries and is not otherwise restricted), proceeds from asset sales, monetization of our public investment portfolio (including derivatives), debt and equity issuances, and dividend and interest receipts.

        During the year ended December 31, 2005, our primary corporate use of cash was the retirement of $1,719 million principal amount of parent company debt for aggregate cash payments of $1,731 million, plus accrued interest. We made a portion of these debt retirements pursuant to tender offers that we completed in the second quarter of 2005 whereby we purchased $200 million principal amount of our 3.50% Senior Notes due 2006 and $800 million principal amount of our Floating Rate Senior Notes due 2006 for aggregate cash payments of $1,010 million plus accrued interest. We funded the debt repurchases under our tender offer with cash on hand and proceeds from a short-term credit facility collateralized by certain of our derivative instruments. This short-term credit facility was subsequently repaid with proceeds from the QVC credit facility described below.

        Our projected uses of cash in 2006 include approximately $1,400 million to retire our senior notes that mature in September 2006, $481 million to fund our acquisition of Provide Commerce, Inc. (which was consummated on February 9, 2006), approximately $465 million for interest payments, approximately $200 million to fund our acquisition of FUN Technologies plc and approximately $200 million to fund a secured loan to WildBlue Communications. In addition, we may make additional investments in existing or new businesses. However, we are unable to quantify such investments at this time.

        We expect that our investing and financing activities will be funded with a combination of borrowings under the QVC bank credit facility, cash on hand, cash provided by operating activities, proceeds from equity collar expirations and dispositions of non-strategic assets. At December 31, 2005, our sources of liquidity include $2,335 million in cash and marketable debt securities and $7,583 million of non-strategic AFS securities, including related derivatives. In addition, we own $8,171 million of News Corp. common stock and $1,960 million of IAC/InterActiveCorp common stock, which we consider to be strategic assets. To the extent we recognize any taxable gains from the sale of assets or expiration of derivative instruments, we may incur current tax expense and be required to make tax payments.

        Our derivatives ("AFS Derivatives") related to certain of our AFS investments provide us with an additional source of liquidity. Based on the put price and assuming we deliver owned or borrowed

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shares to settle each of our AFS Derivatives and excluding any provision for income taxes, we would be entitled to cash proceeds of approximately $395 million in 2006, $385 million in 2007, zero in 2008, $1,180 million in 2009, $1,683 in 2010, and $1,312 million thereafter upon settlement of our AFS Derivatives.

        Prior to the maturity of our equity collars, the terms of certain of our equity and narrow-band collars allow us to borrow against the future put option proceeds at LIBOR or LIBOR plus an applicable spread, as the case may be. As of December 31, 2005, we had not made any borrowings under these arrangements and the borrowing capacity aggregated approximately $4,853 million. Such borrowings would reduce the cash proceeds upon settlement noted in the preceding paragraph.

        During 2005, each of Standard and Poor's Rating Service, Moody's Investors Service and Fitch Ratings lowered its rating of our senior debt to one level below investment grade. None of our existing indebtedness includes any covenant under which a default could occur as a result of a downgrade in our credit rating. However, such downgrades could adversely affect our access to the public debt markets and our overall cost of future corporate borrowings. Notwithstanding the foregoing, we do not believe that our downgrades have adversely impacted the ability of our subsidiaries to arrange bank financing or our ability to borrow against the value of our equity collars.

  Subsidiaries

        Effective May 20, 2005, QVC entered into a $2 billion bank credit facility. The QVC Credit Facility is comprised of an $800 million term loan that was drawn at closing, a $400 million U.S. dollar term loan that can be drawn at any time before September 30, 2006, a $400 million multi-currency term loan that can be drawn at any time before September 30, 2006, a $200 million U.S. dollar revolving loan and a $200 million multi-currency revolving loan. The foregoing multi-currency loans can be made, at QVC's option, in U.S. dollars, Japanese yen, U.K. pound sterling or euros. All loans are due and payable on May 20, 2010, and accrue interest, at the option of QVC, at LIBOR plus an applicable margin or the Alternative Base Rate, as defined in the QVC Credit Facility, plus an applicable margin. QVC is required to pay a commitment fee quarterly in arrears on the unused portion of the commitments.

        Subsequent to December 31, 2005, the QVC bank facility was refinanced with a new $3.5 billion bank facility. The new bank facility is comprised of an $800 million term loan drawn at closing, an $800 million U.S. dollar term loan that can be drawn at any time before September 30, 2006, a $600 million multi-currency term loan that can be drawn at any time before September 30, 2006, a $650 million U.S. dollar revolving loan and a $650 million multi-currency revolving loan. All loans are due and payable on March 3, 2011.

        In 2005, our subsidiaries funded capital expenditures ($233 million), and the repurchase of certain subsidiary common stock ($85 million) with cash on hand and cash generated by their operating activities.

        Our subsidiaries currently expect to spend approximately $430 million for capital expenditures in 2006, including $355 million by QVC. These amounts are expected to be funded by the cash flows of the respective subsidiary.

  Equity Affiliates

        Various partnerships and other affiliates of ours accounted for using the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities. Notwithstanding the foregoing, certain of our affiliates may require additional capital to finance their operating or investing activities. In the event our affiliates require additional financing and we fail to meet a capital call, or other

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commitment to provide capital or loans to a particular company, such failure may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other stockholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        SEG has entered into agreements with a number of motion picture producers which obligate SEG to pay fees ("Programming Fees") for the rights to exhibit certain films that are released by these producers. The unpaid balance under agreements for film rights related to films that were available for exhibition by SEG at December 31, 2005 is reflected as a liability in the accompanying consolidated balance sheet. The balance due as of December 31, 2005 is payable as follows: $191 million in 2006; $11 million in 2007; and $13 million thereafter.

        SEG has also contracted to pay Programming Fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by SEG until some future date. These amounts have not been accrued at December 31, 2005. SEG's estimate of amounts payable under these agreements is as follows: $539 million in 2006; $178 million in 2007; $103 million in 2008; $95 million in 2009; $75 million in 2010 and $52 million thereafter.

        In addition, SEG is obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company through 2009, all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment through 2010 and all qualifying films produced for theatrical release in the United States by Revolution Studios through 2006. Films are generally available to SEG for exhibition 10 - 12 months after their theatrical release. The Programming Fees to be paid by SEG are based on the quantity and domestic theatrical exhibition receipts of qualifying films. As these films have not yet been released in theatres, SEG is unable to estimate the amounts to be paid under these output agreements. However, such amounts are expected to be significant.

        In addition to the foregoing contractual film obligations, each of Disney and Sony has the right to extend its contract for an additional three years. If Sony elects to extend its contract, SEG has agreed to pay Sony a total of $190 million in four annual installments of $47.5 million beginning in 2011. This option expires December 31, 2007. If made, SEG's payments to Sony would be amortized ratably over the extension period beginning in 2011. An extension of this agreement would also result in the payment by SEG of Programming Fees for qualifying films released by Sony during the extension period. If Disney elects to extend its contract, SEG is not obligated to pay any amounts in excess of its Programming Fees for qualifying films released by Disney during the extension period.

        Liberty guarantees SEG's film licensing obligations under certain of its studio output agreements. At December 31, 2005, Liberty's guarantees for studio output obligations for films released by such date aggregated $779 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, SEG has recognized the liability for a portion of its obligations under the output agreements. As this represents a commitment of SEG, a consolidated subsidiary of ours, we have not recorded a separate liability for our guarantees of these obligations.

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        Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations is summarized below:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	amounts in millions
Contractual obligations
Long-term debt(1)	$9,961	1,379	1,773	928	5,881
Long-term derivative instruments	2,099	1,939	—	—	160
Interest payments(2)	6,256	463	782	641	4,370
Operating lease obligations	106	27	41	25	13
Programming Fees(3)	1,257	730	305	170	52
Purchase orders and other obligations	1,042	1,029	13	—	—

Total contractual payments	$20,721	5,567	2,914	1,764	10,476

(1)
Includes all debt instruments, including the call option feature related to our exchangeable debentures. Amounts are stated at the face amount at maturity and may differ from the amounts stated in our consolidated balance sheet to the extent debt instruments (i) were issued at a discount or premium or (ii) have elements which are reported at fair value in our consolidated balance sheet. Also includes capital lease obligations. Amounts do not assume additional borrowings or refinancings of existing debt.

(2)
Amounts (1) are based on our outstanding debt at December 31, 2005, (2) assume the interest rates on our floating rate debt remain constant at the December 31, 2005 rates and (3) assume that our existing debt is repaid at maturity.

(3)
Does not include Programming Fees for films not yet released theatrically, as such amounts cannot be estimated.

        Since the date we issued our exchangeable debentures, we have claimed interest deductions on such exchangeable debentures for federal income tax purposes based on the "comparable yield" at which we could have issued a fixed-rate debenture with similar terms and conditions. In all instances, this policy has resulted in us claiming interest deductions significantly in excess of the cash interest currently paid on our exchangeable debentures. Interest deducted in prior years on our exchangeable debentures has contributed to net operating losses ("NOLs") that may be carried to offset taxable income in 2005 and later years. These NOLs and current interest deductions on our exchangeable debentures are being used to offset taxable income currently being generated.

        The IRS has issued Technical Advice Memorandums ("TAMs") challenging the current deductibility of interest expense claimed on exchangeable debentures issued by other companies. The TAMs conclude that such interest expense must be capitalized as basis to the shares referenced in the exchangeable debentures. If the IRS were to similarly challenge our tax treatment of these interest deductions, and ultimately win such challenge, there would be no impact to our reported total tax expense as the resulting increase in current tax expense would be offset by a decrease in our deferred tax expense. However, the NOLs we have recorded would not be available to offset our current taxable income, and we would be required to make current federal income tax payments. These federal income tax payments could prove to be significant.

        Pursuant to a tax sharing agreement between us and AT&T when we were a subsidiary of AT&T, we received a cash payment from AT&T in periods when we generated taxable losses and such taxable losses were utilized by AT&T to reduce its consolidated income tax liability. To the extent such losses were not utilized by AT&T, such amounts were available to reduce federal taxable income generated by

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us in future periods, similar to a net operating loss carryforward. While we were a subsidiary of AT&T, we recorded our stand-alone tax provision on a separate return basis. Subsequent to our spin off from AT&T, if adjustments are made to amounts previously paid under the AT&T Tax Sharing Agreement, such adjustments are reflected as adjustments to additional paid-in capital. During the period from March 10, 1999 to December 31, 2002, we received cash payments from AT&T aggregating $670 million as payment for our taxable losses that AT&T utilized to reduce its income tax liability.

        Also, pursuant to the tax sharing agreement and in connection with the split off from AT&T, AT&T was required to pay us an amount equal to 35% of the amount of the net operating loss carryforward ("TCI NOLs") reflected in TCI's final federal income tax return that had not been used as an offset to our obligations under the tax sharing agreement and that had been, or were reasonably expected to be, utilized by AT&T. In connection with the split off, we received an $803 million payment for the TCI NOLs and recorded such payment as an increase to additional paid-in capital. We were not paid for certain of the TCI NOLs ("SRLY NOLs") due to limitations and uncertainty regarding AT&T's ability to use them to offset taxable income in the future. In the event AT&T was ultimately able to use any of the SRLY NOLs, they would be required to pay us 35% of the amount of the SRLY NOLs used. In the fourth quarter of 2004 and in connection with the completion of an IRS audit of TCI's tax return for 1994, it was determined that we were required to recognize additional taxable income related to the recapitalization of one of our investments resulting in a tax liability of approximately $30 million. As a result of the tax assessment, we also received a corresponding amount of additional tax basis in the investment. However, we were able to cause AT&T to use a portion of the SRLY NOLs to offset this taxable income, the benefit of which resulted in the elimination of the $30 million tax liability and an increase to additional paid-in capital.

        In the fourth quarter of 2004, AT&T requested a refund from us of $70 million, plus accrued interest, relating to losses that it generated in 2002 and 2003 and was able to carry back to offset taxable income previously offset by our losses. AT&T has asserted that our losses caused AT&T to pay $70 million in alternative minimum tax ("AMT") that it would not have been otherwise required to pay had our losses not been included in its return. In 2004, we estimated that we may ultimately pay AT&T up to $30 million of the requested $70 million because we believed AT&T received an AMT credit of $40 million against income taxes resulting from the AMT previously paid. Accordingly, we accrued a $30 million liability with an offsetting reduction of additional paid-in capital. The net effect of the completion of the IRS tax audit noted above (including the benefit derived from AT&T for the utilization of the SRLY NOLs) and our accrual of amounts due to AT&T was an increase to our deferred tax assets and an increase to our other liabilities.

        In the fourth quarter of 2005, AT&T requested an additional $21 million relating to additional losses it generated and was able to carry back to offset taxable income previously offset by our losses. In addition, the information provided to us in connection with AT&T's request shows that AT&T has not yet claimed a credit for AMT previously paid. Accordingly, in the fourth quarter of 2005, we increased our accrual by approximately $40 million (with a corresponding decrease to additional paid-in capital) representing our estimate of the amount we may ultimately pay to AT&T as a result of this request. Although we have not reduced our accrual for any future refunds, we believe we are entitled to a refund when AT&T is able to realize a benefit in the form of a credit for the AMT previously paid.

        In March 2006, AT&T requested an additional $21 million relating to additional losses and IRS audit adjustments that it claims it is able to use to offset taxable income previously offset by our losses. We are currently reviewing this claim and have not recorded an accrual for this request in our consolidated financial statements for the year ended December 31, 2005.

        Although for accounting purposes we have accrued a portion of the amounts claimed by AT&T to be owed by us under the tax sharing agreement, we believe there are valid defenses or set-off or similar

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rights in our favor that may cause the total amount that we owe AT&T to be less than the amounts accrued.

        In connection with agreements for the sale of certain assets, we typically retain liabilities that relate to events occurring prior to the sale, such as tax, environmental, litigation and employment matters. We generally indemnify the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by us. These types of indemnification guarantees typically extend for a number of years. We are unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, we have not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

        We have contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

        During the third quarter of 2005, TruePosition entered into an agreement with one of its major customers whereby TruePosition will remove and replace certain location-based equipment supplied by another vendor and currently installed in the customer's network. TruePosition currently estimates that the costs to provide this equipment and service will exceed the revenue earned and that it will incur a loss of approximately $18 million on the contract. Since this agreement is an executory contract, TruePosition will recognize this loss during the term of the contract as material elements of the contract are delivered. TruePosition entered into this agreement because it believes its appointment as the customer's exclusive provider of these services and the resulting future potential revenue earned from the customer's continuing network build-out and expansion will exceed the loss computed on the contractual arrangement. However, no assurance can be given that future business from this customer will be sufficient to offset the loss incurred on this portion of the contract.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments" ("Statement 123R"). Statement 123R, which is a revision of Statement 123 and supersedes APB Opinion No. 25, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on transactions in which an entity obtains employee services. Statement 123R generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). Statement 123R also requires companies to measure the cost of employee services received in exchange for an award of liability instruments (such as stock appreciation rights that will be settled in cash) based on the current fair value of the award, and to remeasure the fair value of the award at each reporting date.

        Public companies are required to adopt Statement 123R as of the beginning of the first fiscal year that begins after June 15, 2005, or January 1, 2006 for calendar-year companies such as Liberty. The provisions of Statement 123R will affect the accounting for all awards granted, modified, repurchased or cancelled after December 31, 2005. The accounting for awards granted, but not vested, prior to January 1, 2006 will also be impacted. The provisions of Statement 123R allow companies to adopt the standard on a prospective basis or to restate all periods for which Statement 123 was effective. We

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expect to adopt Statement 123R on a prospective basis, and our financial statements for periods that begin after December 31, 2005 will include pro forma information as though the standard had been adopted for all periods presented.

        We currently estimate that upon adoption of Statement 123R, we will be required to record a $125 million charge to earnings (before related income taxes) as the cumulative effect of a change in accounting. Such transition adjustment primarily represents the aggregate differences between the fair value and intrinsic value of our liability awards. In addition, at December 31, 2005, we have approximately $65 million of unamortized stock based compensation related to equity awards granted prior to January 1, 2006 that will be amortized into our statement of operations over approximately four years.

Critical Accounting Estimates

        The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting estimates and assumptions, as well as the resulting impact to our financial statements, have been discussed with our audit committee.

        Carrying Value of Investments.    Our cost and equity method investments comprise 49% and 45% of our total assets at December 31, 2005 and 2004, respectively. We account for these investments pursuant to Statement of Financial Accounting Standards No. 115, Statement of Financial Accounting Standards No. 142, Accounting Principles Board Opinion No. 18, EITF Topic 03-1 and SAB No. 59. These accounting principles require us to periodically evaluate our investments to determine if decreases in fair value below our cost bases are other than temporary or "nontemporary." If a decline in fair value is determined to be nontemporary, we are required to reflect such decline in our statement of operations. Nontemporary declines in fair value of our cost investments are recognized on a separate line in our statement of operations, and nontemporary declines in fair value of our equity method investments are included in share of losses of affiliates in our statement of operations.

        The primary factors we consider in our determination of whether declines in fair value are nontemporary are the length of time that the fair value of the investment is below our carrying value; and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and our intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. Fair value of our publicly traded investments is based on the market prices of the investments at the balance sheet date. We estimate the fair value of our other cost and equity investments using a variety of methodologies, including cash flow multiples, discounted cash flow, per subscriber values, or values of comparable public or private businesses. Impairments are calculated as the difference between our carrying value and our estimate of fair value. As our assessment of the fair value of our investments and any resulting impairment losses and the timing of when to recognize such charges requires a high degree of judgment and includes significant estimates and assumptions, actual results could differ materially from our estimates and assumptions.

        Our evaluation of the fair value of our investments and any resulting impairment charges are made as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described above are possible. Subsequent decreases in fair value will be recognized in

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our statement of operations in the period in which they occur to the extent such decreases are deemed to be nontemporary. Subsequent increases in fair value will be recognized in our statement of operations only upon our ultimate disposition of the investment.

        At December 31, 2005, we had unrealized holding losses of $27 million related to certain of our AFS equity securities.

        Accounting for Derivative Instruments.    We use various derivative instruments, including equity collars, narrow-band collars, put spread collars, written put and call options, interest rate swaps and foreign exchange contracts, to manage fair value and cash flow risk associated with many of our investments, some of our debt and transactions denominated in foreign currencies. We account for these derivative instruments pursuant to Statement 133 and Statement of Financial Accounting Standards No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." Statement 133 and Statement 149 require that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of our derivatives are included in realized and unrealized gains (losses) on derivative instruments in our statement of operations.

        We use the Black-Scholes model to estimate the fair value of our derivative instruments ("AFS Derivatives") that we use to manage market risk related to certain of our AFS securities. The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate. We obtain volatility rates from independent sources based on the expected volatility of the underlying security over the term of the derivative instrument. The volatility assumption is evaluated annually to determine if it should be adjusted, or more often if there are indications that it should be adjusted. We obtain a discount rate at the inception of the derivative instrument and update such rate each reporting period based on our estimate of the discount rate at which we could currently settle the derivative instrument. At December 31, 2005, the expected volatilities used to value our AFS Derivatives generally ranged from 21% to 27% and the discount rates ranged from 4.8% to 5.0%. Considerable management judgment is required in estimating the Black-Scholes variables. Actual results upon settlement or unwinding of our derivative instruments may differ from these estimates.

        Changes in our assumptions regarding (1) the discount rate and (2) the volatility rates of the underlying securities that are used in the Black-Scholes model would have the most significant impact on the valuation of our AFS Derivatives. The table below summarizes changes in these assumptions and the resulting impacts on our estimate of fair value.

Assumption	Estimated aggregate fair value of AFS Derivatives	Dollar value change
	amounts in millions
As recorded at December 31, 2005	$1,199
25% increase in discount rate	$1,027	(172)
25% decrease in discount rate	$1,380	181
25% increase in expected volatilities	$1,186	(13)
25% decrease in expected volatilities	$1,212	13

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        Carrying Value of Long-lived Assets.    Our property and equipment, intangible assets and goodwill (collectively, our "long-lived assets") also comprise a significant portion of our total assets at December 31, 2005 and 2004. We account for our long-lived assets pursuant to Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 144. These accounting standards require that we periodically, or upon the occurrence of certain triggering events, assess the recoverability of our long-lived assets. If the carrying value of our long-lived assets exceeds their estimated fair value, we are required to write the carrying value down to fair value. Any such writedown is included in impairment of long-lived assets in our consolidated statement of operations. A high degree of judgment is required to estimate the fair value of our long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. In addition, we may obtain independent appraisals in certain circumstances. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value. As each of our operating segments has long-lived assets, this critical accounting policy affects the financial position and results of operations of each segment.

        Electronic Retailing Reserves.    QVC records reserves for sales returns, inventory obsolescence and allowance for uncollectible receivables. Each of these reserves is estimated based on historical experience. Sales returns are calculated as a percent of sales and are netted against revenue in our statement of operations. For the years ended December 31, 2005 and 2004, sales returns represented 16.5% and 16.1% of QVC's gross revenue, respectively. The inventory obsolescence reserve is calculated as a percent of QVC's inventory at the end of a reporting period, and the change in such reserve is included in cost of goods sold in our statement of operations. At December 31, 2005, QVC's inventory is $809 million and the obsolescence reserve is $90 million. QVC's allowance for doubtful accounts is calculated as a percent of accounts receivable at the end of a reporting period, and the change in such allowance is recorded as bad debt expense in our statement of operations. At December 31, 2005, QVC's trade accounts receivable are $837 million, net of the allowance for doubtful accounts of $65 million. Each of these reserves requires management judgment and may not reflect actual results.

        Income Taxes.    We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions that we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on our financial position.

Quantitative and Qualitative Disclosures about Market Risk.

        We are exposed to market risk in the normal course of business due to our ongoing investing and financial activities and our subsidiaries in different foreign countries. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

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        We are exposed to changes in interest rates primarily as a result of our borrowing and investment activities, which include investments in fixed and floating rate debt instruments and borrowings used to maintain liquidity and to fund business operations. The nature and amount of our long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. We manage our exposure to interest rates by maintaining what we believe is an appropriate mix of fixed and variable rate debt. We believe this best protects us from interest rate risk. We have achieved this mix by (i) issuing fixed rate debt that we believe has a low stated interest rate and significant term to maturity and (ii) issuing short-term variable rate debt to take advantage of historically low short-term interest rates. As of December 31, 2005, the face amount of our fixed rate debt (considering the effects of interest rate swap agreements) was $8,203 million, which had a weighted average interest rate of 4.6%. Our variable rate debt of $1,758 million had a weighted average interest rate of 6.0% at December 31, 2005. Had market interest rates been 100 basis points higher (representing an approximate 16.6% increase over our variable rate debt effective cost of borrowing) throughout the year ended December 31, 2005, we would have recognized approximately $21 million of additional interest expense.

        We are exposed to changes in stock prices primarily as a result of our significant holdings in publicly traded securities. We continually monitor changes in stock markets, in general, and changes in the stock prices of our holdings, specifically. We believe that changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors. We use equity collars, put spread collars, narrow-band collars, written put and call options and other financial instruments to manage market risk associated with certain investment positions. These instruments are recorded at fair value based on option pricing models. Equity collars provide us with a put option that gives us the right to require the counterparty to purchase a specified number of shares of the underlying security at a specified price at a specified date in the future. Equity collars also provide the counterparty with a call option that gives the counterparty the right to purchase the same securities at a specified price at a specified date in the future. The put option and the call option generally have equal fair values at the time of origination resulting in no cash receipts or payments. Narrow-band collars are equity collars in which the put and call prices are set so that the call option has a relatively higher fair value than the put option at the time of origination. In these cases we receive cash equal to the difference between such fair values.

        Among other factors, changes in the market prices of the securities underlying the AFS Derivatives affect the fair market value of the AFS Derivatives. The following table illustrates the impact that changes in the market price of the securities underlying our AFS Derivatives would have on the fair market value of such derivatives. Such changes in fair market value would be included in realized and unrealized gains (losses) on financial instruments in our consolidated statement of operations.

	Estimated aggregate fair value
	Equity collars(1)	Put spread collars	Put options	Total
	amounts in millions
Fair value at December 31, 2005	$1,408	133	(342)	1,199
5% increase in market prices	$1,270	133	(329)	1,074
10% increase in market prices	$1,133	133	(316)	950
5% decrease in market prices	$1,545	133	(355)	1,323
10% decrease in market prices	$1,683	133	(368)	1,448

(1)
Includes narrow-band collars.

        At December 31, 2005, the fair value of our AFS securities was $18,427 million. Had the market price of such securities been 10% lower at December 31, 2005, the aggregate value of such securities

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would have been $1,843 million lower resulting in a decrease to unrealized holding gains in other comprehensive earnings. Such decrease would be partially offset by an increase in the value of our AFS Derivatives as noted in the table above.

        In connection with certain of our AFS Derivatives, we periodically borrow shares of the underlying securities from a counterparty and deliver these borrowed shares in settlement of maturing derivative positions. In these transactions, a similar number of shares that we own have been posted as collateral with the counterparty. These share borrowing arrangements can be terminated at any time at our option by delivering shares to the counterparty. The counterparty can terminate these arrangements upon the occurrence of certain events which limit the trading volume of the underlying security. The liability under these share borrowing arrangements is marked to market each reporting period with changes in value recorded in unrealized gains or losses in the consolidated statement of operations. The shares posted as collateral under these arrangements continue to be treated as AFS securities and are marked to market each reporting period with changes in value recorded as unrealized holding gains or losses in other comprehensive earnings. We have recorded a $1,581 million liability for shares borrowed under these arrangements at December 31, 2005.

        We are exposed to foreign exchange rate fluctuations related primarily to the monetary assets and liabilities and the financial results of QVC's foreign subsidiaries. We typically do not hedge our investment in foreign subsidiaries due to the long-term nature of our investment. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated into U.S. dollars at period-end exchange rates, and the statements of operations are translated at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive earnings (loss) as a separate component of stockholders' equity. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from our operations in foreign countries are translated at the average rate for the period. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations.

        From time to time we enter into total return debt swaps in connection with our purchase of our own or third-party public and private indebtedness. Under these arrangements, we direct a counterparty to purchase a specified amount of the underlying debt security for our benefit. We initially post collateral with the counterparty equal to 10% to 15% of the value of the purchased securities. We earn interest income based upon the face amount and stated interest rate of the purchased securities, and we pay interest expense at market rates on the amount funded by the counterparty. In the event the fair value of the underlying debt securities declines more than a specified percentage, we are required to post cash collateral for the decline, and we record an unrealized loss on financial instruments. The cash collateral is further adjusted up or down for subsequent changes in fair value of the underlying debt security. At December 31, 2005, the aggregate purchase price of debt securities underlying total return debt swap arrangements was $222 million ($129 million of which related to our senior notes and debentures). As of such date, we had posted cash collateral equal to $27 million. In the event the fair value of the purchased debt securities were to fall to zero, we would be required to post additional cash collateral of $195 million. The posting of such collateral and the related settlement of the agreements with respect to our senior notes and debentures would reduce our outstanding debt by an equal amount.

        We periodically assess the effectiveness of our derivative financial instruments. With regard to interest rate swaps, we monitor the fair value of interest rate swaps as well as the effective interest rate the interest rate swap yields, in comparison to historical interest rate trends. We believe that any losses

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incurred with regard to interest rate swaps would be offset by the effects of interest rate movements on the underlying debt facilities. With regard to equity collars, we monitor historical market trends relative to values currently present in the market. We believe that any unrealized losses incurred with regard to equity collars and swaps would be offset by the effects of fair value changes on the underlying assets. These measures allow our management to measure the success of its use of derivative instruments and to determine when to enter into or exit from derivative instruments.

        Our derivative instruments are executed with counterparties who are well known major financial institutions with high credit ratings. While we believe these derivative instruments effectively manage the risks highlighted above, they are subject to counterparty credit risk. Counterparty credit risk is the risk that the counterparty is unable to perform under the terms of the derivative instrument upon settlement of the derivative instrument. To protect ourselves against credit risk associated with these counterparties we generally:

  •
  execute our derivative instruments with several different counterparties, and

  •
  execute equity derivative instrument agreements which contain a provision that requires the counterparty to post the "in the money" portion of the derivative instrument into a cash collateral account for our benefit, if the respective counterparty's credit rating for its senior unsecured debt were to reach certain levels, generally a rating that is below Standard & Poor's rating of A- and/or Moody's rating of A3.

        Due to the importance of these derivative instruments to our risk management strategy, we actively monitor the creditworthiness of each of these counterparties. Based on our analysis, we currently consider nonperformance by any of our counterparties to be unlikely.

        Our counterparty credit risk by financial institution is summarized below:

Counterparty	Aggregate fair value of derivative instruments at December 31, 2005 amounts in millions
Counterparty A	$437
Counterparty B	428
Counterparty C	409
Other	510

$1,784

Interactive Group

Overview

        The following discussion and analysis provides information concerning the results of operations and financial condition of the Interactive Group. This discussion should be read in conjunction with our consolidated financial statements and notes thereto included in Part 1 of this Annex B and the description of the Interactive Group found herein under "Description of Business—The Interactive Group."

        Our board of directors has authorized, subject to shareholder approval, the restructuring proposals which would, among other things, result in the creation of two tracking stocks, one of which is intended to reflect the separate performance of the Interactive Group. The Interactive Group will initially consist of our subsidiary QVC, Inc., our interests in IAC/InterActiveCorp and Expedia and approximately $4,476 million principal amount of our existing parent debt. In addition, on February 9, 2006, we acquired Provide Commerce, Inc. for $481 million in cash. We intend to attribute Provide to the Interactive Group.

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        QVC is a retailer of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised shopping programs and, to a lesser extent, via the Internet. Prior to September 2003, we owned approximately 42% of QVC and accounted for such investment using the equity method of accounting. In September 2003, we acquired Comcast Corporation's approximate 56% ownership interest in QVC, Inc., bringing our total ownership in QVC to approximately 98%. Accordingly, since September 2003, we have consolidated the financial position and results of operations of QVC.

        Provide operates an e-commerce marketplace of websites for perishable goods, such as flowers, meats and seafood and fruit, that delivers products directly from suppliers to customers at competitive prices. Provide combines an online storefront, proprietary supply chain management technology, established supplier relationships and integrated logistical relationships with delivery companies to create a market platform that bypasses traditional supply chains.

        IAC is a multi-brand video and on-line commerce company transacting business worldwide via the Internet, television and the telephone. IAC's portfolio of companies collectively enables direct-to-consumer transdactions across many areas, including home shopping, personals, teleservices and local services. We have an approximate 22% ownership interest in IAC and due to certain voting arrangements with the Chairman and CEO of IAC, account for such investment as an available-for-sale security.

        Expedia is among the world's leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of brands. We have an approximate 20% ownership interest in Expedia and have appointed two of Expedia's nine board members. We account for Expedia using the equity method of accounting.

Results of Operations

        As of December 31, 2005, QVC is our only consolidated operating subsidiary that is attributed to the Interactive Group. Accordingly, the Interactive Group's results of operations for the years ended December 31, 2005, 2004 and 2003 include QVC, interest expense related to the attributed parent debt, the income statement impacts of debt-related financial instruments, our share of losses of Expedia and an allocation of our corporate general and administrative expenses.

        QVC.    QVC is a retailer of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised shopping programs and, to a lesser extent, via the Internet. In the United States, the programs are aired through its nationally televised shopping network—24 hours a day, 7 days a week ("QVC-US"). Internationally, QVC has electronic retailing program services based in the United Kingdom ("QVC-UK"), Germany ("QVC-Germany") and Japan ("QVC-Japan"). QVC-UK broadcasts live 17 hours a day. In October 2003, QVC-Germany increased its daily broadcast time from 19 to 24 hours; and in May 2004, QVC-Japan increased its daily broadcast time from 17 to 24 hours. As more fully described in note 4 to the accompanying consolidated financial statements, we acquired a controlling interest in QVC on September 17, 2003. For financial reporting purposes, the acquisition is deemed to have occurred on September 1, 2003, and we have consolidated QVC's results of operations since that date. Accordingly, increases in the Interactive Group's revenue and expenses for the year ended December 31, 2004 are primarily the result of the September 2003 acquisition of QVC.

        The following discussion describes QVC's results of operations for the full years ended December 31, 2005, 2004 and 2003. Depreciation and amortization for periods prior and subsequent to our acquisition of Comcast's interest in QVC are not comparable as a result of the effects of purchase accounting. However, in order to provide a more meaningful basis for comparing the 2005, 2004 and 2003 periods, the operating results of QVC for the four months ended December 31, 2003 have been

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combined with the eight months ended August 31, 2003 in the following table and discussion. The combining of predecessor and successor accounting periods is not permitted by generally accepted accounting principles.

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Net revenue	$6,501	5,687	4,889
Cost of sales	(4,112)	(3,594)	(3,107)

Gross profit	2,389	2,093	1,782
Operating expenses	(570)	(497)	(447)
SG&A expenses	(397)	(366)	(322)

Operating cash flow	1,422	1,230	1,013
Stock compensation	(52)	(33)	(6)
Depreciation and amortization	(449)	(437)	(222)

Operating income	$921	760	785

        Net revenue for the years ended December 31, 2005, 2004 and 2003 includes the following revenue by geographical area:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
QVC-US	$4,640	4,141	3,845
QVC-UK	554	487	370
QVC-Germany	781	643	429
QVC-Japan	526	416	245

Consolidated	$6,501	5,687	4,889

        QVC's net revenue increased 14.3% and 16.3% for the years ended December 31, 2005 and 2004, respectively, as compared to the corresponding prior year, as average sales per customer increased in both years. The 2005 increase in revenue is comprised of a $779 million increase due to an increase in the number of units shipped from 138.0 million to 154.4 million and a $204 million increase due to a 3.3% increase in the average sales price per unit ("ASP"). The revenue increases were partially offset by a $198 million decrease due to an increase in product returns and a $24 million decrease due to unfavorable foreign currency exchange rates. Returns as a percent of gross product revenue increased from 17.6% in 2004 to 18.0% in 2005 due to a shift in the sales mix from home products to jewelry, apparel and accessories products, which typically have higher return rates.

        The 2004 increase in revenue is comprised of an $804 million increase due to an increase in the number of units shipped and a $140 million increase due to favorable foreign currency exchange rates. In 2004, the number of units shipped increased from 121.0 million to 138.0 million, or 14.0%, and average sales per customer increased in each of QVC's markets with Germany increasing 41.6%, Japan 19.0%, United Kingdom 12.4% and the U.S. 7.7%. While the number of units shipped increased, the ASP in the U.S. market decreased due to purchases of lower priced items within the home category and a shift in product mix to lower priced apparel and accessories. QVC-Germany and QVC-Japan also experienced a drop in ASP in their respective local currencies due primarily to a shift in product mix from jewelry to home products and apparel products. Decreases in consolidated revenue due to lower ASP aggregated $97 million. However, these decreases were more than offset by favorable exchange rate fluctuations resulting in an increase in U.S. dollar-denominated ASP in both markets. Returns as a percent of gross product revenue decreased from 17.8% in 2003 to 17.6% in 2004. Each

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of QVC's markets added subscribers in 2005 and 2004. The number of homes receiving QVC's services are as follows:

	Homes (in millions)
	December 31,
	2005	2004	2003
QVC-US	90.8	88.4	85.9
QVC-UK	17.8	15.6	13.1
QVC-Germany	37.4	35.7	34.6
QVC-Japan	16.7	14.7	11.8

        The QVC service is already received by substantially all of the cable television and direct broadcast satellite homes in the U.S. and Germany. In addition, the rate of growth in households is expected to diminish in the UK and Japan. As these markets continue to mature, QVC also expects its consolidated rate of growth in revenue to diminish. Future sales growth will primarily depend on continued additions of new customers from homes already receiving the QVC service, continued growth in sales to existing customers and growth in the number of cable and direct broadcast satellite homes. QVC's future sales may also be affected by (i) the willingness of cable and satellite distributors to continue carrying QVC's programming service, (ii) QVC's ability to maintain favorable channel positioning, which may become more difficult as distributors convert analog customers to digital, (iii) changes in television viewing habits because of personal video recorders, video-on-demand and IP television and (iv) general economic conditions.

        As noted above, during the years ended December 31, 2005 and 2004, the changes in revenue and expenses were also impacted by changes in the exchange rates for the UK pound sterling, the euro and the Japanese yen. While the U.S. dollar weakened against these currencies in 2004, it began to strengthen in 2005. In the event the U.S. dollar continues to strengthen against these foreign currencies in the future, QVC's revenue and operating cash flow will be negatively impacted. The percentage increase in revenue for each of QVC's geographic areas in dollars and in local currency is as follows:

	Percentage increase in net revenue
	Year ended December 31, 2005		Year ended December 31, 2004
	U.S. dollars	Local currency	U.S. dollars	Local currency
QVC-US	12.1%	12.1%	7.7%	7.7%
QVC-UK	13.8%	15.1%	31.6%	17.5%
QVC-Germany	21.5%	21.9%	49.9%	36.3%
QVC-Japan	26.4%	29.4%	69.8%	58.3%

        QVC's gross profit percentage was 36.7%, 36.8% and 36.4% for the years ended December 31, 2005, 2004 and 2003, respectively. These slight fluctuations are due primarily to variances in the inventory obsolescence provision for the respective year, as well as changes in product margins due to shifts in product mix.

        QVC's operating expenses are comprised of commissions and license fees, order processing and customer service expense, telecommunications expense, provision for doubtful accounts, and credit card processing fees. Operating expenses increased 14.7% and 11.2% for the years ended December 31, 2005 and 2004, respectively, as compared to the corresponding prior year period. These increases are primarily due to increases in sales volume. As a percentage of net revenue, operating expenses were 8.8%, 8.7% and 9.1% for 2005, 2004 and 2003, respectively. Commissions and license fees, as a percent of net revenue, were fairly consistent between 2005 and 2004 and decreased in 2004, as compared to 2003. The decrease in 2004 is primarily due to a decrease in QVC-UK resulting from the termination of commissions to one distributor and an increase in the mix of non-commissionable sales. In addition,

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there has been an increase in 2005 and 2004 in Internet sales for which lower commissions are required to be paid. As a percent of net revenue, order processing and customer service expenses decreased in each international segment in 2005 and 2004 compared to the corresponding prior year as a result of reduced personnel expense due to increased Internet sales, and operator efficiencies in call handling and staffing. QVC's telecommunications expenses decreased in 2005 due to new contracts with certain of its service providers. Credit card processing fees and the bad debt provision remained consistent as a percent of net revenue for each of the years ended December 31, 2005, 2004 and 2003.

        QVC's SG&A expenses increased 8.5% and 13.7% during the years ended December 31, 2005 and 2004, respectively, as compared to the corresponding prior year. The majority of the 2005 increase reflects a $23 million increase in personnel costs due to the addition of employees to support the increased sales of QVC's foreign operations. In addition, statutory sales and use tax increased $6 million in 2005. The majority of the increase in SG&A expenses in 2004 resulted from a $28 million increase in personnel costs due to the addition of employees to support the increased sales of QVC's foreign operations and increased broadcasting hours. Information technology and marketing and advertising costs also increased in 2004. Information technology expenditures increased $8 million due to higher third-party service costs related to various software projects as well as higher software maintenance fees. The $6 million increase in advertising and marketing expenditures can largely be attributed to QVC-Japan and QVC-Germany. These increases were partially offset by decreases in transponder fees ($12 million) and a lower provision for statutory local sales and use tax ($7 million). In connection with our consolidation of QVC in 2003, transponder leases that previously had been accounted for as operating leases are now accounted for as capital leases pursuant to the provisions of EITF Issue No. 01-8. Accordingly, QVC's transponder expense decreased while depreciation and interest expense increased in 2004.

        QVC's depreciation and amortization expense increased for the years ended December 31, 2005 and 2004. The 2005 increase is due to fixed asset and software additions, and the 2004 increase is due primarily to the amortization of intangible assets recorded in connection with our purchase of QVC.

Other Income and Expense

        Interest Expense.    The Interactive Group's interest expense was $371 million, $381 million and $289 million for the years ended December 31, 2005, 2004 and 2003, respectively. The increase in 2004 is due to the issuance of the 3.5% Senior Notes and the Floating Rate Senior Notes in connection with the September 2003 acquisition of a controlling interest in QVC.

        Share of earnings of affiliates.    Expedia was spun off by IAC in August of 2005 and became a separate publicly traded company at that time. The Interactive Group's share of earnings of affiliates for 2005 represents its share of Expedia's earnings for the five months ended December 31, 2005.

        Other, net.    Included in other, net for the years ended December 31, 2005, 2004 and 2003 are foreign currency gains (losses) of $(23) million, $9 million and $5 million, respectively, and losses on early extinguishment of debt of $15 million, $6 million and $1 million, respectively.

        Income taxes.    The Interactive Group's effective tax rate was 43.3%, 47.0% and 58.4% for the years ended December 31, 2005, 2004 and 2003, respectively. The effective tax rate exceeded the U.S. federal tax rate of 35% due primarily to state and foreign taxes. In addition, the Interactive Group recorded a deferred tax benefit in 2005 for a change in its estimate of its effective foreign and state tax rate, which is used to calculate its foreign and state deferred tax liabilities.

Liquidity and Capital Resources

        The Interactive Group's primary future sources of liquidity are expected to be QVC's cash on hand and cash provided by operating activities, to the extent that such cash is not otherwise restricted,

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and availability under QVC's bank credit facility. In addition, the Interactive Group may issue additional debt or equity. As of December 31, 2005, the Interactive Group's cash balance was $945 million, and the Interactive Group generated cash from operating activities of $754 million during the year ended December 31, 2005.

        The Interactive Group's future uses of cash include (1) the working capital and capital expenditure needs of QVC, (2) the repayment of our senior notes and debentures that have been attributed to the Interactive Group as they reach maturity and (3) future investments and acquisitions, if any, by QVC and the Interactive Group. In this regard, we acquired Provide in February 2006 for $481 million in cash, $200 million of which was funded by QVC and $281 million of which was funded by a cash transfer from the Capital Group. In addition, $1,368 million principal amount of senior notes mature in September 2006. The Interactive Group believes that its sources of liquidity will be sufficient to fund its cash needs for the foreseeable future.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet as of December 31, 2005, under contractual obligations is summarized below:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	amounts in millions
Long-term debt(1)	$5,344	1,377	19	923	3,025
Interest expense(2)	4,489	379	622	499	2,989
Operating lease obligations	65	15	23	15	12
Purchase orders and other obligations	1,042	1,029	13	—	—

Total contractual payments	$10,940	2,800	677	1,437	6,026

(1)
Includes all debt instruments. Amounts are stated at the face amount at maturity and may differ from the amounts stated in the Interactive Group balance sheet to the extent debt instruments were issued at a discount or premium. Also includes capital lease obligations. Amounts do not assume additional borrowings or refinancings of existing debt.

(2)
Amounts (1) are based on outstanding debt at December 31, 2005, (2) assume the interest rates on the Interactive Group's floating rate debt remain constant at the December 31, 2005 rates and (3) assume that existing debt is repaid at maturity.

        The Interactive Group has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Interactive Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the Interactive Group's financial statements.

Critical Accounting Estimates

        The critical accounting estimates of the Interactive Group are the same as those described in our consolidated section above.

Quantitative and Qualitative Disclosures about Market Risk.

        The Interactive Group is exposed to market risk in the normal course of business due to its ongoing investing and financial activities and QVC's subsidiaries in different foreign countries. Market

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risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. The Interactive Group has established policies, procedures and internal processes governing its management of market risks and the use of financial instruments to manage its exposure to such risks.

        The Interactive Group is exposed to changes in interest rates primarily as a result of its borrowings used to maintain liquidity and to fund business operations. The nature and amount of its long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. As of December 31, 2005, the face amount of the Interactive Group's fixed rate debt (considering the effects of interest rate swap agreements) was $3,623 million, which had a weighted average interest rate of 7.3%. The Interactive Group's variable rate debt of $1,721 million had a weighted average interest rate of 6.0% at December 31, 2005.

        The Interactive Group is exposed to changes in stock prices primarily as a result of its investment in IAC/InterActiveCorp and Expedia and other publicly trade companies. The Interactive Group continually monitors changes in stock markets, in general, and changes in the stock prices of its holdings, specifically. The Interactive Group believes that changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors.

        The Interactive Group is exposed to foreign exchange rate fluctuations related primarily to the monetary assets and liabilities and the financial results of QVC's foreign subsidiaries. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated into U.S. dollars at period-end exchange rates, and the statements of operations are translated at actual exchange rates when known, or at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive income (loss) as a separate component of stockholders' equity. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from QVC's operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. Accordingly, the Interactive Group may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

        From time to time the Interactive Group enters into total return debt swaps in connection with its purchase of its own or third-party public and private indebtedness. Under these arrangements, the Interactive Group directs a counterparty to purchase a specified amount of the underlying debt security for its benefit. The Interactive Group initially posts collateral with the counterparty equal to 10% of the value of the purchased securities. The Interactive Group earns interest income based upon the face amount and stated interest rate of the underlying purchased securities, and the Interactive Group pays interest expense at market rates on the amount funded by the counterparty. In the event the fair value of the underlying debt securities declines more than 10%, the Interactive Group is required to post cash collateral for the decline, and the Interactive Group records an unrealized loss on financial instruments. The cash collateral is further adjusted up or down for subsequent changes in fair value of the underlying debt security. At December 31, 2005, the aggregate purchase price of debt securities underlying total return debt swap arrangements related to the Interactive Group's senior notes and debentures was $129 million. As of such date, the Interactive Group had posted cash collateral equal to $13 million. In the event the fair value of the purchased debt securities were to fall to zero, the Interactive Group would be required to post additional cash collateral of $116 million. The posting of

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such collateral and the related settlement of the agreements would reduce the Interactive Group's outstanding debt by an equal amount.

Capital Group

Overview

        The following discussion and analysis provides information concerning the attributed results of operations and financial condition of the Capital Group. This discussion should be read in conjunction with our consolidated financial statements and notes thereto included in Part 1 of this Annex B and the description of the Capital Group found herein under "Description of Business—the Capital Group.

        If approved by our shareholders and completed, the reclassification proposals would, among other things, result in the creation of two tracking stocks, one of which is intended to reflect the separate performance of the Capital Group. The Capital Group is generally comprised of our subsidiaries and assets not attributed to the Interactive Group, including controlling interests in SEG, On Command Corporation, TruePosition, Inc. and OpenTV Corp., as well as minority investments in News Corporation, Time Warner Inc., Sprint Nextel Corporation, Motorola, Inc. and other public and private companies and approximately $4,580 million principal amount of our existing parent debt.

Results of Operations

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Revenue
SEG	$1,004	963	906
Corporate and other	455	401	351

Total revenue	1,459	1,364	1,257

Operating Cash Flow (Deficit)
SEG	171	239	368
Corporate and other	—	(24)	(74)

Total operating cash flow	171	215	294

Operating Income (Loss)
SEG	105	148	266
Corporate and other	(124)	(171)	(1,497)

Total operating loss	$(19)	(23)	(1,231)

        Revenue.    The Capital Group's total revenue increased $95 million or 7.0% in 2005 and $107 million or 8.5% in 2004, as compared to the corresponding prior year. The 2005 increase was driven primarily by a $77 million increase for TruePosition and a $41 million increase for SEG. These increases were partially offset by decreases at other subsidiaries. TruePosition's revenue increased $77 million as it continued to increase delivery and acceptance of its equipment in Cingular Wireless's markets. The 2004 increase is due to a $57 million increase for SEG and less significant increases for TruePosition, OpenTV and other subsidiaries.

        Operating Cash Flow.    Total Operating Cash Flow decreased $44 million or 20.5% and $79 million or 26.9% in 2005 and 2004, respectively, as compared to the corresponding prior year. The 2005 decrease is due primarily to a $68 million decrease for SEG partially offset by a $30 million improvement for TruePosition. The 2004 decrease is due to a decrease in SEG's operating cash flow

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($129 million) primarily due to higher programming costs. In addition, OpenTV's Operating Cash Flow improved $19 million and our corporate general and administrative expenses decreased $11 million in 2004.

        Depreciation and amortization.    Depreciation and amortization decreased slightly in 2005 due to certain assets becoming fully amortized, partially offset by an increase in depreciable assets due to capital expenditures. The increase in amortization in 2004 is due primarily to the acquisition of QVC and amortization of the related intangible assets.

        Impairment of long-lived assets.    SEG obtained an independent third party valuation in connection with its 2003 annual year-end evaluation of the recoverability of its goodwill. The result of this valuation, which was based on a discounted cash flow analysis of projections prepared by the management of SEG, indicated that the fair value of this reporting unit was less than its carrying value. This reporting unit fair value was then used to calculate an implied value of the goodwill related to SEG. The $1,352 million excess of the carrying amount of the goodwill (including $1,195 million of allocated enterprise-level goodwill) over its implied value was recorded as an impairment charge in the fourth quarter of 2003. SEG's operating income includes $157 million of the foregoing impairment charge and $1,195 million is included in Corporate and Other. The reduction in the value of SEG reflected in the third party valuation is believed to be attributable to a number of factors. Those factors include the reliance placed in that valuation on projections by management reflecting a lower rate of revenue growth compared to earlier projections based, among other things, on the possibility that revenue growth may be negatively affected by (1) a reduction in the rate of growth in total digital video subscribers and in the subscription video on demand business as a result of cable operators' increased focus on the marketing and sale of other services, such as high speed Internet access and telephony, and the uncertainty as to the success of marketing efforts by distributors of SEG's services and (2) lower per subscriber rates under a new affiliation agreement with Comcast.

        Operating income (loss).    The Capital Group generated operating losses of $19 million, $23 million and $1,231 million in 2005, 2004 and 2003, respectively. The higher operating loss in 2003 is due primarily to the goodwill impairment charge recorded by SEG noted above. In addition, SEG's operating income decreased in 2004 due to higher programming costs. Corporate and other operating income improved in 2004 due to (i) the litigation settlement recognized by TruePosition and improved operating results at OpenTV and other subsidiaries.

  Other Income and Expense

        Interest expense.    The Capital Group's interest expense was $252 million, $234 million and $219 million, for the years ended December 31, 2005, 2004 and 2003, respectively, including $89 million, $83 million and $61 million, respectively, of accretion of our exchangeable debentures.

        Dividend and interest income.    Dividend and interest income was $109 million, $111 million and $147 million for the years ended December 31, 2005, 2004 and 2003, respectively. The 2004 decrease is due primarily to a decrease in the interest we earned on invested cash balances.

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        Realized and unrealized gains (losses) on derivative instruments.    Realized and unrealized gains (losses) on derivative instruments are comprised of the following:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Change in fair value of exchangeable debenture call option features	$172	(129)	(158)
Change in fair value of equity collars	311	(941)	(483)
Change in fair value of borrowed shares	(205)	(227)	(121)
Change in fair value of put options	(66)	2	108
Change in fair value of put spread collars	9	8	21
Change in fair value of other derivatives	53	20	(59)

	$274	(1,267)	(692)

        Gains (losses) on dispositions.    Aggregate gains (losses) from dispositions are comprised of the following.

	Years ended December 31,
Transaction
	2005	2004	2003
	amounts in millions
Sale of investment in Telewest Global, Inc.	$(266)	—	—
Sale of investment in Cablevisión S.A.	(188)	—	—
Sale of News Corp. non-voting shares	—	844	236
Exchange transaction with Comcast	—	387	—
Sale of investment in Cendant Corporation	—	—	510
Sale of investment in Vivendi Universal	—	—	262
Other, net	49	168	118

	$(405)	1,399	1,126

        In the above transactions, the gains or losses were calculated based upon the difference between the carrying value of the assets relinquished, as determined on an average cost basis, compared to the fair value of the assets received. See notes 6, 11 and 15 to our accompanying consolidated financial statements for the years ended December 31, 2005, 2004 and 2003 for a discussion of the foregoing transactions.

        Nontemporary declines in fair value of investments.    During 2005, 2004 and 2003, the Capital Group determined that certain of its cost investments experienced other-than-temporary declines in value. As a result, the cost bases of such investments were adjusted to their respective fair values based primarily on quoted market prices at the date each adjustment was deemed necessary. These adjustments are reflected as nontemporary declines in fair value of investments in the consolidated statements of operations and aggregated $449 million, $129 million and $22 million for the years ended December 31, 2005, 2004 and 2003, respectively. The impairment recorded in 2005 includes $352 million related to the Capital Group's investment in News Corp. voting shares.

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        Income taxes.    The Capital Group's effective tax rate was 50.5% in 2005, 35.1% in 2004 and was not meaningful in 2003. The effective tax rate in 2005 was greater than the U.S. federal income tax rate of 35% due to a tax benefit that the Capital Group recorded as a result of a change in its estimated effective state tax rate. In the third quarter of 2005, the Capital Group assessed its weighted average state tax rate in connection with the spin off of Discovery Holding Company. As a result of this assessment, the Capital Group decreased its state tax rate used in calculating the amount of its deferred tax liabilities and recognized a deferred income tax benefit of $119 million. This tax benefit was partially offset by foreign tax expense and an increase in the Capital Group's valuation allowance for deferred tax assets of subsidiaries that we do not consolidate for tax purposes. Although the Capital Group had a loss before tax expense for book purposes in 2003, it recorded tax expense of $255 million primarily due to the impairment of goodwill which is not deductible for tax purposes. In addition, it incurred state and foreign taxes and an increase in its valuation allowance for deferred tax assets of subsidiaries that we do not consolidate for tax purposes.

        Loss from continuing operations.    The Capital Group generated losses from continuing operations of $362 million, $87 million and $1,291 million for the years ended December 31, 2005, 2004 and 2003, respectively, and was the result of the above-described fluctuations in revenue and expenses.

Operating Results of SEG

        Historically, SEG has provided premium programming distributed by cable operators, direct-to-home ("DTH") satellite providers and other distributors throughout the United States. In addition, in 2004 and 2005, SEG launched via the Internet Starz Ticket and Vongo which are comprised of Starz and Starz on Demand and other movie and entertainment content. Starz Ticket and Vongo are offered on a subscription basis, and in addition, Vongo offers content on a pay-per-view basis. Virtually all of SEG's revenue continues to be derived from the delivery of movies to subscribers under affiliation agreements with television video programming distributors. Some of SEG's affiliation agreements provide for payments to SEG based on the number of subscribers that receive SEG's services. SEG also has fixed-rate affiliation agreements with certain of its customers. Pursuant to these agreements, the customers pay an agreed-upon rate regardless of the number of subscribers. The agreed-upon rate is contractually increased annually or semi-annually as the case may be, and these agreements, other than the Comcast agreement described below, expire in 2006 through 2008. During the year ended December 31, 2005, 58.3% of SEG's revenue was generated by its three largest customers, Comcast, Echostar Communications and DirecTV. SEG's affiliation agreement with Echostar has been extended until March 8, 2006, and SEG is currently in negotiations with Echostar regarding a new agreement. SEG's affiliation agreement with DirecTV expires on March 31, 2006.

        SEG's affiliation agreements generally do not provide for the inclusion of its services in specific programming packages of the distributors. The affiliation agreement with Comcast, however, did include a short-term packaging commitment to carry the Encore and Thematic Multiplex channels (EMP) in specified digital tiers on Comcast's cable systems. The affiliation agreement originally expired at the end of 2010, and Comcast's packaging commitment expired at the end of 2005. In the second quarter of 2005, SEG and Comcast renegotiated their affiliation agreement. The new agreement eliminates Comcast's packaging commitment for EMP and provides for a fixed fee payment structure, with certain Consumer Price Index ("CPI") adjustments, for EMP through September 2009. The agreement also provides for a guaranteed payment structure for Comcast's carriage of Starz through December 2012 with contractual increases for 2006 and 2007 and annual CPI adjustments for the remainder of the term. The foregoing payment structure for EMP and Starz may be adjusted in the event Comcast acquires or disposes of cable systems. Finally, Comcast has agreed to the elimination of certain future marketing support commitments from SEG. As a result of this new agreement, SEG's future revenue from Comcast for its EMP and Starz products will not be impacted by any increases or decreases in actual subscribers, except in the case of acquisitions or dispositions noted above. The

B-3-28

terms of the EMP and Starz payment structures can be extended by Comcast, at its option, for a total of six years and five years, respectively.

        SEG's operating results are as follows:

	Years ended December 31,
	2005	2004	2003
	amounts in millions
Revenue	$1,004	963	906
Operating expenses	(706)	(603)	(430)
SG&A expenses	(127)	(121)	(108)

Operating cash flow	171	239	368
Stock-based compensation	(17)	(28)	130
Depreciation and amortization	(49)	(63)	(75)
Impairment of long-lived assets	—	—	(157)

Operating income	$105	148	266

        SEG's revenue increased 4.3% and 6.3% for the years ended December 31, 2005 and 2004, respectively, as compared to the corresponding prior year. The 2005 increase in revenue is due to an $85 million increase resulting from an increase in the average number of subscription units for SEG's services partially offset by a $52 million decrease due to a decrease in the effective rate for SEG's services. The increase in 2004 is due primarily to an increase in the average number of subscription units for SEG's Thematic Multiplex and Encore services ($39 million) and an increase in rates charged to affiliates ($17 million).

        SEG's Starz movie service and its EMP movie service are the primary drivers of SEG's revenue. Starz average subscriptions increased 6.7% and 4.2% in 2005 and 2004, respectively; and EMP average subscriptions increased 8.0% and 8.9% in 2005 and 2004, respectively. While the average subscription units have increased in 2005, as compared to 2004, most of this growth occurred in late 2004, and SEG's Starz and EMP units have remained relatively flat for most of 2005. SEG believes that this trend is due to a number of factors including (1) certain cable operators shifting their marketing efforts away from the addition of premium video subscribers to promotion of other services; (2) a reduction in the rate of growth of digital subscribers; and (3) a loss of subscribers due to the hurricane damage in the Gulf Coast region in the third quarter of 2005.

        At December 31, 2005, cable, direct broadcast satellite, and other distribution represented 67.2%, 31.7% and 1.1%, respectively, of SEG's total subscription units.

        SEG's operating expenses increased $103 million or 17.1% and $173 million or 40.2% for the years ended December 31, 2005 and 2004, respectively, as compared to the corresponding prior year. Such increases are due primarily to increases in programming costs, which increased from $398 million in 2003 to $564 million in 2004 and to $668 million in 2005. The 2005 increase in programming costs is due to (1) a $55 million increase resulting from a higher percentage of first-run movie exhibitions (which have a relatively higher cost per title) as compared to the number of library product exhibitions in 2005 and (2) a $49 million increase due to a higher cost per title for movie titles under certain of SEG's license agreements. The 2004 increase in programming costs is due to (1) a $96 million increase resulting from a higher percentage of first-run movie exhibitions as compared to the number of library product exhibitions, (2) a $28 million increase due to a higher cost per title due to new rate cards for movie titles under certain of its license agreements, and (3) amortization of deposits previously made under the output arrangements ($42 million). In addition, in the first quarter of 2003, SEG entered into a settlement agreement regarding the payment of certain music license fees, which resulted in the reversal of a related accrual in the amount of $8 million.

B-3-29

        SEG expects that its programming costs in 2006 will be 5%-7% higher than the 2005 costs due to the factors described above. This estimate is subject to a number of assumptions that could change depending on the number and timing of movie titles actually becoming available to SEG and their ultimate box office performance. Accordingly, the actual amount of cost increases experienced by SEG may differ from the amounts noted above.

        SEG's SG&A expenses increased $6 million or 5.0% and $13 million or 12.0% during 2005 and 2004, respectively, as compared to the corresponding prior year. The 2005 increase in SG&A expenses is due to (1) $11 million of consulting and marketing expenses incurred in connection with SEG's 2005 development and 2006 launch of Vongo, and (2) a $12 million credit recorded by SEG in 2004 related to the recovery of certain accounts receivable from Adelphia Communications and other customers. These increases were offset by a $16 million decrease in sales and marketing as SEG participated in fewer national marketing campaigns and obtained reduced marketing commitments under the new affiliation agreement with Comcast in 2005.

        The 2004 increase in SG&A expenses is due primarily to increases in sales and marketing expenses partially offset by decreases in bad debt and payroll tax expense. As noted above, SEG has entered into new affiliation agreements with certain multichannel television distributors, which, in some cases, has resulted in new packaging of SEG's services and increased co-operative marketing commitments. As a result, sales and marketing expenses increased $33 million for the year ended December 31, 2004. During the year ended December 31, 2004, SEG sold a portion of its pre-petition accounts receivable from Adelphia Communications to an independent third party. SEG had previously provided an allowance against the Adelphia accounts receivable based on SEG's estimate of the amount it would collect. The proceeds from the sale of the Adelphia accounts receivable exceeded the net accounts receivable balance by approximately $8 million, resulting in a corresponding reduction in bad debt expense of $8 million. In addition, SEG recovered approximately $4 million of additional accounts receivable from various customers for which a reserve had previously been provided.

        SEG has outstanding phantom stock appreciation rights held by its former chief executive officer. Compensation relating to the phantom stock appreciation rights has been recorded based upon the estimated fair value of SEG. The amount of expense associated with the phantom stock appreciation rights is generally based on the vesting of such rights and the change in the fair value of SEG. SEG recorded a $130 million credit to stock compensation in 2003 as a result of a decrease in the estimated equity value of SEG.

        As more fully described above, the Capital Group recorded a $1,352 million impairment charge in 2003 related to SEG, of which $1,195 million related to enterprise-level goodwill and is included in Corporate and Other.

Liquidity and Capital Resources

        The Capital Group's sources of liquidity include its available cash balances, cash generated by the operating activities of its privately-owned subsidiaries (to the extent such cash exceeds the working capital needs of the subsidiaries and is not otherwise restricted), proceeds from asset sales, monetization of its public investment portfolio (including derivatives), debt and equity issuances, and dividend and interest receipts.

        During the year ended December 31, 2005, the Capital Group generated cash from operating activities of $356 million and cash from investing activities of $806 million. The Capital Group's primary use of cash was transfers to the Interactive Group of $548 million, which is net of $367 million transferred from the Interactive Group for income tax payments. The Interactive Group used such cash to retire parent company debt. On a prospective basis, we expect that the Interactive Group will fund debt repayments with its cash from operations, and to the extent it has taxable income, will make income tax payments to the Capital Group pursuant to our tax allocation policy.

B-3-30

        During the year ended December 31, 2004, the Capital Group's primary uses of cash were investments in and loans to investees ($952 million), cash used by discontinued operations ($864 million), the exchange of stock of one of its subsidiaries that held cash and other assets for shares of our common stock held by Comcast ($547 million) and net cash transfers to the Interactive Group ($718 million). These uses of cash were funded primarily by cash on hand, proceeds from sales of assets ($472 million) and net proceeds from various derivative transactions ($515 million).

        The Capital Group's projected uses of cash in 2006 include approximately $85 million for interest payments, approximately $200 million to fund the acquisition of FUN Technologies plc and approximately $200 million to fund a secured loan to WildBlue Communications. In addition, the Capital Group may make additional investments in existing or new businesses. However, we are unable to quantify such investments at this time.

        The Capital Group expects that its investing and financing activities will be funded with a combination of cash on hand, cash provided by operating activities, proceeds from equity collar expirations and dispositions of non-strategic assets. At December 31, 2005, the Capital Group's sources of liquidity include $1,390 million in cash and marketable debt securities and $7,459 million of non-strategic AFS securities, including related derivatives. In addition, the Capital Group owns $8,171 million of News Corp. common stock, which it considers to be a strategic asset. To the extent the Capital Group recognizes any taxable gains from the sale of assets or expiration of derivative instruments, we may incur current tax expense and be required to make tax payments.

        The Capital Group's derivatives ("AFS Derivatives") related to certain of its AFS investments provide it with an additional source of liquidity. Based on the put price and assuming it delivers owned or borrowed shares to settle each of its AFS Derivatives and excluding any provision for income taxes, the Capital Group would be entitled to cash proceeds of approximately $395 million in 2006, $385 million in 2007, zero in 2008, $1,180 million in 2009, $1,683 in 2010, and $1,312 million thereafter upon settlement of its AFS Derivatives.

        Prior to the maturity of its equity collars, the terms of certain of the Capital Group's equity and narrow-band collars allow it to borrow against the future put option proceeds at LIBOR or LIBOR plus an applicable spread, as the case may be. As of December 31, 2005, the Capital Group had not made any borrowings under these arrangements and the borrowing capacity aggregated approximately $4,853 million. Such borrowings would reduce the cash proceeds upon settlement noted in the preceding paragraph.

  Equity Affiliates

        Various partnerships and other affiliates of the Capital Group accounted for using the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities. Notwithstanding the foregoing, certain of the Capital Group's affiliates may require additional capital to finance their operating or investing activities. In the event the Capital Group's affiliates require additional financing and it fails to meet a capital call, or other commitment to provide capital or loans to a particular company, such failure may have adverse consequences to the Capital Group. These consequences may include, among others, the dilution of the Capital Group's equity interest in that company, the forfeiture of the Capital Group's right to vote or exercise other rights, the right of the other stockholders or partners to force the Capital Group to sell its interest at less than fair value, the forced dissolution of the company to which the Capital Group has made the commitment or, in some instances, a breach of contract action for damages against the Capital Group. The Capital Group's ability to meet capital calls or other capital or loan commitments is subject to its ability to access cash.

B-3-31

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        SEG has entered into agreements with a number of motion picture producers which obligate SEG to pay fees ("Programming Fees") for the rights to exhibit certain films that are released by these producers. The unpaid balance under agreements for film rights related to films that were available for exhibition by SEG at December 31, 2005 is reflected as a liability in the accompanying consolidated balance sheet. The balance due as of December 31, 2005 is payable as follows: $191 million in 2006; $11 million in 2007; and $13 million thereafter.

        SEG has also contracted to pay Programming Fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by SEG until some future date. These amounts have not been accrued at December 31, 2005. SEG's estimate of amounts payable under these agreements is as follows: $539 million in 2006; $178 million in 2007; $103 million in 2008; $95 million in 2009; $75 million in 2010 and $52 million thereafter.

        In addition, SEG is obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company through 2009, all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment through 2010 and all qualifying films produced for theatrical release in the United States by Revolution Studios through 2006. Films are generally available to SEG for exhibition 10 - 12 months after their theatrical release. The Programming Fees to be paid by SEG are based on the quantity and domestic theatrical exhibition receipts of qualifying films. As these films have not yet been released in theatres, SEG is unable to estimate the amounts to be paid under these output agreements. However, such amounts are expected to be significant.

        In addition to the foregoing contractual film obligations, each of Disney and Sony has the right to extend its contract for an additional three years. If Sony elects to extend its contract, SEG has agreed to pay Sony a total of $190 million in four annual installments of $47.5 million beginning in 2011. This option expires December 31, 2007. If made, SEG's payments to Sony would be amortized ratably over the extension period beginning in 2011. An extension of this agreement would also result in the payment by SEG of Programming Fees for qualifying films released by Sony during the extension period. If Disney elects to extend its contract, SEG is not obligated to pay any amounts in excess of its Programming Fees for qualifying films released by Disney during the extension period.

        We guarantee SEG's film licensing obligations under certain of its studio output agreements. At December 31, 2005, our guarantees for studio output obligations for films released by such date aggregated $779 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, SEG has recognized the liability for a portion of its obligations under the output agreements. As this represents a commitment of SEG, a consolidated subsidiary of ours, we have not recorded a separate liability for our guarantees of these obligations.

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        Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations is summarized below:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	amounts in millions
Long-term debt(1)	$4,617	2	1,754	5	2,856
Long-term derivative instruments	2,099	1,939	—	—	160
Interest payments(2)	1,767	84	160	142	1,381
Operating lease obligations	41	12	18	10	1
Programming Fees(3)	1,257	730	305	170	52

Total contractual payments	$9,781	2,767	2,237	327	4,450

(1)
Includes all debt instruments, including the call option feature related to our exchangeable debentures. Amounts are stated at the face amount at maturity and may differ from the amounts stated in our consolidated balance sheet to the extent debt instruments (i) were issued at a discount or premium or (ii) have elements which are reported at fair value in our consolidated balance sheet. Also includes capital lease obligations. Amounts do not assume additional borrowings or refinancings of existing debt.

(2)
Amounts (1) are based on our outstanding debt at December 31, 2005, (2) assume the interest rates on our floating rate debt remain constant at the December 31, 2005 rates and (3) assume that our existing debt is repaid at maturity.

(3)
Does not include Programming Fees for films not yet released theatrically, as such amounts cannot be estimated.

        Since the date the Capital Group issued its exchangeable debentures, the Capital Group has claimed interest deductions on such exchangeable debentures for federal income tax purposes based on the "comparable yield" at which the Capital Group could have issued a fixed-rate debenture with similar terms and conditions. In all instances, this policy has resulted in the Capital Group claiming interest deductions significantly in excess of the cash interest currently paid on the exchangeable debentures. Interest deducted in prior years on the exchangeable debentures has contributed to net operating losses ("NOLs") that may be carried to offset taxable income in 2005 and later years. These NOLs and current interest deductions on the exchangeable debentures are being used to offset taxable income currently being generated.

        The IRS has issued Technical Advice Memorandums ("TAMs") challenging the current deductibility of interest expense claimed on exchangeable debentures issued by other companies. The TAMs conclude that such interest expense must be capitalized as basis to the shares referenced in the exchangeable debentures. If the IRS were to similarly challenge the Capital Group's tax treatment of these interest deductions, and ultimately win such challenge, there would be no impact to its reported total tax expense as the resulting increase in current tax expense would be offset by a decrease in its deferred tax expense. However, the NOLs the Capital Group has recorded would not be available to offset its current taxable income, and it would be required to make current federal income tax payments. These federal income tax payments could prove to be significant.

        Pursuant to a tax sharing agreement between us and AT&T when we were a subsidiary of AT&T, the Capital Group received a cash payment from AT&T in periods when we generated taxable losses and such taxable losses were utilized by AT&T to reduce its consolidated income tax liability. To the extent such losses were not utilized by AT&T, such amounts were available to reduce federal taxable income generated by us in future periods, similar to a net operating loss carryforward. While we were a

B-3-33

subsidiary of AT&T, we recorded our stand-alone tax provision on a separate return basis. Subsequent to our spin off from AT&T, if adjustments are made to amounts previously paid under the AT&T Tax Sharing Agreement, such adjustments are reflected as adjustments to additional paid-in capital. During the period from March 10, 1999 to December 31, 2002, the Capital Group received cash payments from AT&T aggregating $670 million as payment for our taxable losses that AT&T utilized to reduce its income tax liability.

        Also, pursuant to the tax sharing agreement and in connection with the split off from AT&T, AT&T was required to pay the Capital Group an amount equal to 35% of the amount of the net operating loss carryforward ("TCI NOLs") reflected in TCI's final federal income tax return that had not been used as an offset to our obligations under the tax sharing agreement and that had been, or were reasonably expected to be, utilized by AT&T. In connection with the split off, the Capital Group received an $803 million payment for the TCI NOLs and recorded such payment as an increase to additional paid-in capital. The Capital Group was not paid for certain of the TCI NOLs ("SRLY NOLs") due to limitations and uncertainty regarding AT&T's ability to use them to offset taxable income in the future. In the event AT&T was ultimately able to use any of the SRLY NOLs, they would be required to pay the Capital Group 35% of the amount of the SRLY NOLs used. In the fourth quarter of 2004 and in connection with the completion of an IRS audit of TCI's tax return for 1994, it was determined that the Capital Group was required to recognize additional taxable income related to the recapitalization of one of its investments resulting in a tax liability of approximately $30 million. As a result of the tax assessment, the Capital Group also received a corresponding amount of additional tax basis in the investment. However, the Capital Group was able to cause AT&T to use a portion of the SRLY NOLs to offset this taxable income, the benefit of which resulted in the elimination of the $30 million tax liability and an increase to additional paid-in capital.

        In the fourth quarter of 2004, AT&T requested a refund from the Capital Group of $70 million, plus accrued interest, relating to losses that it generated in 2002 and 2003 and was able to carry back to offset taxable income previously offset by our losses. AT&T has asserted that our losses caused AT&T to pay $70 million in alternative minimum tax ("AMT") that it would not have been otherwise required to pay had our losses not been included in its return. In 2004, the Capital Group estimated that it may ultimately pay AT&T up to $30 million of the requested $70 million because it believed AT&T received an AMT credit of $40 million against income taxes resulting from the AMT previously paid. Accordingly, the Capital Group accrued a $30 million liability with an offsetting reduction of additional paid-in capital. The net effect of the completion of the IRS tax audit noted above (including the benefit derived from AT&T for the utilization of the SRLY NOLs) and the Capital Group's accrual of amounts due to AT&T was an increase to deferred tax assets and an increase to other liabilities.

        In the fourth quarter of 2005, AT&T requested an additional $21 million relating to additional losses it generated and was able to carry back to offset taxable income previously offset by our losses. In addition, the information provided to us in connection with AT&T's request shows that AT&T has not yet claimed a credit for AMT previously paid. Accordingly, in the fourth quarter of 2005, the Capital Group increased its accrual by approximately $40 million (with a corresponding decrease to additional paid-in capital) representing our estimate of the amount the Capital Group may ultimately pay to AT&T as a result of this request. Although the Capital Group has not reduced its accrual for any future refunds, the Capital Group believes it is entitled to a refund when AT&T is able to realize a benefit in the form of a credit for the AMT previously paid.

        In March 2006, AT&T requested an additional $21 million relating to additional losses and IRS audit adjustments that it claims it is able to use to offset taxable income previously offset by our losses. The Capital Group is currently reviewing this claim and has not recorded an accrual for this request in its financial statements for the year ended December 31, 2005.

B-3-34

        Although for accounting purposes the Capital Group has accrued a portion of the amounts claimed by AT&T to be owed by it under the tax sharing agreement, the Capital Group believes there are valid defenses or set-off or similar rights in its favor that may cause the total amount that the Capital Group owes AT&T to be less than the amounts accrued.

        In connection with agreements for the sale of certain assets, the Capital Group typically retains liabilities that relate to events occurring prior to the sale, such as tax, environmental, litigation and employment matters. The Capital Group generally indemnifies the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Capital Group. These types of indemnification guarantees typically extend for a number of years. The Capital Group is unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Capital Group has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

        The Capital Group has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Capital Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the Capital Group's financial statements.

        During the third quarter of 2005, TruePosition entered into an agreement with one of its major customers whereby TruePosition will remove and replace certain location-based equipment supplied by another vendor and currently installed in the customer's network. TruePosition currently estimates that the costs to provide this equipment and service will exceed the revenue earned and that it will incur a loss of approximately $18 million on the contract. Since this agreement is an executory contract, TruePosition will recognize this loss during the term of the contract as material elements of the contract are delivered. TruePosition entered into this agreement because it believes its appointment as the customer's exclusive provider of these services and the resulting future potential revenue earned from the customer's continuing network build-out and expansion will exceed the loss computed on the contractual arrangement. However, no assurance can be given that future business from this customer will be sufficient to offset the loss incurred on this portion of the contract.

Critical Accounting Estimates

        The critical accounting estimates of the Interactive Group are the same as those described in our consolidated section above.

Quantitative and Qualitative Disclosures about Market Risk

        The Capital Group is exposed to market risk in the normal course of business due to its ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. The Capital Group has established policies, procedures and internal processes governing its management of market risks and the use of financial instruments to manage its exposure to such risks.

        The Capital Group is exposed to changes in interest rates primarily as a result of its borrowing activities used to maintain liquidity and to fund business operations. The nature and amount of its long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. As of December 31, 2005, the face amount of the Capital Group's fixed rate debt was $4,580 million, which had a weighted average interest rate of 2.6%.

B-3-35

        The Capital Group is exposed to changes in stock prices primarily as a result of its significant holdings in publicly traded securities. The Capital Group continually monitors changes in stock markets, in general, and changes in the stock prices of its holdings, specifically. The Capital Group believes that changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors. The Capital Group uses equity collars, put spread collars, narrow-band collars, written put and call options and other financial instruments to manage market risk associated with certain investment positions. These instruments are recorded at fair value based on option pricing models.

        Among other factors, changes in the market prices of the securities underlying the AFS Derivatives affect the fair market value of the AFS Derivatives. The following table illustrates the impact that changes in the market price of the securities underlying the Capital Group's AFS Derivatives would have on the fair market value of such derivatives. Such changes in fair market value would be included in realized and unrealized gains (losses) on financial instruments in the Capital Group's statement of operations.

	Estimated aggregate fair value
	Equity collars(1)	Put spread collars	Put options	Total
	amounts in millions
Fair value at December 31, 2005	$1,408	133	(342)	1,199
5% increase in market prices	$1,270	133	(329)	1,074
10% increase in market prices	$1,133	133	(316)	950
5% decrease in market prices	$1,545	133	(355)	1,323
10% decrease in market prices	$1,683	133	(368)	1,448

(1)
Includes narrow-band collars.

        At December 31, 2005, the fair value of the Capital Group's AFS securities was $16,343 million. Had the market price of such securities been 10% lower at December 31, 2005, the aggregate value of such securities would have been $1,634 million lower resulting in a decrease to unrealized holding gains in other comprehensive earnings. Such decrease would be partially offset by an increase in the value of the Capital Group's AFS Derivatives as noted in the table above.

        In connection with certain of its AFS Derivatives, the Capital Group periodically borrow shares of the underlying securities from a counterparty and deliver these borrowed shares in settlement of maturing derivative positions. In these transactions, a similar number of shares that the Capital Group owns have been posted as collateral with the counterparty. These share borrowing arrangements can be terminated at any time at the Capital Group's option by delivering shares to the counterparty. The counterparty can terminate these arrangements upon the occurrence of certain events which limit the trading volume of the underlying security. The liability under these share borrowing arrangements is marked to market each reporting period with changes in value recorded in unrealized gains or losses in the Capital Group's statement of operations. The shares posted as collateral under these arrangements continue to be treated as AFS securities and are marked to market each reporting period with changes in value recorded as unrealized holding gains or losses in other comprehensive earnings. The Capital Group has recorded a $1,581 million liability for shares borrowed under these arrangements at December 31, 2005.

B-3-36

Annex C

FORM OF

RESTATED CERTIFICATE OF INCORPORATION

OF LIBERTY MEDIA HOLDING CORPORATION

        LIBERTY MEDIA HOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          (1)   The name of the Corporation is Liberty Media Holding Corporation. The original Certificate of Incorporation of the Corporation was filed on February 28, 2006. The name under which the Corporation was originally incorporated is Liberty Media Holding Corporation.

          (2)   This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation.

          (3)   This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

          (4)   This Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware.

          (5)   Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the text of the Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:

"ARTICLE I

NAME

        The name of the corporation is Liberty Media Corporation (the "Corporation").

ARTICLE II

REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III

PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (as the same may be amended from time to time, "DGCL").

ARTICLE IV

AUTHORIZED STOCK

        The total number of shares of capital stock which the Corporation will have authority to issue is four billion four hundred million (4,400,000,000) shares, which will be divided into the following classes:

        (a)   four billion three hundred fifty million (4,350,000,000) shares will be of a class designated Common Stock, par value $0.01 per share ("Common Stock"), such class to be divided in series as provided in Section A of this Article IV; and

        (b)   fifty million (50,000,000) shares will be of a class designated Preferred Stock, par value $0.01 per share ("Preferred Stock"), such class to be issuable in series as provided in Section B of this Article IV.

        The description of the Common Stock and the Preferred Stock of the Corporation, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same, are as hereinafter in this Article IV set forth:

SECTION A

COMMON STOCK

1.     General.

        Four hundred million (400,000,000) shares of Common Stock will be of a series designated Series A Liberty Capital Common Stock (the "Series A Liberty Capital Common Stock"), twenty five million (25,000,000) shares of Common Stock will be of a series designated Series B Liberty Capital Common Stock (the "Series B Liberty Capital Common Stock"), and three hundred million (300,000,000) shares of Common Stock will be of a series designated as Series C Liberty Capital Common Stock (the "Series C Liberty Capital Common Stock" and together with the Series A Liberty Capital Common Stock and the Series B Liberty Capital Common Stock, the "Liberty Capital Common Stock"). Two billion (2,000,000,000) shares of Common Stock will be of a series designated Series A Liberty Interactive Common Stock (the "Series A Liberty Interactive Common Stock"), one hundred twenty five million (125,000,000) shares of Common Stock will be of a series designated Series B Liberty Interactive Common Stock (the "Series B Liberty Interactive Common Stock"), and one billion five hundred million (1,500,000,000) shares of Common Stock will be of a series designated Series C Liberty Interactive Common Stock (the "Series C Liberty Interactive Common Stock" and together with the Series A Liberty Interactive Common Stock and the Series B Liberty Interactive Common Stock, the "Liberty Interactive Common Stock").

2.     Liberty Capital Common Stock and Liberty Interactive Common Stock.

        Each share of Series A Liberty Capital Common Stock, Series B Liberty Capital Common Stock and Series C Liberty Capital Common Stock will, except as otherwise provided in this Section A.2., be identical in all respects and will have equal rights, powers and privileges.

        Each share of Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock will, except as otherwise provided in this Section A.2., be identical in all respects and will have equal rights, powers and privileges.

        (a)    Voting Powers.

          (i)    Series A Liberty Capital Common Stock, Series B Liberty Capital Common Stock, Series A Liberty Interactive Common Stock and Series B Liberty Interactive Common Stock.    Holders of Series A Liberty Capital Common Stock will be entitled to one vote for each share of such stock held of record, holders of Series B Liberty Capital Common Stock will be entitled to ten votes for each share of such stock held of record, holders of Series A Liberty Interactive Common Stock will be entitled to one vote for each share of such stock held of record and holders of Series B Liberty Interactive Common Stock will be entitled to ten votes for each share of such stock held of record, upon all matters that may be submitted to a vote of stockholders of the Corporation (regardless of whether such holders are voting together with the holders of all Voting Securities, or as a separate class with the holders of one or more series of Common Stock, or as a separate series of Common Stock, or otherwise).

          (ii)    Series C Liberty Capital Common Stock and Series C Liberty Interactive Common Stock.    Holders of Series C Liberty Capital Common Stock and holders of Series C Liberty Interactive Common Stock will not be entitled to any voting powers, except as (and then only to the extent) required by the laws of the State of Delaware. If a vote of the holders of Series C Liberty Capital Common Stock or Series C Liberty Interactive Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series C Liberty Capital Common Stock or Series C Liberty Interactive Common Stock, as applicable, will be entitled to 1/100th of a vote on such matter for each share held of record.

          (iii)    Voting Generally.    Except (A) as may otherwise be provided in this Certificate, (B) as may otherwise be required by the laws of the State of Delaware or (C) as may otherwise be provided in any Preferred Stock Designation, the holders of shares of Series A Liberty Capital Common Stock, the holders of shares of Series B Liberty Capital Common Stock, the holders of shares of Series A Liberty Interactive Common Stock, the holders of shares of Series B Liberty Interactive Common Stock and the holders of shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with the terms of the applicable Preferred Stock Designation will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation and irrespective of the provisions of Section 242(b)(2) of the DGCL, any proposed amendment to this Certificate that (i) would increase (x) the number of authorized shares of Common Stock or any series thereof, (y) the number of authorized shares of Preferred Stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of Common Stock or any series thereof, (y) the number of authorized shares of Preferred Stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock (as the case may be) then outstanding)), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter. In the event the holders of the Series C Liberty Capital Common Stock and/or the holders of the Series C Liberty Interactive Common Stock are entitled to vote on any matter that may be submitted to a vote of stockholders of the Corporation, such holders will vote as one class with all other stockholders of the Corporation entitled to vote on such matter, unless otherwise required by this Certificate, the laws of the State of Delaware or any Preferred Stock Designation.

          (iv)    Special Voting Rights in Connection with Dispositions.

            (A)  If the Board of Directors, at its election, determines to seek the approval of the holders of Liberty Capital Voting Securities entitled to vote thereon to classify a proposed Capital Group Disposition as an Exempt Capital Group Disposition, as contemplated by clause (v) of the definition of "Exempt Capital Group Disposition" in paragraph (i) of this Section A.2., then, such proposed Capital Group Disposition will constitute an Exempt Capital Group Disposition if approved by a majority of the votes cast by the holders of record, as of the record date for the meeting at which such vote is taken, of shares of Liberty Capital

    Voting Securities entitled to vote thereon that are present in person or by proxy at such meeting, voting together as a separate class.

            (B)  If the Board of Directors, at its election, determines to seek the approval of the holders of Liberty Interactive Voting Securities entitled to vote thereon to classify a proposed Interactive Group Disposition as an Exempt Interactive Group Disposition, as contemplated by clause (v) of the definition of "Exempt Interactive Group Disposition" in paragraph (i) of this Section A.2., such proposed Interactive Group Disposition will constitute an Exempt Interactive Group Disposition if approved by a majority of the votes cast by the holders of record, as of the record date for the meeting at which such vote is taken, of shares of Liberty Interactive Voting Securities entitled to vote thereon that are present in person or by proxy at such meeting, voting together as a separate class.

            (C)  Any vote taken pursuant to clause (A) or (B) of this paragraph (a)(iv) will be in addition to, and not in lieu of, any vote of the stockholders of the Corporation required by the DGCL to be taken with respect to the applicable Disposition.

        (b)    Conversion Rights.

    (i) (A)    Conversion of Series B Liberty Capital Common Stock into Series A Liberty Capital Common Stock; Other.    Each share of Series B Liberty Capital Common Stock will be convertible at any time, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Liberty Capital Common Stock. Any such conversion may be effected by any holder of Series B Liberty Capital Common Stock by surrendering such holder's certificate or certificates representing the Series B Liberty Capital Common Stock to be converted, duly endorsed, at the principal office of the Corporation or any transfer agent for the Series B Liberty Capital Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified whole number of shares of Series B Liberty Capital Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Series A Liberty Capital Common Stock to be issued and, if less than all of the shares of Series B Liberty Capital Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate or certificates representing the unconverted shares of Series B Liberty Capital Common Stock to be issued. Any certificate representing shares surrendered for conversion in accordance with this paragraph will, if so required by the Corporation or its transfer agent, be accompanied by instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the next succeeding paragraph, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates representing the number of shares of Series A Liberty Capital Common Stock to which such holder will be entitled as herein provided. If less than all of the shares of Series B Liberty Capital Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder's nominee or nominees a new certificate representing the shares of Series B Liberty Capital Common Stock not converted. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the Person or Persons entitled to receive the Series A Liberty Capital Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Series A Liberty Capital Common Stock on that date. A number of shares of Series A Liberty Capital Common Stock equal to the number of shares of Series B Liberty Capital Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Series B Liberty Capital Common Stock as provided herein. Shares of Series B Liberty Capital Common Stock that have been converted hereunder will become treasury shares maintaining their designation as Series B Liberty Capital Common Stock that may be reissued or retired by resolution of the Board of Directors. Shares of Series A Liberty Capital Common Stock and shares of Series C Liberty Capital Common Stock will not be convertible at the option of the holder into shares of any other series of Common Stock.

            The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing shares of Liberty Capital Common Stock on conversion of shares of Series B Liberty Capital Common Stock pursuant to this paragraph (b)(i)(A). The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of Liberty Capital Common Stock in a name other than that in which the shares of Series B Liberty Capital Common Stock so converted were registered and no such issue or delivery will be made unless and until the person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

            Liberty Capital Common Stock will be convertible at the option of the Corporation, in whole or in part, in accordance with clauses (C) and (D) of paragraph (e)(ii) of this Section A.2.

            (B)  Conversion of Series B Liberty Interactive Common Stock into Series A Liberty Interactive Common Stock.    Each share of Series B Liberty Interactive Common Stock will be convertible at any time, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Liberty Interactive Common Stock. Any such conversion may be effected by any holder of Series B Liberty Interactive Common Stock by surrendering such holder's certificate or certificates representing the Series B Liberty Interactive Common Stock to be converted, duly endorsed, at the principal office of the Corporation or any transfer agent for the Series B Liberty Interactive Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified whole number of shares of Series B Liberty Interactive Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Series A Liberty Interactive Common Stock to be issued and, if less than all of the shares of Series B Liberty Interactive Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate or certificates representing the unconverted shares of Series B Liberty Interactive Common Stock to be issued. Any certificate representing shares surrendered for conversion in accordance with this paragraph will, if so required by the Corporation or its transfer agent, be accompanied by instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the next succeeding paragraph, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates representing the number of shares of Series A Liberty Interactive Common Stock to which such holder will be entitled as herein provided. If less than all of the shares of Series B Liberty Interactive Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder's nominee or nominees, a new certificate representing the shares of Series B Liberty Interactive Common Stock not converted. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the Person or Persons entitled to receive the Series A Liberty Interactive Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Series A Liberty Interactive Common Stock on that date. A number of shares of Series A Liberty Interactive Common Stock equal to the number of shares of Series B Liberty Interactive Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Series B Liberty Interactive Common Stock as provided herein. Shares of Series B Liberty Interactive Common Stock that have been converted hereunder will become treasury shares maintaining their designation as Series B Liberty Interactive Common Stock that may be reissued or retired by resolution of the Board of Directors. Shares of Series A Liberty Interactive Common Stock and shares of Series C Liberty Interactive Common Stock will not be convertible at the option of the holder into shares of any other series of Common Stock.

            The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing shares of Liberty Interactive Common Stock on conversion of shares of Series B Liberty Interactive Common Stock pursuant to this paragraph (b)(i)(B). The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of Liberty Interactive Common Stock in a name other than that in which the shares of Series B Liberty Interactive Common Stock so converted were registered and no such issue or delivery will be made unless and until the person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

          (ii)    Conversion of Liberty Interactive Common Stock into Liberty Capital Common Stock at the Option of the Corporation.

            (A)  At the option of the Corporation, exercisable at any time by resolution of its Board of Directors, (x) following the first anniversary of the Effective Date or (y) if earlier, following the occurrence of Tax Event: (I) each share of Series A Liberty Interactive Common Stock will be converted into a number (or fraction) of fully paid and non-assessable shares of Series A Liberty Capital Common Stock equal to the Interactive Group Optional Conversion Ratio, (II) each share of Series B Liberty Interactive Common Stock will be converted into a number (or fraction) of fully paid and non-assessable shares of Series B Liberty Capital Common Stock equal to the Interactive Group Optional Conversion Ratio, and (III) each share of Series C Liberty Interactive Common Stock will be converted into a number (or fraction) of fully paid and non-assessable shares of Series C Liberty Capital Common Stock equal to the Interactive Group Optional Conversion Ratio.

            (B)  For purposes of this paragraph (b)(ii), the "Interactive Group Optional Conversion Ratio" means the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of the Liberty Interactive Reference Share over the 60-Trading Day period ending on the Trading Day preceding the date designated by the Board of Directors for determination of such ratio (the "Determination Date"), by (II) the Average Market Value of the Liberty Capital Reference Share over the 60-Trading Day period ending on the Trading Day preceding the Determination Date.

            (C)  If the Corporation determines to convert shares of Liberty Interactive Common Stock into Liberty Capital Common Stock pursuant to this paragraph (b)(ii), such conversion will occur on an Interactive Group Conversion Date on or prior to the 45th day following the Determination Date and will otherwise be effected in accordance with the provisions of paragraphs (f)(iv) and (k) of this Section A.2. If the Corporation determines not to undertake such conversion following the determination of the Interactive Group Optional Conversion Ratio, the Corporation may at any time thereafter establish a new Determination Date, in which event the Interactive Group Optional Conversion Ratio will be recalculated as of such new Determination Date and, if the Corporation determines to convert shares of Liberty Interactive Common Stock into shares of Liberty Capital Common Stock, a new Interactive Group Conversion Date will be established, in each case, in accordance with this paragraph (b)(ii).

            (D)  The Corporation will not convert shares of a series of Liberty Interactive Common Stock into shares of Liberty Capital Common Stock pursuant to this paragraph (b)(ii) without converting all outstanding shares of each series of Liberty Interactive Common Stock into shares of Liberty Capital Common Stock, in each case, in accordance with this paragraph (b)(ii).

            The Liberty Interactive Common Stock will also be convertible at the option of the Corporation, in whole or in part, in accordance with clauses (C) and (D) of paragraph (f)(ii) of this Section A.2.

        (c)    Dividends Generally.

          (i)    Dividends on Liberty Capital Common Stock.    Subject to the applicable terms of any Preferred Stock Designation, dividends on the Liberty Capital Common Stock may be declared and paid only out of the lesser of (A) assets of the Corporation legally available therefor and (B) the Capital Group Available Dividend Amount. Whenever a dividend, other than a dividend that consists of a Share Distribution, is paid to the holders of one or more series of Liberty Capital Common Stock, the Corporation will also pay to the holders of each other series of Liberty Capital Common Stock a dividend per share equal to the dividend per share paid to the holders of such first one or more series of Liberty Capital Common Stock, such that the dividend paid on each share of Liberty Capital Common Stock, regardless of series, is the same. Whenever a dividend that consists of a Share Distribution is paid to the holders of one or more series of Liberty Capital Common Stock, the Corporation will also pay a dividend that consists of a Share Distribution to the holders of each other series of Liberty Capital Common Stock as provided in paragraph (d)(i) of this Section A.2.

          If the Capital Group Outstanding Interest Fraction is less than one (1) on the record date for any dividend, including a dividend that consists of a Share Distribution, with respect to the Liberty Capital Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Liberty Capital Common Stock:

            (A)  if such dividend consists of cash, securities (other than shares of Liberty Capital Common Stock or Liberty Interactive Common Stock) or other assets, at the election of the Board of Directors, the Corporation will (I) attribute to the Interactive Group (a "Capital Group Inter-Group Dividend"), subject to the last paragraph of this paragraph (c)(i), an aggregate amount of cash, securities or other assets, or a combination thereof (the "Capital Group Inter-Group Dividend Amount"), with a Fair Value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest as of the record date for such dividend, by (y) the per share Fair Value of such dividend payable to the holders of outstanding shares of Liberty Capital Common Stock, as determined by the Board of Directors, or (II) increase the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the Capital Group Inter-Group Dividend Amount, by (y) the Fair Value of the Liberty Capital Reference Share as of the "ex" date or any similar date for such dividend;

            (B)  if such dividend consists of shares of Liberty Capital Common Stock, the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest as of the record date for such dividend, by (y) the Capital Group Share Distribution Ratio applicable to such dividend; or

            (C)  if such dividend consists of shares of Liberty Interactive Common Stock, subject to paragraph (d)(i)(B), the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest will be decreased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by adding (I) the number of shares of Liberty Interactive Common Stock distributed to holders of Liberty Capital Common Stock, plus (II) the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest as of the record date for such dividend, by (y) the Interactive Group Share Distribution Ratio applicable to such dividend.

          In the case of a dividend paid pursuant to clause (D) of paragraph (e)(ii) of this Section A.2. in connection with a Capital Group Disposition, the Capital Group Inter-Group Dividend Amount may be increased, at the election of the Board of Directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Liberty Capital Common Stock converted into Liberty Interactive Common Stock in connection with such Capital Group Disposition if such shares were not so converted and received the same dividend per share as the other shares of Liberty Capital Common Stock received in connection with such Capital Group Disposition.

          A Capital Group Inter-Group Dividend may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

          (ii)    Dividends on Liberty Interactive Common Stock.    Subject to the applicable terms of any Preferred Stock Designation, dividends on the Liberty Interactive Common Stock may be declared and paid only out of the lesser of (A) assets of the Corporation legally available therefor and (B) the Interactive Group Available Dividend Amount. Whenever a dividend, other than a dividend that consists of a Share Distribution, is paid to the holders of one or more series of Liberty Interactive Common Stock, the Corporation will also pay to the holders of each other series of Liberty Interactive Common Stock a dividend per share equal to the dividend per share paid to the holders of such first one or more series of Liberty Interactive Common Stock, such that the dividend paid on each share of Liberty Interactive Common Stock, regardless of series, is the same. Whenever a dividend that consists of a Share Distribution is paid to the holders of one or more series of Liberty Interactive Common Stock, the Corporation will also pay a dividend that consists of a Share Distribution to the holders of each other series of Liberty Interactive Common Stock as provided in paragraph (d)(ii) of this Section A.2.

          If the Interactive Group Outstanding Interest Fraction is less than one (1) on the record date for any dividend, including a dividend that consists of a Share Distribution, with respect to the Liberty Interactive Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Liberty Interactive Common Stock:

            (A)  if such dividend consists of cash, securities (other than shares of Liberty Capital Common Stock or Liberty Interactive Common Stock) or other assets, at the election of the Board of Directors, the Corporation will (I) attribute to the Capital Group (an "Interactive Group Inter-Group Dividend"), subject to the last paragraph of this paragraph (c)(ii), an aggregate amount of cash, securities or other assets, or a combination thereof (the

    "Interactive Group Inter-Group Dividend Amount"), with a Fair Value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest as of the record date for such dividend, by (y) the per share Fair Value of such dividend payable to the holders of outstanding shares of Liberty Interactive Common Stock, as determined by the Board of Directors, or (II) increase the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the Interactive Group Inter-Group Dividend Amount, by (y) the Fair Value of the Liberty Interactive Reference Share as of the "ex" date or any similar date for such dividend;

            (B)  if such dividend consists of shares of Liberty Interactive Common Stock, the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest as of the record date for such dividend, by (y) the Interactive Group Share Distribution Ratio applicable to such dividend; or

            (C)  if such dividend consists of shares of Liberty Capital Common Stock, subject to paragraph (d)(ii)(B), the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest will be decreased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by adding (I) the number of shares of Liberty Capital Common Stock distributed to holders of Liberty Interactive Common Stock, plus (II) the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest as of the record date for such dividend, by (y) the Capital Group Share Distribution Ratio applicable to such dividend.

          In the case of a dividend paid pursuant to clause (D) of paragraph (f)(ii) of this Section A.2. in connection with an Interactive Group Disposition, the Interactive Group Inter-Group Dividend Amount may be increased, at the election of the Board of Directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Liberty Interactive Common Stock converted into Liberty Capital Common Stock in connection with such Interactive Group Disposition if such shares were not so converted and received the same dividend per share as the other shares of Liberty Interactive Common Stock received in connection with such Interactive Group Disposition.

          An Interactive Group Inter-Group Dividend may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

          (iii)    Discrimination Between or Among Series of Common Stock.    Subject to the provisions of paragraphs (c) and (d) of this Section A.2., the Board of Directors will have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends, including, without limitation, dividends consisting of Share Distributions, on outstanding shares of either Liberty Capital Common Stock or Liberty Interactive Common Stock, or both, and in equal or unequal amounts, or only on the Liberty Capital Common Stock or the Liberty Interactive Common Stock (subject to applicable law), notwithstanding the relationship between the Capital Group Available Dividend Amount and the Interactive Group Available Dividend Amount, or the respective amounts of prior dividends declared on, or the liquidation rights of, the Liberty Capital Common Stock or the Liberty Interactive Common Stock, or any other factor.

        (d)    Share Distributions.

          (i)    Distributions on Series A Liberty Capital Common Stock, Series B Liberty Capital Common Stock and Series C Liberty Capital Common Stock.    If at any time a Share Distribution is to be made with respect to the Series A Liberty Capital Common Stock, Series B Liberty Capital Common Stock or Series C Liberty Capital Common Stock, then, in addition to the applicable requirements of paragraph (c)(i) of this Section A.2., such Share Distribution may be declared and paid only as follows:

            (A)  a Share Distribution consisting, at the election of the Board of Directors, of: (I) shares of Series A Liberty Capital Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Capital Common Stock) may be declared and paid to holders of Series A Liberty Capital Common Stock, Series B Liberty Capital Common Stock and Series C Liberty Capital Common Stock, on an equal per share basis; or (II) shares of Series C Liberty Capital Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Capital Common Stock) may be declared and paid to holders of Series A Liberty Capital Common Stock, Series B Liberty Capital Common Stock and Series C Liberty Capital Common Stock, on an equal per share basis; or (III) shares of Series A Liberty Capital Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Capital Common Stock) may be declared and paid to holders of Series A Liberty Capital Common Stock, shares of Series B Liberty Capital Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Capital Common Stock) may be declared and paid to holders of Series B Liberty Capital Common Stock and shares of Series C Liberty Capital Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Capital Common Stock) may be declared and paid to holders of Series C Liberty Capital Common Stock, in each case, on an equal per share basis;

            (B)  a Share Distribution consisting, at the election of the Board of Directors, of: (I) shares of Series A Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Capital Common Stock, Series B Liberty Capital Common Stock and Series C Liberty Capital Common Stock, on an equal per share basis; or (II) shares of Series C Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Capital Common Stock, Series B Liberty Capital Common Stock and Series C Liberty Capital Common Stock, on an equal per share basis; or (III) shares of Series A Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Capital Common Stock, shares of Series B Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Interactive Common Stock) may be declared and paid to holders of Series B Liberty Capital Common Stock and shares of Series C Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Interactive Common Stock) may be declared and paid to holders of Series C Liberty Capital Common Stock, in each case, on an equal per share basis; provided, however, that no such Share Distribution will be declared and paid if the amount obtained by adding (x) the aggregate number of shares of Liberty Interactive Common Stock to be so distributed pursuant to this paragraph (d)(i)(B) (including the number of such shares that would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so distributed pursuant to such Share Distribution), plus (y) the number of shares of Liberty Interactive Common Stock that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the Capital Group, plus (z) if the Capital Group Outstanding Interest Fraction is less than one (1) on the record date for the Share Distribution, the number of shares of Liberty Interactive Common Stock equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, by (II) the Interactive Group Share Distribution Ratio, is greater than the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest; or

            (C)  a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Liberty Capital Common Stock or Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Capital Common Stock or Liberty Interactive Common Stock), may be declared and paid, at the election of the Board of Directors, either on the basis of a distribution of (x) identical securities, on an equal per share basis, to holders of each series of Liberty Capital Common Stock, (y) separate classes or series of securities, on an equal per share basis, to the holders of each series of Liberty Capital Common Stock or (z) a separate class or series of securities to the holders of one or more series of Liberty Capital Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Capital Common Stock; provided, that in the case of clauses (y) and (z), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Capital Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Liberty Capital Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Capital Common Stock, the Series B Liberty Capital Common Stock and the Series C Liberty Capital Common Stock, and (2) in the event the securities to be received by the holders of shares of Liberty Capital Common Stock other than the Series B Liberty Capital Common Stock consist of different classes or series of securities, with each such class or series of securities (or the securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of securities will be distributed to the holders of each series of Liberty Capital Common Stock (other than the Series B Liberty Capital Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) of the class or series of securities (or the securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) to be received by the holders of each series of Liberty Capital Common Stock (other than the Series B Liberty Capital Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) of such series of Liberty Capital Common Stock, as compared to the other series of Liberty Capital Common Stock (other than the Series B Liberty Capital Common Stock).

          (ii)    Distributions on Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock.    If at any time a Share Distribution is to be made with respect to the Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock or Series C Liberty Interactive Common Stock, then, in addition to the applicable requirements of paragraph (c)(ii) of this Section A.2., such Share Distribution may be declared and paid only as follows:

            (A)  a Share Distribution consisting, at the election of the Board of Directors, of: (I) shares of Series A Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock, on an equal per share basis; or (II) shares of Series C Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock, on an equal per share basis; or (III) shares of Series A Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Interactive Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, shares of Series B Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Interactive Common Stock) may be declared and paid to holders of Series B Liberty Interactive Common Stock and shares of Series C Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Interactive Common Stock) may be declared and paid to holders of Series C Liberty Interactive Common Stock, in each case, on an equal per share basis; or

            (B)  a Share Distribution consisting, at the election of the Board of Directors, of: (I) shares of Series A Liberty Capital Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Capital Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock, on an equal per share basis; or (II) shares of Series C Liberty Capital Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Capital Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, Series B Liberty Interactive Common Stock and Series C Liberty Interactive Common Stock, on an equal per share basis; or (III) shares of Series A Liberty Capital Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Capital Common Stock) may be declared and paid to holders of Series A Liberty Interactive Common Stock, shares of Series B Liberty Capital Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Capital Common Stock) may be declared and paid to holders of Series B Liberty Interactive Common Stock and shares of Series C Liberty Capital Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series C Liberty Capital Common Stock) may be declared and paid to holders of Series C Liberty Interactive Common Stock, in each case, on an equal per share basis; provided, however, that no such Share Distribution will be declared and paid if the amount obtained by adding (x) the aggregate number of shares of Liberty Capital Common Stock to be so distributed pursuant to this paragraph (d)(ii)(B) (including the number of such shares that would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so distributed pursuant to such Share Distribution), plus (y) the number of shares of Liberty Capital Common Stock that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the Interactive Group, plus (z) if the Interactive Group Outstanding Interest Fraction is less than one (1) on the record date for the Share Distribution, the number of shares of Liberty Capital Common Stock equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, by (II) the Capital Group Distribution Ratio, is greater than the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest; or

            (C)  a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Liberty Capital Common Stock or Liberty Interactive Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Capital Common Stock or Liberty Interactive Common Stock), may be declared and paid, at the election of the Board of Directors, either on the basis of a distribution of (x) identical securities, on an equal per share basis, to holders of each series of Liberty Interactive Common Stock, (y) separate classes or series of securities, on an equal per share basis, to the holders of each series of Liberty Interactive Common Stock or (z) a separate class or series of securities to the holders of one or more series of Liberty Interactive Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Interactive Common Stock; provided, that in the case of clauses (y) and (z), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Interactive Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Liberty Interactive Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Interactive Common Stock, the Series B Liberty Interactive Common Stock and the Series C Liberty Interactive Common Stock), and (2) in the event the securities to be received by the holders of shares of Liberty Interactive Common Stock other than the Series B Liberty Interactive Common Stock consist of different classes or series of securities, with each such class or series of securities (or the securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of securities will be distributed to the holders of each series of Liberty Interactive Common Stock (other than the Series B Liberty Interactive Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this

    Section A.2.) of the class or series of securities (or the securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) to be received by the holders of each series of Liberty Interactive Common Stock (other than Series B Liberty Interactive Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) of such series of Liberty Interactive Common Stock, as compared to the other series of Liberty Interactive Common Stock (other than the Series B Liberty Interactive Common Stock).

        (e)    Redemption and Other Provisions Relating to the Liberty Capital Common Stock.

          (i)    Redemption for Stock of one or more Capital Group Subsidiaries.    At any time at which a Qualifying Subsidiary holds, directly or indirectly, assets and liabilities attributed to the Capital Group and no other assets or liabilities (each such Qualifying Subsidiary, a "Qualifying Capital Group Subsidiary"), the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem outstanding shares of Liberty Capital Common Stock (such shares of Liberty Capital Common Stock to be redeemed, the "Capital Group Redemption Shares") for shares of common stock of a Qualifying Capital Group Subsidiary (a "Distributed Capital Group Subsidiary"), as provided herein. The number of Capital Group Redemption Shares will be determined, by the Board of Directors, by multiplying (A) the number of outstanding shares of Liberty Capital Common Stock as of the Capital Group Redemption Selection Date, by (B) the percentage of the Fair Value of the assets attributed to the Capital Group that is represented by the Fair Value of the Corporation's equity interest in the Distributed Capital Group Subsidiary, in each case, as determined by the Board of Directors as of a date selected by the Board of Directors, as such percentage may be adjusted by the Board of Directors in its discretion to take into account other things deemed relevant by the Board of Directors. The aggregate number of fully paid and non-assessable shares of common stock of the Distributed Capital Group Subsidiary to be delivered (the "Capital Group Distribution Subsidiary Shares") in redemption of the Capital Group Redemption Shares will be equal to: (A) if the Board of Directors makes a Capital Group Inter-Group Redemption Election as described below, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the number of shares of common stock of the Distributed Capital Group Subsidiary owned by the Corporation (the "Distributable Capital Group Subsidiary Shares"), by (y) the Capital Group Outstanding Interest Fraction, in each case, as of the Capital Group Redemption Selection Date, or (B) if the Board of Directors does not make a Capital Group Inter-Group Redemption Election, all of the Distributable Capital Group Subsidiary Shares, in each case, subject to adjustment as provided below. The number of shares of common stock of the Distributed Capital Group Subsidiary to be delivered in redemption of each Capital Group Redemption Share will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the number of Capital Group Distribution Subsidiary Shares, by (y) the aggregate number of Capital Group Redemption Shares.

          If the Capital Group Outstanding Interest Fraction is less than one (1) on the Capital Group Redemption Selection Date for any redemption pursuant to this paragraph (e)(i) and if (but only if) the Board of Directors so determines in its discretion (a "Capital Group Inter-Group Redemption Election"), then concurrently with the distribution of the Capital Group Distribution Subsidiary Shares in redemption of Capital Group Redemption Shares, the Corporation will attribute to the Interactive Group an aggregate number of shares of common stock of the Distributed Capital Group Subsidiary (the "Capital Group Inter-Group Interest Subsidiary Shares") equal to the difference between the number of Distributable Capital Group Subsidiary Shares and the number of Capital Group Distribution Subsidiary Shares, subject to adjustment as provided below. If a Capital Group Inter-Group Redemption Election is made, then: (I) the

  Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest will be decreased as described in subparagraph (ii)(D) of the definition of "Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest" in paragraph (i) of this Section A.2.; (II) the attribution of Capital Group Inter-Group Interest Subsidiary Shares to be made to the Interactive Group may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of Capital Group Inter-Group Interest Subsidiary Shares; and (III) the Board of Directors may determine that the Capital Group Inter-Group Interest Subsidiary Shares so allocated or transferred to the Interactive Group will be distributed to holders of shares of Liberty Interactive Common Stock as a Share Distribution pursuant to paragraph (d)(ii)(C) of this Section A.2.

          Notwithstanding the foregoing provisions of this paragraph (e)(i), no such distribution to holders of Liberty Interactive Common Stock or redemption of Capital Group Redemption Shares may occur unless the Board of Directors has determined that such distribution or redemption, as applicable, is expected to qualify for nonrecognition of gain or loss (in whole or in part) under Section 355(a) of the Code (or any successor provision) to holders of Liberty Interactive Common Stock or holders of Capital Group Redemption Shares, as applicable, for U.S. federal income tax purposes and the number of Capital Group Redemption Shares, the number of Capital Group Distribution Subsidiary Shares and the number of Capital Group Inter-Group Interest Subsidiary Shares (and any related adjustment to the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest) will be subject to adjustment by the Board of Directors to the extent necessary to cause such distribution or redemption, as applicable, to qualify under Section 355(a) of the Code (or any successor provision). If at the time of a redemption of Liberty Capital Common Stock pursuant to this paragraph (e)(i), there are outstanding any Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Capital Common Stock that would become convertible into or exercisable or exchangeable for Distributable Capital Group Subsidiary Shares as a result of such redemption, and the obligation to deliver shares of common stock of such Distributed Capital Group Subsidiary upon exercise, exchange or conversion of such Convertible Securities is not assumed or otherwise provided for by the Distributed Capital Group Subsidiary, then the Board of Directors may make such adjustments as it determines to be appropriate to the number of Capital Group Redemption Shares, the number of Capital Group Distribution Subsidiary Shares and the number of Capital Group Inter-Group Interest Subsidiary Shares (and any related adjustment to the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest) to take into account the shares of common stock of the Distributed Capital Group Subsidiary into which such Convertible Securities are convertible or for which such Convertible Securities are exercisable or exchangeable.

          In the event that not all outstanding shares of Liberty Capital Common Stock are to be redeemed in accordance with this paragraph (e)(i) for Capital Group Distribution Subsidiary Shares, then (1) the number of shares of each series of Liberty Capital Common Stock to be redeemed in accordance with this paragraph (e)(i) will be determined by multiplying the aggregate number of Capital Group Redemption Shares by a fraction, the numerator of which is the aggregate number of shares of such series and the denominator of which is the aggregate number of shares of all series of Liberty Capital Common Stock, in each case, outstanding as of the Capital Group Redemption Selection Date, and (2) the outstanding shares of each series of Liberty Capital Common Stock to be redeemed in accordance with this paragraph (e)(i) will be redeemed by the Corporation pro rata among the holders of each series of Liberty Capital Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

          Any redemption pursuant to this paragraph (e)(i) will occur on a Capital Group Redemption Date set forth in a notice to holders of Liberty Capital Common Stock (and Convertible Securities convertible into or exercisable or exchangeable for shares of any series of Liberty Capital Common Stock (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities)) pursuant to paragraph (e)(iv)(B).

          In effecting a redemption of Liberty Capital Common Stock pursuant to this paragraph (e)(i), the Board of Directors may determine either to (x) redeem shares of each series of Liberty Capital Common Stock in exchange for shares of a single class or series of common stock of the Distributed Capital Group Subsidiary without distinction among series of Liberty Capital Common Stock, on an equal per share basis, (y) redeem shares of each series of Liberty Capital Common Stock in exchange for shares of separate classes or series of common stock of the Distributed Capital Group Subsidiary, on an equal per share basis, or (z) redeem shares of one or more series of Liberty Capital Common Stock in exchange for shares of a separate class or series of common stock of the Distributed Capital Group Subsidiary and, on an equal per share basis, redeem shares of all other series of Liberty Capital Common Stock in exchange for shares of a different class or series of common stock of the Distributed Capital Group Subsidiary; provided, that, in the case of clauses (y) and (z), (1) such separate classes or series do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Capital Common Stock receiving shares of a class or series having the highest relative voting rights and the holders of shares of each other series of Liberty Capital Common Stock receiving shares of a class or series having lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Capital Common Stock, the Series B Liberty Capital Common Stock and the Series C Liberty Capital Common Stock, and (2) in the event the shares of common stock to be received by the holders of shares of Liberty Capital Common Stock other than the Series B Liberty Capital Common Stock in such redemption consist of different classes or series of common stock, with each such class or series differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of common stock will be distributed to the holders of each series of Liberty Capital Common Stock (other than the Series B Liberty Capital Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights of the class or series of securities to be received by the holders of each series of Liberty Capital Common Stock corresponds to the extent practicable to the relative voting rights (as compared to the other series of Liberty Capital Common Stock, other than the Series B Liberty Capital Common Stock) of such series of Liberty Capital Common Stock. If the Board of Directors has made a Capital Group Inter-Group Redemption Election, then the determination as to the classes or series of common stock of the Distributed Capital Group Subsidiary comprising the Capital Group Inter-Group Interest Subsidiary Shares to be so transferred or allocated to the Interactive Group will be made by the Board of Directors in its discretion.

          (ii)    Mandatory Dividend, Redemption or Conversion in Case of Capital Group Disposition.    In the event of a Capital Group Disposition (other than an Exempt Capital Group Disposition), the Corporation will, on or prior to the 85th Trading Day following the consummation of such Capital Group Disposition and in accordance with the applicable provisions of paragraphs (e)(iv) and

  (k) of this Section A.2., take the actions referred to in one of clauses (A), (B), (C) or (D) below, as elected by the Board of Directors:

            (A)  Subject to the first sentence of paragraph (c)(i) of this Section A.2. the Corporation may declare and pay a dividend payable in cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, to the holders of outstanding shares of Liberty Capital Common Stock, with an aggregate Fair Value (subject to adjustment as provided below) equal to the Capital Group Allocable Net Proceeds of such Capital Group Disposition as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of paragraph (c)(i) and (d)(i) of this Section A.2.; or

            (B)  Provided that there are assets of the Corporation legally available therefor and the Capital Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to clause (A) of this paragraph (e)(ii) in lieu of effecting the redemption provided for in this clause (B), then:

              (I)   if such Capital Group Disposition involves all (not merely substantially all) of the assets of the Capital Group, the Corporation may redeem all outstanding shares of each series of Liberty Capital Common Stock for cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value (subject to adjustment as provided below) equal to the Capital Group Allocable Net Proceeds of such Capital Group Disposition as of the Capital Group Redemption Date, as determined by the Board of Directors, such aggregate amount to be allocated among the shares of all series of Liberty Capital Common Stock outstanding as of the Capital Group Redemption Date on an equal per share basis (subject to the provisions of this paragraph (e)(ii)); or

              (II)  if such Capital Group Disposition involves substantially all (but not all) of the assets of the Capital Group, the Corporation may apply an aggregate amount (subject to adjustment as provided below) of cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with a Fair Value equal to the Capital Group Allocable Net Proceeds of such Capital Group Disposition as of the Capital Group Redemption Selection Date (the "Capital Group Redemption Amount") to the redemption of outstanding shares of each series of Liberty Capital Common Stock, such Capital Group Redemption Amount to be allocated (subject to the provisions of this paragraph (e)(ii)) to the redemption of shares of each series of Liberty Capital Common Stock in the ratio of (x) the number of shares of such series outstanding as of the Capital Group Redemption Selection Date to the aggregate number of shares of all series of Liberty Capital Common Stock outstanding as of such date, and the number of shares of each such series to be redeemed will equal the lesser of (1) the number of shares of such series outstanding as of the Capital Group Redemption Selection Date and (2) the whole number nearest the number obtained by dividing the aggregate amount so allocated to the redemption of such series by the Average Market Value of the Liberty Capital Reference Share over the period of 10 consecutive Trading Days beginning on the 16th Trading Day following the consummation of such Capital Group Disposition; provided that, if following the foregoing allocation there remains any amount of the Capital Group Redemption Amount which is not being applied to the redemption of shares of a series of Liberty Capital Common Stock, then such excess amount will be allocated to the redemption of shares of each series of Liberty Capital Common Stock that, following the initial allocation referred to above, would have shares outstanding and not redeemed, with the number of outstanding and not redeemed shares to be redeemed from each such series to be calculated in accordance with clauses (1) and (2) of the immediately preceding sentence based upon such excess amount of the Capital Group Redemption Amount. The outstanding shares of a series of Liberty Capital Common Stock to be redeemed will be selected on a pro rata basis among the holders of such series or by such other method as the Board of Directors may determine to be equitable.

            (C)  The Corporation may convert each outstanding share of Series A Liberty Capital Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series A Liberty Interactive Common Stock, each outstanding share of Series B Liberty Capital Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series B Liberty Interactive Common Stock, and each outstanding share of Series C Liberty Capital Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series C Liberty Interactive Common Stock, in each case, equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of (I) the Average Market Value of the Liberty Capital Reference Share over the period of 10 consecutive Trading Days beginning on the 16th Trading Day following the consummation of such Capital Group Disposition, to (II) the Average Market Value of the Liberty Interactive Reference Share over the same 10-Trading Day period.

            (D)  The Corporation may combine the conversion of a portion of the outstanding shares of Liberty Capital Common Stock into Liberty Interactive Common Stock as contemplated by clause (C) of this paragraph (e)(ii) with the payment of a dividend on or the redemption of shares of Liberty Capital Common Stock as described below, subject to the limitations specified in clause (A) (in the case of a dividend) or clause (B) (in the case of a redemption) (including the limitations specified in other paragraphs of this Certificate referred to therein) of this paragraph (e)(ii). In the event the Board of Directors elects the option described in this clause (D), the portion of the outstanding shares of Liberty Capital Common Stock to be converted into fully paid and non-assessable shares of Liberty Interactive Common Stock will be determined by the Board of Directors and will be so converted at the conversion rate determined in accordance with clause (C) above, and the Corporation will either (x) pay a dividend to the holders of record of all of the remaining shares of Liberty Capital Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of paragraphs (c)(i) and (d)(i) of this Section A.2., or (y) redeem all or a portion of such remaining shares of Liberty Capital Common Stock. The aggregate amount of such dividend, in the case of a dividend, or the portion of the Capital Group Allocable Net Proceeds to be applied to such redemption, in the case of a redemption, will be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) an amount equal to the Capital Group Allocable Net Proceeds of such Capital Group Disposition as of, in the case of a dividend, the record date for determining the holders of Liberty Capital Common Stock entitled to receive such dividend and, in the case of a redemption, the Capital Group Redemption Selection Date (in the case of a partial redemption) or the Capital Group Redemption Date (in the case of a full redemption), in each case, before giving effect to the conversion of shares of Liberty Capital Common Stock in connection with such Capital Group Disposition in accordance with this clause (D) and any related adjustment to the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, by (II) one minus a fraction, the numerator of which will be the number of shares of Liberty Capital Common Stock to be converted into shares of Liberty Interactive Common Stock in accordance with this clause (D) and the denominator of which will be the aggregate number of shares of Liberty Capital Common Stock outstanding as of the record date, Capital Group Redemption Selection Date or Capital Group Redemption Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Liberty Capital Common Stock, if the Capital Group Disposition was of all (not merely substantially all) of the assets of the Capital Group, then all remaining outstanding shares of Liberty Capital Common Stock will be redeemed for cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the Capital Group Allocable Net Proceeds to be applied to such redemption determined in accordance with this clause (D), such aggregate amount to be allocated among all such shares to redeemed on an equal per share basis (subject to the provisions of this paragraph (e)(ii)). In the event of a redemption concurrently with or following any such partial conversion of shares of Liberty Capital Common Stock, if the Capital Group Disposition was of substantially all (but not all) of the assets of the Capital Group, then the number of shares of each series of Liberty Capital Common Stock to be redeemed will be determined in accordance with clause (B)(II) of this paragraph (e)(ii), substituting for the Capital Group Redemption Amount referred to therein the portion of the Capital Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with this clause (D), and such shares will be redeemed for cash, securities (other than Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the Capital Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this paragraph (e)(ii)). The aggregate number of shares of Liberty Capital Common Stock to be converted in any partial conversion in accordance with this clause (D) will be allocated among the series of Liberty Capital Common Stock in the ratio of the number of shares of each such series outstanding to the aggregate number of shares of all series of Liberty Capital Common Stock outstanding as of the Capital Group Conversion Selection Date, and the shares of each such series to be converted will be selected on a pro rata basis or by such other method as the Board of Directors may determine to be equitable. In the case of a redemption, the allocation of the cash, securities (other than shares of Common Stock) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed will be made in the manner contemplated by clause (B) of this paragraph (e)(ii).

            For purposes of this paragraph (e)(ii):

              (1)   as of any date, "substantially all of the assets of the Capital Group" means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the Capital Group as of such date;

              (2)   in the case of a Capital Group Disposition of assets in a series of related transactions, such Capital Group Disposition will not be deemed to have been consummated until the consummation of the last of such transactions;

              (3)   if the Board of Directors seeks the approval of the holders of Liberty Capital Voting Securities entitled to vote thereon to qualify a Capital Group Disposition as an Exempt Capital Group Disposition and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Capital Group Disposition was consummated for purposes of making the determinations and taking the actions prescribed by this paragraph (e)(ii) and paragraph (e)(iv), and no subsequent vote may be taken to qualify such Capital Group Disposition as an Exempt Capital Group Disposition;

              (4)   in the event of a redemption of a portion of the outstanding shares of Liberty Capital Common Stock pursuant to clause (B)(II) or (D) of this paragraph (e)(ii) at a time when the Capital Group Outstanding Interest Fraction is less than one, if the Board of Directors so elects (a "Capital Group Inter-Group Partial Redemption Election"), in its discretion, the Corporation will attribute to the Interactive Group concurrently with such redemption an aggregate amount (the "Capital Group Inter-Group Redemption

      Amount") of cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate Fair Value equal to the difference between (x) the Capital Group Net Proceeds and (y) the portion of the Capital Group Allocable Net Proceeds applied to such redemption as determined in accordance with clause (D) of this paragraph (e)(ii). If the Board of Directors makes such election, the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest will be decreased in the manner described in subparagraph (ii)(E) of the definition of "Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest" in paragraph (i) of this Section A.2. The attribution to the Interactive Group may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities and/or other assets;

              (5)   if at the time of a Capital Group Disposition subject to this paragraph (e)(ii), there are outstanding any Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Capital Common Stock that would give the holders thereof the right to receive any consideration related to such Capital Group Disposition upon conversion, exercise or exchange or otherwise, or would adjust to give the holders equivalent economic rights, as a result of any dividend, redemption or other action taken by the Corporation with respect to the Liberty Capital Common Stock pursuant to this paragraph (e)(ii), then the Board of Directors may make such adjustments to (x) the amount of consideration to be issued or delivered as contemplated by this paragraph (e)(ii) as a dividend on or in redemption or conversion of shares of Liberty Capital Common Stock and/or, if applicable, (y) the Capital Group Inter-Group Redemption Amount and the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest as it deems appropriate to take into account the Liberty Capital Common Stock into which such Convertible Securities are convertible or for which such Convertible Securities are exercisable or exchangeable;

              (6)   the Corporation may pay the dividend or redemption price referred to in clause (A), (B) or (D) of this paragraph (e)(ii) payable to the holders of Liberty Capital Common Stock in cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, that the Board of Directors determines and which has an aggregate Fair Value of not less than the amount allocated to such dividend or redemption pursuant to the applicable of clauses (A), (B) or (D) of this paragraph (e)(ii), regardless of the form or nature of the proceeds received by the Corporation from the Capital Group Disposition; and

              (7)   if all or any portion of the redemption price referred to in clause (B) or (D) of this paragraph (e)(ii) payable to the holders of Liberty Capital Common Stock is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine to pay the redemption price, so payable in securities, in the form of (x) identical securities, on an equal per share basis, to holders of each series of Liberty Capital Common Stock, (y) separate classes or series of securities, on an equal per share basis, to the holders of each series of Liberty Capital Common Stock or (z) a separate class or series of securities to the holders of one or more series of Liberty Capital Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Capital Common Stock; provided, that, in the case of clauses (y) and (z), (1) such separate classes or series do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Capital Common Stock receiving securities of a class or series having the highest relative voting rights and the holders of shares of each other series of Liberty Capital Common Stock receiving securities of a class or series having lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Capital Common Stock, the Series B Liberty Capital Common Stock and the Series C Liberty Capital Common Stock and (2) in the event the securities to be received by the holders of shares of Liberty Capital Common Stock other than the Series B Liberty Capital Common Stock consist of different classes or series of securities, with each such class or series differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of securities will be distributed to the holders of each series of Liberty Capital Common Stock (other than the Series B Liberty Capital Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights of the class or series of securities to be received by the holders of each series of Liberty Capital Common Stock corresponds to the extent practicable to the relative voting rights (as compared to the other series of Liberty Capital Common Stock, other than the Series B Liberty Capital Common Stock) of such series of Liberty Capital Common Stock.

          (iii)    Certain Provisions Respecting Convertible Securities.    Unless the provisions of any Convertible Securities that are or become convertible into or exercisable or exchangeable for shares of any series of Liberty Capital Common Stock provide specifically to the contrary, or the instrument, plan or agreement evidencing such Convertible Securities or pursuant to which the same were issued grants to the Board of Directors the discretion to approve or authorize any adjustment or adjustments to the conversion, exercise or exchange provisions of such Convertible Securities so as to obtain a result different from that which would otherwise occur pursuant to this paragraph (e)(iii), and the Board of Directors so approves or authorizes such adjustment or adjustments, after any Capital Group Conversion Date or Capital Group Redemption Date on which all outstanding shares of Liberty Capital Common Stock were converted or redeemed, any share of Liberty Capital Common Stock that is issued on conversion, exercise or exchange of any such Convertible Security will, immediately upon issuance and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Liberty Capital Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.

          (iv)    General.

            (A)  Not later than the 10th Trading Day following the consummation of a Capital Group Disposition referred to in paragraph (e)(ii) of this Section A.2., the Corporation will announce publicly by press release (x) the Capital Group Net Proceeds of such Capital Group Disposition, (y) whether the Capital Group Disposition qualifies as an Exempt Capital Group Disposition, and (z) if it does not so qualify at the time of such announcement (including in the event the Board of Directors had not sought stockholder approval to qualify such Capital Group Disposition as an Exempt Capital Group Disposition in connection with any required stockholder approval obtained by the Corporation, if applicable), whether the Board of Directors will seek the approval of the holders of Liberty Capital Voting Securities entitled to vote thereon to qualify such Capital Group Disposition as an Exempt Capital Group Disposition. Not later than the 30th Trading Day (and in the event a 10 Trading Day valuation period is required in connection with the action selected by the Board of Directors pursuant to clause (H) below, not earlier than the 26th Trading Day) following the consummation of such Capital Group Disposition, the Corporation will announce publicly by press release (to the extent applicable):

              (I)   which of the actions specified in clauses (A), (B), (C) or (D) of paragraph (e)(ii) of this Section A.2. the Corporation has irrevocably determined to take;

              (II)  as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to clause (A) or (D) of paragraph (e)(ii), the Capital Group Redemption Selection Date for the redemption of shares of Liberty Capital Common Stock pursuant to clause (B)(II) or (D) of paragraph (e)(ii) or the Capital Group Conversion Selection Date for the partial conversion of shares of Liberty Capital Common Stock pursuant to clause (D) of paragraph (e)(ii), which record date, Capital Group Redemption Selection Date or Capital Group Conversion Selection Date will not be earlier than the 10th day following the date of such public announcement;

              (III)  the anticipated dividend payment date, Capital Group Redemption Date and/or Capital Group Conversion Date, which in each case, will not be more than 85 Trading Days following such Capital Group Disposition; and

              (IV)  unless the Board of Directors otherwise determines, that the Corporation will not be required to register a transfer of any shares of Liberty Capital Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) next preceding the specified Capital Group Redemption Selection Date or Capital Group Conversion Selection Date.

            If the Corporation determines to undertake a redemption of shares of Liberty Capital Common Stock, in whole or in part, pursuant to clause (B) or (D) of paragraph (e)(ii) of this Section A.2., or a conversion of shares of Liberty Capital Common Stock, in whole or in part, pursuant to clause (C) or (D) of paragraph (e)(ii), the Corporation will give notice of such redemption or conversion, not less than 15 days prior to the Capital Group Redemption Date or Capital Group Conversion Date, as applicable, to holders of Liberty Capital Common Stock whose shares are to be redeemed or converted, setting forth, as applicable:

              (1)   the Capital Group Redemption Date or Capital Group Conversion Date;

              (2)   the number of shares of Liberty Capital Common Stock held by such holder to be redeemed or converted or, if applicable, stating that all outstanding shares of Liberty Capital Common Stock will be redeemed or converted;

              (3)   in the case of a redemption or a conversion, in each case, in whole or in part, of outstanding shares of Liberty Capital Common Stock, the kind and amount of per share consideration to be received with respect to each share of Liberty Capital Common Stock to be redeemed or converted and the Capital Group Outstanding Interest Fraction as of the date of such notice;

              (4)   with respect to a partial redemption under clause (B)(II) or (D) of paragraph (e)(ii), if the Board of Directors has made a Capital Group Inter-Group Partial Redemption Election, the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest as of the Capital Group Redemption Selection Date and the Capital Group Inter-Group Redemption Amount;

              (5)   with respect to a dividend under clause (A) or (D) of paragraph (e)(ii), the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest as of the record date for the dividend and the Capital Group Inter-Group Dividend Amount, if applicable; and

              (6)   the place or places where certificates representing shares of Liberty Capital Common Stock properly endorsed or assigned for transfer (unless the Corporation waives such requirement) are to be surrendered.

            (B)  If the Corporation determines to redeem shares of Liberty Capital Common Stock pursuant to paragraph (e)(i), the Corporation will, announce publicly by press release:

              (I)  that the Corporation intends to redeem shares of Liberty Capital Common Stock for shares of common stock of a Qualifying Capital Group Subsidiary pursuant to paragraph (e)(i) of this Section A.2.;

              (II)  if applicable, the Capital Group Redemption Selection Date, which will not be earlier than the 10th day following the date of the press release;

              (III)  the anticipated Capital Group Redemption Date, which will not be later than the 85th Trading Day following the date of the press release; and

              (IV)  unless the Board of Directors otherwise determines, that the Corporation will not be required to register a transfer of any shares of Liberty Capital Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) next preceding the specified Capital Group Redemption Selection Date.

            Not less than 15 days prior to the Capital Group Redemption Date, the Corporation will give notice of such redemption to holders of Liberty Capital Common Stock whose shares are to be redeemed, setting forth:

              (1)   the Capital Group Redemption Date;

              (2)   the number of shares of Liberty Capital Common Stock held by such holder to be redeemed or, if applicable, stating that all outstanding shares of Liberty Capital Common Stock will be redeemed;

              (3)   the class or series of shares of common stock of the Distributed Capital Group Subsidiary to be received with respect to each share of each series of Liberty Capital Common Stock to be redeemed and the Capital Group Outstanding Interest Fraction as of the date of such notice, if any;

              (4)   if the Board of Directors has made a Capital Group Inter-Group Redemption Election, the number of Capital Group Inter-Group Interest Subsidiary Shares and the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest used in determining such number of Capital Group Inter-Group Interest Subsidiary Shares; and

              (5)   the place or places where certificates representing shares of Liberty Capital Common Stock properly endorsed or assigned for transfer (unless the Corporation waives such requirement) are to be surrendered.

            (C)  The Corporation will give such notice to holders of Convertible Securities convertible into or exercisable or exchangeable for Liberty Capital Common Stock as may be required by the terms of such Convertible Securities or as the Board of Directors may otherwise deem appropriate in connection with a dividend, redemption or conversion of shares of Liberty Capital Common Stock pursuant to paragraph (e)(i) or (e)(ii) of this Section A.2., as applicable.

            (D)  All public announcements made pursuant to clauses (A) or (B) of this paragraph (e)(iv) will include such further statements, and the Corporation reserves the right to make such further public announcements, as may be required by law or the rules of the principal national securities exchange on which the Liberty Capital Common Stock is listed or as the Board of Directors may, in its discretion, deem appropriate.

            (E)  Any notice sent to a holder of Liberty Capital Common Stock pursuant to clauses (A) or (B) of this paragraph (e)(iv) will be sent by first-class mail, postage prepaid to such holder's address as the same appears on the transfer books of the Corporation.

            (F)  Neither the failure to mail any notice required by this paragraph (e)(iv) to any particular holder of Liberty Capital Common Stock nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of Liberty Capital Common Stock, or the validity of any action taken pursuant to this Certificate.

            (G)  No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of Liberty Capital Common Stock; provided, however, that, except as otherwise contemplated by paragraph (e)(ii)(D), if the Capital Group Conversion Date or the Capital Group Redemption Date with respect to any shares of Liberty Capital Common Stock will be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of Liberty Capital Common Stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

            (H)  Before any holder of shares of Liberty Capital Common Stock will be entitled to receive a certificate or certificates representing shares of any kind of capital stock or cash, securities or other assets to be received by such holder with respect to shares of Liberty Capital Common Stock pursuant to this paragraph (e), such holder will surrender at such place as the Corporation will specify certificates representing such shares of Liberty Capital Common Stock, properly endorsed or assigned for transfer (unless the Corporation will waive such requirement). The Corporation will as soon as practicable after such surrender of a certificate or certificates representing shares of Liberty Capital Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Liberty Capital Common Stock were so surrendered, or to the nominee or nominees of such holder, a certificate or certificates representing the number of whole shares of the kind of capital stock or cash, securities or other assets to which such Person will be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph (e)(iv)(J). If less than all of the shares of Liberty Capital Common Stock represented by any one certificate are to be redeemed or converted, the Corporation will issue and deliver a new certificate for the shares of Liberty Capital Common Stock not redeemed or converted. The Corporation will not be required to register a transfer of (I) any shares of Liberty Capital Common Stock for the period preceding any selection of shares to be redeemed or converted set forth in the applicable public announcement or notice or (II) any shares of Liberty Capital Common Stock selected for redemption or conversion. Shares selected for redemption may not thereafter be converted pursuant to paragraph (b)(i)(A) of this Section A.2.

            (I)   From and after any applicable Capital Group Conversion Date or Capital Group Redemption Date, all rights of a holder of shares of Liberty Capital Common Stock that were converted or redeemed on such Capital Group Conversion Date or Capital Group Redemption Date, as applicable, will cease except for the right, upon surrender of a certificate or certificates representing such shares of Liberty Capital Common Stock, to receive a certificate or certificates representing shares of the kind and amount of capital stock or cash, securities (other than capital stock) or other assets for which such shares were converted or redeemed, as applicable, together with any payment for fractional securities contemplated by paragraph (e)(iv)(J) of this Section A.2. and such holder will have no other or further rights in respect of the shares of Liberty Capital Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other assets which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other assets upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption. No holder of a certificate which immediately prior to the applicable Capital Group Conversion Date or Capital Group Redemption Date represented shares of Liberty Capital Common Stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Liberty Capital Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Capital Group Conversion Date or Capital Group Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Capital Group Conversion Date or Capital Group Redemption Date, as the case may be, the Corporation will, however, be entitled to treat certificates representing shares of Liberty Capital Common Stock that have not yet been surrendered for conversion or redemption in accordance with clause (H) above as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Liberty Capital Common Stock represented by such certificates will have been converted or redeemed in accordance with this paragraph (e), notwithstanding the failure of the holder thereof to surrender such certificates.

            (J)   The Corporation will not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Liberty Capital Common Stock upon any conversion, redemption, dividend or other distribution pursuant to this paragraph (e). In connection with the determination of the number of shares of any class or series of capital stock that will be issuable or the amount of other securities that will be deliverable to any holder of record of Liberty Capital Common Stock upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the shares of Liberty Capital Common Stock held at the relevant time by such holder of record. If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Liberty Capital Common Stock includes a fraction, the Corporation will pay a cash adjustment in lieu of such fraction in an amount equal to the value of such fraction as of the Trading Day specified by the Board of Directors for such purpose (without interest). For purposes of the preceding sentence, "value" of any fraction will equal the amount (rounded, if necessary, to the nearest whole cent) obtained by multiplying such fraction by the Fair Value of one such share or the minimum authorized denomination of such other security as of such specified Trading Day.

            (K)  Any deadline for effecting a dividend, redemption or conversion prescribed by this paragraph (e) may be extended if deemed necessary or appropriate, in the discretion of the Board of Directors, to enable the Corporation to comply with the U.S. federal securities laws, including the rules and regulations promulgated thereunder.

        (f)    Redemption and Other Provisions Relating to the Liberty Interactive Common Stock.

          (i)    Redemption for Stock of one or more Interactive Group Subsidiaries.    At any time at which a Qualifying Subsidiary holds, directly or indirectly, assets and liabilities attributed to the Interactive Group and no other assets or liabilities (each such Qualifying Subsidiary, a "Qualifying Interactive Group Subsidiary"), the Corporation may, at its option and subject to assets of the

  Corporation being legally available therefor, redeem outstanding shares of Liberty Interactive Common Stock (such shares of Liberty Interactive Common Stock to be redeemed, the "Interactive Group Redemption Shares") for shares of common stock of a Qualifying Interactive Group Subsidiary (a "Distributed Interactive Group Subsidiary"), as provided herein. The number of Interactive Group Redemption Shares will be determined, by the Board of Directors, by multiplying (A) the number of outstanding shares of Liberty Interactive Common Stock as of the Interactive Group Redemption Selection Date, by (B) the percentage of the Fair Value of the assets attributed to the Interactive Group that is represented by the Fair Value of the Corporation's equity interest in the Distributed Interactive Group Subsidiary, in each case, as determined by the Board of Directors as of a date selected by the Board of Directors, as such percentage may be adjusted by the Board of Directors in its discretion to take into account other things deemed relevant by the Board of Directors. The aggregate number of fully paid and non-assessable shares of common stock of the Distributed Interactive Group Subsidiary to be delivered (the "Interactive Group Distribution Subsidiary Shares") in redemption of the Interactive Group Redemption Shares will be equal to: (A) if the Board of Directors makes an Interactive Group Inter-Group Redemption Election as described below, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the number of shares of common stock of the Distributed Interactive Group Subsidiary owned by the Corporation (the "Distributable Interactive Group Subsidiary Shares"), by (y) the Interactive Group Outstanding Interest Fraction, in each case, as of the Interactive Group Redemption Selection Date, or (B) if the Board of Directors does not make an Interactive Group Inter-Group Redemption Election, all of the Distributable Interactive Group Subsidiary Shares, in each case, subject to adjustment as provided below. The number of shares of common stock of the Distributed Interactive Group Subsidiary to be delivered in redemption of each Interactive Group Redemption Share will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the number of Interactive Group Distribution Subsidiary Shares, by (y) the aggregate number of Interactive Group Redemption Shares.

          If the Interactive Group Outstanding Interest Fraction is less than one (1) on the Interactive Group Redemption Selection Date for any redemption pursuant to this paragraph (f)(i) and if (but only if) the Board of Directors so determines in its discretion (an "Interactive Group Inter-Group Redemption Election"), then concurrently with the distribution of the Interactive Group Distribution Subsidiary Shares in redemption of Interactive Group Redemption Shares, the Corporation will attribute to the Capital Group an aggregate number of shares of common stock of the Distributed Interactive Group Subsidiary (the "Interactive Group Inter-Group Interest Subsidiary Shares") equal to the difference between the number of Distributable Interactive Group Subsidiary Shares and the number of Interactive Group Distribution Subsidiary Shares, subject to adjustment as provided below. If an Interactive Group Inter-Group Redemption Election is made, then: (I) the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest will be decreased in the manner described in subparagraph (ii)(D) of the definition of "Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest" in paragraph (i) of this Section A.2.; (II) the attribution of Interactive Group Inter-Group Interest Subsidiary Shares to be made to the Capital Group may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of Interactive Group Inter-Group Interest Subsidiary Shares; and (III) the Board of Directors may determine that the Interactive Group Inter-Group Interest Subsidiary Shares so allocated or transferred to the Capital Group will be distributed to holders of shares of Liberty Capital Common Stock as a Share Distribution pursuant to paragraph (d)(i)(C) of this Section A.2.

          Notwithstanding the foregoing provisions of this paragraph (f)(i), no such distribution to holders of Liberty Capital Common Stock or redemption of Interactive Group Redemption Shares may occur unless the Board of Directors has determined that such distribution or redemption, as applicable, is expected to qualify for nonrecognition of gain or loss (in whole or in part) under Section 355(a) of the Code (or any successor provision) to holders of Liberty Capital Common Stock or holders of Interactive Group Redemption Shares, as applicable, for U.S. federal income tax purposes and the number of Interactive Group Redemption Shares, the number of Interactive Group Distribution Subsidiary Shares and the number of Interactive Group Inter-Group Interest Subsidiary Shares (and any related adjustment to the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest) will be subject to adjustment by the Board of Directors to the extent necessary to cause such distribution or redemption, as applicable, to qualify under Section 355(a) of the Code (or any successor provision). If at the time of a redemption of Liberty Interactive Common Stock pursuant to this paragraph (f)(i), there are outstanding any Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Common Stock that would become convertible into or exercisable or exchangeable for Distributable Interactive Group Subsidiary Shares as a result of such redemption, and the obligation to deliver shares of common stock of such Distributed Interactive Group Subsidiary upon exercise, exchange or conversion of such Convertible Securities is not assumed or otherwise provided for by the Distributed Interactive Group Subsidiary, then the Board of Directors may make such adjustments as it determines to be appropriate to the number of Interactive Group Redemption Shares, the number of Interactive Group Distribution Subsidiary Shares and the number of Interactive Group Inter-Group Interest Subsidiary Shares (and any related adjustment to the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest) to take into account the shares of common stock of the Distributed Interactive Group Subsidiary into which such Convertible Securities are convertible or for which such Convertible Securities are exercisable or exchangeable.

          In the event that not all outstanding shares of Liberty Interactive Common Stock are to be redeemed in accordance with this paragraph (f)(i) for Interactive Group Distribution Subsidiary Shares, then (1) the number of shares of each series of Liberty Interactive Common Stock to be redeemed in accordance with this paragraph (f)(i) will be determined by multiplying the aggregate number of Interactive Group Redemption Shares by a fraction, the numerator of which is the aggregate number of shares of such series and the denominator of which is the aggregate number of shares of all series of Liberty Interactive Common Stock, in each case, outstanding as of the Interactive Group Redemption Selection Date, and (2) the outstanding shares of each series of Liberty Interactive Common Stock to be redeemed in accordance with this paragraph (f)(i) will be redeemed by the Corporation pro rata among the holders of each series of Liberty Interactive Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

          Any redemption pursuant to this paragraph (f)(i) will occur on an Interactive Group Redemption Date set forth in a notice to holders of Liberty Interactive Common Stock (and Convertible Securities convertible into or exercisable or exchangeable for shares of any series of Liberty Interactive Common Stock (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities)) pursuant to paragraph (f)(iv)(C).

          In effecting a redemption of Liberty Interactive Common Stock pursuant to this paragraph (f)(i), the Board of Directors may determine either to (x) redeem shares of each series of Liberty Interactive Common Stock in exchange for shares of a single class or series of common stock of the Distributed Interactive Group Subsidiary without distinction among series of Liberty Interactive Common Stock, on an equal per share basis, (y) redeem shares of each series of Liberty Interactive Common Stock in exchange for shares of separate classes or series of common stock of the Distributed Interactive Group Subsidiary, on an equal per share basis, or (z) redeem shares of one or more series of Liberty Interactive Common Stock in exchange for shares of a separate class or series of common stock of the Distributed Interactive Group Subsidiary and, on

  an equal per share basis, redeem shares of all other series of Liberty Interactive Common Stock in exchange for shares of a different class or series of common stock of the Distributed Interactive Group Subsidiary; provided, that, in the case of clauses (y) and (z), (1) such separate classes or series do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Interactive Common Stock receiving shares of a class or series having the highest relative voting rights and the holders of shares of each other series of Liberty Interactive Common Stock receiving shares of a class or series having lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Interactive Common Stock, the Series B Liberty Interactive Common Stock and the Series C Liberty Interactive Common Stock, and (2) in the event the shares of common stock to be received by the holders of shares of Liberty Interactive Common Stock other than the Series B Liberty Interactive Common Stock in such redemption consist of different classes or series of common stock, with each such class or series differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of common stock will be distributed to the holders of each series of Liberty Interactive Common Stock (other than the Series B Liberty Interactive Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights of the class or series of securities to be received by the holders of each series of Liberty Interactive Common Stock corresponds to the extent practicable to the relative voting rights (as compared to the other series of Liberty Interactive Common Stock, other than the Series B Liberty Interactive Common Stock) of such series of Liberty Interactive Common Stock. If the Board of Directors has made an Interactive Group Inter-Group Redemption Election, then the determination as to the classes or series of common stock of the Distributed Interactive Group Subsidiary comprising the Interactive Group Inter-Group Interest Subsidiary Shares to be so transferred or allocated to the Capital Group will be made by the Board of Directors in its discretion.

          (ii)    Mandatory Dividend, Redemption or Conversion in Case of Interactive Group Disposition.    In the event of an Interactive Group Disposition (other than an Exempt Interactive Group Disposition), the Corporation will, on or prior to the 85th Trading Day following the consummation of such Interactive Group Disposition and in accordance with the applicable provisions of paragraphs (f)(iv) and (k) of this Section A.2., take the actions referred to in one of clauses (A), (B), (C) or (D) below, as elected by the Board of Directors:

            (A)  Subject to the first sentence of paragraph (c)(ii) of this Section A.2. the Corporation may declare and pay a dividend payable in cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, to the holders of outstanding shares of Liberty Interactive Common Stock, with an aggregate Fair Value (subject to adjustment as provided below) equal to the Interactive Group Allocable Net Proceeds of such Interactive Group Disposition as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of paragraph (c)(ii) and (d)(ii) of this Section A.2.; or

            (B)  Provided that there are assets of the Corporation legally available therefor and the Interactive Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to clause (A) of this paragraph (f)(ii) in lieu of effecting the redemption provided for in this clause (B), then:

              (I)   if such Interactive Group Disposition involves all (not merely substantially all) of the assets of the Interactive Group, the Corporation may redeem all outstanding shares of each series of Liberty Interactive Common Stock for cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value (subject to adjustment as provided below) equal to the Interactive Group Allocable Net Proceeds of such Interactive Group Disposition as of the Interactive Group Redemption Date, as determined by the Board of Directors, such aggregate amount to be allocated among the shares of all series of Liberty Interactive Common Stock outstanding as of the Interactive Group Redemption Date on an equal per share basis (subject to the provisions of this paragraph (f)(ii)); or

              (II)  if such Interactive Group Disposition involves substantially all (but not all) of the assets of the Interactive Group, the Corporation may apply an aggregate amount (subject to adjustment as provided below) of cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with a Fair Value equal to the Interactive Group Allocable Net Proceeds of such Interactive Group Disposition as of the Interactive Group Redemption Selection Date (the "Interactive Group Redemption Amount") to the redemption of outstanding shares of each series of Liberty Interactive Common Stock, such Interactive Group Redemption Amount to be allocated (subject to the provisions of this paragraph (f)(ii)) to the redemption of shares of each series of Liberty Interactive Common Stock in the ratio of (x) the number of shares of such series outstanding as of the Interactive Group Redemption Selection Date to (y) the aggregate number of shares of all series of Liberty Interactive Common Stock outstanding as of such date, and the number of shares of each such series to be redeemed will equal the lesser of (1) the number of shares of such series outstanding as of the Interactive Group Redemption Selection Date and (2) the whole number nearest the number obtained by dividing the aggregate amount so allocated to the redemption of such series by the Average Market Value of the Liberty Interactive Reference Share over the period of 10 consecutive Trading Days beginning on the 16th Trading Day following the consummation of such Interactive Group Disposition; provided that, if following the foregoing allocation there remains any amount of the Interactive Group Redemption Amount which is not being applied to the redemption of shares of a series of Liberty Interactive Common Stock, then such excess amount will be allocated to the redemption of shares of each series of Liberty Interactive Common Stock that, following the initial allocation referred to above, would have shares outstanding and not redeemed, with the number of outstanding and not redeemed shares to be redeemed from each such series to be calculated in accordance with clauses (1) and (2) of the immediately preceding sentence based upon such excess amount of the Interactive Group Redemption Amount. The outstanding shares of a series of Liberty Interactive Common Stock to be redeemed will be selected on a pro rata basis among the holders of such series or by such other method as the Board of Directors may determine to be equitable.

            (C)  The Corporation may convert each outstanding share of Series A Liberty Interactive Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series A Liberty Capital Common Stock, each outstanding share of Series B Liberty Interactive Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series B Liberty Capital Common Stock, and each outstanding share of Series C Liberty Interactive Common Stock into a number (or fraction) of fully paid and non-assessable shares of Series C Liberty Capital Common Stock, in each case, equal to 110% of the average daily ratio

    (calculated to the nearest five decimal places) of (I) the Average Market Value of the Liberty Interactive Reference Share over the period of 10 consecutive Trading Days beginning on the 16th Trading Day following the consummation of such Interactive Group Disposition, to (II) the Average Market Value of the Liberty Capital Reference Share over the same 10-Trading Day period.

            (D)  The Corporation may combine the conversion of a portion of the outstanding shares of Liberty Interactive Common Stock into Liberty Capital Common Stock as contemplated by clause (C) of this paragraph (f)(ii) with the payment of a dividend on or the redemption of shares of Liberty Interactive Common Stock as described below, subject to the limitations specified in clause (A) (in the case of a dividend) or clause (B) (in the case of a redemption) (including the limitations specified in other paragraphs of this Certificate referred to therein) of this paragraph (f)(ii). In the event the Board of Directors elects the option described in this clause (D), the portion of the outstanding shares of Liberty Interactive Common Stock to be converted into fully paid and non-assessable shares of Liberty Capital Common Stock will be determined by the Board of Directors and will be so converted at the conversion rate determined in accordance with clause (C) above, and the Corporation will either (x) pay a dividend to the holders of record of all of the remaining shares of Liberty Interactive Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of paragraphs (c)(ii) and (d)(ii) of this Section A.2., or (y) redeem all or a portion of such remaining shares of Liberty Interactive Common Stock. The aggregate amount of such dividend, in the case of a dividend, or the portion of the Interactive Group Allocable Net Proceeds to be applied to such redemption, in the case of a redemption, will be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) an amount equal to the Interactive Group Allocable Net Proceeds of such Interactive Group Disposition as of, in the case of a dividend, the record date for determining the holders of Liberty Interactive Common Stock entitled to receive such dividend and, in the case of a redemption, the Interactive Group Redemption Selection Date (in the case of a partial redemption) or the Interactive Group Redemption Date (in the case of a full redemption), in each case, before giving effect to the conversion of shares of Liberty Interactive Common Stock in connection with such Interactive Group Disposition in accordance with this clause (D) and any related adjustment to the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, by (II) one minus a fraction, the numerator of which will be the number of shares of Liberty Interactive Common Stock to be converted into shares of Liberty Capital Common Stock in accordance with this clause (D) and the denominator of which will be the aggregate number of shares of Liberty Interactive Common Stock outstanding as of the record date, Interactive Group Redemption Selection Date or Interactive Group Redemption Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Liberty Interactive Common Stock, if the Interactive Group Disposition was of all (not merely substantially all) of the assets of the Interactive Group, then all remaining outstanding shares of Liberty Interactive Common Stock will be redeemed for cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the Interactive Group Allocable Net Proceeds to be applied to such redemption determined in accordance with this clause (D), such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this paragraph (f)(ii)). In the event of a redemption concurrently with or following any such partial conversion of shares of Liberty Interactive Common Stock, if the Interactive Group Disposition was of substantially all (but not all) of the assets of the Interactive Group, then the number of shares of each series of Liberty Interactive Common Stock to be redeemed will be determined in accordance with clause (B)(II) of this paragraph (f)(ii), substituting for the Interactive Group Redemption Amount referred to therein the portion of the Interactive Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with this clause (D), and such shares will be redeemed for cash, securities (other than Common Stock) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the Interactive Group Allocable Net Proceeds and allocated among all such shares redeemed on an equal per share basis (subject to the provisions of this paragraph (f)(ii)). The aggregate number of shares of Liberty Interactive Common Stock to be converted in any partial conversion in accordance with this clause (D) will be allocated among the series of Liberty Interactive Common Stock in the ratio of the number of shares of each such series outstanding to the aggregate number of shares of all series of Liberty Interactive Common Stock outstanding as of the Interactive Group Conversion Selection Date, and the shares of each such series to be converted will be selected on a pro rata basis or by such other method as the Board of Directors may determine to be equitable. In the case of a redemption, the allocation of the cash, securities and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed will be made in the manner contemplated by clause (B) of this paragraph (f) (ii).

            For purposes of this paragraph (f)(ii):

              (1)   as of any date, "substantially all of the assets of the Interactive Group" means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the Interactive Group as of such date;

              (2)   in the case of an Interactive Group Disposition of assets in a series of related transactions, such Interactive Group Disposition will not be deemed to have been consummated until the consummation of the last of such transactions;

              (3)   if the Board of Directors seeks the approval of the holders of Liberty Interactive Voting Securities entitled to vote thereon to qualify an Interactive Group Disposition as an Exempt Interactive Group Disposition and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Interactive Group Disposition was consummated for purposes of making the determinations and taking the actions prescribed by this paragraph (f)(ii) and paragraph (f)(iv), and no subsequent vote may be taken to qualify such Interactive Group Disposition as an Exempt Interactive Group Disposition;

              (4)   in the event of a redemption of a portion of the outstanding shares of Liberty Interactive Common Stock pursuant to clause (B)(II) or (D) of this paragraph (f)(ii) at a time when the Interactive Group Outstanding Interest Fraction is less than one, if the Board of Directors so elects (an "Interactive Group Inter-Group Partial Redemption Election"), in its discretion, the Corporation will attribute to the Capital Group concurrently with such redemption an aggregate amount (the "Interactive Group Inter-Group Redemption Amount") of cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate Fair Value equal to the difference between (x) the Interactive Group Net Proceeds and (y) the portion of the Interactive Group Allocable Net Proceeds applied to such redemption as determined in accordance with clause (D) of this paragraph (f)(ii). If the Board of Directors makes such election, the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest will be decreased in the manner described in subparagraph (ii)(E) of the definition of "Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest" in paragraph (i) of this Section A.2. The attribution to the Capital Group may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities and/or other assets;

              (5)   if at the time of an Interactive Group Disposition subject to this paragraph (f)(ii), there are outstanding any Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Common Stock that would give the holders thereof the right to receive any consideration related to such Interactive Group Disposition upon conversion, exercise or exchange or otherwise, or would adjust to give the holders equivalent economic rights, as a result of any dividend, redemption or other action taken by the Corporation with respect to the Liberty Interactive Common Stock pursuant to this paragraph (f)(ii), then the Board of Directors may make such adjustments to (x) the amount of consideration to be issued or delivered as contemplated by this paragraph (f)(ii) as a dividend on or in redemption or conversion of shares of Liberty Interactive Common Stock and/or, if applicable, (y) the Interactive Group Inter-Group Redemption Amount and the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest as it deems appropriate to take into account the Liberty Interactive Common Stock into which such Convertible Securities are convertible or for which such Convertible Securities are exercisable or exchangeable;

              (6)   the Corporation may pay the dividend or redemption price referred to in clause (A), (B) or (D) of this paragraph (f)(ii) payable to the holders of Liberty Interactive Common Stock in cash, securities (other than shares of Common Stock) or other assets, or any combination thereof, that the Board of Directors determines and which has an aggregate Fair Value of not less than the amount allocated to such dividend or redemption pursuant to the applicable of clauses (A), (B) or (D) of this paragraph (f)(ii), regardless of the form or nature of the proceeds received by the Corporation from the Interactive Group Disposition; and

              (7)   if all or any portion of the redemption price referred to in clause (B) or (D) of this paragraph (f)(ii) payable to the holders of Liberty Interactive Common Stock is paid in the form of securities of an issuer other than the Corporation, the Board of Directors may determine to pay the redemption price, so payable in securities, in the form of (x) identical securities, on an equal per share basis, to holders of each series of Liberty Interactive Common Stock, (y) separate classes or series of securities, on an equal per share basis, to the holders of each series of Liberty Interactive Common Stock or (z) a separate class or series of securities to the holders of one or more series of Liberty Interactive Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Liberty Interactive Common Stock; provided, that, in the case of clauses (y) and (z), (1) such separate classes or series do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), with holders of shares of Series B Liberty Interactive Common Stock receiving securities of a class or series having the highest relative voting rights and the holders of shares of each other series of Liberty Interactive Common Stock receiving securities of a class or series having lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.) among the Series A Liberty Interactive Common Stock, the Series B Liberty Interactive Common Stock and the Series C Liberty Interactive Common Stock and (2) in the event the securities to be received by the holders of shares of Liberty Interactive Common Stock other than the Series B Liberty Interactive Common Stock consist of different classes or series of securities, with each such class or series differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions such as those set forth in this Section A.2.), then such classes or series of securities will be distributed to the holders of each series of Liberty Interactive Common Stock (other than the Series B Liberty Interactive Common Stock) (i) as the Board of Directors determines or (ii) such that the relative voting rights of the class or series of securities to be received by the holders of each series of Liberty Interactive Common Stock corresponds to the extent practicable to the relative voting rights (as compared to the other series of Liberty Interactive Common Stock, other than the Series B Liberty Interactive Common Stock) of such series of Liberty Interactive Common Stock.

          (iii)    Certain Provisions Respecting Convertible Securities.    Unless the provisions of any Convertible Securities that are or become convertible into or exercisable or exchangeable for shares of any series of Liberty Interactive Common Stock provide specifically to the contrary, or the instrument, plan or agreement evidencing such Convertible Securities or pursuant to which the same were issued grants to the Board of Directors the discretion to approve or authorize any adjustment or adjustments to the conversion, exercise or exchange provisions of such Convertible Securities so as to obtain a result different from that which would otherwise occur pursuant to this paragraph (f)(iii), and the Board of Directors so approves or authorizes such adjustment or adjustments, after any Interactive Group Conversion Date or Interactive Group Redemption Date on which all outstanding shares of Liberty Interactive Common Stock were converted or redeemed, any share of Liberty Interactive Common Stock that is issued on conversion, exercise or exchange of any such Convertible Security will, immediately upon issuance and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Liberty Interactive Common Stock, be redeemed in exchange for, to the extent assets of the Corporation are legally available therefor, the amount of $.01 per share in cash.

          (iv)    General.

            (A)  Not later than the 10th Trading Day following the consummation of an Interactive Group Disposition referred to in paragraph (f)(ii) of this Section A.2., the Corporation will announce publicly by press release (x) the Interactive Group Net Proceeds of such Interactive Group Disposition, (y) whether the Interactive Group Disposition qualifies as an Exempt Interactive Group Disposition, and (z) if it does not so qualify at the time of the announcement (including in the event the Board of Directors had not sought stockholder approval to qualify such Interactive Group Disposition as an Exempt Interactive Group Disposition in connection with any required stockholder approval obtained by the Corporation, if applicable), whether the Board of Directors will seek the approval of the holders of Liberty Interactive Voting Securities entitled to vote thereon to qualify such Interactive Group Disposition as an Exempt Interactive Group Disposition. Not later than the 30th Trading Day (and in the event a 10 Trading Day valuation period is required in connection with the action selected by the Board of Directors pursuant to clause (I) below, not earlier than the 26th Trading Day) following the consummation of such Interactive Group Disposition, the Corporation will announce publicly by press release (to the extent applicable):

              (I)   which of the actions specified in clauses (A), (B), (C) or (D) of paragraph (f)(ii) of this Section A.2. the Corporation has irrevocably determined to take;

              (II)  as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to clause (A) or (D) of paragraph (f)(ii), the Interactive Group Redemption Selection Date for the redemption of shares of Liberty Interactive Common Stock pursuant to clause (B)(II) or (D) of paragraph (f)(ii) or the Interactive Group Conversion Selection Date for the partial conversion of shares of Liberty Interactive Common Stock pursuant to clause (D) of paragraph (f)(ii), which record date, Interactive Group Redemption Selection Date or Interactive Group Conversion Selection

      Date will not be earlier than the 10th day following the date of such public announcement;

              (III)  the anticipated dividend payment date, Interactive Group Redemption Date and/or Interactive Group Conversion Date, which in each case, will not be more than 85 Trading Days following such Interactive Group Disposition; and

              (IV)  unless the Board of Directors otherwise determines, that the Corporation will not be required to register a transfer of any shares of Liberty Interactive Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) next preceding the specified Interactive Group Redemption Selection Date or Interactive Group Conversion Selection Date.

            If the Corporation determines to undertake a redemption of shares of Liberty Interactive Common Stock, in whole or in part, pursuant to clause (B) or (D) of paragraph (f)(ii) of this Section A.2., or a conversion of shares of Liberty Interactive Common Stock, in whole or in part, pursuant to clause (C) or (D) of paragraph (f)(ii), the Corporation will give notice of such redemption or conversion, not less than 15 days prior to the Interactive Group Redemption Date or Interactive Group Conversion Date, as applicable, to holders of Liberty Interactive Common Stock whose shares are to be redeemed or converted, setting forth, as applicable:

              (1)   the Interactive Group Redemption Date or Interactive Group Conversion Date;

              (2)   the number of shares of Liberty Interactive Common Stock held by such holder to be redeemed or converted or, if applicable, stating that all outstanding shares of Liberty Interactive Common Stock will be redeemed or converted;

              (3)   in the case of a redemption or a conversion, in each case, in whole or in part, of outstanding shares of Liberty Interactive Common Stock, the kind and amount of per share consideration to be received with respect to each share of Liberty Interactive Common Stock to be redeemed or converted and the Interactive Group Outstanding Interest Fraction as of the date of such notice;

              (4)   with respect to a partial redemption under clause (B)(II) or (D) of paragraph (f)(ii), if the Board of Directors has made an Interactive Group Inter-Group Partial Redemption Election, the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest as of the Interactive Group Redemption Selection Date and the Interactive Group Inter-Group Redemption Amount;

              (5)   with respect to a dividend under clause (A) or (D) of paragraph (f)(ii), the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest as of the record date for the dividend and the Interactive Group Inter-Group Dividend Amount, if applicable; and

              (6)   the place or places where certificates representing shares of Liberty Interactive Common Stock properly endorsed or assigned for transfer (unless the Corporation waives such requirement) are to be surrendered.

            (B)  In the event of any conversion of shares of Liberty Interactive Common Stock pursuant to paragraph (b)(ii) of this Section A.2., not less than 15 days prior to the Interactive Group Conversion Date, the Corporation will (I) announce publicly by press release that all outstanding shares of Liberty Interactive Common Stock will be converted pursuant to paragraph (b)(ii) of this Section A.2. on the Interactive Group Conversion Date set forth in such press release and (II) give notice of such conversion to each holder of outstanding shares of Liberty Interactive Common Stock, setting forth:

              (1)   the Interactive Group Conversion Date, which will not be more than 45 days following the Determination Date;

              (2)   a statement that all outstanding shares of Liberty Interactive Common Stock will be converted;

              (3)   the per share number and series of shares of Liberty Capital Common Stock to be received with respect to each share of each series of Liberty Interactive Common Stock; and

              (4)   the place or places where certificates representing shares of Liberty Interactive Common Stock properly endorsed or assigned for transfer (unless the Corporation waives such requirement) are to be surrendered.

            (C)  If the Corporation determines to redeem shares of Liberty Interactive Common Stock pursuant to paragraph (f)(i), the Corporation will, announce publicly by press release:

              (I)   that the Corporation intends to redeem shares of Liberty Interactive Common Stock for shares of common stock of a Qualifying Interactive Group Subsidiary pursuant to paragraph (f)(i) of this Section A.2.;

              (II)  if applicable, the Interactive Group Redemption Selection Date, which will not be earlier than the 10th day following the date of the press release;

              (III)  the anticipated Interactive Group Redemption Date, which will not be later than the 85th Trading Day following the date of the press release; and

              (IV)  unless the Board of Directors otherwise determines, that the Corporation will not be required to register a transfer of any shares of Liberty Interactive Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) next preceding the specified Interactive Group Redemption Selection Date.

            Not less than 15 days prior to the Interactive Group Redemption Date, the Corporation will give notice of such redemption to holders of Liberty Interactive Common Stock whose shares are to be redeemed, setting forth:

              (1)   the Interactive Group Redemption Date;

              (2)   the number of shares of Liberty Interactive Common Stock held by such holder to be redeemed or, if applicable, stating that all outstanding shares of Liberty Interactive Common Stock will be redeemed;

              (3)   the class or series of shares of common stock of the Distributed Interactive Group Subsidiary to be received with respect to each share of each series of Liberty Interactive Common Stock to be redeemed and the Interactive Group Outstanding Interest Fraction as of the date of such notice, if any;

              (4)   if the Board of Directors has made an Interactive Group Inter-Group Redemption Election, the number of Interactive Group Inter-Group Interest Subsidiary Shares and the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest used in determining such number of Interactive Group Inter-Group Interest Subsidiary Shares; and

              (5)   the place or places where certificates representing shares of Liberty Interactive Common Stock properly endorsed or assigned for transfer (unless the Corporation waives such requirement) are to be surrendered.

            (D)  The Corporation will give such notice to holders of Convertible Securities convertible into or exercisable or exchangeable for Liberty Interactive Common Stock as may be required by the terms of such Convertible Securities or as the Board of Directors may otherwise deem appropriate in connection with a dividend, redemption or conversion of shares of Liberty Interactive Common Stock pursuant to paragraph (b)(ii), (f)(i) or (f)(ii) of this Section A.2., as applicable.

            (E)  All public announcements made pursuant to clauses (A), (B) or (C) of this paragraph (f)(iv) will include such further statements, and the Corporation reserves the right to make such further public announcements, as may be required by law or the rules of the principal national securities exchange on which the Liberty Interactive Common Stock is listed or as the Board of Directors may, in its discretion, deem appropriate.

            (F)  Any notice sent to a holder of Liberty Interactive Common Stock pursuant to clauses (A), (B) or (C) of this paragraph (f)(iv) will be sent by first-class mail, postage prepaid to such holder's address as the same appears on the transfer books of the Corporation.

            (G)  Neither the failure to mail any notice required by this paragraph (f)(iv) to any particular holder of Liberty Interactive Common Stock nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of Liberty Interactive Common Stock, or the validity of any action taken pursuant to this Certificate.

            (H)  No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of Liberty Interactive Common Stock; provided, however, that, except as otherwise contemplated by paragraph (f)(ii)(D), if the Interactive Group Conversion Date or the Interactive Group Redemption Date with respect to any shares of Liberty Interactive Common Stock will be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of Liberty Interactive Common Stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

            (I)   Before any holder of shares of Liberty Interactive Common Stock will be entitled to receive a certificate or certificates representing shares of any kind of capital stock or cash, securities (other than capital stock) or other assets to be received by such holder with respect to shares of Liberty Interactive Common Stock pursuant to paragraph (b)(ii) of this Section A.2. or pursuant to this paragraph (f), such holder will surrender at such place as the Corporation will specify certificates representing such shares of Liberty Interactive Common Stock, properly endorsed or assigned for transfer (unless the Corporation will waive such requirement). The Corporation will as soon as practicable after such surrender of certificates representing shares of Liberty Interactive Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Liberty Interactive Common Stock were so surrendered, or to the nominee or nominees of such holder, a certificate or certificates representing the number of whole shares of the kind of capital stock or cash, securities (other than capital stock) or other assets to which such Person will be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph (f)(iv)(K). If less than all of the shares of Liberty Interactive Common Stock represented by any one certificate are to be redeemed or converted, the Corporation will issue and deliver a new certificate for the shares of Liberty Interactive Common Stock not redeemed or converted. The Corporation will not be required to register a transfer of (I) any shares of Liberty Interactive Common Stock for the period preceding any selection of shares to be redeemed or converted set forth in the applicable public announcement or notice or (II) any shares of Liberty Interactive Common Stock selected for redemption or conversion. Shares selected for redemption may not thereafter be converted pursuant to paragraph (b)(i)(B) of this Section A.2.

            (J)   From and after any applicable Interactive Group Conversion Date or Interactive Group Redemption Date, all rights of a holder of shares of Liberty Interactive Common Stock that were converted or redeemed on such Interactive Group Conversion Date or Interactive Group Redemption Date, as applicable, will cease except for the right, upon surrender of a certificate or certificates representing such shares of Liberty Interactive Common Stock, to receive a certificate or certificates representing shares of the kind and amount of capital stock or cash, securities (other than capital stock) or other assets for which such shares were converted or redeemed, as applicable, together with any payment for fractional securities contemplated by paragraph (f)(iv)(K) of this Section A.2. and such holder will have no other or further rights in respect of the shares of Liberty Interactive Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other assets which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any cash, securities or other assets upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption. No holder of a certificate which immediately prior to the applicable Interactive Group Conversion Date or Interactive Group Redemption Date represented shares of Liberty Interactive Common Stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Liberty Interactive Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Interactive Group Conversion Date or Interactive Group Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after an Interactive Group Conversion Date or Interactive Group Redemption Date, as the case may be, the Corporation will, however, be entitled to treat certificates representing shares of Liberty Interactive Common Stock that have not yet been surrendered for conversion or redemption in accordance with clause (I) above as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Liberty Interactive Common Stock represented by such certificates will have been converted or redeemed in accordance with paragraph (b)(ii) of this Section A.2 or this paragraph (f), notwithstanding the failure of the holder thereof to surrender such certificates.

            (K)  The Corporation will not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Liberty Interactive Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph (b)(ii) or this paragraph (f). In connection with the determination of the number of shares of any class or series of capital stock that will be issuable or the amount of other securities that will be deliverable to any holder of record of Liberty Interactive Common Stock upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the shares of Liberty Interactive Common Stock held at the relevant time by such holder of record. If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Liberty Interactive Common Stock includes a fraction, the Corporation will pay a cash adjustment in lieu of such fraction in an amount equal to the value of such fraction as of the Trading Day specified by the Board of Directors for such purposes (without interest). For purposes of the preceding sentence, "value" of any fraction will equal the amount (rounded, if necessary, to the nearest whole cent) obtained by multiplying such fraction by the Fair Value of one such share or the minimum authorized denomination of such other security as of such specified Trading Day.

            (L)  Any deadline for effecting a dividend, redemption or conversion prescribed by this paragraph (f) may be extended if deemed necessary or appropriate, in the discretion of the Board of Directors, to enable the Corporation to comply with the U.S. federal securities laws, including the rules and regulations promulgated thereunder.

        (g)    Liquidation and Dissolution.

          (i)    General.    In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of shares of Liberty Capital Common Stock and the holders of shares of Liberty Interactive Common Stock will be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of Common Stock (regardless of the Group to which such assets are then attributed) in proportion to the respective number of liquidation units per share of Liberty Capital Common Stock and Liberty Interactive Common Stock.

          Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (g).

          (ii)    Liquidation Units.    The liquidation units per share of each series of Common Stock will be as follows:

            (A)  each share of Liberty Capital Common Stock will have one liquidation unit; and

            (B)  each share of Liberty Interactive Common Stock will have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (x) the average of the daily volume weighted average prices of the Series A Liberty Interactive Common Stock over the 20-Trading Day period commencing on (and including) the first Trading Day on which the Series A Liberty Interactive Common Stock trades in the "regular way" market, by (y) the average of the daily volume weighted average prices of the Series A Liberty Capital Common Stock over the 20-Trading Day period commencing on (and including) the first Trading Day on which the Series A Liberty Capital Common Stock trades in the "regular way" market;

provided, that, if, after the Effective Date, (x) the Corporation, at any time or from time or time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Liberty Capital Common Stock or Liberty Interactive Common Stock, or declares and pays a dividend or distribution in shares of Liberty Capital Common Stock or Liberty Interactive Common Stock to holders of Liberty Capital Common Stock or Liberty Interactive Common Stock, as applicable, the per share liquidation units of the Liberty Capital Common Stock or Liberty Interactive Common Stock, as applicable, will be appropriately adjusted as determined by the Board of Directors, so as to avoid any dilution in the aggregate, relative liquidation rights of the shares of Liberty Capital Common Stock and Liberty Interactive Common Stock.

        Whenever an adjustment is made to liquidation units under this paragraph (g), the Corporation will promptly thereafter prepare and file a statement of such adjustment with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

        (h)    Determinations by the Board of Directors.    Any determinations made by the Board of Directors under any provision in this Section A.2. will be final and binding on all stockholders of the Corporation, except as may otherwise be required by law. In addition, if different consideration is distributed to different series of Common Stock in a Share Distribution, the determination of the Board of Directors that such Share Distribution was made on an equal per share basis will be final and binding on all stockholders of the Corporation, except as may otherwise be required by law.

        (i)    Certain Definitions.    Unless the context otherwise requires, the terms defined in this paragraph (i) will have, for all purposes of this Certificate, the meanings herein specified:

        "Average Market Value" of a share of any series of Common Stock or other Publicly Traded capital stock means the average of the daily Market Values of one share of such series of Common Stock or other capital stock over the applicable period prescribed in this Certificate.

        "Board of Directors" means (i) the Board of Directors of the Corporation and (ii) any duly authorized committee thereof acting at the direction of the Board of Directors (including, without limitation, the Executive Committee).

        "Capital Group" means, as of any date:

          (i)    the direct and indirect interest of the Corporation as of the Effective Date (x) in all of the businesses in which the Corporation is or has been engaged, directly or indirectly (either itself or through direct or indirect subsidiaries, affiliates, joint ventures or other investments or any of the predecessors or successors of any of the foregoing), and (y) in the respective assets and liabilities of the Corporation and its subsidiaries, other than any businesses, assets or liabilities attributable to the Interactive Group as of the Effective Date;

          (ii)   all assets, liabilities and businesses acquired by the Corporation or any of its Subsidiaries for the account of the Capital Group, or contributed, allocated or transferred to the Capital Group (including the net proceeds of any issuances, sales or incurrences for the account of the Capital Group of shares of Liberty Capital Common Stock, Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Capital Common Stock, or indebtedness or Preferred Stock attributed to the Capital Group), in each case, after the Effective Date and as determined by the Board of Directors;

          (iii)  the proceeds of any Disposition of any of the foregoing; and

          (iv)  an Inter-Group Interest in the Interactive Group equal to one (1) minus the Interactive Group Outstanding Interest Fraction as of such date;

provided that the Capital Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date, including, without limitation, by dividend, to holders of Liberty Capital Common Stock or in redemption of shares of Liberty Capital Common Stock, from and after the date of such Disposition or (B) any assets, liabilities or businesses transferred or allocated after the Effective Date from the Capital Group to the Interactive Group (other than through the Capital Group's Inter-Group Interest in the Interactive Group, if any, pursuant to clause (iv) above), including, without limitation, any Capital Group Inter-Group Dividend Amount or Capital Group Inter-Group Redemption Amount, from and after the date of such transfer or allocation.

        "Capital Group Allocable Net Proceeds" means, with respect to any Capital Group Disposition, (i) if at the time of such Capital Group Disposition, the Capital Group Outstanding Interest Fraction is one (1), the Capital Group Net Proceeds of such Capital Group Disposition, or (ii) if at the time of such Capital Group Disposition the Capital Group Outstanding Interest Fraction is less than one (1), the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Capital Group Net Proceeds of such Capital Group Disposition, by (y) the Capital Group Outstanding Interest Fraction as of such date.

        "Capital Group Available Dividend Amount," as of any date, means an amount equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Capital Group Outstanding Interest Fraction, by (y) either: (i) the excess of (A) an amount equal to the total assets of the Capital Group less the total liabilities (not including Preferred Stock attributed to the Capital Group) of the Capital Group as of such date over (B) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Capital Common Stock and each series of Preferred Stock attributed to the Capital Group or (ii) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the Capital Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

        "Capital Group Conversion Date" means any date and time fixed by the Board of Directors for a conversion of shares of Liberty Capital Common Stock, as set forth in a notice to holders of Liberty Capital Common Stock pursuant to paragraph (e)(iv) of this Section A.2.

        "Capital Group Conversion Selection Date" means any date and time fixed by the Board of Directors as the date and time upon which shares to be converted of each series of Liberty Capital Common Stock will be selected for conversion pursuant to clause (D) of paragraph (e)(ii) of this Section A.2., as set forth in a public announcement pursuant to paragraph (e)(iv) of this Section A.2.

        "Capital Group Disposition" means the Disposition, in one transaction or a series of related transactions, by the Corporation and its subsidiaries of all or substantially all of the assets of the Capital Group to one or more Persons.

        "Capital Group Net Proceeds" means, as of any date, with respect to any Capital Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such Disposition to the Corporation after any payment of, or reasonable provision for, (i) any taxes payable by the Corporation or any of its subsidiaries in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (A), (B) or (D) of paragraph (e)(ii) of this Section A.2. (or that would have been payable but for the utilization of tax benefits attributable to the Interactive Group), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iii) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Capital Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations in respect of Preferred Stock attributed to the Capital Group. For purposes of this definition, any assets of the Capital Group remaining after such Disposition will constitute "reasonable provision" for such amount of taxes, costs, liabilities and other obligations (contingent or otherwise) as can be supported by such assets.

        "Capital Group Outstanding Interest Fraction," as of any date, means a fraction the numerator of which is the aggregate number of shares of Liberty Capital Common Stock outstanding on such date and the denominator of which is the amount obtained by adding (i) such aggregate number of shares of Liberty Capital Common Stock outstanding on such date, plus (ii) the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest as of such date, provided that such fraction will in no event be greater than one. If the holders of any Convertible Securities that are convertible into or exercisable or exchangeable for shares of Liberty Capital Common Stock are entitled to participate in any dividend (for purposes of paragraphs (c)(i), (d)(i) or (e)(ii) of this Section A.2.) or redemption (for purposes of paragraph (e) of this Section A.2.) with respect to the Liberty Capital Common Stock (other than by means of an antidilution adjustment), such shares so issuable upon conversion, exercise or exchange will be taken into account in calculating the Capital Group Outstanding Interest Fraction and any related calculations under the applicable provisions of this Section A.2. in such manner as the Board of Directors determines to be appropriate.

        "Capital Group Redemption Date" means any date and time fixed by the Board of Directors for a redemption of shares of Liberty Capital Common Stock, as set forth in a notice to holders pursuant to this Certificate.

        "Capital Group Redemption Selection Date" means the date and time fixed by the Board of Directors on which shares of Liberty Capital Common Stock are to be selected for redemption pursuant to this Certificate.

        "Capital Group Related Business Transaction" means any Disposition of all or substantially all of the assets of the Capital Group in which the Corporation receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, securities convertible into capital stock or other equity securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets of the Capital Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets of the Capital Group, or a third party issuer, if a significant portion of the business or businesses in which such purchaser, acquiror or third party issuer is engaged or proposes to engage consists of one or more businesses similar or complementary to the businesses attributable to the Capital Group prior to such Disposition, as determined in good faith by the Board of Directors.

        "Capital Group Share Distribution Ratio" means, as to any Share Distribution consisting of shares of Capital Group Common Stock, the number of shares (including any fraction of a share), of Capital Group Common Stock issuable to a holder for each outstanding share of the applicable series of Common Stock owned by such holder as of the record date for such Share Distribution (rounded, if necessary, to the nearest five decimal places).

        "Certificate" means this Restated Certificate of Incorporation, as it may be amended from time to time, including any amendments effected pursuant to the filing of any Preferred Stock Designation.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of clause (iii) of the definition of "Exempt Capital Group Disposition" or "Exempt Interactive Group Disposition" set forth in this paragraph (i), the Corporation will, without limitation of the foregoing, in any event be deemed to Control any Person in which the Corporation beneficially owns (after giving effect to the applicable Disposition) (i) voting securities having 25% or more of the total voting power of the voting securities of such Person then outstanding, provided that, immediately after giving effect to such Disposition, no other Person that is not Controlled by the Corporation beneficially owns voting securities of such Person having voting power greater than the voting power of the voting securities beneficially owned by the Corporation or (ii) equity securities representing 50% or more of the common equity interest or economic equity interest in such Person.

        "Convertible Securities" means (x) any securities of the Corporation (other than any series of Common Stock) or any subsidiary thereof that are convertible into or exercisable or exchangeable for any shares of any series of Common Stock, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise, and (y) any securities of any other Person that are convertible into or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise.

        "Corporation Earnings (Loss) Attributable to the Capital Group" for any period, means the net earnings or loss of the Capital Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Capital Group for such period as presented in the reconciling schedules to the consolidated financial statements of the Corporation for such period, including income and expenses of the Corporation attributed to the operations of the Capital Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and income taxes.

        "Corporation Earnings (Loss) Attributable to the Interactive Group" for any period, means the net earnings or loss of the Interactive Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Interactive Group for such period as presented in the reconciling schedules to the consolidated financial statements of the Corporation for such period, including income and expenses of the Corporation attributed to the operations of the Interactive Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and income taxes.

        "Disposition" means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of assets. The term "Disposition" does not include the consolidation or merger of the Corporation with or into any other Person or Persons or any other business combination involving the Corporation as a whole.

        "Effective Date" means the date on which this Restated Certificate of Incorporation is filed with the Secretary of State of Delaware.

        "Exempt Capital Group Disposition" means any of the following: (i) the Disposition of all or substantially all of the Corporation's assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph (g) of this Section A.2., (ii) a dividend, other distribution or redemption in accordance with any provision of paragraph (c), (d) or (e) of this Section A.2., (iii) a Capital Group Disposition to any Person that the Corporation, directly or indirectly, after giving effect to the Disposition, Controls, (iv) a Capital Group Disposition in connection with a Capital Group Related Business Transaction, or (v) a Capital Group Disposition as to which the Board of Directors obtains the approval of the holders of Liberty Capital Voting Securities entitled to vote thereon, voting together as a separate class, to classify such Capital Group Disposition as an Exempt Capital Group Disposition by a majority of the votes cast by the holders of record, as of the record date for the meeting at which such vote is taken, of shares of Liberty Capital Voting Securities entitled to vote thereon and present in person or by proxy at such meeting.

        "Exempt Interactive Group Disposition" means any of the following: (i) the Disposition of all or substantially all of the Corporation's assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph (g) of this Section A.2., (ii) a dividend, other distribution or redemption in accordance with any provision of paragraph (c), (d) or (f) of this Section A.2., (iii) an Interactive Group Disposition to any Person that the Corporation, directly or indirectly, after giving effect to the Disposition, Controls, (iv) an Interactive Group Disposition in connection with an Interactive Group Related Business Transaction, or (v) an Interactive Group Disposition as to which the Board of Directors obtains the approval of the holders of Liberty Interactive Voting Securities entitled to vote thereon, voting together as a separate class, to classify such Interactive Group Disposition as an Exempt Interactive Group Disposition by a majority of the votes cast by the holders of record, as of the record date for the meeting at which such vote is taken, of shares of Liberty Interactive Voting Securities entitled to vote thereon and present in person or by proxy at such meeting.

        "Fair Value" means, as of any date:

          (i)    in the case of any equity security or debt security that is Publicly Traded, the Market Value thereof, as of such date;

          (ii)   in the case of any equity security or debt security that is not Publicly Traded, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is selected, as determined in the good faith judgment of the Board of Directors;

          (iii)  in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on such date or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

          (iv)  in the case of assets or property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such information (including, if deemed desirable by the Board of Directors, appraisals, valuation reports or opinions of experts) as the Board of Directors shall in good faith determine to be appropriate.

        "Group" means the Capital Group or the Interactive Group.

        "Inter-Group Interest" means, as of any date and with respect to either Group, the proportionate undivided interest, if any, that such Group may be deemed to hold as of such date in the assets, liabilities and businesses of the other Group in accordance with this Certificate. An Inter-Group Interest in the Capital Group held by the Interactive Group is expressed in terms of the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest. An Inter-Group Interest in the Interactive Group held by the Capital Group is expressed in terms of the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest.

        "Interactive Group" means, as of any date:

          (i)    the direct and indirect interest of the Corporation, as of the Effective Date, in QVC, Inc., Provide Commerce, Inc., IAC/InterActiveCorp and Expedia, Inc. and each of their subsidiaries (including any successor to QVC, Inc., Provide Commerce, Inc., IAC/InterActiveCorp, Expedia, Inc. or any such subsidiary by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with an Interactive Group Related Business Transaction) and their respective assets, liabilities and businesses;

          (ii)   all other assets, liabilities and businesses of the Corporation or any of its subsidiaries to the extent attributed to the Interactive Group as of the Effective Time;

          (iii)  all assets, liabilities and businesses acquired by the Corporation or any of its subsidiaries for the account of the Interactive Group, or contributed, allocated or transferred to the Interactive Group (including the net proceeds of any issuances, sales or incurrences for the account of the Interactive Group of shares of Liberty Interactive Common Stock, Convertible Securities convertible into or exercisable or exchangeable for shares of Liberty Interactive Common Stock, or indebtedness or Preferred Stock attributed to the Interactive Group), in each case, after the Effective Date and as determined by the Board of Directors;

          (iv)  the proceeds of any Disposition of any of the foregoing; and

          (v)   an Inter-Group Interest in the Capital Group equal to one (1) minus the Capital Group Outstanding Interest Fraction as of such date;

provided that the Interactive Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date, including, without limitation, by dividend, to holders of Liberty Interactive Common Stock or in redemption of shares of Liberty Interactive Common Stock, from and after the date of such Disposition or (B) any assets, liabilities or businesses transferred or allocated after the Effective Date from the Interactive Group to the Capital Group (other than through the Interactive Group's Inter-Group Interest in the Capital Group, if any, pursuant to clause (v) above), including, without limitation, any Interactive Group Inter-Group Dividend Amount or Interactive Group Inter- Group Redemption Amount, from and after the date of such transfer or allocation.

        "Interactive Group Allocable Net Proceeds" means, with respect to any Interactive Group Disposition, (i) if at the time of such Interactive Group Disposition, the Interactive Group Outstanding Interest Fraction is one (1), the Interactive Group Net Proceeds of such Interactive Group Disposition, or (ii) if at the time of such Interactive Group Disposition the Interactive Group Outstanding Interest Fraction is less than one (1), the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Interactive Group Net Proceeds of such Interactive Group Disposition, by (y) the Interactive Group Outstanding Interest Fraction as of such date.

        "Interactive Group Available Dividend Amount," as of any date, means an amount equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Interactive Group Outstanding Interest Fraction, by (y) either: (i) the excess of (A) an amount equal to the total assets of the Interactive Group less the total liabilities (not including Preferred Stock attributed to the Interactive Group) of the Interactive Group as of such date over (B) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Interactive Common Stock and each series of Preferred Stock attributed to the Interactive Group or (ii) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the Interactive Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

        "Interactive Group Conversion Date" means any date and time fixed by the Board of Directors for a conversion of shares of Liberty Interactive Common Stock, as set forth in a notice to holders of Liberty Interactive Common Stock pursuant to paragraph (f)(iv) of this Section A.2.

        "Interactive Group Conversion Selection Date" means any date and time fixed by the Board of Directors as the date upon which shares to be converted of each series of Liberty Interactive Common Stock will be selected for conversion pursuant to clause (D) of paragraph (f)(ii) of this Section A.2., as set forth in a public announcement pursuant to paragraph (f)(iv) of this Section A.2.

        "Interactive Group Disposition" means the Disposition, in one transaction or a series of related transactions, by the Corporation and its subsidiaries of all or substantially all of the assets of the Interactive Group to one or more Persons.

        "Interactive Group Net Proceeds" means, as of any date, with respect to any Interactive Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such Disposition to the Corporation after any payment of, or reasonable provision for, (i) any taxes payable by the Corporation or any of its subsidiaries in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (A), (B) or (D) of paragraph (f)(ii) of this Section A.2. (or that would have been payable but for the utilization of tax benefits attributable to the Capital Group), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iii) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Interactive Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations in respect of Preferred Stock attributed to the Interactive Group. For purposes of this definition, any assets of the Interactive Group remaining after such Disposition will constitute "reasonable provision" for such amount of taxes, costs, liabilities and other obligations (contingent or otherwise) as can be supported by such assets.

        "Interactive Group Outstanding Interest Fraction," as of any date, means a fraction the numerator of which is the aggregate number of shares of Liberty Interactive Common Stock outstanding on such date and the denominator of which is the amount obtained by adding (i) such aggregate number of shares of Liberty Interactive Common Stock outstanding on such date, plus (ii) the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest as of such date, provided that such fraction will in no event be greater than one. If the holders of any Convertible Securities that are convertible into or exercisable or exchangeable for shares of Liberty Interactive Common Stock are entitled to participate in any dividend (for purposes of paragraphs (c)(ii), (d)(ii) or (f)(ii) of this Section A.2.) or redemption (for purposes of paragraph (f) of this Section A.2.) with respect to the Liberty Interactive Common Stock (other than by means of an antidilution adjustment), such shares so issuable upon conversion, exercise or exchange will be taken into account in calculating the Interactive Group Outstanding Interest Fraction and any related calculations under the applicable provisions of this Section A.2. in such manner as the Board of Directors determines to be appropriate.

        "Interactive Group Redemption Date" means any date and time fixed by the Board of Directors for a redemption of shares of Liberty Interactive Common Stock, as set forth in a notice to holders pursuant to this Certificate.

        "Interactive Group Redemption Selection Date" means the date and time fixed by the Board of Directors on which shares of Liberty Interactive Common Stock are to be selected for redemption pursuant to this Certificate.

        "Interactive Group Related Business Transaction" means any Disposition of all or substantially all of the assets of the Interactive Group in which the Corporation receives as proceeds of such Disposition primarily capital stock or other equity securities (including, without limitation, capital stock, securities convertible into equity securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets of the Interactive Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets of the Interactive Group, or a third party issuer, if a significant portion of the business or businesses in which such purchaser, acquiror or third party issuer is engaged or proposes to engage consists of one or more businesses similar or complementary to the businesses attributable to the Interactive Group prior to such Disposition, as determined in good faith by the Board of Directors.

        "Interactive Group Share Distribution Ratio" means, as to any Share Distribution consisting of shares of Interactive Group Common Stock, the number of shares (including any fraction of a share) of Interactive Group Common Stock issuable to a holder for each outstanding share of the applicable series of Common Stock owned by such holder as of the record date for such Share Distribution (rounded, if necessary, to the nearest five decimal places).

        "Liberty Capital Voting Securities" means the Series A Liberty Capital Common Stock, the Series B Liberty Capital Common Stock and any series of Preferred Stock which by the terms of its Preferred Stock Designation is designated as a Liberty Capital Voting Security, provided, that each such series of Preferred Stock will be entitled to vote together with the other Liberty Capital Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation.

        "Liberty Capital Reference Share" means one share of Series A Liberty Capital Common Stock, unless (i) on any single Trading Day as of which a valuation determination is being made or on the first Trading Day of any Trading Day period with respect to which a valuation determination is being made, in each case, under this Section A.2., the number of shares outstanding of any other Publicly Traded series of Liberty Capital Common Stock exceeds the number of shares outstanding of the Series A Liberty Capital Common Stock, and (ii) the Board of Directors determines to base such valuation determination on such other Publicly Traded series of Liberty Capital Common Stock in lieu of basing it on one share of Series A Liberty Capital Common Stock, in which case the term "Liberty Capital Reference Share" will mean one share of such other Publicly Traded series of Liberty Capital Common Stock.

        "Liberty Interactive Voting Securities" means the Series A Liberty Interactive Common Stock, the Series B Liberty Interactive Common Stock and any series of Preferred Stock which by the terms of its Preferred Stock Designation is designated as a Liberty Interactive Voting Security, provided, that each such series of Preferred Stock will be entitled to vote together with the other Liberty Interactive Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation.

        "Liberty Interactive Reference Share" means one share of Series A Liberty Interactive Common Stock, unless (i) on any single Trading Day as of which a valuation determination is being made or on the first Trading Day of any Trading Day period with respect to which a valuation determination is being made, in each case, under this Section A.2., the number of shares outstanding of any other Publicly Traded series of Liberty Interactive Common Stock exceeds the number of shares outstanding of the Series A Liberty Interactive Common Stock, and (ii) the Board of Directors determines to base such valuation determination on such other Publicly Traded series of Liberty Interactive Common Stock in lieu of basing it on one share of Series A Interactive Capital Common Stock, in which case the term "Liberty Interactive Reference Share" will mean one share of such other Publicly Traded series of Liberty Interactive Common Stock.

        "Market Value" of a share of any Publicly Traded stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such stock on such Trading Day or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange, or if the shares of such stock are not listed on the New York Stock Exchange on such Trading Day, on the Nasdaq National Market, or if the shares of such stock are not listed on the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such stock as determined by the Board of Directors, provided that, for purposes of determining the Average Market Value for any period, (i) the "Market Value" of a share of stock on any day during such period prior to the "ex" date or any similar date for any dividend paid or to be paid with respect to such stock will be reduced by the fair market value of the per share amount of such dividend as determined by the Board of Directors and (ii) the "Market Value" of a share of stock on any day during such period prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such stock or (B) the "ex" date or any similar date for any dividend with respect to any such stock in shares of such stock will be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

        "Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest" will initially be zero, and will from time to time thereafter be (without duplication):

          (i)    adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Liberty Capital Common Stock and dividends of shares of Liberty Capital Common Stock to holders of Liberty Capital Common Stock and other reclassifications of Liberty Capital Common Stock;

          (ii)   decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Board of Directors (without duplication): (A) by a number equal to the aggregate number of shares of Liberty Capital Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the Interactive Group; (B) by a number equal to the aggregate number of shares of Liberty Capital Common Stock issued or delivered upon conversion, exercise or exchange of any Convertible Securities that the Board of Directors has determined are attributable to the Interactive Group; (C) in accordance with clause (C) of paragraph (c)(ii) of this Section A.2.; (D) in the event the Board of Directors makes a Capital Group Inter-Group Redemption Election, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, as of the Capital Group Redemption Selection Date, by (y) the percentage of the Fair Value of the assets attributed to the Capital Group that is represented by the Fair Value of the Corporation's equity interest in the applicable Distributed Capital Group Subsidiary, as determined by the Board of Directors under paragraph (e)(i) for purposes of such redemption; (E) in the event the Board of Directors makes a Capital Group Inter-Group Partial Redemption Election, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Capital Group Inter-Group Redemption Amount, by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Liberty Capital Common Stock redeemed pursuant to paragraph (e)(ii)(B)(II) or (e)(ii)(D), as applicable, of this Section A.2., by the applicable Capital Group Redemption Amount; and (F) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the aggregate Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (F), of assets attributed to the Capital Group that are transferred or allocated from the Capital Group to the Interactive Group in consideration of a reduction in the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, by (y) the Fair Value of the Liberty Capital Reference Share as of the date of such transfer or allocation;

          (iii)  increased, by action of the Board of Directors, (A) by a number equal to the aggregate number of shares of Liberty Capital Common Stock that are retired, redeemed or otherwise cease to be outstanding (x) following their purchase or redemption with funds or other assets attributed to the Interactive Group, (y) following their retirement or redemption for no consideration if immediately prior thereto, they were owned of record by an asset or business attributed to the Interactive Group, or (z) following their conversion into shares of Liberty Interactive Common Stock pursuant to clause (C) or (D) of paragraph (e)(ii) of this Section A.2.; (B) in accordance with clause (A) or (B) of paragraph (c)(i) of this Section A.2.; and (C) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (I) the Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (C), of assets theretofore attributed to the Interactive Group that are contributed to the Capital Group in consideration of an increase in the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, by (II) the Fair Value of the Liberty Capital Reference Share as of the date of such contribution; and

          (iv)  increased or decreased under such other circumstances as the Board of Directors determines to be appropriate or required by the other terms of this Section A.2. to reflect the economic substance of any other event or circumstance, provided that in each case, the adjustment will be made in a manner that is fair and equitable to holders of all series of Common Stock and intended to reflect the relative economic interest of the Interactive Group in the Capital Group.

        Whenever a change in the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest occurs, the Corporation will promptly thereafter prepare and file a statement of such change with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such change.

        "Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest" will initially be zero, and will from time to time thereafter be (without duplication):

          (i)    adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Liberty Interactive Common Stock and dividends of shares of Liberty Interactive Common Stock to holders of Liberty Interactive Common Stock and other reclassifications of Liberty Interactive Common Stock;

          (ii)   decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Board of Directors (without duplication): (A) by a number equal to the aggregate number of shares of Liberty Interactive Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the Capital Group; (B) by a number equal to the aggregate number of shares of Liberty Interactive Common Stock issued or delivered upon conversion, exercise or exchange of any Convertible Securities that the Board of Directors has determined are attributable to the Capital Group; (C) in accordance with clause (C) of paragraph (c)(i) of this Section A.2.; (D) in the event the Board of Directors makes an Interactive Group Inter-Group Redemption Election, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, as of the Interactive Group Redemption Selection Date, by (y) the percentage of the Fair Value of the assets attributed to the Interactive Group that is represented by the Fair Value of the Corporation's equity interest in the applicable Distributed Interactive Group Subsidiary, as determined by the Board of Directors under paragraph (f)(i) for purposes of such redemption; (E) in the event the Board of Directors makes an Interactive Group Inter-Group Partial Redemption Election, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Interactive Group Inter-Group Redemption Amount, by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Liberty Interactive Common Stock redeemed pursuant to paragraph (f)(ii)(B)(II) or (f)(ii)(D), as applicable, of this Section A.2., by the applicable Interactive Group Redemption Amount; and (F) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the aggregate Fair Value, as of date within 90 days of the determination to be made pursuant to this clause (F), of assets attributed to the Interactive Group that are transferred or allocated from the Interactive Group to the Capital Group in consideration of a reduction in the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, by (y) the Fair Value of the Liberty Interactive Reference Share as of the date of such transfer or allocation;

          (iii)  increased, by action of the Board of Directors, (A) by a number equal to the aggregate number of shares of Liberty Interactive Common Stock that are retired, redeemed or otherwise cease to be outstanding (x) following their purchase or redemption with funds or other assets attributed to the Capital Group, (y) following their retirement or redemption for no consideration if immediately prior thereto, they were owned of record by an asset or business attributed to the

  Capital Group, or (z) following their conversion into shares of Liberty Capital Common Stock pursuant to clause (C) or (D) of paragraph (f)(ii) of this Section A.2.; (B) in accordance with clause (A) or (B) of paragraph (c)(ii) of this Section A.2.; and (C) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (I) the Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (C), of assets theretofore attributed to the Capital Group that are contributed to the Interactive Group in consideration of an increase in the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, by (II) the Fair Value of the Liberty Interactive Reference Share as of the date of such contribution; and

          (iv)  increased or decreased under such other circumstances as the Board of Directors determines to be appropriate or required by the other terms of this Section A.2. to reflect the economic substance of any other event or circumstance, provided that in each case, the adjustment will be made in a manner that is fair and equitable to holders of all series of Common Stock and intended to reflect the relative economic interest of the Capital Group in the Interactive Group.

        Whenever a change in the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest occurs, the Corporation will promptly thereafter prepare and file a statement of such change with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such change.

        "outstanding", when used with respect to the shares of any series of Common Stock, will include, without limitation, the shares of such series, if any, held by any subsidiary of the Corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any series of Common Stock (or Convertible Securities that are convertible into or exercisable or exchangeable for Common Stock) held by the Corporation in its treasury will be deemed outstanding, nor will any shares be deemed outstanding which are attributable to the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest or the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest.

        "Person" means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association or other legal entity.

        "Publicly Traded" means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. securities exchange or quoted on the over-the-counter market.

        "Qualifying Subsidiary" means a subsidiary of the Corporation in which (i) the Corporation's direct or indirect ownership and voting interest is sufficient to satisfy the ownership and voting requirements for a distribution of the Corporation's interest in such subsidiary in a transaction that qualifies for nonrecognition of gain or loss (in whole or in part) under Section 355(a) of the Code (or any successor provision) to the holders of one or more series of Common Stock or (ii) the Corporation owns, directly or indirectly, all of the issued and outstanding capital stock.

        "Share Distribution" means a dividend payable in shares of any class or series of capital stock, Convertible Securities or other equity securities of the Corporation or any other Person.

        "Tax Event" means, when due to an amendment to, clarification of, or change or proposed change in, the laws (or any interpretation or application of the laws) of the United States or any political subdivision or taxing authority thereof or therein (including, without limitation, the enactment of any legislation, the publication of any judicial or regulatory decision, determination or pronouncement or any announced proposed change in law by an applicable legislative committee or the chair thereof), regardless of whether such amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving the Corporation, the Interactive Group or the Capital Group and whether or not subject to appeal, there is a risk that (i) any issuance of Liberty Interactive

Common Stock or Liberty Capital Common Stock would be treated as a sale or other taxable disposition by the Corporation or any of its subsidiaries, (ii) the existence of the Liberty Interactive Common Stock or Liberty Capital Common Stock would subject the Corporation, its subsidiaries or affiliates or any of their respective successors or stockholders to the imposition of tax or to other adverse tax consequences, or (iii) either Liberty Interactive Common Stock or Liberty Capital Common Stock is not, or at any time in the future would not be, treated solely as common stock of the Corporation for tax purposes.

        "Trading Day" means each day on which the relevant share or security is traded on the New York Stock Exchange or the Nasdaq Stock Market or quoted on the over-the-counter market.

        "Voting Securities" means the Liberty Capital Voting Securities, the Liberty Interactive Voting Securities and any series of Preferred Stock which by the terms of its Preferred Stock Designation is designated as a Voting Security, provided that each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation.

        The following terms have the meanings ascribed thereto in the sections set forth opposite such terms:

Additional Defined Terms	Section
Capital Group Distribution Subsidiary Shares	Article IV, Section A.2(e)(i)
Capital Group Inter-Group Dividend	Article IV, Section A.2(c)(i)(A)
Capital Group Inter-Group Dividend Amount	Article IV, Section A.2(c)(i)(A)
Capital Group Inter-Group Interest Subsidiary Shares	Article IV, Section A.2(e)(i)
Capital Group Inter-Group Partial Redemption Election	Article IV, Section A.2(e)(ii)(D)(4)
Capital Group Inter-Group Redemption Amount	Article IV, Section A.2(e)(ii)(D)(4)
Capital Group Inter-Group Redemption Election	Article IV, Section A.2(e)(i)
Capital Group Redemption Amount	Article IV, Section A.2(e)(ii)(B)(II)
Capital Group Redemption Shares	Article IV, Section A.2(e)(i)
Common Stock	Article IV(a)
Corporation	Article I
Determination Date	Article IV, Section A.2(b)(ii)(B)
DGCL	Article III
Distributable Capital Group Subsidiary Shares	Article IV, Section A.2(e)(i)
Distributed Capital Group Subsidiary	Article IV, Section A.2(e)(i)
Distributable Interactive Group Subsidiary Shares	Article IV, Section A.2(f)(i)
Distributed Interactive Group Subsidiary	Article IV, Section A.2(f)(i)
Interactive Group Distribution Subsidiary Shares	Article IV, Section A.2(f)(i)
Interactive Group Inter-Group Dividend	Article IV, Section A.2(c)(ii)(A)
Interactive Group Inter-Group Dividend Amount	Article IV, Section A.2(c)(ii)(A)
Interactive Group Inter-Group Interest Subsidiary Shares	Article IV, Section A.2(f)(i)
Interactive Group Inter-Group Partial Redemption Election	Article IV, Section A.2(f)(ii)(D)(4)

Interactive Group Inter-Group Redemption Amount	Article IV, Section A.2(f)(ii)(D)(4)
Interactive Group Inter-Group Redemption Election	Article IV, Section A.2(f)(i)
Interactive Group Optional Conversion Ratio	Article IV, Section A.2(b)(ii)(B)
Interactive Group Redemption Amount	Article IV, Section A.2(f)(ii)(B)(II)
Interactive Group Redemption Shares	Article IV, Section A.2(f)(i)
Liberty Capital Common Stock	Article IV, Section A.1
Liberty Interactive Common Stock	Article IV, Section A.1
Preferred Stock	Article IV(b)
Preferred Stock Designation	Article IV, Section B
proceeding	Article V, Section E.2(a)
Qualifying Capital Group Subsidiary	Article IV, Section A.2(e)(i)
Qualifying Interactive Group Subsidiary	Article IV, Section A.2(f)(i)
Series A Liberty Capital Common Stock	Article IV, Section A.1
Series A Liberty Interactive Common Stock	Article IV, Section A.1
Series B Liberty Capital Common Stock	Article IV, Section A.1
Series B Liberty Interactive Common Stock	Article IV, Section A.1
Series C Liberty Capital Common Stock	Article IV, Section A.1
Series C Liberty Interactive Common Stock	Article IV, Section A.1

        (j)    Reclassification.    The Corporation will not reclassify, subdivide or combine one series of Liberty Capital Common Stock without reclassifying, subdividing or combining each other series of Liberty Capital Common Stock on an equal per share basis. The Corporation will not reclassify, subdivide or combine one series of Liberty Interactive Common Stock without reclassifying, subdividing or combining each other series of Liberty Interactive Common Stock on an equal per share basis.

        (k)    Transfer Taxes.    The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Common Stock pursuant to this Section A.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

SECTION B

PREFERRED STOCK

        The Preferred Stock may be divided and issued in one or more series from time to time, with such powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, as will be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors (a "Preferred Stock Designation"). The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which will be filed as required by law), will, without limitation of the foregoing, fix the following with respect to such series of Preferred Stock:

          (i)    the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

          (ii)   the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on stock of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

          (iii)  the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

          (iv)  the right, if any, of the holders of such series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

          (v)   the voting powers, if any, of the holders of such series, including whether such series will be designated as a Capital Group Voting Security, an Interactive Group Voting Security and/or a Voting Security and, if so designated, the terms and conditions on which such series may vote together with any other stockholders of the Corporation;

          (vi)  the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

          (vii) any other relative rights, powers, preferences and limitations, if any, of such series.

        The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing and designating various series of the Preferred Stock and determining the relative rights, powers and preferences, if any, thereof to the full extent permitted by applicable law, subject to any stockholder vote that may be required by this Certificate. All shares of any one series of the Preferred Stock will be alike in every particular. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series will have no voting rights except as may be required by the laws of the State of Delaware. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof will be required for any amendment to this Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).

        Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

ARTICLE V

DIRECTORS

SECTION A

NUMBER OF DIRECTORS

        The governing body of the Corporation will be a Board of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors will not be less than three (3) and the exact number of directors will be fixed by the Board of Directors by resolution. Election of directors need not be by written ballot.

SECTION B

CLASSIFICATION OF THE BOARD

        Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock, the Board of Directors will be divided into three classes: Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the number of members of the Board of Directors authorized as provided in Section A of this Article V. The term of office of the initial Class I directors will expire at the annual meeting of stockholders in 2008; the term of office of the initial Class II directors will expire at the annual meeting of stockholders in 2009; and the term of office of the initial Class III directors will expire at the annual meeting of stockholders in 2007. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director's earlier death, resignation or removal.

SECTION C

REMOVAL OF DIRECTORS

        Subject to the rights of the holders of any series of Preferred Stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

        Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director, except as may be provided in a Preferred Stock Designation with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

SECTION E

LIMITATION ON LIABILITY AND INDEMNIFICATION

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

        2.    Indemnification.

        (a)    Right to Indemnification.    The Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

        (b)    Prepayment of Expenses.    The Corporation will pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

        (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

        (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

        (e)    Other Indemnification.    The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of this Section E will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION F

AMENDMENT OF BYLAWS

        In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of this Corporation.

ARTICLE VI

TERM

        The term of existence of this Corporation shall be perpetual.

ARTICLE VII

STOCK NOT ASSESSABLE

        The capital stock of this Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation. This Certificate shall not be subject to amendment in this respect.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

SECTION A

ANNUAL AND SPECIAL MEETINGS

        Subject to the rights of the holders of any series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, will be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 662/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (ii) at the request of at least 75% of the members of the Board of Directors then in office.

SECTION B

ACTION WITHOUT A MEETING

        Except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock, no action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE IX

ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

        Subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least 662/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:

        (i)    the amendment, alteration or repeal of any provision of this Certificate or the addition or insertion of other provisions herein; provided, however, that this clause (i) will not apply to any such amendment, alteration, repeal, addition or insertion (A) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation's stockholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

        (ii)   the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (ii) will not apply to, and no vote of the stockholders of the Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Section F of Article V of this Certificate;

        (iii)  the merger or consolidation of this Corporation with or into any other corporation; provided, however, that this clause (iii) will not apply to any such merger or consolidation (A) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation's stockholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

        (iv)  the sale, lease or exchange of all, or substantially all, of the property or assets of the Corporation; provided, however, that this clause (iv) will not apply to any such sale, lease or exchange that at least 75% of the members of the Board of Directors then in office have approved; or

        (v)   the dissolution of the Corporation; provided, however, that this clause (v) will not apply to such dissolution if at least 75% of the members of the Board of Directors then in office have approved such dissolution.

        All rights at any time conferred upon the stockholders of the Corporation, pursuant to this Certificate are granted subject to the provisions of this Article IX."

        IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this            day of                        , 2006.

LIBERTY MEDIA HOLDING CORPORATION
By:	Name: Title:

Annex D

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of this 6th day of April, 2006, by and among Liberty Media Corporation, a Delaware corporation ("Old Liberty"), Liberty Media Holding Corporation, a Delaware corporation ("New Liberty"), and LMC MergerSub, Inc., a Delaware corporation ("MergerSub").

RECITALS

        WHEREAS, each of New Liberty and MergerSub is a direct or indirect subsidiary of Old Liberty;

        WHEREAS, the parties desire to effect the transactions set forth in this Agreement in connection with (i) the creation of a new holding company structure by merging MergerSub with and into Old Liberty with Old Liberty surviving, pursuant to which merger New Liberty will become the new, public, parent company and Old Liberty will become a wholly-owned subsidiary of New Liberty and convert to a Delaware limited liability company, (ii) the creation of two new tracking stocks of New Liberty, and (iii) the conversion of outstanding Old Liberty Common Stock (as defined below) into New Liberty Common Stock (as defined below);

        WHEREAS, this Agreement has been approved and declared advisable by the Board of Directors of each party hereto, and has been adopted by the sole stockholders of each of MergerSub and New Liberty; and

        WHEREAS, this Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-3(a), and the transactions contemplated hereby are intended to qualify as a tax-free reorganization pursuant to Section 368(a) of the Code (as defined below).

        NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

        As used in the Agreement, the following terms will have the following meanings unless the context otherwise requires:

        "Annual Meeting" means the 2006 annual meeting of stockholders of Old Liberty (including any adjournment or postponement thereof).

        "Book-Entry Shares" means shares of Old Liberty Common Stock held in the Direct Registration System.

        "Certificates" means certificates that immediately prior to the Effective Time of the Merger represented shares of Old Liberty Common Stock.

        "Direct Registration System" means the service of the Exchange Agent that provides for electronic direct registration of securities in a record holder's name on the Company's transfer books and allows shares to be transferred between record holders electronically.

        "Effective Time of the Conversion" means the time when the Conversion becomes effective under applicable law as provided in Section 3.01(e).

        "Effective Time of the Merger" means the time when the Merger becomes effective under applicable law as provided in Section 3.01(a).

        "Exchange Agent" means Computershare Shareholders Services, Inc., which is the transfer agent for Old Liberty Common Stock, will be the transfer agent for New Liberty Common Stock and has been designated to act as exchange agent for the purpose of exchanging Certificates and Book-Entry Shares in the Merger.

        "Merger" means the merger of MergerSub with and into Old Liberty with Old Liberty surviving.

        "Old Liberty Board" means the Board of Directors of Old Liberty.

        "Old Liberty Common Stock" means the Old Liberty Series A Stock and the Old Liberty Series B Stock.

        "Old Liberty Plans" means the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective April 19, 2004) and the other stock incentive plans administered by the Old Liberty Board or the incentive plan committee of the Old Liberty Board.

        "Old Liberty Series A Stock" means the Series A common stock, par value $.01 per share, of Old Liberty.

        "Old Liberty Series B Stock" means the Series B common stock, par value $.01 per share, of Old Liberty.

        "Person" means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or other entity or a government, agency, political subdivision, or instrumentality thereof.

        "Record Date" means the date and time as of which holders of Old Liberty Common Stock must own shares of Old Liberty Common Stock to be eligible to vote such shares at the Annual Meeting.

        "Registration Statement" means the Registration Statement on Form S-4 filed by New Liberty in connection with the Merger which registers the issuance of New Liberty Common Stock in the Merger.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        The following terms have the meanings ascribed thereto in the sections set forth opposite such terms:

Additional Defined Terms	Section
Agreement	Preamble
Awards	3.04(a)
Certificate of Conversion	3.01(e)
Certificate of Formation	3.01(e)
Certificate of Merger	3.01(a)
Code	3.03(e)
Consideration	3.02(a)(ii)
Conversion	3.01(e)
Former Book-Entry Holders	3.03(b)
Former Book-Entry Shares	3.03(b)
Former Certificate Holders	3.03(a)
Former Certificate Shares	3.03(a)
Former Old Liberty Holders	3.03(a)

Former Old Liberty Shares	3.03(a)
Initial New Liberty Board	2.02(c)
Liberty Capital Common Stock	2.01
Liberty Capital Option	3.04(b)
Liberty Capital Restricted Stock Award	3.04(d)
Liberty Capital SAR	3.04(c)
Liberty Capital Series A Consideration	3.02(a)(i)
Liberty Capital Series B Consideration	3.02(a)(ii)
Liberty Capital Series A Stock	2.01
Liberty Capital Series B Stock	2.01
Liberty Capital Series C Stock	2.01
Liberty Interactive Common Stock	2.01
Liberty Interactive Option	3.04(b)
Liberty Interactive Restricted Stock Award	3.04(d)
Liberty Interactive SAR	3.04(c)
Liberty Interactive Series A Consideration	3.02(a)(i)
Liberty Interactive Series B Consideration	3.02(a)(ii)
Liberty Interactive Series A Stock	2.01
Liberty Interactive Series B Stock	2.01
Liberty Interactive Series C Stock	2.01
Liberty Media LLC	3.01(e)
MergerSub	Preamble
New Liberty	Preamble
New Liberty Board	2.02(a)
New Liberty Bylaws	2.01
New Liberty Charter	2.01
New Liberty Common Stock	2.01
New Liberty Original Stock	2.01
Old Liberty	Preamble
Old Liberty Awards	3.04(a)
Old Liberty Charter	3.01(c)
Old Liberty Option	3.04(b)
Old Liberty Restricted Stock Award	3.04(d)
Old Liberty SAR	3.04(c)
Replacement Award	3.04(a)
Restructuring	3.01(e)
Section 409A	3.04(b)
Series A Consideration	3.02(a)(i)
Surviving Entity	3.01(a)

ARTICLE II.

NEW LIBERTY

2.01    Organization of New Liberty.    Old Liberty has caused New Liberty to be organized under the laws of the State of Delaware. The authorized capital stock of New Liberty on the date hereof consists of 100 shares of common stock, par value $0.01 per share (the "New Liberty Original Stock"), of which one share has been issued to Old Liberty and no other shares are issued and outstanding. Old Liberty shall take, and shall cause New Liberty to take, all requisite action to cause the certificate of incorporation of New Liberty to be in the form of Exhibit A hereto (the "New Liberty Charter") and the bylaws of New Liberty to be in the form of Exhibit B hereto (the "New Liberty Bylaws"), in each case, at the Effective Time of the Merger. Pursuant to the New Liberty Charter, the authorized capital stock of New Liberty at the Effective Time of the Merger will consist solely of 400,000,000 shares of Capital Group Series A common stock, par value $.01 per share (the "Liberty Capital Series A Stock"), 25,000,000 shares of Capital Group Series B common stock, par value $.01 per share (the "Liberty Capital Series B Stock"), 300,000,000 shares of Capital Group Series C common stock, par value $.01 per share (the "Liberty Capital Series C Stock" and, together with the Liberty Capital Series A Stock and the Liberty Capital Series B Stock, the "Liberty Capital Common Stock"), 2,000,000,000 shares of Interactive Group Series A common stock, par value $.01 per share (the "Liberty Interactive Series A Stock"), 125,000,000 shares of Interactive Group Series B common stock, par value $.01 per share (the "Liberty Interactive Series B Stock"), 1,500,000,000 shares of Interactive Group Series C common stock, par value $.01 per share (the "Liberty Interactive Series C Stock" and, together with the Liberty Interactive Series A Stock and the Liberty Interactive Series B Stock, the "Liberty Interactive Common Stock" and, together with the Liberty Capital Common Stock, the "New Liberty Common Stock") and 50,000,000 shares of preferred stock, par value $.01 per share.

2.02    Directors and Officers of New Liberty.

        (a)   Immediately prior to the Effective Time of the Merger, the directors of New Liberty (the "New Liberty Board") shall be solely those persons who were directors of Old Liberty immediately prior to the Effective Time of the Merger and such persons shall serve in the same class of directors on the New Liberty Board in which they served on the Old Liberty Board immediately prior to the Effective Time of the Merger. Each director shall remain in office until the expiration of the term of the class in which such person serves or until his or her successor is duly elected or appointed and qualified in accordance with the New Liberty Charter, the New Liberty Bylaws and the DGCL or until such person's earlier death, resignation or removal.

        (b)   Immediately prior to the Effective Time of the Merger, the officers of New Liberty shall be solely (i) those persons who were officers of Old Liberty immediately prior to the Effective Time of the Merger and such persons shall hold the same position with New Liberty that they held at Old Liberty immediately prior to the Effective Time of the Merger, and (ii) such additional persons as may be approved by the New Liberty Board. Each such officer shall remain in office until his or her successor is duly elected or appointed and qualified in accordance with the New Liberty Bylaws and the DGCL or until such person's earlier death, resignation or removal.

        (c)   The members of the board of directors of New Liberty as of the date of this agreement are John C. Malone, Gregory B. Maffei and Charles Y. Tanabe (the "Initial New Liberty Board"); additional directors may be elected or appointed to such board in accordance with the certificate of incorporation and bylaws of New Liberty and the DGCL, subject to Section 2.02(a). Each member of the Initial New Liberty Board shall serve until his death, resignation or removal. The initial officers of New Liberty shall be those persons approved by the Initial New Liberty Board, each of whom shall serve until his death, resignation or removal, subject to Section 2.02(b).

ARTICLE III.

THE MERGER AND RELATED MATTERS

3.01    The Merger and the Conversion.

        (a)    Merger; Effective Time of the Merger.    At the Effective Time of the Merger and subject to and upon the terms and conditions of this Agreement, MergerSub will merge with and into Old Liberty in accordance with the provisions of the DGCL, the separate corporate existence of MergerSub will cease and Old Liberty will continue as the surviving entity (the "Surviving Entity"). The Effective Time of the Merger shall be on the date and at the time that the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with Section 251 of the DGCL (the

"Certificate of Merger") has been accepted for filing by the Delaware Secretary of State (or such later date and time as may be specified in the Certificate of Merger).

        (b)    Effects of the Merger.    From and after the Effective Time of the Merger, the Merger will have the effects set forth in the DGCL (including Sections 259, 260 and 261 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all the properties, rights, privileges, powers and franchises of Old Liberty and MergerSub will vest in the Surviving Entity, and all debts, liabilities and duties of Old Liberty and MergerSub will, by operation of law, become the debts, liabilities and duties of the Surviving Entity. At the Effective Time of the Merger, each share of New Liberty Original Stock held by Old Liberty will be cancelled and retired and will cease to exist.

        (c)    Certificate of Incorporation of the Surviving Entity.    At the Effective Time of the Merger, the Amended and Restated Certificate of Incorporation of Old Liberty (the "Old Liberty Charter") will be amended and restated pursuant to the Certificate of Merger to be identical to the certificate of incorporation of MergerSub in effect immediately prior to the Effective Time of the Merger. The Old Liberty Charter, as so amended, shall remain as the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with the terms thereof and the DGCL.

        (d)    Bylaws of the Surviving Entity.    The Bylaws of MergerSub will be the Bylaws of the Surviving Entity until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Entity and the DGCL.

        (e)    Conversion.    Immediately following the Effective Time of the Merger, the Surviving Entity shall cause a Certificate of Conversion to a Limited Liability Company (the "Certificate of Conversion") and a Certificate of Formation of Liberty Media LLC ("Certificate of Formation") to be executed and filed with the Delaware Secretary of State. The conversion of the Surviving Corporation to a limited liability company organized under the laws of the State of Delaware (the "Conversion" and together with the Merger, the "Restructuring") named "Liberty Media LLC" ("Liberty Media LLC") shall become effective (the "Effective Time of the Conversion") at such time as the Certificate of Conversion and the Certificate of Formation are duly filed with and accepted for filing by the Delaware Secretary of State in accordance with the DGCL and the Delaware Limited Liability Company Act. Immediately following the Effective Time of the Conversion, Liberty Media LLC shall adopt a limited liability company agreement, which agreement shall be the sole organizational document of Liberty Media LLC until thereafter altered, amended or repealed as provided therein or by applicable law.

3.02    Conversion of Securities.

        (a)    Conversion of Old Liberty Securities.    At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any party hereto or any holder of shares of Old Liberty Common Stock:

          (i)    each share of Old Liberty Series A Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into and represent the right to receive, and will be exchangeable for, (x) 0.25 of a share of Liberty Interactive Series A Stock (the "Liberty Interactive Series A Consideration") and (y) 0.05 of a share of Liberty Capital Series A Stock (the "Liberty Capital Series A Consideration" and, together with the Liberty Interactive Series A Consideration, the "Series A Consideration");

          (ii)   each share of Old Liberty Series B Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into and represent the right to receive, and will be exchangeable for, (x) 0.25 of a share of Liberty Interactive Series B Stock (the "Liberty Interactive Series B Consideration") and (y) 0.05 of a share of Liberty Capital Series B Stock (the "Liberty Capital Series B Consideration" and, together with the Liberty Interactive Series B Consideration and the Series A Consideration, the "Consideration"); and

          (iii)  each share of Old Liberty Common Stock held in treasury of Old Liberty immediately prior to the Effective Time of the Merger shall automatically be cancelled, retired and cease to exist without payment of any consideration therefor and without any conversion thereof.

At the Effective Time, all shares of Old Liberty Common Stock issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a Certificate or Book-Entry Share will have no further rights with respect thereto, except as set forth in Section 3.03.

        (b)    Conversion of MergerSub Stock.    At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any party hereto or any holder of shares of stock of MergerSub, each share of common stock of MergerSub outstanding immediately prior to the Effective Time of the Merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Entity. Such shares will constitute the only outstanding shares of capital stock of the Surviving Entity.

3.03    Exchange Procedures.

        (a)    Exchange of Certificates.

          (i)    As soon as reasonably practicable after the Effective Time of the Merger, New Liberty shall cause to be mailed to (x) each record holder, as of the Effective Time of the Merger, of Certificates (such holders, "Former Certificate Holders" and such shares, "Former Certificated Shares"): (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Old Liberty Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates for the Consideration. Such letter of transmittal shall be in such form and have such other reasonable provisions as New Liberty may specify.

          (ii)   Upon surrender by a Former Certificate Holder to the Exchange Agent of a Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Former Certificate Holder shall be entitled to receive in exchange therefor: (A) the number of whole shares of New Liberty Common Stock into which such holder's shares of Old Liberty Common Stock represented by such holder's properly surrendered Certificates were converted in accordance with this Article III, and such Certificates so surrendered shall be forthwith cancelled, (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.03(e)) equal to any cash consideration to which such holder is entitled hereunder, and (C) any unpaid dividends or distributions which such holder is entitled to receive.

          (iii)  If issuance of the Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Consideration payable in respect of the shares of Old Liberty Common Stock represented by the Certificate pursuant to this Article III, together with any cash or other consideration to which such holder is entitled.

          (iv)  Until surrendered as contemplated hereby, each Certificate shall, after the Effective Time of the Merger, represent for all purposes only the right to receive upon such surrender the applicable Consideration as contemplated by this Article III, together with any cash or other consideration to which such holder is entitled.

          (v)   At the Effective Time of the Merger, the stock transfer books of Old Liberty shall be closed, and thereafter there shall be no further registration of transfers of shares of Old Liberty Common Stock, that were outstanding prior to the Effective Time of the Merger. After the Effective Time of the Merger, Certificates presented to Old Liberty for transfer shall be canceled and exchanged for the applicable Consideration in accordance with the procedures set forth in this Article III, together with any cash or other consideration to which such holder is entitled.

        (b)    Treatment of Book-Entry Shares.    As soon as reasonably practicable after the Effective Time of the Merger, New Liberty shall cause to be mailed to (x) each record holder, as of the Effective Time of the Merger, of Book-Entry Shares (such holders, "Former Book Entry Holders" and together with Former Certificate Holders, "Former Old Liberty Holders," and such shares, "Former Book-Entry Shares" and together with Former Certificated Shares, "Former Old Liberty Shares"): (A) a statement of holdings which shall state the number of whole shares of New Liberty Common Stock into which such Former Book Entry Holder's shares of Old Liberty Common Stock were converted in accordance with this Article III, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.03(e)) equal to any cash consideration to which such holder is entitled hereunder.

        (c)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions with respect to shares of New Liberty Common Stock issuable with respect to Former Certificated Shares shall be paid to the holder of any unsurrendered Certificates until those Certificates are surrendered as provided in this Article III. Upon surrender, there shall be issued and/or paid to the holder of the shares of New Liberty Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those shares of New Liberty Common Stock with a record date on or after the date of the Effective Time of the Merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of New Liberty Common Stock with a record date on or after the date of the Effective Time of the Merger but with a payment date subsequent to surrender.

        (d)    No Fractional Shares.    No certificates or scrip representing fractional shares of New Liberty Common Stock shall be issued with respect to Book-Entry Shares evidencing Old Liberty Common Stock, upon the surrender for exchange of Certificates or in connection with the conversion of any Old Liberty Restricted Stock Awards, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of New Liberty. In lieu thereof, upon surrender of the applicable Certificates or upon conversion of Book-Entry Shares or Old Liberty Restricted Stock Awards, New Liberty shall pay each holder of Old Liberty Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest of Liberty Capital Series A Stock, Liberty Capital Series B Stock, Liberty Interactive Series A Stock or Liberty Interactive Series B Stock, as applicable, to which such holder would otherwise be entitled, by (ii) the closing price for a share of such stock on the first trading day on which shares of New Liberty Common Stock trade in the regular way market.

        (e)    Withholding.    New Liberty and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Old Liberty Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by New Liberty or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Old Liberty Common Stock in respect of which such deduction and withholding was made by New Liberty or the Exchange Agent.

3.04    Stock Incentive Plans; Treatment of Outstanding Convertible Securities.

        (a)    Assumption of Plans and Awards.    As of the Effective Time of the Merger, New Liberty shall assume (i) the Old Liberty Plans, (ii) each of the then outstanding options, stock appreciation rights and other incentive awards representing a right with respect to shares of Old Liberty Series A Stock or Old Liberty Series B Stock, as applicable (collectively, "Awards"), issued or assumed by Old Liberty pursuant to the Old Liberty Plans, and (iii) any non-plan Awards issued or assumed by Old Liberty (collectively, "Old Liberty Awards"). As of the Effective Time of the Merger, each Old Liberty Award shall be assumed (as assumed, a "Replacement Award") by New Liberty and shall thereafter be exercisable for or relate to shares of New Liberty Common Stock, as more particularly described in this Section 3.04. All terms of each Replacement Award, including, without limitation, the vesting thereof, shall in all material respects be the same as the corresponding Old Liberty Award outstanding immediately prior to the Effective Time of the Merger, except as otherwise provided in (x) this Section 3.04 or (y) in any assumption agreement entered into among Old Liberty, New Liberty and the holder of an Old Liberty Award. For purposes of vesting, employment with or service to Old Liberty as an employee, consultant or director thereof will be deemed to include employment with or service to New Liberty as an employee, consultant or director thereof for all purposes under the Replacement Awards.

        (b)    Old Liberty Common Stock Options.    Each of the then outstanding Old Liberty Awards consisting of stock options to purchase shares of any series of Old Liberty Common Stock (each, an "Old Liberty Option") will, by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into two options as follows: (i) an option (an "Liberty Interactive Option") to purchase a whole number of shares of the same series of Liberty Interactive Common Stock as the series of Old Liberty Common Stock for which the Old Liberty Option was exercisable equal to the product obtained by multiplying the number of shares of Old Liberty Common Stock for which the Old Liberty Option was exercisable immediately prior to the Effective Time of the Merger by 0.25, rounded to the nearest whole number (with any decimal of 0.5 or higher being rounded up), and (ii) an option (a "Liberty Capital Option") to purchase a whole number of shares of the same series of Liberty Capital Common Stock as the series of Old Liberty Common Stock for which the Old Liberty Option was exercisable equal to the product obtained by multiplying the number of shares of Old Liberty Common Stock for which the Old Liberty Option was exercisable immediately prior to the Effective Time of the Merger by 0.05, rounded to the nearest whole number (with any decimal of 0.5 or higher being rounded up). The aggregate exercise price of each Old Liberty Option will be allocated between the Liberty Interactive Option and the Liberty Capital Option, as determined by the Old Liberty Board (or an authorized committee thereof), based upon the ratio of the volume weighted average price of the applicable series of New Liberty Common Stock for which the option is exercisable over the first 20 trading days of regular way trading after the Effective Time of the Merger to the volume weighted average prices of the same series of Liberty Interactive Common Stock and the same series of Liberty Capital Common Stock over the same 20 trading day period. The parties hereby acknowledge and agree that the adjustment provided for in this Section 3.04(b) is intended to be consistent with Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, "Section 409A"). If New Liberty determines at any time that such adjustment is not consistent with Section 409A, the parties hereby agree that such adjustment will be modified in such a manner as New

Liberty determines to be consistent with Section 409A and to preserve, to the extent practicable, the terms of the adjustment provided for herein.

        (c)    Old Liberty Common Stock Appreciation Rights.    Each of the then outstanding Old Liberty Awards consisting of stock appreciation rights with respect to shares of any series of Old Liberty Common Stock (each, a "Old Liberty SAR") will, by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into two stock appreciation rights as follows: (i) a stock appreciation right (an "Liberty Interactive SAR") related to a whole number of shares of the same series of Liberty Interactive Common Stock as the series of Old Liberty Common Stock with respect to which the Old Liberty SAR was related equal to the product obtained by multiplying the number of shares of Old Liberty Common Stock with respect to which the Old Liberty SAR was related immediately prior to the Effective Time of the Merger by 0.25, rounded to the nearest whole number (with any decimal of 0.5 or higher being rounded up), and (ii) a stock appreciation right (a "Liberty Capital SAR") related to a whole number of shares of the same series of Liberty Capital Common Stock as the series of Old Liberty Common Stock with respect to which the Old Liberty SAR was related equal to the product obtained by multiplying the number of shares of Old Liberty Common Stock with respect to which the Old Liberty SAR was related immediately prior to the Effective Time of the Merger by 0.05, rounded to the nearest whole number (with any decimal of 0.5 or higher being rounded up). The aggregate base price of each Old Liberty SAR will be allocated between the Liberty Interactive SAR and the Liberty Capital SAR, as determined by the Old Liberty Board (or an authorized committee thereof), based upon the ratio of the volume weighted average price of the applicable series of New Liberty Common Stock with respect to which the stock appreciation right relates over the first 20 trading days of regular way trading after the Effective Time of the Merger to the volume weighted average prices of the same series of Liberty Interactive Common Stock and the same series of Liberty Capital Common Stock over the same 20 trading day period. The parties hereby acknowledge and agree that the adjustment provided for in this Section 3.04(c) is intended to be consistent with Section 409A. If New Liberty determines at any time that such adjustment is not consistent with Section 409A, the parties hereby agree that such adjustment will be modified in such a manner as New Liberty determines to be consistent with Section 409A and to preserve, to the extent practicable, the terms of the adjustment provided for herein.

        (d)    Old Liberty Restricted Stock Awards.    Each holder of an outstanding Old Liberty Award consisting of a restricted stock award of shares of any series of Old Liberty Common Stock (a "Old Liberty Restricted Stock Award") will, by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into two restricted stock awards as follows: (i) a restricted stock award (an "Liberty Interactive Restricted Stock Award") for a whole number of shares of the same series of Liberty Interactive Common Stock as the series of Old Liberty Common Stock with respect to which the Old Liberty Restricted Stock Award was related equal to the product obtained by multiplying the number of shares of Old Liberty Common Stock with respect to which the Old Liberty Restricted Stock Award was related immediately prior to the Effective Time of the Merger by 0.25, and (ii) a restricted stock award (a "Liberty Capital Restricted Stock Award") for a whole number of shares of the same series of Liberty Capital Common Stock as the series of Old Liberty Common Stock with respect to which the Old Liberty Restricted Stock Award was related equal to the product obtained by multiplying the number of shares of Old Liberty Common Stock with respect to which the Old Liberty Restricted Stock Award was related immediately prior to the Effective Time of the Merger by 0.05, in each case, with cash in lieu of any fractional shares as contemplated by Section 3.03(d).

ARTICLE IV.

CONDITIONS PRECEDENT

        The respective obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of each of the following conditions, any or all of which may be waived by the parties hereto, except those set forth in paragraphs (a), (d) and (e) below and as otherwise required by applicable law:

        (a)    Stockholder Approval.    Each of the "restructuring proposals" (as defined therein) listed in the proxy statement/prospectus forming a part of the Registration Statement (which proposals include a proposal to adopt this Agreement) shall have been approved at the Annual Meeting by the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of Old Liberty Common Stock outstanding on the Record Date that are present in person or by proxy at the Annual Meeting, voting together as a class.

        (b)    Registration.    The Registration Statement (as amended or supplemented) shall have been declared effective and will be effective under the Securities Act at the Effective Time of the Merger, and no stop order suspending effectiveness will have been issued, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement will be pending before or threatened by the SEC.

        (c)    State Securities and Blue Sky.    New Liberty shall have received all state securities laws or blue sky permits and authorizations necessary, if any, with respect to the issuance of New Liberty Common Stock in the Merger.

        (d)    Nasdaq Listing.    The shares of New Liberty Common Stock to be issued in the Merger shall have been approved for listing on The Nasdaq National Market, subject only to official notice of issuance.

        (e)    Tax Opinion.    Old Liberty and New Liberty shall have received the opinion (the "Tax Opinion") of Baker Botts L.L.P., dated as of the closing date of the Merger, to the effect that, under applicable U.S. federal income tax law: (i) the Restructuring will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) the Liberty Interactive Common Stock and the Liberty Capital Common Stock issued in the Restructuring will be treated as stock of New Liberty for U.S. federal income tax purposes, (iii) except with respect to cash received in lieu of fractional shares, holders of Old Liberty Common Stock will not recognize income, gain or loss as a result of the conversion of their shares of Old Liberty Common Stock into shares of Liberty Interactive Common Stock and Liberty Capital Common Stock in the Restructuring and (iv) the Liberty Interactive Common Stock and the Liberty Capital Common Stock issued in the Restructuring will not constitute Section 306 stock within the meaning of Section 306(c) of the Code. In rendering such opinion, Baker Botts L.L.P. may require and rely upon (and may incorporate by reference) representations and covenants made in certificates provided by the parties hereto and upon such other documents and data as such counsel deems appropriate as a basis for such opinion.

        (f)    Deliveries at Closing.    At the Closing, each party shall have delivered all necessary documentation to the appropriate party or parties to cause each of the transactions contemplated hereby to be effected.

ARTICLE V.

TERMINATION

        This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time of the Merger by action of the Board of Directors of Old Liberty, New Liberty and MergerSub for any reason, notwithstanding the adoption of this Agreement by the respective stockholders of Old Liberty, New Liberty or MergerSub.

ARTICLE VI.

MISCELLANEOUS

6.01    No Third-Party Rights.    Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity (including, without limitation, any holder of an Old Liberty Award) other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and for the benefit of no other person or entity.

        6.02    Notices.    All notices and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by confirmed facsimile, addressed to such party, c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112 or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing. All such notices and communications shall be deemed to have been received on the date of delivery or the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

        6.03    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

        6.04    Amendment, Modification or Waiver.    This Agreement may be amended by Old Liberty, New Liberty and MergerSub, by action taken or authorized by their respective Boards of Directors, at any time before or after the adoption of this Agreement by their respective stockholders, provided that, after any such adoption, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instance shall be deemed or construed as a further or continuing waiver of any such term, provision or condition of this Agreement or any other term, provision or condition of this Agreement; but any party hereto may waive its rights in any particular instance by written instrument of waiver.

        6.05    Binding Effect; Benefit; Successors And Assigns.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

        6.06    Severability.    It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof.

        6.07    Further Assurances.    Each of the parties hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and documents, and take all such actions, as any other party may reasonably request and as may reasonably be required in order to effectuate the purposes and intents of this Agreement and to carry out the terms hereof.

        6.08    Miscellaneous.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement and the legal relations among the parties hereto shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

LIBERTY MEDIA CORPORATION
By:	/s/ CHARLES Y. TANABE Name: Charles Y. Tanabe Title: Senior Vice President, General Counsel and Secretary
LIBERTY MEDIA HOLDING CORPORATION
By:	/s/ CHARLES Y. TANABE Name: Charles Y. Tanabe Title: Senior Vice President, General Counsel and Secretary
LMC MERGERSUB, INC.
By:	/s/ CHARLES Y. TANABE Name: Charles Y. Tanabe Title: Senior Vice President, General Counsel and Secretary

EXHIBITS

Exhibit A:	Restated Certificate of Incorporation of New Liberty (included as Exhibit 3.1 to the Registration Statement)
Exhibit B:	Bylaws of New Liberty (included as Exhibit 3.2 to the Registration Statement)

LMA-SP-06

		Annual Meeting Admission Ticket
MR A SAMPLE DESIGNATION ADD 1 ADD 2 ADD 3 ADD 4 ADD 5	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
ADD 6	2006 Annual Meeting of
Liberty Media Corporation Shareholders
May 9, 2006, 9:00 a.m. Local Time
Denver Marriott South at Park Meadows
10345 Park Meadows Drive, Littleton, CO 80124
Upon arrival, please present this
admission ticket and photo identification
		at the registration desk.
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
Annual Meeting Proxy Card	123456	C0123456789	12345

☐	Please mark this box with an X if you plan to attend the meeting.	MR A SAMPLE
A Proposals—The Board of Directors recommends a vote FOR the listed porposals.
	For	Withhold	Abstain			C 1234567890			J N T
1. The Merger Proposal:	☐	☐	☐
(see page 39 of the proxy statement).
2. The Tracking Stock Proposal:	☐	☐	☐
(see page 39 of the proxy statement).
3. The Optional Conversion Proposal:	☐	☐	☐
(see page 39 of the proxy statement).
4. The Optional Redemption Proposal:	☐	☐	☐
(see page 40 of the proxy statement).
5. The Group Disposition Proposal:	☐	☐	☐
(see page 40 of the proxy statement).
6. Election of Directors Proposal:	For	Withhold			For	Withhold		For	Withhold
01—Donne F. Fisher	☐	☐		02—Gregory B. Maffei	☐	☐	03—M. LaVoy Robison	☐	☐
	For	Withhold	Abstain
7—Auditors Ratification Proposal:	☐	☐	☐
B Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appears on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

/ /
	5 U P X	0 0 8 5 8 3 +

001CD40003                        00JAPC

Admission Ticket

Notice of 2006 Annual Meeting
May 9, 2006, 9:00 am local time
Denver Marriott South at Park Meadows
10345 Park Meadows Drive
Littleton, CO 80124

Liberty Media Corporation's Annual Meeting will be held at 9:00 am local time on May 9, 2006 at the Denver Marriott South at Park Meadows. If you plan to attend the Annual Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. This ticket, along with a form of personal identification, admits the named Shareholder(s) and one guest.

Your vote is important. Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you vote your shares as soon as possible using one of three convenient methods: over the phone, over the Internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

LIBERTY MEDIA CORPORATION

SERIES A AND SERIES B COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Christopher Shean and Charles Y. Tanabe and each of them, with power to act without the other and with the right of substitution in each, the proxies of the undersigned to vote all shares of Series A and Series B Common Stock of Liberty Media Corporation, held by the undersigned at the Annual Meeting of shareholders to be held on May 9, 2006, and at any adjournments thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE OTHER SIDE OF THE PROXY CARD. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSONS SET FORTH ABOVE ARE AUTHORIZED, AT THEIR DISCRETION, TO VOTE THE MATTER.

PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO LIBERTY MEDIA CORPORATION, C/O COMPUTERSHARE, P.O. BOX 43101, PROVIDENCE, RI, 02940-0567. IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, OR SIGN AND RETURN A PROXY CARD, OR ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
		•	Enter the information requested on your computer screen and
•	Follow the simple instructions provided by the recorded message.		follow the simple instructions.

You will need the numbers that are located on the front of this card in the colored bar when voting via telephone or Internet.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 9, 2006. THANK YOU FOR VOTING.